                                  SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by the Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement                [ ] Confidential, for Use of the
[X] Definitive Proxy Statement                     Commission Only (as permitted
[ ] Definitive Additional Materials                by Rule 14a-6(e)(2))
[ ] Soliciting Material Pursuant to Rule 14a-12

                              TALARIAN CORPORATION
                (Name of Registrant as Specified In Its Charter)
              ----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:


          ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     5)   Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ----------------------------------------------------------------------
     2)   Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     3)   Filing Party:

          ----------------------------------------------------------------------
     4)   Date Filed:

          ----------------------------------------------------------------------

                            [LOGO] Logo of Talarian
                                                                 March 22, 2002

To the stockholders of Talarian Corporation:

   You are cordially invited to attend the annual meeting of stockholders of Talarian Corporation to be held at the principal executive offices of Talarian located at 333 Distel Circle, Los Altos, California 94022 on Tuesday, April 23, 2002, at 10:00 a.m., Pacific Time.

   At the annual meeting, you will be asked to vote upon (a) the proposed acquisition of Talarian by TIBCO Software Inc., which will be effected by the merger of Talarian and Panther Acquisition Corp., a wholly owned subsidiary of TIBCO, with the surviving corporation of the merger becoming a wholly owned subsidiary of TIBCO, (b) the election of two Class II directors to the Talarian board of directors, each to serve until the earlier of the expiration of a three year term (or until his successor has been elected and qualified or until his earlier resignation or removal) or the consummation of the merger, and (c) the ratification of KPMG LLP as Talarian's independent auditors.

   If the merger is completed, each share of Talarian common stock you own will be converted into the right to receive $2.65 in cash, without interest, and a fraction of a share of TIBCO common stock equal to the exchange ratio. The exchange ratio will be determined by dividing $2.65 by the closing trading price, which is the average of the closing sales prices for one share of TIBCO common stock as reported on The Nasdaq National Market for the ten consecutive trading days ending and including one day prior to the closing date of the merger, provided that if the closing trading price is greater than $16.21 or less than $12.16, then for purposes of calculating the exchange ratio the closing trading price will be deemed to be $16.21 if the average of the closing sales prices is greater than $16.21 or $12.16 if the average of the closing sales prices is less than $12.16.

   TIBCO common stock is traded on The Nasdaq National Market under the trading symbol "TIBX." On March 21, 2002, the closing price of TIBCO common stock was $11.75 per share.

   After careful consideration, your board of directors has unanimously approved the merger and the merger agreement with TIBCO and has determined that the merger and the merger agreement are advisable, fair to, and in the best interests of, Talarian and its stockholders. The board of directors unanimously recommends that the Talarian stockholders vote FOR the proposal to approve and adopt the merger agreement and the merger. The Talarian board of directors also unanimously recommends that the Talarian stockholders vote FOR the election of each of the nominated Class II directors and FOR the ratification of KPMG LLP as Talarian's independent auditors.

   The attached notice and accompanying proxy statement/prospectus provide detailed information about the annual meeting of the Talarian stockholders and the proposed merger, including additional information about TIBCO and Talarian. We encourage you to read the entire proxy statement/prospectus carefully. In particular, you should carefully consider the matters referred to under "Risk Factors" beginning on page 21 of the proxy statement/prospectus.

   It is important that you use this opportunity to take part in the affairs of Talarian by voting on the business to come before this annual meeting. Whether or not you expect to attend the annual meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the annual meeting. Your vote is very important. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

                                          Sincerely,

                                          /s/ PAUL LARSON
                                          Paul A. Larson
                                          President and Chief Executive Officer

   The proxy statement/prospectus is dated March 22, 2002, and is first being mailed, together with the related proxy card, to Talarian stockholders on or about March 26, 2002.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the securities of TIBCO to be issued in the merger, or determined if the proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

    The proxy statement/prospectus incorporates important business and financial information about TIBCO that is not included in or delivered with this document. This information is available without charge to Talarian stockholders upon written or oral request. Talarian stockholders should contact Talarian Corporation at 333 Distel Circle, Los Altos, California 94022, Attention: Investor Relations, (650) 965-8050, ext. 198.

    To obtain timely delivery of requested documents before the annual meeting, you must request them no later than April 16, 2002, which is five business days before the date of the annual meeting.

    Also see "Where You Can Find More Information" on page 2 of the proxy statement/prospectus.

                            [LOGO] Logo of Talarian

                             Talarian Corporation
                               333 Distel Circle
                          Los Altos, California 94022

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held On April 23, 2002

                               -----------------


To the stockholders of Talarian Corporation:

   The annual meeting of the stockholders of Talarian Corporation, a Delaware corporation, will be held at 10:00 a.m., Pacific Time, on Tuesday, April 23, 2002, at the principal executive offices of Talarian located at 333 Distel Circle, Los Altos, California 94022, for the following purposes:

    1. To approve and adopt the Agreement and Plan of Merger, dated as of January 4, 2002, among TIBCO Software Inc., Panther Acquisition Corp., a wholly owned subsidiary of TIBCO, and Talarian, and the merger contemplated by that agreement pursuant to which TIBCO will acquire Talarian.

    2. To elect two Class II directors, Paul D. Callahan and Brian T. Horey, each to serve until the earlier of the expiration of a three year term (or until his successor has been elected and qualified or until his earlier resignation or removal) or the consummation of the merger.

    3. To ratify the selection of KPMG LLP as Talarian's independent auditors for the year ending September 30, 2002.

    4. To transact any other business that may properly come before the Talarian annual meeting or any adjournment or postponement of the meeting.

   Each of the foregoing items is more fully described in the proxy statement/prospectus, which we urge you to read carefully.

   Only the Talarian stockholders of record at the close of business on March 14, 2002, the record date, are entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting. The approval and adoption of the merger agreement and the merger will require the affirmative vote of the holders of a majority of the shares of Talarian common stock outstanding on the record date. The Talarian board of directors unanimously recommends that the Talarian stockholders vote FOR the proposal to approve and adopt the merger agreement and the merger.

   To ensure that your shares are represented at Talarian's annual meeting, we encourage you to complete, date, sign and promptly return your proxy card in the enclosed postage-paid envelope whether or not you plan to attend the annual meeting in person. Any executed but unmarked proxy cards will be voted for approval of the proposals before the stockholders. You may revoke your proxy in the manner described in the proxy statement/prospectus at any time before it has been voted at the annual meeting. Any stockholders attending the annual meeting may vote in person even if the stockholder has returned a proxy.

                                          By Order of the Board of Directors,

                                          /s/ PAUL LARSON
                                          Paul A. Larson
                                          President and Chief Executive Officer

March 22, 2002
Los Altos, California

                               TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----
DOCUMENTS INCORPORATED BY REFERENCE...................................................   1
WHERE YOU CAN FIND MORE INFORMATION...................................................   2
QUESTIONS AND ANSWERS ABOUT THE MERGER................................................   3
SUMMARY...............................................................................   6
TIBCO--SELECTED CONSOLIDATED FINANCIAL DATA...........................................  14
TALARIAN--SELECTED CONSOLIDATED FINANCIAL DATA........................................  15
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA..................................  16
COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA.....................................  17
MARKET PRICE AND DIVIDEND INFORMATION.................................................  18
   TIBCO's Market Price Data..........................................................  18
   Talarian's Market Price Data.......................................................  18
   Recent Share Prices................................................................  19
   Dividend Information...............................................................  19
   Number of Stockholders.............................................................  19
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION......................................  20
RISK FACTORS..........................................................................  21
   Risks Related to the Merger........................................................  21
   Risks Related to TIBCO's Business..................................................  25
   Risks Related to Talarian's Business...............................................  29
ANNUAL MEETING OF TALARIAN STOCKHOLDERS...............................................  35
   Date, Time and Place of the Annual Meeting.........................................  35
   Matters to be Considered at the Annual Meeting.....................................  35
   Recommendation of Talarian's Board of Directors....................................  35
   Record Date........................................................................  36
   Quorum.............................................................................  36
   Vote Required......................................................................  36
   Voting of Proxies..................................................................  36
   How to Revoke a Proxy..............................................................  37
   Solicitation of Proxies and Expenses...............................................  37
   Voting Agreements..................................................................  38
   Appraisal Rights...................................................................  38
   Future Stockholder Proposals of Talarian...........................................  38
PROPOSAL NO. 1--THE MERGER............................................................  39
   Background of the Merger...........................................................  39
   Reasons for the Merger.............................................................  42
   Recommendation of Talarian's Board of Directors....................................  45
   Opinion of Financial Advisor to Talarian...........................................  45
   Interests of Certain Persons in the Merger.........................................  49
   Litigation.........................................................................  51
   Completion and Effectiveness of the Merger.........................................  52
   Structure of the Merger............................................................  52
   Conversion of Shares of Talarian Common Stock in the Merger........................  52
   Procedures for Exchanging Talarian Stock Certificates for TIBCO Stock Certificates.  53
   Governmental and Regulatory Matters................................................  53
   Material United States Federal Income Tax Considerations...........................  54
   Accounting Treatment of the Merger.................................................  57
   Appraisal Rights...................................................................  57
   Delisting and Deregistration of Talarian Common Stock..............................  60
   Listing of TIBCO Common Stock to be Issued in the Merger...........................  60
   Restriction on Resales of TIBCO Common Stock.......................................  60

                                                                       Page
                                                                       ----
    THE MERGER AGREEMENT..............................................  61
       The Merger.....................................................  61
       The Effective Time.............................................  61
       Directors and Officers of Talarian After the Merger............  61
       Conversion of Shares of Talarian Common Stock in the Merger....  61
       Talarian's Stock Options and Warrant...........................  62
       Employee Stock Purchase Plan...................................  62
       The Exchange Agent.............................................  63
       Procedures for Exchanging Stock Certificates...................  63
       Distributions with Respect to Unexchanged Shares...............  63
       No Fractional Shares...........................................  63
       Representations and Warranties.................................  64
       Conduct of Business of Talarian Pending the Merger.............  65
       No Solicitation................................................  66
       Director and Officer Indemnification...........................  68
       Employee Benefit Plans.........................................  68
       Conditions to Closing the Merger...............................  68
       Termination of the Merger Agreement............................  70
       Termination Fee and Expenses...................................  71
       Amendment; Waiver and Extension of the Merger Agreement........  72
    VOTING, NONCOMPETITION AND EMPLOYMENT AGREEMENTS..................  73
       Voting Agreement...............................................  73
       Noncompetition Agreement.......................................  73
       Employment Agreement...........................................  74
    UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.......  75
    COMPARISON OF RIGHTS OF HOLDERS OF TALARIAN COMMON STOCK AND TIBCO
      COMMON STOCK....................................................  81
       Capital Stock..................................................  81
       Special Meeting of Stockholders................................  81
       Adjournments...................................................  81
       Action by Written Consent of the Stockholders..................  82
       Notice of Board Nomination and Other Stockholder Business......  82
       Number and Election of Directors...............................  83
       Removal of Directors...........................................  83
       Notice of Special Meetings of the Board of Directors...........  83
       Indemnification................................................  84
       Limitation on Liability........................................  84
       Amendment of Certificate of Incorporation and Bylaws...........  84
       Effect of the Delaware Anti-Takeover Statute...................  85
       Stockholder Rights Agreement...................................  86
    INFORMATION REGARDING TIBCO.......................................  87
    INFORMATION REGARDING TALARIAN....................................  88
    BUSINESS OF TALARIAN..............................................  88
       Overview.......................................................  88
       Products and Services..........................................  89
       Data Delivery Products.........................................  90
       Connectivity Products..........................................  91
       Security.......................................................  92
       Monitoring and Management Tools................................  92
       Maintenance and Support........................................  92
       Professional Services and Training.............................  92

                                                                                     Page
                                                                                     ----
   Acquisitions.....................................................................  93
   Sales and Marketing..............................................................  93
   Research and Development.........................................................  94
   Competition......................................................................  94
   Intellectual Property and Other Proprietary Rights...............................  95
   Employees........................................................................  96
   Properties.......................................................................  96
   Legal Proceedings................................................................  96
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS OF TALARIAN.........................................................  98
   Overview.........................................................................  98
   Results of Operations............................................................ 101
   Quantitative and Qualitative Disclosures About Market Risks...................... 112
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND
 MANAGEMENT OF TALARIAN............................................................. 114
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF TALARIAN STOCKHOLDERS............... 116
   Proposal No. 2--Election of Directors............................................ 116
   Proposal No. 3--Ratification of Selection of Independent Auditors................ 119
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF
  TALARIAN.......................................................................... 120
   General Compensation Policy...................................................... 120
   Executive Officer Compensation................................................... 121
   Chief Executive Officer Compensation............................................. 121
   Compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended.. 122
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF TALARIAN................. 123
TALARIAN STOCK PERFORMANCE GRAPH.................................................... 124
MANAGEMENT OF TALARIAN.............................................................. 125
   Executive Officers of Talarian................................................... 125
   Talarian's Executive Compensation................................................ 127
   Talarian's Employment Contracts, Termination of Employment and Change-in-Control
     Arrangements................................................................... 128
   Section 16(a) Beneficial Ownership Reporting Compliance.......................... 129
CERTAIN TRANSACTIONS OF TALARIAN.................................................... 130
EXPERTS............................................................................. 131
LEGAL MATTERS....................................................................... 131
INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE...................... F-1

Annexes:
--------
Annex A-- Agreement and Plan of Merger, dated as of January 4, 2002, by and among TIBCO Software Inc.,
          Panther Acquisition Corp. and Talarian Corporation
Annex B-- Form of Voting Agreement
Annex C-- Opinion of Lehman Brothers Inc.
Annex D-- Delaware General Corporation Law Section 262

                      DOCUMENTS INCORPORATED BY REFERENCE

   This proxy statement/prospectus incorporates by reference important business and financial information of TIBCO that is not presented in or delivered with this proxy statement/prospectus. You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote your shares at the annual meeting. We have not authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus.

   The Securities and Exchange Commission allows TIBCO to "incorporate by reference" information into this proxy statement/prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the Securities and Exchange Commission. The information of TIBCO incorporated by reference is deemed to be part of this proxy statement/prospectus, except for information superseded by information in this proxy statement/prospectus. The following documents, which have been previously filed by TIBCO with the Securities and Exchange Commission, are incorporated by reference into this proxy statement/prospectus:

    1. TIBCO's Annual Report on Form 10-K for the year ended November 30, 2001;

    2. TIBCO's Current Report on Form 8-K dated January 10, 2002; and

    3. The description of the TIBCO common stock set forth in the Registration Statement on Form 8-A (File No. 000-26579) filed with the Securities and Exchange Commission on July 1, 1999, including any amendments or reports filed for the purpose of updating such description.

   All documents filed by TIBCO under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement/prospectus and before the date of the annual meeting of Talarian stockholders are incorporated by reference into and deemed to be a part of this proxy statement/prospectus from the date of filing of those documents.

   Any statement contained in a document incorporated or deemed to be incorporated in this proxy statement/prospectus by reference will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated in this proxy statement/prospectus by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

   TIBCO and Talarian file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by either company at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or at any of the Securities and Exchange Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. The Securities and Exchange Commission filings of TIBCO and Talarian are also available to the public from commercial document retrieval services and at the Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

   TIBCO has filed a registration statement with the Securities and Exchange Commission to register the TIBCO common stock to be issued to Talarian stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of TIBCO in addition to being a proxy statement for the annual meeting of the Talarian stockholders. As allowed by the rules of the Securities and Exchange Commission, this proxy statement/prospectus does not contain all of the information you can find in the TIBCO registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the public reference facilities of the Securities and Exchange Commission or at the Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

   TIBCO has supplied all of the information contained or incorporated by reference in this proxy statement/prospectus relating to TIBCO, and Talarian has supplied all of the information contained in this proxy statement/prospectus relating to Talarian.

   If you are a stockholder of TIBCO you may have been sent some of the documents incorporated by reference. You can also obtain any of them from TIBCO or from the Securities and Exchange Commission by requesting a copy in writing or by telephone. Documents incorporated by reference are available from TIBCO without charge, excluding any exhibits that are not specifically incorporated by reference as exhibits in this proxy statement/prospectus. The Talarian stockholders may obtain from Talarian, without charge, a copy of Talarian's annual report on Form 10-K, as amended on Form 10-K/A, for the year ended September 30, 2001, including the financial statements, by requesting the annual report in writing or by telephone. The Talarian stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

       TIBCO Software Inc.                 Talarian Corporation
       3165 Porter Avenue                  333 Distel Circle
       Palo Alto, California 94304         Los Altos, California 94022
       Attention: Investor Relations       Attention: Investor Relations
       (650) 846-1000                      (650) 965-8050, ext. 198
       Web site: tibco.com                 Web site: talarian.com

   To obtain timely delivery of requested documents before the annual meeting, you must request them no later than April 16, 2002, which is five business days before the date of the annual meeting.

   You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the approval and adoption of the merger agreement and the merger. Neither TIBCO nor Talarian has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated March 22, 2002. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date, and neither the mailing of this proxy statement/prospectus to the Talarian stockholders nor the issuance of TIBCO common stock in the merger shall create any implication to the contrary.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What is the merger?

A: TIBCO and Talarian have entered into a merger agreement that sets forth the terms and conditions of TIBCO's proposed acquisition of Talarian. In the merger, Talarian and Panther Acquisition Corp., a wholly owned subsidiary of TIBCO, will merge, and the surviving corporation will become a wholly owned subsidiary of TIBCO. Following the merger, former Talarian stockholders will become stockholders of TIBCO, and will hold a maximum of approximately 2% of the outstanding capital stock of TIBCO, based on the capitalization of Talarian and TIBCO as of March 14, 2002.

   For a more complete description of the merger, see the section entitled "Proposal No. 1--The Merger" on page 39.

Q: What will Talarian stockholders receive in the merger?

A: If the merger is completed, each share of Talarian common stock will be converted into the right to receive $2.65 in cash, without interest, and a fraction of a share of TIBCO common stock equal to the exchange ratio.

   The exchange ratio will be determined by dividing $2.65 by the closing trading price, which is the average of the closing sales prices for one share of TIBCO common stock as reported on The Nasdaq National Market for the ten consecutive trading days ending and including one day prior to the closing date of the merger, provided that if the closing trading price is greater than $16.21 or less than $12.16, then for purposes of calculating the exchange ratio, the closing trading price will be deemed to be $16.21 if the average of the closing sales prices is greater than $16.21 or $12.16 if the average of the closing sales prices is less than $12.16.

   For example, if the closing trading price of TIBCO common stock is $15.00, then each share of Talarian common stock will be converted into $2.65 in cash and 0.17667 of a share of TIBCO common stock. If you own 100 shares of Talarian common stock, then you will receive $265.00 in cash and 17 shares of TIBCO common stock. In addition, because TIBCO will not issue any fraction of a share, you will receive cash equal to $10.00 instead of the
   0.667 of a share of TIBCO common stock that you would otherwise be entitled to receive.

Q: Does the board of directors of Talarian recommend voting in favor of the merger?

A: Yes. After careful consideration, the Talarian board of directors unanimously recommends that the Talarian stockholders vote FOR the approval and adoption of the merger agreement and the merger.

   For a description of the reasons underlying the recommendation of the Talarian board of directors, see the section entitled "Proposal No. 1--The Merger--Reasons for the Merger--Talarian's Reasons for the Merger" on page 42.

Q: Are there risks I should consider in deciding whether to vote for the merger?

A: Yes. For example, Talarian and TIBCO may not realize the anticipated benefits of the merger. Also, the value that the Talarian stockholders will receive in the merger may decrease if the market price of TIBCO common stock decreases before or after the merger.

   For a more complete description of the risks to consider, see the section entitled "Risk Factors" on page 21.

Q: Other than the merger, am I being asked to vote on anything else?

A: Yes. The Talarian board of directors is also asking you to consider and to vote upon (a) the proposed election of Paul D. Callahan and Brian T. Horey as Class II directors, each to serve until the earlier of the expiration of a three year term (or until his successor has been elected and qualified or until his earlier resignation or removal) or the consummation of the merger and (b) the ratification of the selection of KPMG LLP as Talarian's independent auditors for the year ending September 30, 2002.

   The Talarian board of directors recommends that you vote FOR the election of each of the nominated directors and FOR the ratification of the selection of KPMG LLP as Talarian's independent auditors.

Q: What do I need to do now?

A: We urge you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you. Then, please mail your completed, dated and signed proxy card in the enclosed postage-paid envelope as soon as possible so that your shares can be voted at the annual meeting of the Talarian stockholders. Please also see the instructions included with your proxy card.

Q: What happens if I do not return a proxy card or vote?

A: If you fail to respond, it will have the same effect as a vote against the merger. However, because only votes cast determine the outcome of the other proposals before the Talarian annual meeting, your failure to respond will have no effect on the proposals to elect two Class II directors and to ratify the selection of KPMG LLP as Talarian's independent auditors.

   If you date, sign and mail your proxy card, but do not indicate how you want to vote, your proxy will be counted as a vote in favor of each of the proposals, including the proposal to approve and adopt the merger agreement and the merger, and in the case of the proposal for electing two Class II directors, as a vote in favor of the election of each of the nominated directors.

   If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger and the proposal to ratify the selection of KPMG LLP as Talarian's independent auditors. However, because only votes cast determine the outcome of the proposal to elect two Class II directors, if you respond and abstain from voting, your proxy will have no effect on that proposal.

Q: May I vote in person?

A: Yes. You may attend the annual meeting of the Talarian stockholders and vote your shares in person whether or not you sign and return your proxy card.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy card is voted at the annual meeting. You can do this in one of three ways. First, you can send a written, dated notice to the secretary of Talarian stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the annual meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares unless you provide your broker with instructions on how to vote your shares. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted and you will, in effect, be voting against the merger. Because only votes cast determine the outcome of the other proposals to be voted upon by the stockholders at the Talarian annual meeting, if you do not instruct your broker how to vote on these other proposals, your proxy will have no effect on the proposals to elect two Class II directors and to ratify the selection of KPMG LLP as Talarian's independent auditors.

Q: What vote is required to approve the merger?

A: The approval and adoption of the merger agreement and the merger will require the affirmative vote of the holders of a majority of the shares of Talarian common stock outstanding on the record date.

Q: What are the material United States federal income tax consequences of the merger to me?

A: The material United States federal income tax consequences of the merger to you depend upon the structure of the merger used by TIBCO and Talarian, which will not be known until the completion date of the merger.

   Accordingly, at the time you vote on the merger at the Talarian annual meeting, you will not know whether or not, for United States federal income tax purposes, the issuance to you of TIBCO common stock in the merger will be a taxable event to you. TIBCO and Talarian intend, if possible pursuant to the terms of the merger, for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. If the merger qualifies as a reorganization, the Talarian stockholders generally will not recognize any gain or loss for federal income tax purposes upon the exchange of shares of Talarian common stock for shares of TIBCO common stock, although the Talarian stockholders will recognize taxable income with respect to the cash received as part of the merger consideration, in lieu of fractional shares of TIBCO common stock, or upon exercise of appraisal rights. If the merger does not qualify as a reorganization, the merger will be a fully taxable transaction to the Talarian stockholders. The actual tax consequences of the merger to you will be based upon the merger structure used by TIBCO and Talarian for completing the merger, and because this structure will depend in part on the market price of TIBCO common stock prior to the closing of the merger, the actual tax consequences will not be known by you until the completion of the merger.

   We urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

   For a more detailed description of the tax consequences of the merger, see the section entitled "Proposal No. 1--The Merger--Material United States Federal Income Tax Considerations" on page 54.

Q: Should I send in my Talarian stock certificates now?

A: No. After the merger is completed, you will receive written instructions from TIBCO explaining how to exchange your shares of Talarian common stock for the merger consideration.

Q: When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must satisfy all other closing conditions set forth in the merger agreement, including regulatory approval. We anticipate that the closing of the merger will occur in TIBCO's second fiscal quarter of 2002, but we cannot predict the exact timing.

Q: Am I entitled to appraisal rights?

A: Yes. Under Delaware law, holders of Talarian common stock are entitled to appraisal rights in connection with the merger.

   For a more complete description of your appraisal rights, see the section entitled "Proposal No. 1--The Merger--Appraisal Rights" on page 57.

Q: Who can help answer my questions?

A: If you would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

          Talarian Corporation
          333 Distel Circle
          Los Altos, California 94022
          Attention: Investor Relations
          Telephone: (650) 965-8050, ext. 198

   You may also obtain additional information about TIBCO and Talarian from the documents filed with the Securities and Exchange Commission or by following the instructions in the section entitled "Where You Can Find More Information" on page 2.

                                    SUMMARY

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement/prospectus and the documents we refer to or incorporate by reference in this document. The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger. We have included page references to sections of this proxy statement/prospectus in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies (pages 87 and 88)

         [LOGO] Logo of TIBCO Software, Inc.

      TIBCO Software Inc.
      3165 Porter Avenue
      Palo Alto, California 94304
      Telephone: (650) 846-1000

   TIBCO Software Inc. is a leading provider of business integration solutions. TIBCO develops and delivers software products that give large enterprises the ability to more easily enable and manage interactions between their internal systems, employees, partners and customers. TIBCO products do this by enabling incompatible computer systems to interact with each other in real-time, automating processes that span those systems, and giving people the ability to monitor and interact with information and processes.

   TIBCO is headquartered in Palo Alto, California and had approximately 1,006 employees as of November 30, 2001. TIBCO common stock has traded on The Nasdaq National Market under the symbol "TIBX" since its initial public offering in July 1999.

                                     [LOGO] Logo of Talarian

      Talarian Corporation
      333 Distel Circle
      Los Altos, California 94022
      Telephone: (650) 965-8050, ext. 198

   Talarian develops and markets infrastructure software that enables businesses to exchange information reliably and securely in real time, both internally and with their partners, suppliers and customers. The products and services of Talarian allow software applications to communicate across local or wide area networks, including private networks and the Internet. Talarian's flagship product, SmartSockets, facilitates the real-time distribution of information across many types of networks. Through innovative technology called "adaptive multicast," SmartSockets can select the appropriate data delivery mechanism "on the fly" based upon the type of data, the intended recipients, and the sender's and user's network topology. Talarian also provides connectivity products that facilitate the exchange of information with external sources, security products that enhance the security of an application, and monitoring and management tools that monitor system and application parameters in local or wide area networks. Talarian also offers professional services that assist its customers in systems planning, architecture and design, custom development and systems integration for the deployment of Talarian's products. The products of Talarian have been deployed by over 300 companies in a variety of markets such as financial services, networking, satellite communications, securities and energy exchanges, telecommunications and transportation, and are also embedded in the products of independent software vendors.

   Talarian is headquartered in Los Altos, California and had approximately 110 employees as of December 31, 2001. It was incorporated in Maryland in November 1988, reincorporated in California in May 1991 and reincorporated in Delaware in July 2000. Talarian's common stock is listed on The Nasdaq National Market under the symbol "TALR."

The Merger and the Merger Agreement (pages 39 and 61)

   TIBCO and Talarian have entered into a merger agreement that provides for the merger of Panther Acquisition Corp., a newly formed and wholly owned subsidiary of TIBCO, with Talarian. As a result of the merger, the surviving corporation will be a wholly owned subsidiary of TIBCO, and Talarian stockholders will receive cash and shares of TIBCO common stock.

   Structure of the Merger. The merger agreement provides that the merger will be structured as a "forward triangular merger" (in which Talarian will merge with and into Panther Acquisition Corp., with Panther Acquisition Corp. continuing as the surviving corporation). However, TIBCO may elect to change the structure of the merger to a "reverse triangular merger" (in which Panther Acquisition Corp. will merge with and into Talarian, with Talarian continuing as the surviving corporation). TIBCO may elect to effect this change if TIBCO cannot obtain a tax opinion that the forward triangular merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or TIBCO reasonably determines in good faith that the fair market value of the TIBCO common stock to be issued in the merger will not equal at least 45% of the total fair market value of the aggregate merger consideration, in each case determined as of the time the merger is completed. If TIBCO undertakes the reverse triangular merger and if the TIBCO common stock issued in the merger as of the time the merger is completed is at least equal to 40% of the total fair market value of aggregate merger consideration at that time, Talarian will elect to require TIBCO to complete a "second-step forward triangular merger". In that case, Talarian as the surviving corporation of the initial reverse triangular merger will be merged with and into another direct, wholly owned subsidiary of TIBCO, with such subsidiary of TIBCO continuing as the ultimate surviving corporation. Each of these three potential structures is referred to as the "merger" in this proxy statement/prospectus. Due to the contingencies inherent in the selection of the merger structure and particularly, the market value of TIBCO common stock prior to the closing of the merger, the ultimate structure of the merger will not be known until the merger is completed.

   Merger Consideration. If the merger is completed, each share of Talarian common stock will be converted into the right to receive $2.65 in cash, without interest, and a fraction of a share of TIBCO common stock equal to the exchange ratio. The exchange ratio will be determined by dividing $2.65 by the closing trading price, which is the average of the closing sales prices for one share of TIBCO common stock as reported on The Nasdaq National Market for the ten consecutive trading days ending and including one day prior to the closing date of the merger, provided that if the closing trading price is greater than $16.21 or less than $12.16, then for purposes of calculating the exchange ratio the closing trading price will be deemed to be $16.21 if the average closing sales price is greater than $16.21 or $12.16 if the average closing sales price is less than $12.16.

   Conversion of Talarian Options and Warrant. If the merger is completed, each outstanding option and warrant to purchase Talarian common stock will be assumed by TIBCO and converted into an option or warrant, as applicable, to receive $2.65 in cash per Talarian share for which such option or warrant is exercisable and to purchase shares of TIBCO common stock. The number of shares of TIBCO common stock subject to, and the exercise price of, the assumed options and warrants will be adjusted based on the exchange ratio. The terms of the assumed options and warrants will otherwise remain unchanged.

   The merger agreement is attached to this proxy statement/prospectus as Annex
A. We urge you to read the merger agreement carefully.

Annual Meeting of Talarian Stockholders (page 35)

   Talarian will hold an annual meeting of its stockholders on Tuesday, April 23, 2002, at 10:00 a.m., Pacific Time, at the principal executive offices of Talarian located at 333 Distel Circle, Los Altos, California 94022. At the meeting, the Talarian stockholders will consider and vote on a proposal to approve and adopt the merger agreement and the merger. In addition, the Talarian stockholders will consider and vote on a proposal to elect Paul D. Callahan and Brian T. Horey, the nominees of the Talarian board, as Class II directors, each to serve until the earlier of the expiration of a three year term (or until his successor has been elected and qualified or until his earlier resignation or removal) or the consummation of the merger, and to ratify the selection of KPMG LLP as Talarian's independent auditors for the year ending September 30, 2002.

   Only holders of record of Talarian common stock at the close of business on March 14, 2002, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. A majority of the shares of Talarian common stock outstanding on the record date must be present, in person or by proxy, to constitute a quorum at the annual meeting. The merger must be approved by the holders of a majority of the shares of Talarian common stock outstanding on the record date. The two Class II directors must be elected by a plurality of the votes of the shares of Talarian common stock cast at the annual meeting. Ratification of the selection of KPMG as Talarian's independent auditors must be approved by the affirmative vote of a majority of the shares of Talarian common stock present in person or by proxy at the annual meeting and entitled to vote on the proposal.

   The directors and executive officers of Talarian and their affiliates own approximately 36.9% of the shares entitled to vote at the annual meeting. At the time the merger agreement was signed, directors and executive officers of Talarian and their affiliates who own approximately 34.2% of the total shares of Talarian common stock entitled to vote at the annual meeting entered into a voting agreement, in the form attached to this proxy statement/prospectus as Annex B, pursuant to which they agreed to vote all of their shares of Talarian common stock for approval and adoption of the merger agreement and the merger and against any proposal, action or transaction that could prevent, materially impede or delay the merger.

Recommendation of Talarian's Board of Directors (pages 35 and 45)

   The Talarian board of directors believes that the merger agreement and the merger are advisable, fair to, and in the best interests of, Talarian and its stockholders. The Talarian board of directors unanimously recommends that its stockholders vote FOR the approval and adoption of the merger agreement and the merger. The Talarian board of directors also unanimously recommends that the Talarian stockholders vote FOR the election of each of the nominated Class II directors and FOR the ratification of the selection of KPMG LLP as Talarian's independent auditors.

Opinion of Financial Advisor to Talarian (page 45 and Annex C)

   Talarian's financial advisor, Lehman Brothers Inc., has delivered a written opinion, dated January 3, 2002, to the Talarian board of directors as to the fairness as of that date, from a financial point of view, to the holders of Talarian common stock of the merger consideration to be received by the holders of Talarian common stock in the merger. The full text of the written opinion of Lehman Brothers, dated January 3, 2002, is attached to this proxy statement/prospectus as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, qualifications and limitations of the review undertaken by Lehman Brothers. Lehman Brothers' opinion is directed to the Talarian board of directors and does not constitute a recommendation to any Talarian stockholder as to any matter relating to the merger.

Material United States Federal Income Tax Considerations (page 54)

   The United States federal income tax consequences of the merger vary depending on the ultimate structure of the merger. The merger will be structured as (a) a forward triangular merger pursuant to which Talarian will merge with and into Panther Acquisition Corp., with Panther Acquisition Corp. continuing as the surviving corporation, or (b) a reverse triangular merger pursuant to which Panther Acquisition Corp. will merge with and into Talarian, with Talarian continuing as the surviving corporation, or (c) a reverse triangular merger followed by a second-step forward triangular merger pursuant to which the surviving corporation of the reverse triangular merger will merge with and into another wholly owned subsidiary of TIBCO, with such subsidiary of TIBCO continuing as the surviving corporation. All three of these merger structures may be referred to in this proxy statement/prospectus as the "merger." Talarian stockholders will not know which merger structure is used by the parties until the date when the merger is completed.

   In general, provided the merger is structured as a forward triangular merger, the merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In that case, if you exchange your shares of Talarian common stock for TIBCO common stock and cash in the merger, you will recognize gain but not loss, for United States federal income tax purposes, in an amount equal to the lesser of (a) the amount of cash you receive in the merger and (b) an amount equal to the excess, if any, of (1) the sum of the amount of cash you receive in the merger and the fair market value of the TIBCO common stock you receive in the merger as of the time the merger is completed over (2) the tax adjusted basis of your shares of Talarian common stock.

   However, TIBCO may elect to change the structure of the merger to a reverse triangular merger if either it cannot obtain a tax opinion that the forward triangular merger will qualify as a reorganization, after using reasonable efforts to do so, or it reasonably determines in good faith that the fair market value of the TIBCO common stock to be issued in the merger as of the time the merger is completed will not at least equal 45% of the total fair market value of the aggregate merger consideration at that time. If TIBCO undertakes the reverse triangular merger and if the TIBCO common stock to be issued in the merger as of the closing of the merger is at least equal to 40% of the total fair market value of the aggregate merger consideration, Talarian will elect to cause TIBCO to further undertake a second-step forward triangular merger. If used, the combined merger structure, the reverse triangular merger followed by a second-step forward triangular merger, more likely than not will qualify as a reorganization with identical United States federal income tax consequences described above with respect to the forward triangular merger. However, such qualification is not free from doubt, because the combined merger structure has not specifically been determined to so qualify as a reorganization by any court decision or ruling of the Internal Revenue Service, although the Internal Revenue Service has ruled that an analogous transaction structure qualifies as a reorganization.

   If the structure of the merger is changed to a reverse triangular merger and Talarian does not elect to cause TIBCO to undertake the second-step forward triangular merger, the merger will not be a reorganization. In this case, instead of the tax consequences described above, you will recognize gain or loss, for United States federal income tax purposes, in an amount equal to the difference between (a) the sum of the cash and the fair market value, as of the completion of the merger, of the TIBCO common stock you receive and (b) the adjusted tax basis of your shares of Talarian common stock.

   We encourage you to consult your tax advisor about the effect that the merger will have on you and the impact of any special circumstances that may affect your particular situation.

Interests of Certain Persons in the Merger (page 49)

   In considering the recommendation of the Talarian board of directors that you vote to approve and adopt the merger agreement and the merger, you should be aware that some of the officers and directors of Talarian have interests in the merger that are different from, or in addition to, your interests. These interests relate to, among other things:

    . Talarian stock options held by each of Talarian's non-employee directors will become fully accelerated and exercisable, in accordance with their terms, for cash and shares of TIBCO common stock upon the closing of the merger;

    . Talarian stock options held by Talarian's executive officers will be assumed in the merger and will vest as to 50% of such officers' unvested shares upon the closing of the merger. In addition, each of Talarian's executive officers will be entitled to further acceleration of all unvested shares held by them if any such officer's employment with Talarian or TIBCO is terminated, other than for cause, within 60 days prior to or 12 months after the consummation of the merger, or such officer terminates his employment because of an adverse and material change in his compensation or duties;

    . Thomas J. Laffey, a director and executive officer of Talarian, has entered into an employment agreement with TIBCO that is effective upon the consummation of the merger and other officers of Talarian may be employed with TIBCO following the consummation of the merger; and

    . directors and officers of Talarian have customary rights to indemnification against specified liabilities, each has an indemnification agreement with Talarian and TIBCO is required to maintain directors' and officers' liability insurance for them for a specified period of time.

Conditions to Closing the Merger (page 68)

   TIBCO and Talarian will complete the merger only if the conditions specified in the merger agreement are either satisfied or waived, which include the following:

    . the merger agreement and the merger must be approved and adopted by the Talarian stockholders;

    . TIBCO's registration statement, of which this proxy statement/prospectus is a part, must be effective, no stop order suspending its effectiveness may be in effect and no proceedings for suspending its effectiveness may be pending or threatened by the Securities and Exchange Commission;

    . no governmental entity will have enacted a law, regulation or order that has the effect of making the merger illegal or otherwise prohibiting the merger;

    . no governmental entity will have commenced or threatened in writing any proceeding preventing the merger or restricting TIBCO's operations after the merger;

    . the applicable waiting periods under applicable antitrust laws must have expired or been terminated;

    . Talarian must have net working capital at the closing of the merger of at least $40 million, less transaction expenses incurred by Talarian in connection with the merger and less $2 million for each month, pro rated for any portion of a full month, that elapses between March 31, 2002 and the effective time of the merger;

    . the representations and warranties of each party in the merger agreement must be true and correct, except any failure that individually or in the aggregate does not constitute a material adverse effect on such party;

    . the parties must have complied in all material respects with their respective agreements in the merger agreement; and

    . Talarian must have obtained all necessary consents and approvals with regard to the merger under specified material contracts or obtained rights to alternative technology instead of the technology licensed under these specified contracts.

Governmental and Regulatory Matters (page 53)

   The merger is subject to antitrust laws. Each of TIBCO and Talarian has made the required filings with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and each has made the necessary filings with foreign regulatory agencies. The Department of Justice is reviewing the information and materials TIBCO and Talarian filed with their report forms and has requested that TIBCO and Talarian provide additional information and documentary materials for their review. TIBCO and Talarian are cooperating with representatives of the Department of Justice as they conduct their review. Other than compliance with these antitrust laws, applicable federal and state securities laws in connection with the issuance of the TIBCO common stock pursuant to the merger, and applicable provisions of Delaware law, no United States federal or state regulatory requirements must be complied with in order to complete the merger.

Termination of the Merger Agreement (page 70)

   TIBCO, Panther Acquisition Corp. and Talarian may mutually agree in writing to terminate the merger agreement at any time without completing the merger. Either TIBCO or Talarian may terminate the merger agreement if:

    . the merger is not completed, without fault of the terminating party, by June 30, 2002;

    . a governmental authority has issued a final, non-appealable order, decree or ruling, or taken any other action, that would permanently prohibit the merger;

    . the Talarian stockholders fail to approve and adopt the merger agreement and the merger, except that Talarian may not terminate the merger agreement if stockholder approval was not obtained because of Talarian's action or failure to act, which constitutes a breach of the merger agreement; or

    . the other party breaches any representation, warranty, covenant or agreement in the merger agreement, or any representation or warranty becomes untrue, in either case such that the breaching party is unable to satisfy a condition to the merger, except that the other party cannot terminate the merger agreement if it is at that time in material breach or if the breaching party has cured the breach within 20 days of written notice of the breach.

   In addition, TIBCO may terminate the merger agreement if any of the following "triggering events" occurs:

    . Talarian's board of directors withholds, withdraws, amends or modifies in a manner adverse to TIBCO its recommendation in favor of the approval and adoption of the merger agreement and the merger;

    . Talarian fails to include in this proxy statement/prospectus the recommendation of the Talarian board of directors in favor of the approval and adoption of the merger agreement and the merger;

    . the Talarian board of directors fails to reaffirm its recommendation in favor of the approval and adoption of the merger agreement and the merger within 10 days after TIBCO requests in writing that the recommendation be reaffirmed;

    . the Talarian board of directors approves or publicly recommends an acquisition proposal other than the merger with TIBCO;

    . the commencement of a tender or exchange offer relating to more than 20% of the outstanding Talarian voting securities and the Talarian board of directors fails to send a statement to the Talarian stockholders recommending the rejection of the tender or exchange offer; or

    . Talarian intentionally breaches its non-solicitation obligations under the merger agreement.

   Termination of the merger agreement will generally terminate the obligations of the parties to perform their obligations under the merger agreement, except that the parties must continue to comply with miscellaneous provisions that survive termination of the merger agreement, including those concerning mutual confidentiality, and, if applicable, Talarian's payment of a termination fee and TIBCO's transaction expenses.

Termination Fee and Expenses (page 71)

   If TIBCO terminates the merger agreement due to the occurrence of any triggering event, Talarian will be required to pay TIBCO a termination fee of $3,850,000. Talarian will also be required to pay TIBCO the termination fee if the merger agreement is terminated due to the failure of the Talarian stockholders to approve the merger or Talarian's uncured breach of a representation, warranty, covenant or agreement contained in the merger agreement and, within six months following such termination, Talarian enters into, or publicly announces its intention to enter into, a transaction where the stockholders of Talarian prior to the transaction own less than 50% of the surviving entity or majority control of Talarian's voting stock, or substantially all of Talarian's assets, is acquired by a third party and such acquisition is subsequently consummated.

   Other than the termination fee, TIBCO and Talarian will generally bear their own costs and expenses in connection with the merger. However, if TIBCO terminates the merger agreement after a triggering event or if either TIBCO or Talarian terminates the merger agreement because the required Talarian stockholder vote is not obtained, Talarian will be required to pay up to $550,000 of the fees and expenses incurred by TIBCO in connection with the merger. In addition, if TIBCO terminates the merger agreement due to Talarian's uncured breach of a representation, warranty, covenant or agreement contained in the merger agreement, Talarian will be required to pay up to $550,000 of the fees and expenses incurred by TIBCO in connection with the merger.

No Solicitation (page 66)

   Until the merger is completed or the merger agreement is terminated, Talarian has agreed, with limited exceptions, not to take any action, directly or indirectly, with respect to an "acquisition proposal," as described on page 67 of this proxy statement/prospectus.

   If Talarian receives an unsolicited, written, bona fide acquisition proposal that the Talarian board of directors reasonably determines is reasonably likely to lead to a "superior offer," as described on page 67 of this proxy statement/prospectus, Talarian may furnish non-public information regarding it and may enter into discussions with the person who has made the acquisition proposal if it provides written notice to TIBCO and follows other specified procedures described on page 66 of this proxy statement/prospectus.

   Talarian has agreed to inform TIBCO promptly as to any acquisition proposal, or request for non-public information or inquiry that it reasonably believes could lead to an acquisition proposal. Talarian has agreed to inform TIBCO of the status and details of any acquisition proposal.

   The Talarian board of directors may change its recommendation in favor of the merger if it concludes in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary obligations to the Talarian stockholders under applicable law.

Restrictions on Resales of TIBCO Common Stock (page 60)

   All shares of TIBCO common stock to be received by the Talarian stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either Talarian or TIBCO under the Securities Act.

Listing of TIBCO Common Stock to be Issued in the Merger (page 60)

   TIBCO common stock is currently traded on The Nasdaq National Market under the symbol "TIBX." The TIBCO common stock to be issued in the merger will be listed for trading on The Nasdaq National Market.

Accounting Treatment of the Merger (page 57)

   The merger will be treated as a purchase for accounting and financial reporting purposes under generally accepted accounting principles, which means that Talarian will be treated as a separate entity for periods prior to the closing of the merger, and thereafter as a wholly owned subsidiary of TIBCO.

Appraisal Rights (page 57)

   Under Delaware law, the Talarian stockholders are entitled to appraisal rights with respect to the merger and, if the merger is completed, to receive payment in cash for the fair value of their shares of Talarian common stock. In general, to preserve their appraisal rights, the Talarian stockholders who wish to exercise these rights must:

    . deliver a written demand for appraisal to Talarian at or before the time the vote is taken at the Talarian annual meeting;

    . not vote their shares for approval and adoption of the merger agreement and the merger;

    . continuously hold their shares of Talarian common stock from the date they make the demand for appraisal through the closing of the merger; and

    . comply with the other procedures set forth in Section 262 of the Delaware General Corporation Law.

   The text of Section 262 of the Delaware General Corporation Law governing appraisal rights is attached to this proxy statement/prospectus as Annex D. Your failure to comply with the procedures described in Annex D will result in the loss of your appraisal rights. We urge you to read the text of Section 262 governing appraisal rights carefully.

Comparative and Pro Forma Combined Per Share Data (page 17)

   Shares of both TIBCO and Talarian common stock are listed on The Nasdaq National Market. On January 4, 2002, the last full trading day prior to the public announcement of the proposed merger, TIBCO's common stock closed at $16.60 per share, and Talarian's common stock closed at $3.14 per share. On March 21, 2002, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus, TIBCO's common stock closed at $11.75 per share, and Talarian's common stock closed at $4.33 per share. We urge you to obtain current market quotations.

                                     TIBCO
                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (in thousands, except per share amounts)

   You should read the following table in conjunction with TIBCO's historical consolidated financial statements and related notes thereto and TIBCO's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in TIBCO's annual reports, quarterly reports and other information on file with the Securities and Exchange Commission.

   The selected consolidated statements of operations data for the fiscal years ended November 30, 2001, 2000 and 1999 and the selected consolidated balance sheet data as of November 30, 2001 and 2000 are derived from audited consolidated financial statements of TIBCO that are incorporated by reference in this proxy statement/prospectus. The selected consolidated statement of operations data for the fiscal year ended November 30, 1998 and the eleven months ended November 30, 1997 and the selected consolidated balance sheet data as of November 30, 1999, 1998 and 1997 are derived from audited consolidated financial statements that are not included or incorporated by reference in this proxy statement/prospectus.

                                                                                Eleven Month
                                                Year Ended November 30,         Period Ended
                                        --------------------------------------  November 30,
                                          2001      2000      1999      1998        1997
                                        --------  --------  --------  --------  ------------
Consolidated Statement of Operations
  Data:
License revenue........................ $216,757  $181,601  $ 56,916  $ 17,495    $ 6,219
Service and maintenance revenue........  102,494    70,196    39,524    35,262     29,055
                                        --------  --------  --------  --------    -------
Total revenue..........................  319,251   251,797    96,440    52,757     35,274
Gross profit...........................  254,445   187,279    58,715    24,585     18,967
Loss from operations(1)................  (54,751)  (47,929)  (21,582)  (14,043)    (5,203)
Net loss(1)............................  (13,242)  (24,951)  (19,481)  (12,951)    (4,663)
Net loss per share--basic and diluted.. $  (0.07) $  (0.14) $  (0.19) $  (0.22)   $ (0.08)
Shares used in per share
  calculation--basic and diluted.......  195,001   184,177   104,112    60,033     57,606

                                                            November 30,
                                        ---------------------------------------------------
                                          2001      2000      1999      1998        1997
                                        --------  --------  --------  --------  ------------
Consolidated Balance Sheet Data:
Cash and cash equivalents, short-term
  investments and deposits held by
  Reuters.............................. $677,340  $582,900  $ 89,807  $ 15,970    $18,318
Working capital........................  638,803   596,303    95,603    18,301     15,168
Total assets...........................  892,127   829,215    79,638    36,289     31,046
Stockholders' equity...................  771,279   729,535   137,918    21,704     17,167

--------
(1) See TIBCO's historical consolidated financial statements and related notes which are incorporated by reference in this proxy statement/prospectus for an explanation of stock-based compensation, acquired in-process research and development, amortization of goodwill and acquired intangibles and restructuring charges.

                                   TALARIAN
                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

   You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Talarian" and Talarian's consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.

   The selected consolidated statement of operations data for the three months ended December 31, 2001 and 2000 and the selected consolidated balance sheet data as of December 31, 2001 are derived from the unaudited consolidated financial statements of Talarian included elsewhere in this proxy statement/prospectus. Talarian's operating results for the three months ended December 31, 2001 are not necessarily indicative of the results for the full fiscal year ending September 30, 2002.

   The selected consolidated statement of operations data for the years ended September 30, 2001, 2000 and 1999 and the selected consolidated balance sheet data as of September 30, 2001 and 2000 are derived from the audited consolidated financial statements of Talarian contained in Talarian's consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. The selected consolidated statement of operations data for the years ended September 30, 1998 and 1997 and the selected consolidated balance sheet data as of September 30, 1999, 1998, and 1997 are derived from audited financial statements that are not included in this proxy statement/prospectus.

                                                                                                             Three Months Ended
                                                                         Year Ended September 30,               December 31,
                                                               --------------------------------------------  ------------------
                                                                 2001      2000     1999     1998     1997     2001      2000
                                                               --------  --------  -------  -------  ------  --------- ---------
                                                                                                             unaudited unaudited
Consolidated Statement of Operations Data:
Revenue:
 Licenses..................................................... $  8,291  $ 10,553  $ 5,912  $ 5,100  $4,209   $ 2,760   $ 2,002
 Maintenance..................................................    4,006     3,094    2,488    1,873   1,426     1,599       839
 Professional services........................................    2,566     2,204      640      540     807       289       556
                                                               --------  --------  -------  -------  ------   -------   -------
   Total revenue..............................................   14,863    15,851    9,040    7,513   6,442     4,648     3,417
Gross profit..................................................   10,900    12,447    7,872    6,448   5,230     3,875     2,505
Loss from operations..........................................  (26,517)  (15,999)  (3,522)  (1,718)   (889)   (3,545)   (7,340)
Net loss...................................................... $(23,385) $(15,040) $(3,539) $(1,728) $ (894)  $(3,141)  $(6,222)
Basic and diluted net loss per share attributable to common
 stockholders................................................. $  (1.27) $  (3.08) $ (1.30) $ (0.80) $ 0.57   $ (0.17)  $ (0.34)
Basic and diluted common shares used in
 computation..................................................   18,467     7,005    3,099    2,781   2,434    18,933    18,168

                                                                                    September 30,
                                                                      -----------------------------------------  December 31,
                                                                       2001    2000    1999     1998     1997        2001
                                                                      ------- ------- -------  -------  -------  ------------
                                                                                                                  unaudited
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments.................... $52,502 $67,738 $ 1,820  $ 3,204  $   901    $50,665
Working capital......................................................  50,388  65,056  (1,240)     853      728     48,642
Total assets.........................................................  61,854  78,606   7,994    4,985    3,346     60,726
Debt, less current portion...........................................      --      --      83      225      289         --
Redeemable convertible preferred stock...............................      --      --   8,644    8,146    7,648         --
Stockholders' equity (deficit).......................................  53,957  70,639  (8,288)  (8,877)  (6,671)    51,512

             SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                   (in thousands, except per share amounts)

   The following selected unaudited pro forma combined financial data is being provided to give you a better picture of what the results of operations and the financial position of the combined businesses of TIBCO and Talarian might have looked like had the merger occurred on December 1, 2000 for statements of operations purposes and on November 30, 2001 for balance sheet purposes. The selected unaudited pro forma combined statement of operations data for the year ended November 30, 2001 combines TIBCO's and Talarian's consolidated statement of operations data for the year ended November 30, 2001 and September 30, 2001, respectively. The selected unaudited pro forma combined balance sheet data assumes that the merger took place on November 30, 2001 and combines TIBCO's November 30, 2001 consolidated balance sheet data and Talarian's September 30, 2001 consolidated balance sheet data.

   This information is provided for illustrative purposes only and is not necessarily indicative of what the results of operations or financial position of TIBCO would have been if the acquisition of Talarian actually occurred on the dates assumed. In addition, this information is not necessarily indicative of what TIBCO's future consolidated operating results or consolidated financial position will be.

                                                                 Year Ended
                                                                November 30,
                                                                    2001
                                                                ------------
    Pro Forma Combined Statement of Operations Data:
    Net revenues...............................................   $334,114
    Gross profit...............................................    265,345
    Loss from operations.......................................    (82,598)
    Loss before income taxes...................................    (51,266)
    Net loss...................................................    (32,517)
    Net loss per share--basic and diluted......................      (0.16)
    Shares used in per share calculation--basic and diluted....    198,257

                                                                November 30,
                                                                    2001
    Pro Forma Combined Balance Sheet Data:                      ------------
    Cash and cash equivalents and short-term investments.......   $677,242
    Working capital............................................    645,631
    Total assets...............................................    954,724
    Stockholders' equity.......................................    826,379

               COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA

   The following table presents certain unaudited historical per share and combined pro forma per share data of TIBCO and Talarian after giving effect to the merger of TIBCO and Talarian using the purchase method of accounting. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical consolidated financial statements and notes thereto of TIBCO incorporated by reference elsewhere in this proxy statement/prospectus, the historical consolidated financial statements and notes thereto of Talarian and the unaudited pro forma combined condensed financial data included elsewhere in this proxy statement/prospectus. All share information has been restated, as applicable, for stock splits, as discussed in each entity's respective consolidated financial statements and notes thereto. The unaudited pro forma combined and unaudited pro forma equivalent per share data combine the results of operations of TIBCO for the year ended November 30, 2001 and Talarian for the year ended September 30, 2001, and TIBCO's financial position at November 30, 2001 with Talarian's financial position at September 30, 2001. No cash dividends have ever been declared or paid on TIBCO common stock or Talarian common stock.

                                      TIBCO
                                                                   Year Ended
                                                                  November 30,
                                                                      2001
                                                                  -------------
 Historical per share data:
 Net loss per basic and diluted share............................    $(0.07)
 Net book value per share(1).....................................    $ 3.87

                                    Talarian
                                                                   Year Ended
                                                                  September 30,
                                                                      2001
                                                                  -------------
 Historical per common share data:
 Net loss per basic and diluted share............................    $(1.27)
 Net book value per share(1).....................................    $ 2.79

                               TIBCO and Talarian
                                                                   Year Ended
                                                                  November 30,
                                                                      2001
                                                                  -------------
 Pro forma combined per common share data:
 Net loss per combined company's basic and diluted share(2)......    $(0.16)
 Net loss per equivalent Talarian basic and diluted share(3).....    $(0.03)
 Net book value per combined company's share(1)..................    $ 4.08
 Net book value per equivalent Talarian share(3).................    $ 0.69

--------
(1) The historical net book value per TIBCO share is computed by dividing stockholders' equity by the number of shares of TIBCO common stock outstanding at November 30, 2001. The historical net book value per Talarian share is computed by dividing stockholders' equity by the number of shares of Talarian common stock outstanding at September 30, 2001. The pro forma net book value per combined company's share is computed by dividing the pro forma stockholders' equity by the pro forma number of shares of TIBCO common stock outstanding as of November 30, 2001, assuming the merger had occurred as of that date.
(2) Shares used to calculate unaudited pro forma net loss per basic share were computed based on the assumption that 3.3 million shares of TIBCO common stock will be issued in exchange for the outstanding shares of Talarian common stock, and by adding that share number to TIBCO's weighted average shares outstanding. Options and warrants outstanding during 2001 were not included in the computation of diluted earnings per share because inclusion of such options and warrants would have been antidilutive.
(3) The equivalent pro forma combined net loss and net book value per equivalent Talarian share calculated by multiplying the pro forma combined amounts by the assumed exchange ratio of 0.1687 shares of TIBCO common stock for each share of Talarian common stock.

                     MARKET PRICE AND DIVIDEND INFORMATION

TIBCO's Market Price Data

   TIBCO common stock has been traded on The Nasdaq National Market under the symbol "TIBX" since its initial public offering in July 1999. The following table presents the high and low sale prices per share of TIBCO common stock as reported on The Nasdaq National Market for the periods indicated, as adjusted to reflect the 3-for-1 stock split that occurred in February 2000.

                                                                High    Low
                                                               ------- ------
   Fiscal Year Ending November 30, 2002
      First Quarter........................................... $ 16.90 $ 9.77
      Second Quarter (through March 21, 2002)................. $ 15.05 $10.51

   Fiscal Year Ended November 30, 2001
      First Quarter........................................... $ 77.50 $ 9.50
      Second Quarter.......................................... $ 16.25 $ 6.44
      Third Quarter........................................... $ 16.80 $ 6.76
      Fourth Quarter.......................................... $ 13.40 $ 5.07

   Fiscal Year Ended November 30, 2000
      First Quarter........................................... $137.94 $29.13
      Second Quarter.......................................... $147.00 $32.38
      Third Quarter........................................... $129.00 $59.06
      Fourth Quarter.......................................... $111.38 $31.69

   Fiscal Year Ended November 30, 1999
      Third Quarter (from July 14, 1999)...................... $ 13.79 $ 6.58
      Fourth Quarter.......................................... $ 43.83 $ 8.89

Talarian's Market Price Data

   Talarian common stock has been traded on The Nasdaq National Market under the symbol "TALR" since July 21, 2000, the date of Talarian's initial public offering. The following table sets forth the high and low sale prices per share of Talarian common stock as reported on The Nasdaq National Market for Talarian common stock for the periods indicated.

                                                                High   Low
                                                               ------ ------
   Fiscal Year Ending September 30, 2002
      First Quarter........................................... $ 3.08 $ 1.38
      Second Quarter (through March 21, 2002)................. $ 5.35 $ 2.87

   Fiscal Year Ending September 30, 2001
      First Quarter........................................... $19.09 $ 2.94
      Second Quarter..........................................   5.44   2.00
      Third Quarter...........................................   3.38   1.40
      Fourth Quarter..........................................   2.40   1.15

   Fiscal Year Ending September 30, 2000
      Fourth Quarter (from July 21, 2000)..................... $27.00 $11.50

Recent Share Prices

   The following table provides the closing prices per share of TIBCO common stock and Talarian common stock as reported on The Nasdaq National Market on January 4, 2002, the last full trading day preceding the public announcement that TIBCO and Talarian had entered into the merger agreement, and March 21, 2002, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus.

   This table also provides the equivalent price per share of Talarian common stock on those dates. The equivalent price per share of Talarian common stock equals $2.65 in cash plus shares of TIBCO common stock equal to the quotient obtained by dividing $2.65 by the average of the closing sale prices for a share of TIBCO common stock as reported on The Nasdaq National Market for the 10 consecutive trading days ending and including one day prior to that date, provided that if the closing trading price is greater than $16.21, then the closing trading price is deemed to be $16.21, and if the closing trading price is less than $12.16, then the closing trading price is deemed to be $12.16.

                                                    Talarian TIBCO  Equivalent
                                                     Common  Common Price Per
                                                     Stock   Stock    Share
                                                    -------- ------ ----------
  January 4, 2002..................................  $3.14   $16.60   $5.58
  March 21, 2002...................................  $4.33   $11.75   $5.01

   We urge you to obtain current market quotations for TIBCO common stock and Talarian common stock. We cannot predict the market prices for either TIBCO common stock or Talarian common stock at any time before completion of the merger or the market price for TIBCO common stock after the completion of the merger. Because the market price of TIBCO common stock is subject to fluctuation, the market value of the shares of TIBCO common stock that holders of Talarian common stock will receive in the merger may increase or decrease.

Dividend Information

   Neither TIBCO nor Talarian has ever paid any cash dividends on their shares of capital stock, and both anticipate that they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses. Under the merger agreement, Talarian has agreed not to pay dividends pending the completion of the merger, without the written consent of TIBCO.

Number of Stockholders

   As of March 14, 2002, there were approximately 226 stockholders of record of Talarian common stock.

               STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

   The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This proxy statement/prospectus contains such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be made directly in this proxy statement/prospectus referring to Talarian and TIBCO, and they may also be made a part of this proxy statement/prospectus by reference to other documents filed with the Securities and Exchange Commission by TIBCO and incorporated by reference into this proxy statement/prospectus. These statements may include statements regarding the period following completion of the merger.

   Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or expected strategic benefits, advantages and other effects of the merger identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of TIBCO, Talarian and the combined company, the factors relating to the merger discussed under "Risk Factors" of this proxy statement/prospectus, among others, could cause actual results to differ materially from those described in the forward-looking statements. Neither Talarian nor TIBCO make any representation as to whether any projected or estimated financial information contained in any forward-looking statements will be obtained and stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of the document incorporated by reference in this proxy statement/prospectus. Neither Talarian nor TIBCO is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

   For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q and the annual reports on Form 10-K that Talarian and TIBCO have filed with the Securities and Exchange Commission.

                                 RISK FACTORS

   The merger involves a high degree of risk. By voting in favor of the merger, Talarian stockholders will be choosing to invest in TIBCO common stock. An investment in TIBCO common stock involves a high degree of risk. In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, Talarian stockholders should carefully consider the following risk factors in deciding whether to vote for the merger.

   If any of the following risks actually occur, the business, financial condition or prospects of either or both of TIBCO and Talarian may be seriously harmed. In such case, the trading price of TIBCO common stock or Talarian common stock may decline, and you may lose all or part of your investment.

Risks Related to the Merger

Since the average closing trading price of TIBCO common stock used for determining the merger exchange ratio is subject to contractual price limitations, the merger exchange ratio may not fully reflect changes in the market value of Talarian common stock or TIBCO common stock before the closing of the merger and accordingly, the value to be received by Talarian's stockholders will decrease if the market value of TIBCO common stock falls below $12.16.

   The merger exchange ratio will be determined based on the average closing trading price of TIBCO common stock during the 10 consecutive trading days ending the day prior to the closing date, provided that if such average closing trading price is greater than $16.21 or less than $12.16, then the average closing trading price for calculating the merger exchange ratio will be deemed to be $16.21 or $12.16, respectively. Accordingly, the value to be received by Talarian's stockholders will decrease if the market value of TIBCO common stock falls below $12.16. The parties will not adjust the merger exchange ratio if the market price of TIBCO common stock fluctuates above or below these limits or if the market price of Talarian common stock appreciates in value. The value of TIBCO common stock that Talarian stockholders will receive upon completion of the merger will depend on the average closing trading price of TIBCO common stock. The share prices of both Talarian common stock and TIBCO common stock are subject to price fluctuations in the market for publicly traded equity securities and have each experienced significant volatility. Neither TIBCO nor Talarian can predict the market prices for either Talarian common stock or TIBCO common stock at any time before the completion of the merger or the market price for TIBCO common stock after the merger. TIBCO and Talarian encourage you to obtain current market quotations of TIBCO common stock and Talarian common stock.

The merger may fail to qualify as a reorganization, resulting in the recognition of taxable gains or losses on the receipt of TIBCO common stock for Talarian common stock in the merger.

   At the time you vote on the merger you will not know whether, for United States federal income tax purposes, the issuance to you of TIBCO common stock in the merger will be a taxable event to you. TIBCO and Talarian intend, if possible pursuant to the terms of the merger, for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. TIBCO and Talarian, however, cannot provide any assurance that following the merger the Internal Revenue Service will not challenge the tax status of the merger.

   TIBCO and Talarian will structure the merger as either a forward triangular merger, a reverse triangular merger or a reverse triangular merger followed by a second-step forward triangular merger. The forward triangular merger, if used, is expected to qualify as a reorganization. The reverse triangular merger followed by a second-step forward triangular merger more likely than not will qualify as a reorganization, provided that the fair market value of the TIBCO common stock issued by TIBCO to Talarian stockholders, determined at the completion of the merger, will not be less than 40% of the total fair market value of the aggregate merger consideration paid to or for the benefit of the Talarian stockholders as of the completion of the merger. If the merger qualifies as a reorganization, then you generally will recognize gain for U.S. federal income tax purposes as a result of the merger in an amount equal to the lesser of (a) the amount of cash you receive in the merger and (b) an amount equal to the excess, if any, of (1) the sum of the amount of cash and the fair market value as of the time the merger is completed of the TIBCO common stock you receive in the merger over (2) your adjusted tax basis of your Talarian common stock.

   Alternatively, if TIBCO elects to change the structure of the merger to a reverse triangular merger and TIBCO does not undertake the second-step forward triangular merger, then the merger will not be a reorganization and the issuance of TIBCO common stock and cash to you will be a fully taxable event. In this taxable scenario, you generally will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between
(a) the sum of the cash and the fair market value, as of the completion of the merger, of the TIBCO common stock you receive in the merger and (b) the adjusted tax basis in your shares of Talarian common stock. See "Proposal
No. 1--The Merger--Material United States Federal Income Tax Consequences" on page 54 of this proxy statement/prospectus.

TIBCO will face technical, operational and strategic challenges that may prevent it from successfully integrating Talarian with TIBCO.

   The integration of TIBCO and Talarian will be a time consuming and expensive process and may disrupt the combined company's operations if it is not completed in a timely and efficient manner. If this integration effort is not successful, the combined company's results of operations could be harmed, employee morale could decline, key employees could leave and customers could cancel existing orders or choose not to place new ones. In addition, TIBCO may not achieve any of the anticipated synergies or other benefits of the merger. Following the merger, TIBCO and Talarian must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. TIBCO and Talarian may encounter the following difficulties, costs and delays involved in integrating their operations:

    .  potential incompatibility of business cultures;

    . potential difficulties in successfully integrating the management teams and employees of TIBCO and Talarian;

    . managing the combined company's growth and managing larger, more geographically dispersed operations;

    .  perceived adverse changes in business focus;

    . failure of the combined company to successfully manage relationships with customers, suppliers and other important relationships;

    . failure of the combined company's customers to accept new services or to continue using the products and services of the combined company; and

    . the loss of key employees and diversion of the attention of management from other ongoing business concerns.

The challenges of integrating the businesses of TIBCO and Talarian may be increased by each company's ongoing efforts to integrate recent acquisitions by TIBCO and Talarian.

Failure to complete the proposed merger could adversely affect the market price of Talarian's and/or TIBCO's common stock and future business, operations and prospects.

   The merger is subject to the satisfaction of a number of closing conditions, including the approval by Talarian's stockholders and regulatory agencies, and we cannot assure you that the merger will be successfully completed. In the event that the merger is not completed, Talarian and/or TIBCO may be subject to a number of material risks, including the following:

    .  Talarian may be required to pay TIBCO a termination fee of $3,850,000;

    . To the extent that the current market price for its common stock reflects a market assumption that the merger will be completed, the price of Talarian's common stock may decline;

    . Costs related to the proposed merger, such as legal, accounting, and some advisory fees, must be paid, even if the merger is not completed; and

    . Restoring Talarian's business to its pre-announcement of merger value could take a substantial amount of time and resources, and may not occur.

   Further, if the merger is not completed and Talarian's board of directors determines to seek another business combination, Talarian may not be able to find an acquiror willing to pay an equivalent or more attractive price than that which would have been paid in the merger with TIBCO.

If governmental authorities challenge the merger, the merger may not occur, may be delayed or may occur on unfavorable terms imposed by the governmental authorities.

   Before TIBCO and Talarian may complete the merger, they must submit notifications to antitrust authorities in the United States and other foreign countries and satisfy related waiting period requirements. Pursuant to the Hart-Scott-Rodino Act, TIBCO and Talarian on February 14, 2002 submitted a Premerger Notification and Report Form with respect to the merger to the United States Department of Justice and the United States Federal Trade Commission. On March 15, 2002, each of TIBCO and Talarian received a request for additional information and other documentary material, commonly called a "second request," from the Antitrust Division of the U.S. Department of Justice. Compliance with this request could require TIBCO and Talarian to produce a significant number of documents. Under the Hart-Scott-Rodino Act, this second request extends the waiting period for the merger until 30 days after the parties' substantial compliance with the request. However, TIBCO and Talarian may agree with the Department of Justice not to close the transaction until a specified date after the expiration of the waiting period. The Department of Justice, state antitrust authorities or the antitrust authorities of another country could take administrative or judicial action to prevent the merger from occurring before or after the expiration of the Hart-Scott-Rodino waiting period, or could place conditions on their approval of the merger that may delay the merger, increase the combined company's operating costs, require it to dispose of some of its products or businesses or otherwise limit its future actions. Any such conditions could have a material adverse effect on the business and results of operations of the combined company.

   Pursuant to the merger agreement, TIBCO has no obligation beyond June 30, 2002 to litigate or contest any administrative or judicial action or order that attempts to prevent or restrict consummation of the merger. Moreover, neither TIBCO nor any of its subsidiaries is obligated to divest any of their respective businesses, product lines or assets or otherwise take any action or agree to any limitation that could adversely affect TIBCO. Should U.S. or foreign antitrust authorities take such administrative actions or place such conditions on the merger, TIBCO may refuse to complete the merger.

Delay and uncertainty resulting from prolonged antitrust review of the merger may harm Talarian's business.

   Pursuant to the Hart-Scott-Rodino Act, TIBCO and Talarian are required to await the expiration or early termination of statutory waiting periods and clearance prior to completing the merger. On March 15, 2002, each of TIBCO and Talarian received a request for additional information and other documentary material, commonly called a "second request," from the Antitrust Division of the U.S. Department of Justice. Regardless of whether governmental authorities ultimately challenge the merger on antitrust grounds, the review process could divert the attention and resources of Talarian management, which could harm Talarian's operating results and its business. Additionally, uncertainty regarding completion of the merger could result in employee departures or harm Talarian's relationships with its customers and prospects, which could also harm Talarian's operating results and its business.

Talarian officers and directors have interests that are different from, or in addition to, those of the Talarian stockholders generally.

   The officers and directors of Talarian have interests in the merger that are different from, or are in addition to, those of Talarian stockholders generally. These include:

    . Talarian stock options held by each of Talarian's non-employee directors will become fully accelerated and exercisable, in accordance with their terms, for cash and shares of TIBCO common stock upon the closing of the merger;

    . Talarian stock options held by Talarian's executive officers will be assumed in the merger and will vest as to 50% of such officers' unvested shares upon the closing of the merger. In addition, each of Talarian's executive officers will be entitled to further acceleration of all unvested shares held by them if any such officer's employment with Talarian or TIBCO is terminated, other than for cause, within 60 days prior to or 12 months after the consummation of the merger, or such officer terminates his employment because of an adverse and material change in his compensation or duties;

    . Thomas J. Laffey, a director and executive officer of Talarian, has entered into an employment agreement with TIBCO that is effective upon the consummation of the merger and other officers of Talarian may be employed with TIBCO following the consummation of the merger; and

    . directors and officers of Talarian have customary rights to indemnification against specified liabilities, each has an indemnification agreement with Talarian and TIBCO is required to maintain directors' and officers' liability insurance for them for a specified period of time.

   As a result, these officers and directors could be more likely to vote to approve, and recommend the approval of, the merger agreement and the merger than if they did not hold these interests.

The market price of TIBCO common stock is highly volatile, and if the merger's benefits do not meet the expectations of financial or industry analysts, the market price of TIBCO common stock may decline.

   In the past, TIBCO common stock has experienced substantial price volatility. This volatility might occur in the future, which could cause the TIBCO common stock to be worth less after the merger than before the merger. Volatility can arise particularly in response to quarter-to-quarter variations in the actual or anticipated financial results of TIBCO, its customers or competitors, and announcements by TIBCO or its competitors regarding new product and service introductions. The market price of TIBCO common stock can also fluctuate in response to price and volume fluctuations in the stock market, particularly those that affect the market prices of technology stocks.

   In addition, the market price of TIBCO common stock may decline as a result of the merger if:

    .  the integration of TIBCO and Talarian is unsuccessful;

    . TIBCO does not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts; or

    . the effect of the merger on TIBCO's financial results is not consistent with the expectations of financial or industry analysts.

The business of Talarian could suffer in response to the announcement of the merger.

   The announcement of the merger may have a negative impact on Talarian's ability to sell its products and services, attract and retain key management, development or other personnel, maintain and attract new customers, and maintain strategic relationships with third parties. For example, Talarian may experience cancellations or a decline in the rate of orders for its products or services or a deterioration in its customer relationships. In addition, Talarian's employees may experience uncertainty about their future role with TIBCO.

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

If the merger is not completed, Talarian could be harmed by these adverse changes in its business or the expectation of these changes, and restoring Talarian's business to its pre-announcement value could take a long time and be costly, and may not occur.

The completion of the merger may result in dilution in future per share operating results to the stockholders of TIBCO.

   The completion of the merger will not necessarily result in improved per share operating results of the combined company or a financial condition superior to that which would have been achieved by either of the companies on a stand-alone basis. The merger could fail to produce the benefits that the companies anticipate, or could have other adverse effects that TIBCO and Talarian currently do not foresee. In this event, the merger could result in a reduction of per-share earnings of the combined company as compared to the per-share earnings that would have been achieved if the merger had not occurred.

A pending class-action lawsuit, if successful, could prevent the business combination of TIBCO and Talarian.

   On January 8, 2002, a purported class action complaint was filed in the Superior Court of the State of California for the County of Santa Clara against Talarian and the directors of Talarian. The complaint generally alleges that Talarian and the directors of Talarian have breached their fiduciary duties to the Talarian stockholders in approving the merger, that the directors engaged in self-dealing in connection with their approval of the merger and that, in approving the merger, the directors failed to take steps to maximize the value of Talarian to its stockholders. The complaint seeks class certification and certain forms of equitable relief, including enjoining the consummation of the merger. Talarian believes that the allegations are without merit and intends to defend against the complaint vigorously. Talarian, however, cannot provide any assurance that Talarian or the other defendants will be successful. The defense of this lawsuit could result in the diversion of the time and attention of Talarian's management away from the business operations of Talarian and the completion of the merger, and could prevent the consummation of the merger, which could harm Talarian's business. Negative developments with respect to the lawsuit could cause Talarian's stock price to decline. If Talarian is required to pay any amounts in connection with the resolution of the lawsuit by settlement or otherwise, such a payment may reduce its cash reserves.

Risks Related to TIBCO's Business

   If the merger is successfully completed, holders of Talarian common stock will become holders of TIBCO common stock. TIBCO's business differs from Talarian's business, and TIBCO's results of operations, as well as the price of TIBCO common stock, may be affected by factors different from, or in addition to, those affecting Talarian's results of operations and the price of Talarian common stock before the merger.

   The following risk factors could materially and adversely affect TIBCO's future operating results and prospects and could cause actual events to differ materially from those predicted in forward-looking statements related to its business.

TIBCO has a history of losses and expects future losses, and if TIBCO does not achieve and sustain profitability its business will suffer and its stock price may decline.

   TIBCO may not be able to sustain its growth or obtain sufficient revenue to achieve and sustain profitability. TIBCO incurred net losses of approximately $13.2 million, $25.0 million and $19.5 million in fiscal 2001, 2000 and 1999 respectively. As of November 30, 2001, TIBCO had an accumulated deficit of approximately $75.3 million.

   TIBCO has invested significantly in building its sales and marketing organization and in its technology research and development. TIBCO expects to continue to spend financial and other resources on developing and introducing enhancements to its existing and new software products and its direct sales and marketing activities. As a result, TIBCO needs to generate significant revenue to achieve and maintain profitability.

TIBCO's future revenue is unpredictable, and TIBCO expects its quarterly operating results to fluctuate, which may cause its stock price to decline.

   Period-to-period comparisons of TIBCO's operating results may not be a good indication of its future performance. Moreover, TIBCO's operating results in some quarters may not meet the expectations of stock market analysts and investors. In that event, its stock price would likely decline. As a result of TIBCO's limited operating history, its business strategy and the evolving nature of the markets in which it competes, TIBCO may have difficulty accurately forecasting its revenue in any given period. In addition to the factors discussed elsewhere in this section, a number of factors may cause TIBCO's revenue to fall short of its expectations or cause fluctuations in its operating results, including:

    . the announcement or introduction of new or enhanced products or services by TIBCO's competitors;

    . the amount and timing of operating costs and capital expenditures relating to the expansion of TIBCO's operations; and

    .  the capital and expense budgeting decisions of TIBCO's customers.

   In addition, TIBCO's quarterly operating results are historically subject to variations throughout the year due to seasonal factors, which generally result in lower sales activity in its first and third fiscal quarters.

There can be no assurance that any of TIBCO's customers will continue to purchase its products in the future.

   TIBCO does not have long-term contracts with any of its customers. There can be no assurance that any of TIBCO's customers will continue to purchase its products in the future. As a result, a customer that generates substantial revenue for TIBCO in one period may not be a source of revenue in subsequent periods. One customer accounted for 10.0% and 11.2% of TIBCO's total revenue in the second and third quarters of fiscal 2001, respectively.

TIBCO's licensing and distribution relationship with Reuters places limitations on its ability to conduct its business.

   TIBCO has a significant relationship with Reuters for licensing and distribution. TIBCO's relationship with Reuters involves limitations and restrictions on its business, as well as other risks, described below.

   Reuters has access to the intellectual property used in TIBCO's products, and could use the intellectual property to compete with TIBCO. TIBCO licenses from Reuters the underlying TIB messaging technology, that existed as of December 31, 1996, which is incorporated into some of its important TIBCO ActiveEnterprise products. TIBCO does not own this technology. Reuters is not restricted from using the TIB technology to produce products that compete with TIBCO's products, and it can grant limited licenses to the TIB technology to others who may compete with TIBCO. In addition, TIBCO must license all of the intellectual property and products it creates through December 2011 to Reuters. This will place Reuters in a position to more easily develop products that compete with TIBCO's product offerings.

   TIBCO must rely on Reuters and other distributors to sell its products in the financial services market, and they may not be successful in doing so. Under TIBCO's agreements with Reuters, TIBCO is restricted from selling its products and providing consulting services directly to companies in the financial services market and major competitors of Reuters, and from using the TIB technology TIBCO licenses from Reuters to develop products specifically for use by these companies. Accordingly, TIBCO must rely on Reuters and other third-party resellers and distributors to sell its products to these companies.

   A significant portion of TIBCO's revenue from sales in the financial services market consists of product fees paid to TIBCO by Reuters. Although Reuters is a distributor of TIBCO's products in the financial services market and is required to pay TIBCO guaranteed minimum product fee payments until the end of 2002, Reuters has no contractual obligation to distribute TIBCO's products to financial services customers. Reuters and other distributors may not be successful in selling TIBCO's products into the financial services market, or they may elect to sell competitive third-party products into that market, either of which may adversely affect TIBCO's revenue in that market. In addition, when TIBCO sells to customers in the financial services market, TIBCO must pay a fee to Reuters.

   TIBCO's relationship with Reuters restricts its ability to earn revenue from sales in the financial services market. Under the license agreement, Reuters is required to pay TIBCO product fees based on a percentage of its revenue from sales of TIBCO products in the financial services market, excluding products that are embedded in any Reuters products. These product fees may be materially less than the product fees TIBCO could obtain from other distributors or resellers in the financial services market. In addition, when TIBCO sells its products into the financial services market through third-party distributors other than Reuters, Reuters receives a share of TIBCO's license revenue.

   TIBCO's license agreement with Reuters imposes practical restrictions on TIBCO's ability to acquire other companies. The license agreement places no specific restrictions on TIBCO's ability to acquire companies with all or part of their business in the financial services market. However, under the terms of the license agreement, TIBCO is prohibited from bundling or combining its products that are based on licensed technology with an acquired company's products and services and then selling the bundled or combined products directly to financial services companies. This prohibition could prevent TIBCO from realizing potential synergies with companies it acquires.

The market for e-business infrastructure software may not grow as quickly as TIBCO anticipates, which would cause its revenue to fall below expectations.

   The market for infrastructure software is relatively new and evolving. TIBCO earns a substantial portion of its revenue from sales of its infrastructure software, including application integration software, and related services. TIBCO expects to earn substantially all of its revenue in the foreseeable future from sales of these products and services. TIBCO's future financial performance will depend on continued growth in the number of organizations demanding software and services for application integration, information delivery and seeking outside vendors to develop, manage and maintain this software for their critical applications. Many of TIBCO's potential customers have made significant investments in internally developed systems and would incur significant costs in switching to third-party products, which may substantially inhibit the growth of the market for infrastructure software. If the market fails to grow, or grows more slowly than TIBCO expects, its sales will be adversely affected. In addition, a weakening global economy may lead to slower sales growth.

TIBCO's acquisition strategy could cause financial or operational problems.

   TIBCO's success depends on its ability to continually enhance and broaden its product offerings in response to changing technologies, customer demands, and competitive pressures. To this end, TIBCO may acquire new and complementary businesses, products or technologies. TIBCO does not know if it will be able to complete any acquisitions or be able to successfully integrate any acquired business, operate them profitably, or retain their key employees. Integrating any newly acquired business, product or technology could be expensive and time-consuming, could disrupt TIBCO's ongoing business, and could distract its management. TIBCO may face competition for acquisition targets from larger and more established companies with greater financial resources. In addition, in order to finance any acquisitions, TIBCO might need to raise additional funds through public or private financings. In that event, TIBCO could be forced to obtain equity or debt financing on terms that are not favorable to TIBCO and, in the case of equity financing, that results in dilution to its stockholders. If TIBCO is unable to integrate any newly acquired entity, products or technology effectively, its business, financial condition and operating results would suffer. In addition, any amortization of goodwill and intangible assets or other charges resulting from the costs of acquisitions could harm TIBCO's operating results.

TIBCO's investment strategy could cause financial or operational problems.

   Through November 30, 2001, TIBCO had invested $27.4 million in companies with complementary technologies or products which provide it with access to additional vertical markets and customers, and TIBCO plans to continue making such investments in the future. The companies in which TIBCO invests are often at early stages of development, and no public market exists for their securities at the time of TIBCO's investment. These investments may not result in any meaningful commercial benefit to TIBCO, and TIBCO's investments could lose all or a significant part of their value. Moreover, in certain circumstances, these investments could subject TIBCO to restrictions imposed by the Investment Company Act of 1940. TIBCO might have to take actions, including buying, refraining from buying, selling or refraining from selling securities when it would otherwise not wish to, in order to avoid registration under the Investment Company Act of 1940.

TIBCO's stock price may be volatile, which could cause investors to lose all or part of their investments in TIBCO stock.

   The stock market in general, and the stock prices of technology companies in particular, have recently experienced volatility which has often been unrelated to the operating performance of any particular company or companies. During fiscal 2001, for example, TIBCO's stock price fluctuated between a high of $77.50 and a low of $5.07. If market or industry-based fluctuations continue, TIBCO's stock price could decline in the future regardless of its actual operating performance and investors could lose all or part of their investments.

The rapid growth of TIBCO's operations could strain its resources and cause its business to suffer.

   TIBCO's ability to successfully offer products and services and implement its business plan in a rapidly evolving market requires an effective planning and management process. TIBCO has increased the scope of its operations and has increased its headcount substantially, both domestically and internationally. TIBCO must successfully integrate these new employees into its operations and generate sufficient revenues to justify the costs associated with these employees. If TIBCO fails to successfully integrate employees or to generate the revenue necessary to offset employee-related expenses, it could be forced to reduce its headcount, which would force TIBCO to incur significant expenses and would harm its business and operating results. For example, in response to changing market conditions, in fiscal 2001, TIBCO recorded a restructuring charge of $21.2 million, including $2.8 million related to a reduction of its headcount by approximately 170 employees. TIBCO's growth has placed and will continue to place a significant strain on its management systems, infrastructure and resources. TIBCO expects that it will need to continue to improve its financial and managerial controls, reporting systems and procedures. TIBCO will also need to continue to train and manage its workforce worldwide. Furthermore, TIBCO expects that it will be required to manage an increasing number of relationships with various customers and other third parties. Failure to expand any of the foregoing areas efficiently and effectively could interfere with the growth of TIBCO's business as a whole.

Pending litigation could harm TIBCO's business.

   Between July 6, 2001 and December 6, 2001, several purported class action complaints were filed in the United States District Court for the Southern District of New York against TIBCO, several of its current and former officers and directors and the underwriters of TIBCO's July 1999 initial public offering and March 2000 follow-on offering. The complaints generally allege that the named defendants violated federal securities laws because the prospectuses related the offerings failed to disclose, and contained false and misleading statements regarding, certain commissions purported to have been received by the underwriters, and other underwriter practices, in connection with their allocation of shares in TIBCO's offerings. TIBCO believes that the claims against it and TIBCO's current and former officers and directors are without merit and intends to defend against the complaints vigorously. The complaints do not specify the amount of damages that the plaintiffs seek, and as a result, TIBCO is unable to estimate the possible range of damages that might be incurred as a result of the lawsuits. TIBCO has not accrued any amounts relating to potential damages associated with the lawsuits. The uncertainty associated with a substantial unresolved lawsuit could harm TIBCO's business, financial condition and reputation. The defense of the lawsuits could result in the diversion of TIBCO's management's time and attention away from business operations, which could harm its business.
Negative developments with respect to the lawsuits could cause TIBCO's stock price to decline. In addition, although TIBCO is unable to determine the amount, if any, that it may be required to pay in connection with the resolution of the lawsuits by settlement or otherwise, such a payment could seriously harm TIBCO's financial condition, results of operations and liquidity.

Risks Related to Talarian's Business

   If the merger is not completed, Talarian intends to continue as an independent public company. For more information regarding Talarian, please see "Business of Talarian," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Talarian," Talarian's financial statements and other sections of this document. If Talarian operates as an independent company and if any of the following risks actually occur, Talarian's business, financial condition and results of operations could be seriously harmed.

   If the merger is consummated, Talarian will constitute a part of TIBCO's business, and the combined company may be subject to some of the following risks related to Talarian's business, including, but not limited to, the risks regarding unknown defects in Talarian's products, interruptions in Talarian's service to its customers and the infringement by Talarian of a third party's intellectual property. As a result, it is important for you to carefully consider the following risks related to Talarian's business.

Talarian has a history of losses, expects future losses, and may never achieve or maintain profitability.

   Talarian has a history of losses, expects future losses, and does not expect to achieve profitability in the near future. Talarian incurred net losses of $3.5 million in fiscal 1999, $15.0 million in fiscal 2000 and $23.4 million in fiscal 2001, and $3.1 million in the three months ended December 31, 2001. As of December 31, 2001, Talarian had an accumulated deficit of approximately $51 million. Talarian cannot assure you that its revenue will grow or that it will achieve or maintain profitability in the future. While Talarian intends to maintain controls on expenses at approximately current levels, it may be necessary to increase its future product development, sales and marketing, and administrative expenses. In any event, Talarian will need to increase its revenue substantially to achieve and maintain profitability, which it may not be able to do.

Economic conditions may reduce demand for Talarian's products and services.

   Talarian's revenue, and its ability to achieve and sustain profitability, depends on the overall demand for the software products and services it offers. The general economic slowdown in the world economy has caused many companies to defer purchases of products and services and otherwise altered their purchasing patterns. Capital spending in the information technology sector generally has decreased over the past twelve to eighteen months, and many of Talarian's customers and potential customers have experienced declines in their revenue and operations. The terrorist acts of September 11, 2001 have increased the uncertainty in the economic environment, and Talarian cannot predict the impact of these events or possible similar or related future events on its customers or its business. If United States or global economic conditions worsen, it will likely have a material adverse impact on Talarian's business, operating results, and financial condition.

Talarian's operating results are difficult to predict in advance and may fluctuate significantly, and a failure to meet the revenue expectations of securities analysts or investors might result in a decline in Talarian's stock price.

   Talarian's future operating results may vary significantly. If Talarian's operating results are below the expectations of securities analysts or investors, its stock price is likely to decline.

   Talarian's revenue and operating results have depended upon the volume and timing of customer orders and payments and the date of product delivery. Historically, Talarian has had little backlog and its revenue in any quarter has been substantially dependent upon orders booked in that quarter. In addition, more than 50% of Talarian's license revenue in a given quarter has often been recorded in the third month of that quarter, with a concentration of this revenue in the last two weeks of the third month. Furthermore, more than 50% of Talarian's revenue has often been derived from fewer than 10 customers. For example, in the first quarter ended December 31, 2001, seven customers represented more than 50% of Talarian's revenue and one customer accounted for more than 10% of Talarian's revenue. Talarian expects these trends to continue and, therefore, any failure or delay in the closing of orders could have a material adverse effect on its quarterly operating results. Additionally, since Talarian's operating expenses are based on anticipated revenue and because a high percentage of these expenses are relatively fixed, a shortfall in anticipated revenue could have a significant negative impact on its operating results.

   Other factors that may cause Talarian's revenue or operating results to fall short of expectations include:

    . the uncertainty of current economic conditions and their effect on customer purchase decisions;

    . the amount and timing of sales and marketing expenses and other operating costs and capital expenditures relating to Talarian's business;

    . changes in prices of, and the adoption of different pricing strategies for, Talarian's products and those of its competitors;

    . changes in the demand for Talarian's products due to the announcement or introduction of new or enhanced products or services by Talarian or its competitors;

    .  the capital and expense budgeting decisions of Talarian customers; and

    . the impact of possible acquisitions both on Talarian's operations and on its reported operating results due to associated accounting charges.

Variations in the time it takes Talarian to sell its products may cause fluctuations in its operating results.

   Variations in the length of Talarian's sales cycles could cause its revenue to fluctuate widely from period to period. The period between Talarian's initial contact with a customer and the time when it recognizes revenue from that customer varies widely in length. Talarian's sales cycles typically range from three to nine months. For larger opportunities with new customers, these cycles can be longer. Additionally, due to the mission-critical nature of many deployments of Talarian's products, its customers may take a long time to evaluate Talarian's products, and many individuals may be involved in the evaluation process. In addition, many of Talarian's customers purchase its real-time infrastructure software as part of a large-scale information technology project, which includes the purchase of many products from a number of vendors. Changes in the scheduling of these projects, or delays or problems caused by other vendors or their products, may cause unexpected delays in Talarian's sales cycles.

Competition in the market for Talarian's products is intense; many of Talarian's competitors and potential competitors are much larger than Talarian and have significantly greater resources; Talarian may not be able to compete effectively.

   The market for Talarian's products is intensely competitive, relatively new, rapidly evolving, and subject to rapid technological change. Talarian believes that competition will become more intense in the future and may cause price reductions, reduced gross margins, and loss of market share, any one of which could significantly reduce Talarian's future revenue. Current and potential competitors include:

    . enterprise application integration vendors such as Sybase (NEON), Level 8, IONA, Mercator, TIBCO, webMethods, seeBeyond and Vitria Technology;

    . infrastructure software and application server providers such as IBM, Microsoft, Oracle, Sun and BEA;

    . vendors of widely used operating system software, including Microsoft and Sun Microsystems, which may integrate real-time integration functionality into future versions of their operating system software or introduce directly competing integration functionality; and

    . information technology departments of potential customers which have developed or may develop systems that provide for some or all of the functionality of Talarian's SmartSockets software and related products.

   Many of Talarian's current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases. Talarian's competitors may be able to develop products comparable or superior to those Talarian offers, adapt more quickly than Talarian does to new technologies, evolving industry trends or customer requirements, or devote greater resources to the development, promotion and sale of their products. Many of Talarian's competitors also have well-established relationships with Talarian's existing and prospective customers as well as companies that have significant influence in the industry. Negotiating and maintaining favorable customer and strategic relationships is critical to Talarian's business, and its competitors may be able to negotiate strategic relationships on more favorable terms than Talarian is able to negotiate.

   Furthermore, a number of these competitors may merge or form strategic relationships that would enable them to offer, or bring to market earlier, products or services that are superior to Talarian's products and services in terms of features, quality, pricing or other factors. Talarian expects additional competition from other established and emerging companies. The industry in which Talarian competes is rapidly evolving. Talarian may not be able to compete effectively against current and potential competitors, especially those with significantly greater resources.

Some of Talarian's competitors have significantly broader product offerings, and Talarian may need to partner with third parties to provide a broader range of products and services.

   Talarian's customers often purchase their real-time infrastructure software as part of a large-scale information technology project requiring many products from many vendors. Many of Talarian's competitors offer extended product lines, and some customers may prefer to purchase products from vendors that are able to offer broader functionality than can be provided by Talarian's products alone as part of the customers' overall information technology project. For example, some of Talarian's competitors offer a larger number of "adaptors" that facilitate connecting their products with third-party applications, and some competitors have products that contain a software feature, known as "business logic," that facilitates the routing and delivery of information in a different manner than is used by Talarian's products. In order to compete more effectively, Talarian may need to expand the breadth of its product offerings by partnering with companies offering complementary products. Talarian may not be able to enter into relationships of this type, on reasonable terms or at all, and its failure to do so could adversely affect Talarian's ability to sell its products and services.

Talarian derives more than 85% of its total revenue from the SmartSockets product line and if demand for SmartSockets decreases or does not increase, Talarian's total revenue will not increase and may decrease.

   Talarian currently derives more than 85% of its total revenue from licensing the SmartSockets software product line and providing related consulting and maintenance services. Talarian expects to continue to derive a substantial portion of its revenue from these sources for the foreseeable future. Accordingly, Talarian's future operating results will depend on the demand for SmartSockets by future customers. If Talarian's competitors release products that are superior to SmartSockets in performance or price, SmartSockets is not widely accepted by the market, or Talarian fails to enhance SmartSockets and introduce new versions in a timely manner, demand for this product may decrease or fail to increase. A decline in demand for SmartSockets or a failure of demand to increase, as a result of competition, technological change or other factors, would significantly and adversely affect Talarian's business, financial condition, and operating results.

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If Talarian does not keep pace with technological change or industry standards, its products may not be competitive and Talarian's revenue and operating results may suffer.

   Talarian's industry is characterized by rapid technological change, frequent new product introductions and enhancements, and evolving customer demands and industry standards. Talarian's products may not be competitive if Talarian fails to introduce new products or product enhancements that meet new customer demands, support new standards, or integrate with new or upgraded versions of packaged applications. The development of new products is complex, and there can be no assurance that Talarian will be able to complete development in a timely manner, or at all. There are currently no widely accepted standards in various technical areas of importance to Talarian, including the areas of reliable multicast and business-quality messaging. There can be no assurance that the proposed standards Talarian supports will prevail or be widely adopted. Talarian believes that it will need to continue to enhance its products and develop new products to keep pace with competitive and technological developments and evolving industry standards, and Talarian's failure to do so on a timely basis, or to achieve market acceptance for its products, would harm its revenue and operating results.

Failure to develop and maintain key strategic relationships could cause Talarian to lose market opportunities and limit its growth.

   Talarian believes that its success in penetrating its target markets depends in part upon Talarian's ability to develop and maintain strategic relationships with key original equipment manufacturers, systems integrators, distributors, and independent software vendors. Relationships with these parties are also important because they often influence a customer's decision on which infrastructure software will be used for a project. Talarian believes these relationships will introduce its products to potential customers and provide Talarian with insights into new technologies to which it may not otherwise have access. For example, a system integrator that is responsible for reengineering a network may be heavily involved in analyzing and ultimately selecting the infrastructure software to be used in the network. To date, Talarian has informal working relationships with several system integrators and formal agreements with only a limited number of system integrators. Some of Talarian's competitors have developed more strategic relationships than Talarian has. Talarian cannot be certain that it will be able to establish relationships with additional companies on a timely basis, or at all, or that these companies will devote adequate resources to embedding, promoting or selling its products. Potential conflicts between Talarian's direct sales force and third-party reselling efforts could also limit its ability to develop additional key strategic relationships. If Talarian fails to develop these strategic relationships, or if any of Talarian's current relationships with these types of organizations is terminated, Talarian might lose important revenue opportunities and its growth might be limited.

If Talarian fails to continue to penetrate key target markets, such as the financial services market, or if these markets fail to grow as anticipated, its revenue growth will be impaired.

   Talarian is focusing its engineering and sales and marketing resources to penetrate the financial services, aerospace, and high technology manufacturing (hardware and software original equipment manufacturers and independent software vendors) markets. If Talarian fails to address the needs of these key markets, its revenue growth will be impaired. In recent years, Talarian has directed its sales and marketing efforts toward companies in such diverse industries as financial services, business-to-business e-commerce, telecommunications, high technology manufacturers (hardware and software companies), embedded operating systems, cable television, transportation, and aerospace industries. In fiscal 2001, less than 20% of Talarian's revenue was derived from customers in markets outside the financial services, aerospace, and high technology manufacturing markets. While Talarian will be focusing on the markets in which it expects to derive a majority of its revenue, Talarian will be more vulnerable to economic downturns or other adverse conditions affecting these key markets. Additionally, these markets are rapidly changing. Customers in these markets may require Talarian to change its product design or features, sales methods, support capabilities or pricing policies. The costs of addressing these requirements, as well as the failure to do so, could be substantial and could adversely affect Talarian's operating results.

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Doing business outside the United States involves numerous risks that could negatively affect Talarian's financial results.

   Approximately 12% of Talarian's revenue was derived from international sources in the three months ended December 31, 2001 and approximately 18% of Talarian's revenue was derived from international sources in fiscal 2001. To service the needs of these customers, Talarian must provide worldwide product support and services. International operations require significant management attention and financial resources that could adversely affect Talarian's operating margins and earnings. Talarian may not be able to maintain or increase international market demand for its products. In such event, Talarian's international sales will be limited, and its business, operating results and financial condition could be materially and adversely affected. In attempting to conduct and expand business internationally, Talarian would remain exposed to various risks that could adversely affect its international operations and, consequently, its operating results, including:

    .  difficulties and costs of staffing and managing international operations;

    .  fluctuations in currency exchange rates;

    . unexpected changes in regulatory requirements, including imposition of currency exchange controls, applicable to Talarian's business or to the Internet;

    . difficulties and additional costs of tailoring Talarian's products to meet the demands of foreign markets;

    .  political and economic instability; and

    .  potentially reduced protection for intellectual property rights.

The loss of key management personnel, on whose knowledge, leadership and technical expertise Talarian relies, would adversely affect Talarian's ability to execute its business plan.

   Talarian's success depends heavily upon the continued contributions of its key management personnel, whose knowledge, leadership, and technical expertise would be difficult to replace. In particular, Talarian relies upon the leadership of Paul A. Larson, its President and Chief Executive Officer, and Thomas J. Laffey, its Chief Technical Officer. If Talarian were to lose the services of any of its key personnel, its ability to execute its business plan would be adversely affected. All of Talarian's executive officers and key personnel are employees at-will. Talarian maintains no key person insurance other than $500,000 on Thomas J. Laffey and $500,000 on Paul A. Larson.

Talarian's software products may have unknown defects, which could harm Talarian's reputation, decrease market acceptance of its products, cause Talarian to lose customers and revenue, and result in liability.

   Talarian's products are created using highly complex software, both internally developed and licensed from third parties. Highly complex software may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Talarian may not discover software defects that affect its current or future products or enhancements until after they are sold. Any interruptions caused by unknown defects in Talarian's products could cause substantial damage to its customers' businesses and could damage Talarian's reputation, cause its customers to initiate product liability suits against Talarian, increase product development costs, divert its product development resources, cause Talarian to lose revenue or delay market acceptance of its products.

Talarian could receive negative publicity and suffer injury to its reputation if well-known customers suffer service interruptions.

   Many of Talarian's customers, including financial exchanges, telecommunications companies and large-scale independent software vendors, rely upon Talarian's infrastructure software to provide widely used and highly publicized services. If any of these customers were to suffer a service interruption, Talarian could receive negative publicity and suffer injury to its reputation even if these interruptions were wholly unrelated to the performance of Talarian's products. The degree of this injury could be grossly disproportionate to the actual contribution of Talarian's products to the service interruption.

Talarian's products may infringe the intellectual property rights of others, which may cause Talarian to become subject to expensive litigation, cause Talarian to incur substantial damages or license fees, or prevent Talarian from selling its products.

   Talarian cannot be certain that its products do not and will not infringe issued patents or other intellectual property rights of others. Historically, patent applications in the United States have not been publicly disclosed until the patent is issued, and Talarian may not be aware of filed patent applications that relate to its products or technology. If patents later issue on these applications, Talarian may be liable for infringement. Talarian may also be subject to legal proceedings and claims in the ordinary course of its business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by Talarian or its licensees in connection with their use of Talarian's products. Intellectual property litigation is expensive and time-consuming, and could divert Talarian's management's attention away from operating Talarian's business. If Talarian discovered that its products infringe the intellectual property rights of others, Talarian would need to obtain licenses from these parties or substantially reengineer its products in order to avoid infringement. Talarian might not be able to obtain the necessary licenses on acceptable terms or at all, or to reengineer its products successfully. Moreover, if Talarian is sued for infringement and loses the suit, Talarian could be required to pay substantial damages or enjoined from licensing or using the infringing products or technology. Any of the foregoing could cause Talarian to incur significant costs and prevent Talarian from selling its products.

Talarian's intellectual property could be used by others without Talarian's consent.

   Talarian relies primarily on a combination of copyrights, trademarks, trade secret laws, and contractual obligations with employees and third parties to protect its proprietary rights. Talarian does not currently own any issued patents, and other protection of Talarian's intellectual property will not prevent third parties from independently developing similar or competitive technology. Moreover, despite Talarian's efforts to protect its proprietary rights, unauthorized parties may copy aspects of Talarian's products and obtain and use information that Talarian regards as proprietary. In addition, other parties may breach confidentiality agreements or other protective contracts into which Talarian has entered, and Talarian may not be able to enforce its rights in the event of these breaches. Furthermore, Talarian expects that its international operations will be increased in the future, and the laws of many foreign countries do not protect Talarian's intellectual property rights to the same extent as the laws of the United States.

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                    ANNUAL MEETING OF TALARIAN STOCKHOLDERS

   Talarian is furnishing this proxy statement/prospectus to you in order to provide you with important information regarding the merger and the other matters that are, or may come, properly before the Talarian annual meeting in connection with the solicitation of proxies by Talarian's board of directors for use at the annual meeting of the Talarian stockholders and at any adjournment or postponement of the annual meeting. Talarian first mailed this proxy statement/prospectus and the accompanying proxy card to its stockholders on or about March 26, 2002.

Date, Time and Place of the Annual Meeting

   Talarian will hold an annual meeting of its stockholders on Tuesday, April 23, 2002, at 10:00 a.m., Pacific Time, at the principal executive offices of Talarian located at 333 Distel Circle, Los Altos, California 94022.

Matters to be Considered at the Annual Meeting

   At the annual meeting, Talarian stockholders will be asked:

    1. To approve and adopt the merger agreement and the merger.

    2. To elect two Class II directors to hold office, each to serve until the earlier of the expiration of a three year term (or until his successor has been elected and qualified or until his earlier resignation or removal) or the consummation of the merger. The Talarian board of directors intends to present the following nominees for election as directors:

       Class II Directors:  Paul D. Callahan
                            Brian T. Horey

    3. To ratify the selection of KPMG LLP as Talarian's independent auditors for the year ending September 30, 2002.

    4. To transact any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

   The Talarian board of directors does not know of any matter that is not referred to in this proxy statement/prospectus to be presented for action at the annual meeting. As to any business that may properly come before the annual meeting or any adjournment or postponement of the meeting, however, it is intended that proxies, in the form enclosed with this proxy statement/prospectus, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Recommendation of Talarian's Board of Directors

   After careful consideration, the Talarian board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Talarian board of directors believes that the merger agreement and the merger are advisable, fair to, and in the best interests of, Talarian and its stockholders. The Talarian board of directors unanimously recommends that its stockholders vote FOR the approval and adoption of the merger agreement and the merger.

   The Talarian board of directors also unanimously recommends that the Talarian stockholders vote FOR the election of each of the nominated Class II directors and FOR the ratification of the selection of KPMG LLP as Talarian's independent auditors.

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

Record Date

   The record date for determining the Talarian stockholders entitled to vote
at the annual meeting is        March 14, 2002. Only holders of record of
Talarian common stock at the close of business on that date are entitled to vote at the annual meeting. As of the record date, there were 19,507,745 shares of Talarian common stock issued and outstanding, held by approximately 226 stockholders of record. As of the record date, the directors and executive officers of Talarian and their affiliates held 7,191,304 outstanding shares of Talarian common stock. Each share of Talarian common stock issued and outstanding as of the record date entitles its holder to cast one vote at the annual meeting.

Quorum

   In order to conduct business at the annual meeting, a quorum must be present. The required quorum for the transaction of business at the annual meeting is holders, present in person or by proxy, of a majority of the shares of Talarian common stock issued and outstanding on the record date. Talarian will treat shares of common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the meeting for purposes of determining the existence of a quorum. If sufficient votes to constitute a quorum or to approve and adopt the merger agreement and the merger are not received by the date of the annual meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Adjournment would require the affirmative vote of the holders of a majority of the outstanding Talarian common stock present in person or represented by proxy at the annual meeting. The persons named as proxies would generally exercise their authority to vote in favor of adjournment.

Vote Required

   Each share of Talarian common stock issued and outstanding as of the record date entitles its holder to cast one vote at the annual meeting. Holders of Talarian common stock are not entitled to cumulative voting. The inspector of elections appointed for the annual meeting will tabulate the votes.

   Proposal No. 1. A majority of the shares of Talarian common stock outstanding on the record date must be voted for the proposal to approve and adopt the merger agreement and the merger in order for the proposal to pass.

   Proposal No. 2. With respect to proposal No. 2, two Class II directors will be elected by a plurality of the votes of the shares of Talarian common stock present in person or represented by proxy at the annual meeting and voting on the election of directors.

   Proposal No. 3. Approval of proposal No. 3 requires the affirmative vote of a majority of the shares of Talarian common stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal.

Voting of Proxies

   The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Talarian board of directors for use at the annual meeting.

   General.   Shares represented by a properly signed and dated proxy will be voted at the annual meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but which do not contain voting instructions will be voted FOR each of the proposals, or, in the case of proposal No. 2, as a vote FOR the election of each of the director nominees. The proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the meeting.

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

   Abstentions. A properly executed proxy marked "ABSTAIN" will not be voted for or against any proposal to be voted upon at the annual meeting. Because the affirmative vote of a majority of the outstanding shares of Talarian common stock is required to approve and adopt the merger agreement and the merger, if you mark your proxy "ABSTAIN," it will have the effect of a vote against approval and adoption of the merger agreement and the merger. Because the affirmative vote of a majority of the shares of Talarian common stock present in person or represented by proxy at the annual meeting is required to approve proposal No. 3, if you mark your proxy "ABSTAIN" with respect to such proposal, it will have the effect of a vote against approval of such proposal. Because only votes cast determine the outcome of the vote on proposal No. 2, if you mark your proxy "ABSTAIN" with respect to such proposal, it will have no effect on that proposal.

   Broker Non-Votes.   If your shares are held by your broker, your broker will
vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Talarian common stock without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares of Talarian common stock is required to approve and adopt the merger agreement and the merger, if you do not instruct your broker how to vote, it will have the effect of a vote against approval and adoption of the merger agreement and the merger. Because only votes cast determine the outcome of the vote on proposals No. 2 and 3, if you do not instruct your broker how to vote, your proxy will have no effect on these proposals.

   Voting Shares Held in Person that are Held Through Brokers.   If your shares
are held of record by your broker, bank or another nominee and you wish to vote those shares in person at the annual meeting, you must obtain from the nominee holding your Talarian common stock a properly executed legal proxy identifying you as a Talarian stockholder, authorizing you to act on behalf of the nominee at the Talarian annual meeting and identifying the number of shares with respect to which the authorization is granted.

How to Revoke a Proxy

   If you submit a proxy, you may revoke it at any time before it is voted by:

    . delivering to the secretary of Talarian a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

    . submitting to the secretary of Talarian a new, signed proxy with a later date than the proxy you wish to revoke; or

    .  attending the annual meeting and voting in person.

   Notices to the secretary of Talarian should be addressed to Secretary, Talarian Corporation, 333 Distel Circle, Los Altos, California 94022.

Solicitation of Proxies and Expenses

   Talarian will pay its own expenses for soliciting proxies. Talarian has hired a proxy solicitation firm, Mellon Investor Services LLC, to assist in the solicitation of proxies from Talarian stockholders. Mellon Investor Services LLC will receive customary fees and expense reimbursement for these services. In addition to solicitation by mail, directors, officers and employees of Talarian may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail and in person. Talarian will request brokers, nominees, fiduciaries and other custodians to forward proxy materials to beneficial owners of Talarian common stock, and Talarian will reimburse them for their reasonable out-of-pocket expenses.

   Talarian stockholders should not send their stock certificates with their proxies. A letter of transmittal with instructions for surrender of Talarian common stock certificates will be mailed to the Talarian stockholders as soon as practicable after the completion of the merger.

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Voting Agreements

   Nine Talarian stockholders holding approximately 34.2% of the outstanding voting power of Talarian common stock entitled to vote at the annual meeting have agreed to vote all of their shares of Talarian common stock in favor of the approval and adoption of the merger agreement and the merger, and against competing proposals for the acquisition of Talarian and have executed proxies with respect to their shares in favor of TIBCO.

Appraisal Rights

   Under Delaware law, Talarian stockholders are entitled to appraisal rights with respect to the merger and, if the merger is completed, to receive payment in cash for the fair value of their shares of Talarian common stock. In general, to preserve their appraisal rights, Talarian stockholders who wish to exercise these rights must:

   . deliver a written demand for appraisal to Talarian at or before the time the vote is taken at the Talarian annual meeting;

   . not vote their shares for approval and adoption of the merger and the merger agreement;

   . continuously hold their shares of Talarian common stock from the date they make the demand for appraisal through the closing of the merger; and

   . comply with the other procedures set forth in Section 262 of the Delaware General Corporation Law.

The text of Section 262 of the Delaware General Corporation Law governing appraisal rights is attached to this proxy statement/prospectus as Annex D. Your failure to comply with the procedures described in Annex D will result in the loss of appraisal rights. You are encouraged to read the text of Section 262 governing appraisal rights carefully and "Proposal No. 1--The Merger--Appraisal Rights" in this proxy statement/prospectus.

Future Stockholder Proposals of Talarian

   If the merger is not completed, Talarian will convene a 2003 annual meeting of stockholders. Proposals of stockholders for inclusion in Talarian's proxy statement and form of proxy relating to Talarian's 2003 annual meeting of stockholders must be received by October 15, 2002. Stockholder proposals received by Talarian at its principal executive offices after December 31, 2002 will be considered untimely and may not be presented at Talarian's 2003 annual meeting. Stockholders should address their proposals to Secretary, Talarian Corporation, 333 Distel Circle, Los Altos, California 94022.

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                          PROPOSAL NO. 1--THE MERGER

   This section of this proxy statement/prospectus describes the principal aspects of the proposed merger, including the merger agreement. While TIBCO and Talarian believe that this description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to Talarian stockholders. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement and the other annexes to this proxy statement/prospectus carefully and in their entirety.

Background of the Merger

   On December 10, 1999, Vivek Y. Ranadive, President and Chief Executive Officer of TIBCO, contacted Paul A. Larson, President and Chief Executive Officer of Talarian, to discuss a potential business combination or strategic licensing transaction between the two companies. Following one meeting, the companies discontinued discussions due to differences regarding valuation and other issues, and Talarian proceeded with its initial public offering in July 2000.

   In late October 2000, at TIBCO's request, Mr. Larson met with Rajesh Mashruwala, Executive Vice President of TIBCO, and subsequently, with Mr. Mashruwala, Murray Rode, Chief Corporate Development Officer of TIBCO, and Christopher G. O'Meara, then Vice President of Finance of TIBCO (now Executive Vice President, Chief Financial Officer), to discuss a potential business combination between TIBCO and Talarian. Further discussions were again discontinued by Talarian over valuation issues.

   Commencing in late-February 2001 and continuing through Lehman Brothers' formal engagement in September 2001, Talarian executives held a number of discussions with representatives of Lehman Brothers regarding strategic opportunities for Talarian.

   In April 2001, Talarian was contacted by another company, Company A, regarding a potential business combination or other strategic relationship between the companies. These discussions continued through the spring and summer of 2001. In late-July, 2001, Talarian provided Company A with due diligence materials regarding Talarian. Also in late-July, 2001, Mr. Rode contacted Michael A. Morgan, Chief Financial Officer of Talarian, to initiate further discussions between TIBCO and Talarian.

   On August 6, 2001, Thomas J. Laffey, Vice President and Chief Technical Officer of Talarian, and Mr. Morgan met with Messrs. Mashruwala, Rode, O'Meara and Hemanth Parasuram, Associate Director, Corporate Development, of TIBCO, regarding a potential business combination between the companies. Later that day, Messrs. Laffey and Morgan met with executives of Company A regarding a potential business combination between Talarian and Company A.

   On August 17, 2001, the Talarian board of directors appointed directors Paul Callahan, David Gold and Brian Horey as a strategic opportunities committee to review and evaluate strategic alternatives available to Talarian. On August 22 and 23, 2001, the strategic opportunities committee held meetings with Talarian management to review potential business combination and other strategic transaction opportunities and to discuss the formal engagement of Lehman Brothers.

   During the week of August 27, 2001, Mr. Morgan and Mr. Rode met to further discuss aspects of a strategic transaction between TIBCO and Talarian. On August 28 and 29, 2001, the strategic opportunities committee of the Talarian board of directors held further meetings with Talarian management to examine the strategic alternatives facing Talarian and other potential partners for a strategic transaction. Following these meetings, Messrs. Larson, Laffey and Morgan discussed with representatives of Lehman Brothers the status of discussions with TIBCO and Company A, as well as having Lehman Brothers contact additional companies that could potentially be interested in pursuing a strategic transaction with Talarian. Shortly following these meetings, discussions with Company A were terminated due to valuation issues, declines in Company A's stock price and a shift in strategic focus at Company A.

   On September 5, 2001, Messrs. Larson, Laffey, Morgan and Mark Mahowald, Chief Operating Officer of Talarian, met with Messrs. Ranadive, Rode and Parasuram, during which the parties discussed a potential business combination, the TIBCO management discussed TIBCO's business plans and gave the Talarian executives a tour of TIBCO's facilities.

   On September 7, 2001, executives of another company, Company B, contacted Mr. Morgan to discuss a potential business combination transaction between Talarian and Company B and to exchange information regarding their respective businesses. An additional meeting between such executives regarding such matters was held on September 10, 2001.

   On September 14, 2001, the Talarian board of directors met and, among other things, reviewed the status of the various strategic alternatives then under consideration. At this meeting, the Talarian board of directors appointed director David Caplan to the strategic opportunities committee, replacing Brian Horey who had resigned on August 29, 2001. Also on September 14, Talarian formally engaged Lehman Brothers to act as Talarian's exclusive financial advisor to identify strategic opportunities for Talarian and assist the company in evaluating and negotiating terms of any potential strategic transactions.

   Following this meeting, Talarian management and representatives of Lehman Brothers further considered the companies that could potentially be interested in pursuing a business combination or other strategic transaction with Talarian and such companies' respective business strategies, market valuations and financial abilities to pursue and consummate such a transaction. As a result of such analysis, under the direction of the Talarian board strategic opportunities committee, during the months of September, October and November 2001, representatives of Lehman Brothers contacted the eight companies (including TIBCO, Company A and Company B) that the board had determined would likely be interested in evaluating a potential business combination or other strategic transaction with Talarian. Although several meetings were held between Lehman Brothers and Talarian personnel and representatives of some of these parties, other than TIBCO and Company B, each of the companies ultimately responded that they were either unable to, or not interested in, pursuing any such transaction with Talarian at such time.

   At an October 12, 2001 meeting of the Talarian board of directors, Mr. Larson discussed with the board the status of Lehman Brothers' contacts with the potentially interested parties. On October 16, 2001, the strategic opportunities committee of the Talarian board met with representatives of Lehman Brothers to further discuss the results of these contacts.

   On November 16, 2001, the Talarian board of directors met and, among other things, reviewed with Mr. Larson the status of Lehman Brothers' contacts with the potentially interested parties. On November 19, 2001, members of TIBCO's management met with Messrs. Larson, Laffey, Morgan and David Gold, a Talarian director, and representatives of Lehman Brothers to discuss aspects of a business combination between the companies. Later that evening Messrs. Laffey, Larson, Gold, Mashruwala, O'Meara and Parasuram and representatives of Lehman Brothers attended a dinner meeting.

   On December 4, 2001, Company B conducted an all-day due diligence session with Talarian management and representatives of Lehman Brothers. From December 11, 2001 through December 18, 2001, members of Talarian's management held a series of teleconference meetings with Company B executives to review additional due diligence matters regarding Talarian.

   On December 14, 2001, the Talarian board of directors met with representatives of its outside legal counsel, Fenwick & West LLP, to, among other things, discuss the status of contacts with the parties potentially interested in pursuing a strategic transaction with the company.

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

   On December 20, 2001, Company B contacted Lehman Brothers to make a preliminary proposal regarding a transaction in which it would acquire Talarian and requested that Talarian enter into an exclusive negotiating period regarding any strategic transaction involving Talarian. On the evening of December 20, 2001 the Talarian board of directors held a meeting with representatives of Lehman Brothers and Fenwick & West to discuss the terms proposed by Company B and whether Talarian should enter into an exclusive negotiating period. At this meeting, the board authorized Talarian's management to negotiate with Company B acceptable terms under which Talarian would enter into an exclusivity agreement.

   On December 21, 2001, representatives of Company B's legal counsel and Fenwick & West commenced negotiations on exclusivity terms. Also on December 21, representatives of Lehman Brothers and Messrs. Mashruwala and Rode of TIBCO held discussions following which TIBCO informed Lehman Brothers that it was interested in potentially acquiring Talarian. On the evening of December 21, the strategic opportunities committee of the Talarian board of directors met by teleconference to discuss the potential transactions with TIBCO and Company B and determined that Talarian and its advisors should pursue non-exclusive parallel discussions with both potentially interested parties. Following this meeting, representatives of Talarian, Lehman Brothers and Fenwick & West contacted representatives of both TIBCO and Company B to notify them that Talarian would be willing to engage in parallel negotiations regarding a strategic transaction but would not enter into exclusive discussions with either party.

   On December 22 and 23, 2001, representatives of TIBCO and Talarian, their legal advisors and Lehman Brothers discussed potential terms for a business combination between the companies.

   On December 23, 2001, the Talarian board of directors held a meeting with representatives of Lehman Brothers and Fenwick & West to discuss the status and substance of the negotiations with TIBCO. Following discussion, the Talarian board of directors authorized Talarian management and its advisors to continue negotiations with TIBCO and Company B. Despite invitations by Lehman Brothers and Talarian management to do so, Company B elected not to continue its negotiations with Talarian.

   From December 24, 2001 through January 3, 2002, representatives of TIBCO and Venture Law Group, outside counsel to TIBCO, performed a due diligence investigation of Talarian, including receiving presentations by Talarian management and Lehman Brothers regarding Talarian's business and finances, and reviewing Talarian's legal and business documents.

   On December 27, 2001, Venture Law Group provided Talarian with a draft definitive merger agreement and form of voting agreement. From December 28, 2001 through January 4, 2002, representatives of Fenwick & West and Venture Law Group negotiated the terms of the transaction documents.

   On December 29, 2001, members of TIBCO management reviewed TIBCO's business, products and financial position with Messrs. Morgan and Laffey and representatives of Lehman Brothers.

   On December 30, 2001, the Talarian board of directors held a meeting with representatives of Lehman Brothers and Fenwick & West to discuss the negotiations with TIBCO. The board also discussed with its advisors the results of Lehman Brothers' and Talarian management's business due diligence analysis of TIBCO.

   On January 2, 2002, the TIBCO board of directors met with senior management and in-house counsel at a special meeting of the board to review the status of the negotiations with Talarian, the terms of the merger and TIBCO's due diligence review of Talarian. At this meeting, TIBCO's management reviewed the proposed financial terms and other terms of the merger with the board, including the proposed per share purchase price and conversion price of outstanding Talarian common stock and options of $5.30 per share, half in TIBCO common stock and half in cash. Following these presentations, the board engaged in a full discussion of the terms of the proposed transaction and its advisability. At the conclusion of this meeting, TIBCO's board of directors approved the terms of the merger and authorized management to proceed with the execution of the transaction documents.

   On January 2, 2002, TIBCO notified Talarian that it was prepared to enter into a merger agreement providing for $5.30 in value for each Talarian share and option, half in cash and half in TIBCO stock, on substantially the terms and conditions set forth in the merger agreement. Following this discussion, the Talarian board met with its financial and legal advisors to discuss the TIBCO transaction. At this meeting, representatives of Fenwick & West provided the board with a detailed review of the proposed terms of the transaction agreements. Representatives of Lehman Brothers made a presentation to the board of their preliminary valuation analysis of the proposed transaction. Following discussion, the board authorized the company's management to continue final negotiations on the transaction. Also on January 2, 2002, TIBCO provided Mr. Laffey with a draft employment agreement and non-competition agreement. These agreements were negotiated over the next two days.

   On the evening of January 3, 2002, the Talarian board of directors met to consider the proposed transaction with TIBCO. Representatives of Fenwick & West reviewed with the board proposed resolutions for the remaining open issues in the transaction documents. Representatives of Lehman Brothers provided an updated financial analysis of the transaction, and delivered to the board its oral opinion, subsequently confirmed in writing, that the consideration to be received by Talarian stockholders in the transaction is fair to such stockholders from a financial point of view. Following discussion, the Talarian board unanimously approved the merger and related transaction matters.

   Late in the evening of January 4, 2002, the transaction documents were executed by the parties to such agreements. On January 5, 2002, TIBCO and Talarian issued a joint press release publicly announcing the transaction.

Reasons for the Merger

   TIBCO's Reasons for the Merger. TIBCO's board of directors and management believe that the merger will benefit TIBCO and its stockholders for the following reasons:

    . Extension of Product Line and Technology Capabilities. The acquisition of Talarian will extend TIBCO's leadership in offering messaging solutions for the fast-growing business integration market. Talarian's products will provide complementary functionality to TIBCO's current messaging technologies for certain applications in industries that are important to TIBCO. TIBCO believes that complementary solutions will provide additional revenue opportunities from current customers.

    . Expansion of Customer Base. The merger of TIBCO and Talarian will provide TIBCO with access to Talarian's 300 customers focused mainly in the financial services, telecommunications and aerospace industries. TIBCO believes that this access will provide additional revenue from these customers as it opens up sales channels for TIBCO's current product lines.

    . Terms of the Merger Agreement. The terms of the merger agreement and related agreements, including price and structure, are considered by both the TIBCO board of directors and senior management to provide a fair and equitable basis for the merger.

   Talarian's Reasons for the Merger. The Talarian board of directors has determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, Talarian and its stockholders. In reaching its unanimous decision to approve the merger agreement and the merger, the Talarian board of directors consulted Talarian's management, financial advisors and legal counsel, and identified and considered many factors which, when taken as a whole, supported its decision. The Talarian board of directors considered the following material information and factors in reaching its determination to approve the merger agreement and the merger:

    . The board considered that the $5.30 price proposed in the merger represented a 76.7% premium to the $3.00 closing price of Talarian common stock on The Nasdaq Stock Market on January 3, 2002, the last full trading day prior to the board's meeting on January 4, 2002 to approve the merger, a premium of 101.5% to the average closing price of Talarian common stock for the 30 consecutive trading day period prior to January 3, 2002 and a premium of 165.0% to the average closing price of Talarian common stock for the 90 consecutive trading day period prior to January 3, 2002. The board also considered current financial market conditions and the historic volatility and trading prices of Talarian common stock and TIBCO common stock, as well as the board's expectations regarding the potential for future increases in the trading prices of the two stocks.

    . The board considered that $2.65 of the merger consideration to be received by the Talarian stockholders will be paid in cash, ensuring the delivery of a certain amount of fixed value to Talarian stockholders despite overall stock market or software industry volatility or adverse changes in TIBCO's business or common stock price. In agreeing to a transaction containing this fixed cash consideration, the board also sought to ensure that Talarian stockholders would benefit from Talarian's own cash position.

    . The board considered that the portion of the merger consideration to be delivered in TIBCO common stock will reflect a value equal to $2.65 if the average closing price of TIBCO stock during the ten trading days preceding the closing of the transaction is between $16.21 and $12.16, that this structure delivers certain value if TIBCO stock is within such range and a beneficial, asymmetrical "collar" that permits Talarian stockholders to benefit from a fixed exchange ratio if such closing value for TIBCO common stock exceeds $16.21, an increase of only 2.4% from the $15.83 closing price of TIBCO stock on January 3, 2002, the last full trading day prior to the board's meeting on January 4, 2002 to approve the merger, but that for the fixed exchange ratio to adversely affect Talarian stockholders, TIBCO common stock would have to decline below $12.16, a more than 23.2% decrease from its $15.83 closing price on January 3, 2002.

    . The board considered favorably the analyses and presentation of Lehman Brothers on the financial aspects of the merger, including its opinion to the Talarian board of directors, dated as of January 3, 2002, as to the fairness, from a financial point of view, to the holders of Talarian common stock of the merger consideration to be received by the holders of Talarian common stock in the merger.

    . The board considered the significantly larger market capitalization of TIBCO than Talarian and the corresponding increase in trading liquidity for Talarian stockholders as a result of the merger.

    . The board considered favorably the terms of the merger agreement, including the limited conditions to closing the merger, TIBCO's limited rights to terminate the merger agreement, and Talarian's rights under the merger agreement to consider superior acquisition proposals and to alter its recommendation to approve the merger should it determine that its fiduciary duties to Talarian stockholders so require.

    . The board considered the likelihood that TIBCO and Talarian would be able to complete the merger, including their ability to obtain the necessary regulatory approvals.

    . The board considered the expected tax treatment of the merger for United States federal income tax purposes, including the possibility that the merger would not be treated as a "reorganization" under the tax code, but that in any event, Talarian stockholders would receive in the merger cash and registered shares of a highly liquid security.

    . The board considered that it had reviewed with its financial advisor the companies that would potentially be interested in pursuing a business combination or other strategic transaction with Talarian and such companies' respective market capitalizations and financial abilities to pursue and consummate such a transaction, and at the board's direction, had Talarian's financial advisor contact those that the board, Talarian management and such financial advisor considered likely to be interested in evaluating an acquisition of or business combination with Talarian, and that such parties either were not interested in such a transaction or expressed interest in a transaction that would deliver significantly less value to Talarian stockholders than the merger.

    . The board considered the opportunity for existing Talarian stockholders to participate in the future growth of TIBCO, whose resources combined with those of Talarian may enhance the combined company's ability to respond more quickly and effectively to increased competition and demands in targeted markets.

    . The board considered the nature of each of TIBCO's and Talarian's products and services and the potential for the product and service offerings of the combined company to extend the breadth and functionality of infrastructure software products and services for businesses to exchange information in real time, both internally and with their partners, suppliers and customers.

    . The board considered the ability of the combined company to take advantage of the technology, research and development resources, and deployment expertise of Talarian and TIBCO in order to bring new products and services to market in a timely fashion.

    . The board considered the opportunities and risks of continuing to operate Talarian as an independent company and the difficulties of competing in rapidly evolving and highly competitive markets with enterprise application vendors, infrastructure software providers and operating system software vendors, many of whom have significantly larger product lines, sales and marketing capabilities and financial resources than Talarian, and the Talarian board's conclusion that a combination with TIBCO is a superior alternative.

    . The board considered historical information concerning TIBCO's and Talarian's respective businesses, financial performance and condition, operations, prospects, technology, management, competitive position and stock performance.

   In reaching its decision to approve the merger agreement and the merger and to recommend approval of the merger agreement and the merger to Talarian's stockholders, Talarian's board of directors also considered a number of potentially negative factors concerning the merger. These factors included the following:

    . The board considered the possible effects of the public announcement of the merger on Talarian's sales and its relationships with its suppliers, customers and employees as a result of the merger.

    . The board considered the risk to Talarian's business, sales, operations and financial results in the event that the merger is not consummated.

    . The board considered the risk that because the merger provides for a "collar" on the adjustment of the exchange ratio, if the average closing price of TIBCO common stock used to determine the exchange ratio is below $12.16, the value to be received by Talarian stockholders in the merger will be less than $5.30.

    . The board considered the risks of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger with TIBCO.

    . The board considered the challenges of combining the businesses, assets and workforces of Talarian and TIBCO and the risks of not achieving anticipated business, technological and financial synergies of the combination, as well as other matters that might adversely affect the trading price of the TIBCO common stock received in the merger.

    . The board considered the number of Talarian shares covered by the voting agreement with TIBCO as well as the termination fee payable to TIBCO in certain events involving another transaction, and the potential effect of such factors in deterring other potential acquirors from proposing an alternative transaction that may be more advantageous to Talarian stockholders than the merger.

   In addition, Talarian's board of directors considered the interests that its officers and directors may have with respect to the merger in addition to their interests as Talarian stockholders. See "--Interests of Certain Persons in the Merger" on page 49 for a more complete discussion of these interests.

   After due consideration, the Talarian board of directors concluded that the risks associated with the proposed merger were outweighed by the potential benefits of the merger.

   The foregoing discussion of the information and factors considered by Talarian's board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by Talarian's board. In view of the variety of factors and the amount of information considered, Talarian's board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the merger and the merger agreement. In addition, individual members of Talarian's board of directors may have given different weights to different factors. The Talarian board of directors considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination.

Recommendation of Talarian's Board of Directors

   Talarian's board of directors has unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement. Talarian's board of directors believes that the merger agreement and the merger are advisable, fair to, and in the best interests of, Talarian and its stockholders, and recommends that its stockholders vote FOR the approval and adoption of the merger agreement and the merger.

   If the merger is not completed, Talarian intends to continue as an independent public company and will continue to evaluate other strategic transactions or alternatives to realize value for its stockholders.

Opinion of Financial Advisor to Talarian

   General. Lehman Brothers has acted as financial advisor to Talarian in connection with the merger. On January 3, 2002, Lehman Brothers rendered its opinion to the Talarian board of directors that as of such date and, based upon and subject to the matters stated in the opinion, from a financial point of view, the consideration to be received by the stockholders of Talarian in the merger, was fair to such stockholders.

   The full text of the Lehman Brothers' written opinion dated January 3, 2002 is included as Annex C to this proxy statement/prospectus. Holders of Talarian common stock may read the Lehman Brothers opinion for a discussion of the procedures followed, factors considered, assumptions made and qualifications and limitations of the review undertaken by Lehman Brothers in connection with its opinion. The following is a summary of the Lehman Brothers opinion and the methodology that Lehman Brothers used to render its opinion.

   Lehman Brothers' advisory services and opinion were provided for the information and assistance of the Talarian board of directors in connection with its consideration of the merger agreement. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of Talarian as to how such stockholder should vote with respect to the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers' opinion does not address, Talarian's underlying business decision to proceed with or effect the merger.

   In arriving at its opinion, Lehman Brothers reviewed and analyzed:

    .  the merger agreement and the specific terms of the merger;

    . publicly available information concerning Talarian that Lehman Brothers believed to be relevant to its analysis, including Talarian's annual report on Form 10-K for the fiscal year ended September 30, 2001 and quarterly reports on Form 10-Q for the quarters ended December 31, 2000, March 31, 2001 and June 30, 2001;

    . financial and operating information with respect to the business, operations and prospects of Talarian furnished to Lehman Brothers by Talarian;

    . publicly available estimates of the future financial performance of Talarian prepared by Lehman Brothers' research analyst;

    . publicly available information concerning TIBCO that Lehman Brothers believed to be relevant to its analysis, including TIBCO's Annual Report on Form 10-K for the fiscal year ended November 30, 2000, TIBCO's Quarterly Reports on Form 10-Q for the quarters ended February 28, May 31, and August 31, 2001, and TIBCO's earnings press release for the quarter and fiscal year ended November 30, 2001;

    . publicly available estimates of the future financial performance of TIBCO prepared by third party research analysts;

    . a trading history of Talarian's common stock from January 2, 2001 to January 2, 2002 and a comparison of that trading history with that of other companies that Lehman Brothers deemed relevant;

    . a trading history of TIBCO's common stock from January 2, 2001 to January 2, 2002 and a comparison of that trading history with that of other companies that Lehman Brothers deemed relevant;

    . a comparison of the historical financial results and present financial condition of Talarian with those of other companies that Lehman Brothers deemed relevant;

    . a comparison of the historical financial results and present financial condition of TIBCO with those of other companies that Lehman Brothers deemed relevant;

    . a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

    . the potential pro forma financial effects of the merger on TIBCO and a comparison of the relative contributions of Talarian and TIBCO to the combined company following the consummation of the merger; and

    . the results of Lehman Brothers' efforts to solicit indications of interest in an acquisition of Talarian.

   In addition, Lehman Brothers had discussions with the management of Talarian and TIBCO concerning their respective businesses, operations, assets, financial conditions and prospects, including the cost savings, operating synergies and strategic benefits expected by the management of Talarian and TIBCO to result from a combination of the businesses of Talarian and TIBCO, and have undertaken such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

   In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information. Lehman Brothers also relied upon the assurances of management of Talarian and TIBCO that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. Upon advice of Talarian, Lehman Brothers assumed that the financial projections of Talarian were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Talarian as to the future financial performance of Talarian. However, for purposes of its analysis, Lehman Brothers considered certain somewhat more conservative assumptions and estimates which resulted in certain adjustments to the financial projections of Talarian. Lehman Brothers discussed these adjusted projections with the management of Talarian and they have agreed with the appropriateness of the use of such adjusted projections in performing its analysis. With respect to the financial projections of TIBCO, Lehman Brothers was not provided with, and did not have any access to, financial forecasts or projections of TIBCO prepared by management of TIBCO. Upon advice of TIBCO, Lehman Brothers assumed that the published estimates of third party research analysts are a reasonable basis upon which to evaluate the financial performance of TIBCO and that TIBCO will perform substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Talarian and TIBCO. Lehman Brothers also did not make or obtain any evaluations or appraisals of the assets or liabilities of Talarian and TIBCO.

   While Lehman Brothers assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, Lehman Brothers understands that, under certain circumstances as set forth in the merger agreement, the structure of the merger would be changed and the merger might not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Despite such a change in structure, however, the consideration to be received by the stockholders of Talarian would not change. Lehman Brothers' opinion was necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of such opinion.

   In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Talarian or TIBCO, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be offered to Talarian's stockholders by TIBCO in the merger on the basis of financial and comparative analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Talarian and TIBCO. None of Talarian, TIBCO, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

   The following is a summary of the material financial analyses used by Lehman Brothers in connection with rendering its opinion to the Talarian board of directors. Some of the summaries of the financial and comparative analyses include information presented in tabular format. In order to fully understand the methodologies used by Lehman Brothers and the results of its financial and comparative analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses. Accordingly, the information presented in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying Lehman Brothers' opinion.

   Comparable Company Analysis. Using publicly available information, Lehman Brothers compared selected financial data of Talarian with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of Talarian. Specifically, Lehman Brothers included in its review the following software companies:

    .  International Business Machines Corporation;

    .  IONA Technologies PLC;

    .  Level 8 Systems, Inc.;

    .  Mercator Software, Inc.;

    .  SeeBeyond Technology Corporation;

    .  Sybase, Inc.;

    .  TIBCO Software Inc.;

    .  Vitria Technology, Inc.; and

    .  webMethods, Inc.

   For each of Talarian and the selected software companies, Lehman Brothers calculated the ratio of enterprise value to mean revenue estimates for the calendar year 2001 and 2002 reported by First Call, which is a service widely used by the investment community to gather estimates from various research analysts. The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its diluted common equity, the value of any preferred stock and the book value of any minority interest, and subtracting its cash and cash equivalents. Lehman Brothers then compared those ratios for the selected companies to similar ratios calculated for Talarian based on the merger consideration and estimates for Talarian's Management Case and Downside Case revenue. The following table presents the revenue multiples:

                                                            Enterprise Value/
                                                            Revenue Multiples
                                                            -----------------
     Comparable Company Multiples (as of 1/2/02):           CY 2001   CY 2002
     --------------------------------------------           -------   -------
     Talarian Management Case..............................  3.68x     2.36x
     Talarian Downside Case................................  3.68x     3.16x

     Mean of Selected Software Companies...................  3.63x     3.44x
     Median of Selected Software Companies.................  2.94x     2.70x

   Because of the inherent differences between the businesses, operations, financial conditions and prospects of Talarian and the businesses, operations, financial conditions and prospects of the companies included in its comparable company groups, Lehman Brothers believed that it was inappropriate to rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Talarian and the companies in its respective comparable company groups that would affect the public trading values of Talarian and the comparable companies. In particular, Lehman Brothers considered markets served, rates of growth and profitability of Talarian and each of the companies in the comparable company groups. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be offered to Talarian's stockholders in the merger.

   Comparable Transaction Analysis. The comparable transaction analysis provides a market benchmark based on the consideration paid in selected comparable transactions. For this analysis, Lehman Brothers reviewed publicly available information to determine the purchase prices and multiples paid in eight acquisitions of public and private software companies since January 1, 1999.

   Lehman Brothers took the most comparable of these transactions and divided the enterprise value of the relevant transactions by each of the following revenue measurements from the acquired business: (1) the latest twelve months, or LTM, and (2) the total revenue for the following four consecutive quarters, or Forward 4Q. Lehman Brothers also adjusted these revenue multiples from the announcement date of these transactions to December 31, 2001 based on the change in Nasdaq Index value during the same period. The following table shows the revenue multiples and the adjusted revenue multiples for the selected transactions:

                                                                 Nasdaq Adjusted
                                              Enterprise Value/ Enterprise Value/
                                              Revenue Multiple  Revenue Multiple
                                              ----------------- -----------------
Comparable Transaction Multiples:              LTM   Forward 4Q  LTM   Forward 4Q
---------------------------------             -----  ---------- -----  ----------
TIBCO/Talarian Merger (Management Case)...... 3.68x    2.36x    3.68x    2.36x
TIBCO/Talarian Merger (Downside Case)........ 3.68x    3.16x    3.68x    3.16x

Mean of Selected Comparable Transactions..... 1.52x    1.24x    1.52x    1.22x
Median of Selected Comparable Transactions... 1.52x    1.24x    1.52x    1.22x

   Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of Talarian and the businesses, operations, and financial conditions of the companies included in the comparable transactions group, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. Lehman Brothers believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the merger which would affect the acquisition values of the acquired companies and Talarian. In particular, Lehman Brothers considered markets served, rates of growth and profitability of Talarian and each of the acquired companies as well as business and market conditions existing at the time of the merger as compared to those existing when these transactions were executed. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be offered to Talarian's stockholders in the merger.

   Premiums Paid Analysis. Using publicly available information, Lehman Brothers reviewed the premiums paid, or proposed to be paid, in the case of transactions pending as of the date of the Lehman Brothers opinion, in 19 acquisitions of public software companies and 34 acquisitions of public technology companies with transaction values between $50 million and $150 million since January 1, 2001.

   Lehman Brothers calculated the premium per share paid by the acquirer compared to the share price of the target company prevailing one day and one month prior to delivering its opinion. Lehman Brothers compared the premiums paid in the software and technology sectors to the premium to be paid by TIBCO for Talarian in the merger. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be offered to Talarian's stockholders in the merger. The following table shows the 1-day and 1-month premiums:

   Premium Paid (Premium to 1/2/2002):                         1 Day 1 Month
   -----------------------------------                         ----- -------
   TIBCO/Talarian Merger...................................... 71.5%  101.4%

   Mean of Selected Software Transactions..................... 56.0%   77.9%
   Median of Selected Software Transactions................... 42.4%   61.3%

   Mean of Selected Technology Transactions................... 39.8%   67.7%
   Median of Selected Technology Transactions................. 29.8%   59.2%

   Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Talarian Board selected Lehman Brothers because of its expertise, reputation and familiarity with Talarian and the enterprise application integration industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

   As compensation for its services in connection with the merger, Talarian has agreed to pay Lehman Brothers a customary fee. In addition, Talarian has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Talarian and the rendering of Lehman Brothers' opinion. Lehman Brothers has previously rendered investment banking services to Talarian, including acting as lead managing underwriter for Talarian's initial public offering in July of 2000, and received customary fees for such services.

   In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Talarian and TIBCO for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain Persons in the Merger

   In considering the recommendation of the Talarian board of directors regarding the merger, Talarian stockholders should be aware that some of Talarian's stockholders, directors and officers have interests in the merger that are different from, or in addition to, their interests as Talarian stockholders. These interests may create potential conflicts of interest. The Talarian board of directors was aware of these interests and took these interests into account in approving the merger and the transactions contemplated by the merger agreement.

   Voting Agreement. The following Talarian stockholders have entered into a voting agreement and granted irrevocable proxies to TIBCO pursuant to which they have agreed to vote shares of Talarian common stock for which they exercise voting control in favor of the adoption of the merger agreement and the merger:

    . Paul A. Larson, a director and the president and chief executive officer of Talarian.

    . Thomas J. Laffey, a director and the vice president, chief technical officer and secretary of Talarian.

    . Mark G. Mahowald, chief operating officer and vice president, multicast and networking technologies of Talarian.

    . Michael A. Morgan, chief financial officer and vice president of finance and administration of Talarian.

    .  David E. Gold, a director of Talarian.

    . Lawrence, Tyrrell, Ortale and Smith, L.P. Brian T. Horey, a director of Talarian, is a general partner of Lawrence, Tyrrell, Ortale and Smith, L.P.

    . Nortel Networks, Inc. Paul D. Callahan, a director of Talarian, and former vice president, strategy and technology investments of Nortel Networks, Inc. was nominated to Talarian's board of directors by Nortel Networks, Inc.

    . STF II, L.P. David E. Gold, a director of Talarian, is a general partner of STF II, L.P.

    . The Caplan Family Trust dated August 10, 1999. David I. Caplan, a director of Talarian, is trustee of the Caplan Family Trust.

   Acceleration of Talarian Stock Options.   The Talarian stock options held by
each of Talarian's directors and officers will be assumed in the merger and become exercisable, in accordance with their terms, for shares of TIBCO common stock. Upon the merger, the vesting of stock options held by Brian T. Horey, David E. Gold, David I. Caplan, Paul D. Callahan and Richard A. Nortz, all of whom are non-employee directors of Talarian, will accelerate and become fully vested. The vesting of the stock options of Michael A. Morgan, Thomas J. Laffey, Rodney S. Arbaugh, Steven M. Gimnicher, Mark G. Mahowald, Carl R. Schulenburg and Antonio J. Espinosa, all of whom are executive officers of Talarian, will be accelerated so that 50% of the unvested shares subject to these options will become vested. The vesting of the stock options of Paul A. Larson and Thomas J. Laffey, each of whom is an executive officer and director of Talarian, will also be accelerated so that 50% of the unvested shares subject to these options will become vested.

   In addition, these executive officers will become entitled to acceleration of stock options upon termination of their employment with Talarian on or following completion of the merger. Under the terms of the option acceleration side letters to Talarian's employment offer letters to Paul A. Larson, Michael
A. Morgan, Thomas J. Laffey, Rodney S. Arbaugh, Steven M. Gimnicher, Mark G. Mahowald and Carl R. Schulenburg, if such officer's employment is terminated by Talarian or TIBCO, other than for cause, within 60 days prior to or 12 months after the closing of the merger, if such officer terminates his employment because of an adverse and material change in compensation or duties, or if his stock options do not continue in existence after the merger on substantially the same or better terms as existed prior to the merger, any unvested shares held by such officer will accelerate and immediately vest upon the later of the closing of the merger or the termination of such officer's employment. Under the terms of the option acceleration side letter to the employment offer letter to Antonio J. Espinosa, if Talarian or TIBCO terminates Mr. Espinosa's employment, other than for cause, after or in connection with the merger and Mr. Espinosa is the Vice President, Sales of Talarian at the time of the merger, any unvested shares held by Mr. Espinosa will accelerate and immediately vest.

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

   Employment Arrangements. Thomas J. Laffey, a director and the vice president, chief technical officer and secretary of Talarian, has signed an employment agreement with TIBCO to serve as a vice president of TIBCO for a term of 18 months following the closing of the merger. Mr. Laffey's employment agreement provides that in addition to his annual salary, he will participate in TIBCO's bonus plan and will receive, subject to the approval of TIBCO's board of directors, an option to purchase 100,000 shares of TIBCO common stock with an exercise price equal to fair market value at the date of grant that will vest at the rate of 25% on the first anniversary of his employment and in equal monthly increments over the next thirty-six months. In addition, in the event TIBCO terminates Mr. Laffey's employment for any reason other than for cause, death or disability, or if Mr. Laffey terminates his employment because of an adverse change in his compensation, title, duties or location of employment, the employment agreement provides for severance benefits that include the payment of his annual salary on a monthly basis for the longer of six months or the remaining term of his employment agreement, and the acceleration of vesting of all unvested shares of TIBCO common stock received by Mr. Laffey prior to the closing of the merger. Mr. Laffey also signed TIBCO's standard proprietary information and inventions agreement, as well as a non-competition and non-solicitation agreement. The agreements with Mr. Laffey will become effective upon the consummation of the merger.

   In addition, some of the officers of Talarian may become employees of TIBCO.

   Loans to Executive Officers.   On July 15, 2001, Talarian loaned $106,816 to
Paul A. Larson, a director and the president and chief executive officer of Talarian, and his wife Cheryl Larson, which will be repaid in full, together with all accrued interest, on or prior to the closing of the merger.

   Indemnification. The merger agreement provides that, upon the completion of the merger, TIBCO will cause the surviving corporation, for a period of six years following the closing of the merger, to indemnify and hold harmless, and provide advancement of expenses to, all persons who are officers and directors of Talarian as of immediately prior to the closing of the merger to the same extent that these persons were indemnified or had the right to advancement of expenses pursuant to Talarian's certificate of incorporation, bylaws and indemnification agreements in effect as of the date of the merger agreement.

   The merger agreement also provides that, upon the completion of the merger, TIBCO will, or will cause the surviving corporation to, use its commercially reasonable efforts to maintain, for a period of six years following the merger, the policies of directors' and officers' liability insurance maintained by Talarian on terms comparable to those applicable to the directors and officers of Talarian in effect as of the date of the merger agreement, provided that TIBCO and the surviving corporation will not be required to expend in any one year an amount in excess of 125% of the annual premiums paid by Talarian for directors' and officers' liability insurance as of the date of the merger agreement.

   As a result of interests described above, these officers and directors could be more likely to vote to approve, and recommend the approval of, the merger agreement and the merger, than if they did not hold these interests.

Litigation

   On January 8, 2002, an action, Robert Mathiason v. Talarian Corporation, et al. was filed in the Superior Court of the State of California for the County of Santa Clara. In this action, the plaintiff named as defendants Talarian and the directors of Talarian. The complaint purports to assert claims on behalf of all public stockholders of Talarian who are similarly situated with the plaintiff. The complaint generally alleges that Talarian and the directors of Talarian have breached their fiduciary duties to Talarian's stockholders in approving the merger, that the directors engaged in self-dealing in connection with their approval of the merger and that, in approving the merger, the directors failed to take steps to maximize the value of Talarian to its stockholders. The complaint seeks class certification and certain forms of equitable relief, including enjoining the consummation of the merger. Talarian believes that the allegations are without merit and intends to defend against the complaint vigorously. Talarian, however, cannot provide any assurance that Talarian or the other defendants will be successful.

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

Completion and Effectiveness of the Merger

   The merger will be completed when all of the conditions precedent for consummating the merger are satisfied or waived, including approval and adoption of the merger agreement and the merger by the stockholders of Talarian. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Structure of the Merger

   The merger agreement provides that the merger will be structured as a "forward triangular merger" (the merger of Talarian with and into Panther Acquisition Corp., with Panther Acquisition Corp. continuing as the surviving corporation). However, TIBCO may elect to change the structure of the merger to a "reverse triangular merger" (the merger of Panther Acquisition Corp. with and into Talarian, with Talarian continuing as the surviving corporation) if TIBCO cannot obtain a tax opinion that the forward triangular merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or TIBCO reasonably determines in good faith that the fair market value of the TIBCO common stock to be issued in the merger will not equal at least 45% of the total fair market value of the aggregate merger consideration, in each case determined as of the time the merger is completed. If TIBCO undertakes the reverse triangular merger and if the TIBCO common stock issued in the merger as of the time the merger is completed is at least equal to 40% of the total fair market value of the aggregate merger consideration at the time, Talarian will elect to require TIBCO to complete a "second-step forward triangular merger," in which case Talarian (as the surviving corporation of the initial reverse triangular merger) will be merged with and into another direct, wholly owned subsidiary of TIBCO, with such subsidiary of TIBCO continuing as the ultimate surviving corporation. Each of these three potential structures is referred to as the "merger" in this proxy statement/prospectus. Due to the contingencies inherent in the selection of the merger structure and particularly, the market value of TIBCO common stock prior to the closing of the merger, the ultimate structure of the merger will not be known until the merger is completed. For more information regarding the material tax considerations of these potential merger structures, see "Proposal No. 1--The Merger--Material United States Federal Income Tax Considerations" on page 54 of this proxy statement/prospectus.

Conversion of Shares of Talarian Common Stock in the Merger

   If the merger is completed, each share of Talarian common stock that you own (other than dissenting shares) will be automatically cancelled and converted into the right to receive (a) $2.65 in cash, without interest, and (b) a fraction of a share of TIBCO common stock equal to $2.65 divided by the average closing trading price for TIBCO common stock, as defined below. Shares of Talarian common stock held by Talarian, TIBCO or any wholly-owned subsidiary of Talarian or TIBCO immediately prior to the completion of the merger will be cancelled. The average closing trading price for TIBCO common stock is equal to the average of the closing sales prices for one share of TIBCO common stock as reported on The Nasdaq National Market for the 10 consecutive trading days ending and including one day prior to the closing of the merger, provided that:

    . if the average closing price is greater than $16.21, then the closing average trading price of TIBCO common stock for calculating the merger consideration is equal to $16.21;

    . if the average closing price is less than $12.16, then the average closing trading price of TIBCO common stock for calculating the merger consideration is equal to $12.16; and

    . if the average closing price is between $12.16 and $16.21, then the average closing trading price of TIBCO common stock for calculating the merger consideration is equal to that average closing price.

The number of shares of TIBCO common stock issuable to you in the merger will be proportionately adjusted for any stock split, stock dividend, reorganization, recapitalization, reclassification or similar event with respect to TIBCO common stock or Talarian common stock effected between the date of the merger agreement and the completion of the merger.

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

   TIBCO will not issue certificates representing fractional shares of TIBCO common stock in connection with the merger. Instead, the Talarian stockholders will receive cash, without interest, in lieu of a fraction of a share of TIBCO common stock.

Procedures for Exchanging Talarian Stock Certificates for TIBCO Stock
Certificates

   Promptly after the effective time of the merger, TIBCO will cause the exchange agent to mail to you (a) a letter of transmittal and (b) instructions on how to surrender Talarian stock certificates in exchange for cash and TIBCO common stock certificates representing the merger consideration, cash for fractional shares and cash for any dividends or other distributions that you may be entitled to receive under the merger agreement. You should not surrender your Talarian stock certificates until you receive the letter of transmittal from the exchange agent.

   Upon surrendering your Talarian stock certificates, the letter of transmittal and any other documents required by the exchange agent, you will be entitled to receive cash, a certificate representing that number of whole shares of TIBCO common stock which you have the right to receive, cash for fractional shares of TIBCO common stock and cash for any dividends or other distributions to which you are entitled. Until surrendered to the exchange agent, your Talarian stock certificates will be deemed from and after the effective time to evidence (a) only the ownership of the number of full shares of TIBCO common stock into which your shares of Talarian common stock were converted at the effective time, (b) the right to receive $2.65 per share and
(c) the right to receive an amount in cash for any fractional shares and any dividends or distributions payable under the merger agreement.

   You will not be entitled to receive any dividends or other distributions on TIBCO common stock until the merger is completed and you have surrendered your Talarian stock certificates in exchange for TIBCO stock certificates. TIBCO does not anticipate paying any dividends with respect to its stock.

Governmental and Regulatory Matters

   The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. Each of TIBCO and Talarian has filed the required information and materials with the Department of Justice and the Federal Trade Commission. On March 15, 2002, the Department of Justice issued a request for additional information and documentary material, thereby extending the statutory waiting period until thirty days after TIBCO and Talarian substantially comply with this request, unless the waiting period is terminated earlier. However, TIBCO and Talarian may agree with the Department of Justice not to close the transaction until a specified date after the expiration of the waiting period. TIBCO and Talarian are working closely with the Department of Justice staff on their request. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period.

   The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after the expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Certain other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws. A challenge to the merger could be made and if a challenge is made we may not prevail.

   In addition, we have made the necessary filings with foreign regulatory agencies.

   Other than compliance with these antitrust laws, applicable federal and state securities laws in connection with the issuance of the TIBCO common stock pursuant to the merger, and applicable provisions of Delaware law, no United States federal or state regulatory requirements must be complied with in order to complete the merger.

Material United States Federal Income Tax Considerations

   The following discussion summarizes the anticipated material United States federal income tax consequences of the merger that are generally applicable to holders of Talarian common stock. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and court decisions in effect as of the date of this proxy statement/prospectus, all of which may change at any time, possibly with retroactive effect. The tax consequences of the merger to you may vary depending on your particular situation, and certain Talarian stockholders may be subject to special tax treatment not discussed below, including stockholders who are dealers in securities or foreign currency, foreign persons or entities, financial institutions, tax-exempt organizations, mutual funds, insurance companies, persons who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, persons who hold their shares as part of a hedge, straddle or conversion transaction, persons who do not hold their Talarian common stock as capital assets, or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code. In addition, the following discussion does not address the tax consequences of other transactions effectuated prior to, concurrently, or after the merger, whether or not such transactions are in connection with the merger, including without limitation transactions in which shares of Talarian common stock were or are acquired or shares of TIBCO common stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed. No ruling has been, or will be, obtained from the Internal Revenue Service regarding the tax consequences of the merger, and the following discussion is not binding on the Internal Revenue Service. Therefore, we urge you to consult your own tax advisor as to the specific federal, state, local and foreign consequences to you of the merger and related reporting obligations.

   Tax Considerations that Underlay the Determination of Merger Structure
Used. The United States federal income tax consequences to you of the merger may differ depending on whether the forward triangular merger structure, the reverse triangular merger structure, or the reverse triangular merger followed by a second-step forward triangular merger structure is used. It will not be known earlier than the date of the completion of the merger which structure will be used. Therefore, you will not know the United States federal income tax consequences of the merger to you at the time you vote on the approval and adoption of the merger agreement and the merger.

   The forward triangular merger structure will only be used if TIBCO (a) obtains a tax opinion that the forward triangular merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (b) reasonably determines in good faith that the fair market value of the TIBCO common stock to be issued in the merger as of the time the merger is completed will at least equal 45% of the total fair market value of the aggregate merger consideration at that time. The forward triangular merger structure can qualify as a reorganization only if a "continuity of interest" requirement is satisfied. Continuity of interest requires that a substantial part of the value of the proprietary interests in Talarian be preserved in the merger by Talarian stockholders exchanging a substantial part of their proprietary interests in Talarian for proprietary interests in TIBCO. There is no clear specified minimum threshold for the continuity of interest requirement. Nonetheless, the continuity of interest requirement will be satisfied if the fair market value of TIBCO common stock issued by TIBCO to the Talarian stockholders in the merger, determined as of the completion of the merger, is at least 45% of the total fair market value as of the completion of the merger of all of the merger consideration paid to or for the benefit of the Talarian stockholders, and neither TIBCO nor any TIBCO affiliate or agent has a plan or intention, directly or indirectly, to reacquire any of the TIBCO common stock issued to the Talarian stockholders in the merger. Whether this threshold will be met depends on factual circumstances that cannot be known for certain until the completion of the merger, including in particular the trading price of TIBCO common stock on The Nasdaq National Market at that time. If the forward triangular merger structure were used and the continuity of interest threshold were not satisfied, and if the merger thereby or otherwise failed to qualify as a reorganization, a substantial corporate level tax would be incurred.

   In an effort to avoid the imposition of a corporate level tax, TIBCO may elect to change the structure of the merger from a forward triangular merger to a reverse triangular merger. If, at the time of the closing, TIBCO determines that the fair market value of TIBCO common stock paid by TIBCO to the Talarian stockholders in the merger, determined as of the completion of the merger, is at least 45% of the total fair market value as of the completion of the merger of all of the merger consideration paid to or for the benefit of the Talarian stockholders and it has obtained an opinion that the merger will qualify as a reorganization, then the forward triangular merger structure will be used. However, if at that time of the closing, TIBCO reasonably determines in good faith that the combination of the trading price of the TIBCO common stock and the aggregate cash consideration payable to the Talarian stockholders in the merger would be reasonably likely to cause the 45% threshold not to be met, or if TIBCO is otherwise unable to obtain an opinion that the merger will qualify as a reorganization, after its reasonable best efforts to do so, then TIBCO may elect to cause the merger instead to be structured as a reverse triangular merger. Use of the reverse triangular merger structure will avoid the substantial corporate tax that would otherwise be incurred if the forward triangular merger structure were used and the merger failed to qualify as a reorganization.

   If the reverse triangular merger structure is used, Talarian may elect to cause TIBCO to merge Talarian into another direct wholly owned subsidiary of TIBCO following the reverse triangular merger. Talarian will elect to cause TIBCO to undertake this second-step forward triangular merger if the fair market value of the TIBCO common stock issued to the Talarian stockholders in the merger, determined as of the completion of the merger, is at least 40% of the fair market value of all of the merger consideration paid to the Talarian stockholders. If used, the combined merger structure, the reverse triangular merger followed by a second-step forward triangular merger, more likely than not will qualify as a reorganization. However, such qualification is not free from doubt, because the combined merger structure has not specifically been determined to so qualify by any court decision or ruling of the Internal Revenue Service, although the Internal Revenue Service has ruled that an analogous transaction structure qualifies as a reorganization. Nothing, however, prevents the Internal Revenue Service from adopting a contrary position. If TIBCO causes the reverse triangular merger to occur and the second-step forward triangular merger is not undertaken, then the merger, while not incurring a corporate level tax, will be fully taxable to the Talarian stockholders.

   Because the factual circumstances necessary to determine which of the foregoing structures will be used, particularly the market value of the TIBCO common stock prior to the closing of the merger, will not be known prior to the time of the vote of the Talarian stockholders, the United Stated federal income tax consequences of the merger to you will not be known at that time.

   Forward Triangular Merger Structure. If the forward triangular merger structure is used, assuming the accuracy of customary representations and covenants to be made by TIBCO, Panther Acquisition Corp. and Talarian in certificates to be delivered to counsel by the respective managements of TIBCO, Panther Acquisition Corp. and Talarian, the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In such event, the following United States federal income tax consequences will result:

   (a) You will recognize gain, but will not be able to claim a loss, upon the receipt of TIBCO common stock and cash in the merger in exchange for your Talarian common stock to the extent of the lesser of (i) the amount of cash you receive in the merger, or (ii) the excess of the sum of the cash and the fair market value as of the time the merger is completed of the TIBCO common stock you receive in the merger over your adjusted tax basis in the Talarian common stock surrendered. Any such gain will generally be capital gain, and such capital gain will be long-term capital gain if the Talarian common stock was held more than one year as of the completion date of the merger. If you own TIBCO common stock, actually or constructively within the meaning of certain constructive ownership rules under the Internal Revenue Code, at the time of the merger, special rules may apply that could cause gain recognized by you to be taxed as ordinary dividend income rather than capital gain. You should consult your own tax advisor with respect to that possibility in such circumstances.

   (b) Your aggregate adjusted tax basis in the TIBCO common stock you receive in the merger will be the same as the aggregate tax basis of your Talarian common stock surrendered, increased by the amount of any gain recognized including any amount treated as a dividend as mentioned in the previous paragraph, and decreased by the amount of any cash received.

   (c) Your holding period for your TIBCO common stock received in the merger will include the period during which you held the Talarian common stock surrendered in the merger, provided that you held your Talarian common stock as a capital asset at the time of the merger.

   (d) If you exercise appraisal rights with respect to all of your Talarian common stock, you will generally recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and your adjusted tax basis in such shares. Such gain or loss will generally be capital gain or loss, and will qualify as long-term capital gain or loss if the Talarian common stock was held for more than one year at the time of the merger. However, if you own any shares of TIBCO common stock at the time of the merger, either actually or constructively within the meaning of certain constructive ownership rules under the Internal Revenue Code, you should consult with your own tax advisor with respect to the possibility that gain you recognize may be taxed as ordinary dividend income rather than capital gain.

   (e) Any cash received by you for a fractional share of TIBCO common stock will be treated as though you received such fractional share and then TIBCO redeemed it in exchange for such cash. You generally should recognize capital gain or loss equal to the excess of the amount of cash received for such fractional share over the portion of the adjusted tax basis in your Talarian common stock allocable to the fractional share of TIBCO common stock. Such capital gain or loss will be long-term capital gain or loss if you held your Talarian common stock more than a year as of the date of completion of the merger.

   (f) None of TIBCO, Talarian or Panther Acquisition Corp. will recognize gain or loss solely as a result of the merger.

   Reverse Triangular Merger Structure. As discussed above, under certain circumstances, TIBCO may elect to cause the merger to be structured not as a forward triangular merger but as a reverse triangular merger. In such event, and assuming Talarian does not cause the second-step forward triangular merger to occur, the merger will not qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. Instead, the merger will be a fully taxable transaction to Talarian stockholders and the following United States federal income tax consequences will therefore result:

   (a) You will recognize gain or loss, whether you exchange your Talarian common stock for merger consideration or exercise appraisal rights, equal to the difference between (i) the sum of the cash and the fair market value, as of the completion of the merger, of the TIBCO common stock you receive, and (ii) your adjusted tax basis in the Talarian common stock you surrender.

   (b) Your aggregate tax basis in the TIBCO common stock you receive will equal its fair market value as of the completion of the merger.

   (c) Your holding period in the TIBCO common stock you receive will commence the day after the date of the completion of the merger.

   (d) None of TIBCO, Talarian or Panther Acquisition Corp. will recognize gain or loss solely as a result of the merger.

   Reverse Triangular Merger and Second-Step Forward Triangular Merger Structure. As discussed above, under certain circumstances, TIBCO may elect to use the reverse triangular merger structure and Talarian may cause TIBCO to merge Talarian following such merger into another direct wholly owned subsidiary of

TIBCO, or the Second-Step Sub, in a second-step forward triangular merger, as described in "The Merger--Structure of the Merger." In the event that this combined merger structure is used and, assuming the accuracy of certain customary representations and covenants to be made by TIBCO, Panther Acquisition Corp., the Second-Step Sub, and Talarian in certificates to be delivered to counsel by the respective managements of TIBCO, Panther Acquisition Corp., the Second-Step Sub and Talarian, the combined reverse triangular merger and second-step forward triangular merger structure more likely than not will qualify as a reorganization, with the same federal income tax consequences as the forward triangular merger as described previously. However, such qualification is not free from doubt, because the combined merger structure has not specifically been determined to so qualify by any court decision or ruling of the Internal Revenue Service, although the Internal Revenue Service has ruled that an analogous transaction structure qualifies as a reorganization. Nothing, however, prevents the Internal Revenue Service from asserting that the combined merger structure does not qualify as a reorganization. If the combined merger structure does not qualify as a reorganization, the transaction will be fully taxable to Talarian stockholders in the same manner as the reverse triangular merger as discussed above.

   The foregoing conclusions regarding the United States federal income tax consequences of the merger if structured as a forward triangular merger, a reverse triangular merger, or a reverse triangular merger followed by a second-step forward triangular merger neither bind the Internal Revenue Service nor preclude it from adopting a contrary position. In addition, the conclusions regarding the qualification of the merger as a reorganization if structured as a forward triangular merger or a reverse triangular merger followed by a second-step forward triangular merger are based on the truth and accuracy of the representations and covenants set forth in the previously mentioned management certificates to be provided by TIBCO, Panther Acquisition Corp., and as applicable, the Second-Step Sub. If these representations and covenants are materially inaccurate, such conclusions regarding qualification of the merger as a reorganization could be adversely affected.

   Backup Withholding. Payments made to you may be subject to information reporting to the Internal Revenue Service and to a 30% backup withholding tax. Backup withholding will not apply to a payment to you if you properly complete and sign the substitute Form W-9 which will be included as part of the transmittal letter, or otherwise prove to TIBCO and Panther Acquisition Corp. that you are exempt from backup withholding. If you are subject to the 30% backup withholding, the tax withheld will be credited against your federal income tax liability.

Accounting Treatment of the Merger

   We intend to account for the merger as a purchase transaction for financial reporting and accounting purposes under generally accepted accounting principles. After the merger, the results of operations of Talarian will be included in the consolidated financial statements of TIBCO. The purchase price, which is equal to the aggregate merger consideration, will be allocated based on the fair values of the Talarian assets acquired and the Talarian liabilities assumed. The amount of the purchase price in excess of the fair value of the net tangible assets of Talarian acquired will be recorded as goodwill and other intangible assets. These allocations will be made based upon valuations and other studies that have not yet been finalized.

Appraisal Rights

   Under the Delaware General Corporation Law, Talarian stockholders may object to the merger and demand in writing that Talarian pay the fair value of their shares. Determination of fair value is based on all relevant factors, but excludes any appreciation or depreciation resulting from the anticipation or accomplishment of the merger. Stockholders who elect to exercise appraisal rights must comply with all of the procedures to preserve those rights. A copy of Section 262 of the Delaware General Corporation Law, which sets forth the appraisal rights, is attached as Annex D to this proxy statement/prospectus.

   Section 262 sets forth the procedures a stockholder requesting appraisal must follow. These procedures are complicated and must be followed completely. Failure to comply with the procedures may cause your appraisal

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rights to terminate. The following information is only a summary of the required procedures and is qualified in its entirety by the provisions of
Section 262. Please review Section 262 for the complete procedures. Neither TIBCO nor Talarian will give you any notice other than as described in this proxy statement/prospectus and as required by the Delaware General Corporation Law.

   Section 262 generally requires the following:

    . Written demand for appraisal. You must deliver a written demand for appraisal to Talarian before the vote is taken at the Talarian stockholders' meeting. This written demand for appraisal must be separate from the proxy. In other words, failure to return the proxy or returning the proxy with a notation on it will not alone constitute demand for appraisal. Similarly, a vote against the merger will not satisfy your obligation to make written demand for appraisal. You should read the paragraphs below for more details on making a demand for appraisal.

    . Refrain from voting for the merger proposal. You must not vote in favor of the merger agreement or the merger. If you return a properly executed proxy or otherwise vote in favor of the merger agreement or the merger, your right to appraisal will terminate, even if you previously filed a written demand for appraisal. You do not have to vote against the merger in order to preserve your appraisal rights.

    . Continuous ownership of Talarian shares. You must continuously hold your shares of Talarian stock from the date you make the demand for appraisal through the closing of the merger.

   Written demand. A written demand for appraisal of Talarian stock is only effective if it is signed by, or for, the stockholder of record who owns the shares at the time the demand is made. The demand must be signed as the stockholder's name appears on its stock certificate(s). If you are a beneficial owner of Talarian stock but not a stockholder of record, you must have the stockholder of record for your shares sign a demand for appraisal on your behalf.

   If you own Talarian stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

   If you own Talarian stock with one or more other persons, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that he or she is signing the demand as that stockholder's agent.

   If you are a record owner, such as a broker, who holds Talarian stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising that right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not specify the number of shares, we will assume that your written demand covers all of the shares of Talarian stock that are in your name.

   If you are a Talarian stockholder, you should address the written demand to Talarian Corporation, 333 Distel Circle, Los Altos, California 94022,
Attention: Secretary. It is important that Talarian receive all written demands before the vote concerning the merger is taken. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of such stockholder's shares.

   Written notice. Within 10 days after the closing of the merger, Talarian must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262. Except as required by law, Talarian will not notify stockholders of any dates by which appraisal rights must be exercised.

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   Petition with the Chancery Court.  Within 120 days after the closing of the merger, either Talarian or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of Talarian stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file a petition in the chancery court. Talarian has no intentions at this time to file a petition. Because Talarian has no obligation to file a petition, if you do not file such a petition within 120 days after the closing, you will lose your rights of appraisal.

   Withdrawal of demand. If you change your mind and decide you no longer want an appraisal, you may withdraw your demand for appraisal at any time within 60 days after the closing of the merger. You may also withdraw your demand for appraisal after 60 days after the closing of the merger, but only with the written consent of Talarian. If you withdraw your demand for appraisal, you will receive the merger consideration provided in the merger agreement.

   Request for appraisal rights statement. If you have complied with the conditions of Section 262, you will be entitled to receive a statement from Talarian setting forth the number of shares for which appraisal rights have been exercised and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to Talarian within 120 days after the closing of the merger. After the merger, Talarian will have 10 days after receiving a request to mail the statement to the stockholder.

   Chancery Court procedures. If you properly file a petition for appraisal in the chancery court and deliver a copy to Talarian, Talarian will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal and have not reached an agreement with Talarian as to the value of their shares. The chancery court will then send notice to all of the stockholders who have demanded appraisal. If the chancery court decides it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal under that section. The chancery court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the chancery court's directions, you may be dismissed from the proceeding.

   Appraisal of shares. After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of Talarian common stock. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation resulting from the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct Talarian to pay that value to the stockholders who are entitled to appraisal. The chancery court can also direct Talarian to pay interest, simple or compound, on that value if the chancery court determines that interest is appropriate. In order to receive the fair value for your shares, you must surrender your stock certificates to Talarian.

   The chancery court could determine that the fair value of shares of Talarian stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement.

   United States federal income tax consequences. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See "--Material United States Federal Income Tax Considerations" on page 54.

   Costs and expenses of appraisal proceeding. The costs and expenses of the appraisal proceeding may be assessed against Talarian and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. You can request that the chancery court determine the amount of

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interest, if any, that Talarian should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the chancery court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

   Loss of stockholder's rights. If you demand appraisal, after the closing of the merger you will not be entitled to:

    . vote your shares of stock, for any purpose, for which you have demanded appraisal;

    . receive payment of dividends or any other distribution with respect to your shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date before the effective time of the merger; or

    . receive the payment of the consideration provided for in the merger agreement.

   However, you can regain these rights if no petition for an appraisal is filed within 120 days after the closing of the merger, or if you deliver to Talarian a written withdrawal of your demand for an appraisal and your acceptance of the merger, either within 60 days after the closing of the merger or with the written consent of Talarian. As explained above, these actions will also terminate your appraisal rights. However, an appraisal proceeding in the chancery court cannot be dismissed without the chancery court's approval. The chancery court may condition its approval upon any terms that it deems just.

   If you fail to comply strictly with these procedures you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to exercise your appraisal rights.

Delisting and Deregistration of Talarian Common Stock

   If the merger is consummated, the Talarian common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act.

Listing of TIBCO Common Stock to be Issued in the Merger

   The TIBCO common stock to be issued, or required to be reserved for issuance, in connection with the merger will be listed for trading on The Nasdaq National Market.

Restriction on Resales of TIBCO Common Stock

   The TIBCO common stock to be issued in the merger will be registered under the Securities Act, thereby allowing such shares to be freely transferable without restriction by all former holders of Talarian common stock who are not "affiliates" of Talarian at the time of the annual meeting and who do not become "affiliates" of TIBCO after the merger. Persons who may be deemed to be affiliates of TIBCO or Talarian generally include individuals or entities that control, are controlled by or are under common control with, TIBCO or Talarian, and may include some of their respective officers and directors, as well as their respective significant stockholders.

   Shares of TIBCO common stock received by those stockholders of Talarian who are deemed to be affiliates of Talarian or TIBCO may not be sold except pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 145 under the Securities Act or any other applicable exemption under the Securities Act.

   This proxy statement/prospectus does not cover the resale of any TIBCO common stock received by any person who may be deemed to be an affiliate of TIBCO or Talarian.

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                             THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. Stockholders of Talarian are urged to read the merger agreement in its entirety for a more complete description of the merger. In the event of any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

The Merger

   Following the approval and adoption of the merger agreement by the stockholders of Talarian and the satisfaction or waiver of the other conditions to the merger set forth in the merger agreement, Talarian and Panther Acquisition Corp., a wholly owned subsidiary of TIBCO, will merge and the surviving corporation will become a wholly owned subsidiary of TIBCO.

The Effective Time

   As soon as practicable on or after the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Delaware Secretary of State. The parties anticipate that the closing of the merger will occur in TIBCO's second fiscal quarter of 2002.

Directors and Officers of Talarian After the Merger

   At the effective time, the directors of Panther Acquisition Corp. will become the new directors of Talarian, and the officers of Panther Acquisition Corp. will become the new officers of Talarian.

Conversion of Shares of Talarian Common Stock in the Merger

   Upon completion of the merger, each share of Talarian common stock will be automatically cancelled and converted into the right to receive (a) $2.65 in cash, without interest, and (b) a fraction of a share of TIBCO common stock equal to $2.65 divided by the average closing trading price for TIBCO common stock, as defined below, or the merger exchange ratio. Shares of Talarian common stock held by Talarian, TIBCO or any wholly owned subsidiary of Talarian or TIBCO immediately prior to the completion of the merger will be cancelled. The average closing trading price for TIBCO common stock is equal to the average of the closing sales prices for one share of TIBCO common stock as reported on The Nasdaq National Market for the 10 consecutive trading days ending and including one day prior to the closing of the merger, provided that:

    . if the average closing price is greater than $16.21, then the average closing trading price of TIBCO common stock for calculating the merger consideration will be equal to $16.21;

    . if the average closing price is less than $12.16, then the average closing trading price of TIBCO common stock for calculating the merger consideration will be equal to $12.16; and

    . if the average closing price is between $12.16 and $16.21, then the average closing trading price of TIBCO common stock for calculating the merger consideration will be equal to that average closing price.

The number of shares of TIBCO common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend, reorganization, recapitalization, reclassification or similar event with respect to TIBCO common stock or Talarian common stock effected between the date of the merger agreement and the completion of the merger.

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Talarian's Stock Options and Warrant

   At the effective time of the merger, each outstanding stock option to purchase shares of Talarian common stock will be assumed by TIBCO regardless of whether or not they are exercisable. Each Talarian stock option that is assumed by TIBCO will continue to have, and be subject to, the same terms and conditions that were applicable immediately prior to the effective time of the merger, except that each Talarian stock option will be exercisable for, calculated on a per share of Talarian common stock basis, (a) $2.65 in cash, without interest, and (b) the merger exchange ratio. Accordingly,

    . the exercise price per share of TIBCO common stock of any given option will be determined by dividing the exercise price of the option immediately prior to the effective time by the merger exchange ratio, rounded to the nearest whole cent; and

    . each share of TIBCO common stock issued upon the exercise of an assumed option after completion of the merger will be issued together with the pro rata portion of cash consideration equal to the total amount of cash that would have been issued in the merger if the option being exercised had been exercised in full immediately prior to the merger divided by the total number of shares of TIBCO common stock that would have been issued upon exercise of the assumed option if the assumed option had been exercised in full immediately following the effective time of the merger.

   TIBCO has agreed to file a registration statement on Form S-8 for the shares of TIBCO common stock issuable with respect to the assumed Talarian stock options within 20 business days after the effective time of the merger, and TIBCO intends to maintain the effectiveness of the registration statement for so long as any such Talarian stock options or other rights remain outstanding.

   At the effective time, the outstanding warrant to purchase shares of Talarian common stock will be assumed by TIBCO and will continue to have, and be subject to, the same terms and conditions that were applicable to the warrant immediately prior to the effective time of the merger, except that the warrant will be exercisable for, calculated on a per share of Talarian common stock basis, (a) $2.65 in cash, without interest, and (b) the merger exchange ratio. Accordingly,

    . the exercise price per share of TIBCO common stock of the warrant will be determined by dividing the exercise price per share of the warrant immediately prior to the effective time by the merger exchange ratio, rounded to the nearest whole cent; and

    . each share of TIBCO common stock issued upon the exercise of the outstanding warrant after completion of the merger will be issued with the pro rata portion of cash consideration equal to the total amount of cash that would have been issued in the merger if the warrant had been exercised in full immediately prior to the merger divided by the total number of shares of TIBCO common stock that would have been issued upon exercise of the warrant if the warrant had been exercised in full immediately following the effective time of the merger.

Employee Stock Purchase Plan

   Talarian has an Employee Stock Purchase Plan that permits eligible employees to purchase Talarian common stock through payroll deductions at a discount to market value. Pursuant to the terms of the merger agreement, Talarian will cause the Employee Stock Purchase Plan to be amended prior to the closing of the merger in order to accelerate the purchase date for the 2001 offering period still then in effect such that the new purchase date will occur on the earlier of one day prior to the closing or July 31, 2002, to amend the plan to provide that the offering period which commenced on February 1, 2002 will terminate on the earlier of the closing or January 31, 2004, and to terminate the plan prior to the closing. If the Employee Stock Purchase Plan is terminated on or prior to the closing, each participant will receive a full refund for all contributions made in the offering period that commenced on February 1, 2002.

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The Exchange Agent

   Promptly after the effective time, TIBCO is required to make available to a bank or trust company cash and shares of TIBCO common stock to be exchanged for shares of Talarian common stock, and cash to pay for fractional shares and any dividends or distributions to which holders of Talarian common stock may be entitled to receive under the merger agreement.

Procedures for Exchanging Stock Certificates

   Promptly after the effective time, TIBCO will cause the exchange agent to mail to the holders of record of Talarian stock certificates (a) a letter of transmittal and (b) instructions on how to surrender Talarian stock certificates in exchange for cash and TIBCO common stock certificates representing the merger consideration, cash for fractional shares and cash for any dividends or other distributions that they may be entitled to receive under the merger agreement. Holders of Talarian common stock should not surrender their Talarian stock certificates until they receive the letter of transmittal from the exchange agent.

   Upon surrendering their Talarian stock certificates, the letter of transmittal and any other documents required by the exchange agent, the holders of Talarian stock certificates will be entitled to receive cash, a certificate representing that number of whole shares of TIBCO common stock which that holder has the right to receive, cash for fractional shares of TIBCO common stock and cash for any dividends or other distributions to which the holder is entitled. Until surrendered to the exchange agent, outstanding Talarian stock certificates will be deemed from and after the effective time to evidence (a) only the ownership of the number of full shares of TIBCO common stock into which their shares of Talarian common stock were converted at the effective time, (b) the right to receive $2.65 per share and (c) the right to receive an amount in cash for any fractional shares and any dividends or distributions payable under the merger agreement.

   No holder of Talarian stock certificates will be entitled to receive any dividends or other distributions on TIBCO common stock until the merger is completed and such holder has surrendered their Talarian stock certificates in exchange for TIBCO stock certificates. TIBCO does not anticipate paying any dividends with respect to its stock.

Distributions with Respect to Unexchanged Shares

   Until each Talarian stockholder surrenders his Talarian stock certificate in exchange for a TIBCO stock certificate, that stockholder will not receive any dividends or other distributions declared or made by TIBCO after the effective time of the merger. However, once that stockholder surrenders his or her Talarian stock certificate to the exchange agent, he or she will receive (a) a TIBCO stock certificate; (b) cash, without interest, as payment for the cash merger consideration; (c) cash as payment for fractional shares and (d) cash, without interest, as payment for any dividends or other distributions declared or made by TIBCO after the effective time of the merger.

No Fractional Shares

   No fractional shares of TIBCO common stock will be issued because of the merger or upon the exercise of any Talarian stock option or Talarian warrant. Instead, each holder of Talarian common stock or other equity security who would be entitled to a fractional share of TIBCO common stock will receive cash. The amount of cash to be received by such Talarian stockholder will be equal to the fraction of such share that stockholder would have received multiplied by the average closing sale price of one share of TIBCO common stock as reported on The Nasdaq National Market for the 10 consecutive trading days ending and including one day prior to the effective time of the merger or the date of exercise, as the case may be.

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Representations and Warranties

   In the merger agreement, Talarian made a number of representations and warranties in favor of TIBCO that relate to a number of matters, including:

    .  Talarian's due organization;

    .  Talarian's capital structure;

    .  rights or obligations relating to Talarian's capital stock;

    . the authorization, execution, delivery and enforceability of the merger agreement, the absence of conflict with or violation of any agreement, law, or charter or bylaw provision and the absence of the need for filings, consents, approvals or actions in order to consummate the merger;

    .  documents filed with the Securities and Exchange Commission;

    .  the absence of certain material changes or events;

    .  the filing of tax returns and the payment of taxes;

    . Talarian's title to, or valid leasehold interests in, material properties and assets;

    .  Talarian's compliance with laws;

    .  litigation matters;

    .  Talarian's employee benefit plans and labor relations;

    .  environmental matters;

    .  the disclosure of material agreements, contracts and commitments;

    .  the accuracy of Talarian's statements in this proxy statement/prospectus;

    .  anti-takeover provisions of Delaware law;

    .  approval of the merger by Talarian's board;

    .  the payment of brokers' and finders' fees; and

    .  the receipt of a fairness opinion from Lehman Brothers Inc.

   The merger agreement also includes representations and warranties made by TIBCO in favor of Talarian that relate to a number of matters, including the following:

    .  TIBCO's and Panther Acquisition Corp.'s due organization;

    .  TIBCO's and Panther Acquisition Corp.'s capital structure;

    . the authorization, execution, delivery, and enforceability of the merger agreement, the absence of conflict with or violation of any agreement, law, or charter or bylaw provision and the absence of the need for filings, consents, approvals or actions in order to consummate the merger;

    .  documents filed with the Securities and Exchange Commission;

    . the valid issuance of the TIBCO common stock in the merger and upon the exercise of Talarian options and the Talarian warrant;

    .  the accuracy of TIBCO's statements in this proxy statement/prospectus;

    .  the absence of a material adverse effect on TIBCO; and

    .  TIBCO's possession of all cash funds required to be paid in the merger.

   The representations and warranties of Talarian and TIBCO will terminate at the effective time.

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Conduct of Business of Talarian Pending the Merger

   Talarian has agreed that, from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time of the merger, Talarian and its subsidiary will carry on their business in the usual, regular and ordinary course and pay their debts and taxes when due. Talarian is required to use commercially reasonable efforts consistent with past practices and policies to:

    .  preserve intact its present business organization;

    .  keep available the services of its present officers and employees; and

    . preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings.

   Talarian has also agreed that, prior to the effective time or the termination of the merger agreement, Talarian and its subsidiary will not do any of the following without TIBCO's consent:

    . waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options granted under any stock plans or authorize cash payments in exchange for any options granted under any stock plans;

    . grant any severance or termination pay to any officer or employee except pursuant to written agreements or policies already in effect;

    .  adopt any new severance plan;

    . issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock or subscriptions, rights, warrants or options;

    . amend its certificate of incorporation, bylaws or other charter documents or similar governing instruments of any of its subsidiaries;

    . acquire or agree to merge or consolidate with, or purchase any equity interest in or portion of the assets of, any other entities, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Talarian;

    .  enter into any joint ventures, strategic partnerships or alliances;

    . sell, lease, license, encumber or otherwise dispose of any material properties or assets;

    . transfer, license, extend, amend or modify in any material respect any rights to Talarian's intellectual property, other than standard end-user licenses in the ordinary course of business and consistent with past practices;

    . declare, set aside or pay any dividends or make any other distributions in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

    . purchase, redeem or otherwise acquire any shares of capital stock, except repurchases of unvested shares at cost in connection with the termination of the employment relationship;

    . incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Talarian;

    .  adopt or amend any employee benefit plan;

    . enter into any employment contract or collective bargaining agreement other than offer letters and agreements entered into in the ordinary course of business with employees who are terminable "at will";

    . pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits, including rights to severance or indemnification, of its directors, officers, employees or consultants;

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    .  modify, amend or terminate any material contract or agreement, including any joint venture agreement, or waive, release or assign any material rights or claims under any material contract or agreement;

    . enter into any licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other contracts, agreements or obligations which may not be canceled without penalty by Talarian upon 45 days or less notice or which include over $50,000 in payments by or to Talarian over the term of the agreement or which include any exclusive terms of any kind;

    . revalue any of its assets or make any change in accounting methods, principles or practices;

    .  fail to make timely filings with the Securities and Exchange Commission;

    . renew certain agreements following the expiration of such agreements in accordance with their terms;

    . engage in any action with the intent to adversely impact any of the transactions contemplated by the merger agreement; or

    . agree in writing or otherwise to take any of the actions described in the immediately preceding bullet points.

No Solicitation

   Until the merger is completed or the merger agreement is terminated, Talarian and its subsidiary will not nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by them to:

    . solicit, initiate or induce the making, submission or announcement of any "acquisition proposal", as defined below;

    . participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or otherwise facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

    . engage in discussions with any person with respect to any acquisition proposal, except as permitted by the merger agreement;

    . approve, endorse or recommend any acquisition proposal, subject to the fiduciary obligations of Talarian's board of directors; or

    . enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal.

   However, prior to the adoption of the merger agreement by the Talarian stockholders, the merger agreement does not prohibit Talarian from furnishing non-public information regarding Talarian and its subsidiary to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a "superior offer", as defined below, or any offer or proposal that the Talarian board of directors reasonably determines in good faith is likely to lead to a superior offer, if:

    . neither Talarian nor any representative of Talarian has violated any of the restrictions set forth above;

    . Talarian's board concludes in good faith, after consultation with outside legal counsel, that the action is required for the board to comply with its fiduciary obligations to Talarian's stockholders;

    . prior to furnishing any non-public information to, or entering into discussions with, any person or group, Talarian (a) gives TIBCO written notice of the identity of the person or group and Talarian's intention to furnish non-public information to, or enter into discussions with, the person or group and (b) Talarian receives from the person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public information furnished by Talarian; and


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

    . contemporaneously with furnishing any non-public information to any person or group, Talarian furnishes the same non-public information to TIBCO.

   In addition, Talarian has agreed to:

    . provide TIBCO with 24-hours prior notice of any meeting of Talarian's board of directors at which the board is reasonably expected to consider a superior offer;

    . provide TIBCO with 48-hours prior written notice of a meeting of Talarian's board of directors at which the board is expected to consider withholding, withdrawing, amending or modifying its recommendation in favor of the merger together with a copy of the documentation relating to a superior offer that exists at that time; and

    . provide TIBCO with reasonable notice of the material terms of the superior offer and reasonable opportunity to make a counter-offer prior to any commitment by Talarian with respect to the superior offer.

   The merger agreement defines an "acquisition proposal" as any bona fide offer or proposal relating to any transaction or series of related transactions, other than the transactions contemplated by the merger agreement, involving:

    . any acquisition or purchase from Talarian by any person or group owning more than a 20% interest in the total outstanding voting securities of Talarian or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the total outstanding voting securities of Talarian or any of its subsidiaries;

    . any merger, consolidation, business combination or similar transaction involving Talarian pursuant to which the stockholders of Talarian immediately preceding such transaction hold less than 80% of the equity interest in the surviving entity after such transaction;

    . any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 20% of the assets of Talarian; or

    .  any liquidation or dissolution of Talarian.

   Talarian has agreed to promptly advise TIBCO of any request for non-public information or other inquiry which Talarian reasonably believes could lead to an acquisition proposal or of any acquisition proposal, the material terms and conditions of the acquisition proposal and the identity of the person or group making the request, inquiry or acquisition proposal. Further, Talarian has agreed to keep TIBCO informed on a current basis of the status and details of any request, inquiry or acquisition proposal.

   The merger agreement defines a "superior offer" as an unsolicited, bona fide written proposal made by a third party to complete any of the following transactions:

    . a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Talarian under which the stockholders of Talarian immediately preceding the transaction hold less than 50% of the equity interest in the surviving or resulting entity of the transaction;

    . a sale or other disposition by Talarian of all or substantially all of its assets; or

    . the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by Talarian, directly or indirectly, of beneficial ownership of more than 50% of the voting power of the then outstanding shares of capital stock of Talarian, in each case on terms that the board of directors of Talarian determines, in its reasonable judgment, after consultation with a nationally recognized financial advisor, to be more favorable to Talarian stockholders than the terms of the merger. An offer will not be a superior offer if any financing required to complete the transaction is not committed and it is not likely in the reasonable judgment of the board of directors of Talarian to be obtained on a timely basis.

   Talarian's board may, without breaching the merger agreement, withhold, withdraw, amend or modify its recommendation in favor of the merger proposal if Talarian's board concludes in good faith, after consultation with its outside legal counsel, that the failure to withhold, withdraw, amend or modify its recommendation is required for the board to comply with its fiduciary obligations to Talarian's stockholders under applicable law.

   Talarian will continue to be obligated to hold the meeting of Talarian stockholders to consider and vote upon the merger and the merger agreement even if the Talarian board has changed its recommendation in favor of the approval and adoption of the merger and the merger agreement.

Director and Officer Indemnification

   For six years after the effective time of the merger, TIBCO will cause the surviving corporation to fulfill and honor Talarian's obligations under any indemnification agreements with its directors and officers that existed at the effective time of the merger and any indemnification provisions under Talarian's organizational documents that were in effect on the date of the merger agreement.

   The certificate of incorporation and bylaws of the surviving corporation following the merger will contain provisions relating to exculpation and indemnification that are at least as favorable to the indemnified directors and officers as those contained in Talarian's organizational documents that were in effect on the date of the merger agreement. These indemnification provisions will not be amended, repealed or otherwise modified for six years after the effective time of the merger if such modification would adversely affect the rights of individuals who were directors, officers, employees or agents of Talarian immediately prior to the effective time of the merger, unless such modification is required by law.

   For six years after the effective time of the merger, TIBCO will cause the surviving corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Talarian's directors' and officers' liability insurance policy, on comparable terms to Talarian's policy that existed at the effective time of the merger. However, neither TIBCO nor the surviving corporation will be required to expend more than 125% of the annual premium currently paid by Talarian for such coverage.

Employee Benefit Plans

   TIBCO and Talarian will work together to agree upon mutually acceptable employee benefit and compensation arrangements for Talarian employees.

Conditions to Closing the Merger

   The obligations of TIBCO and Talarian to effect the merger are subject to the satisfaction of the following conditions:

    . approval and adoption of the merger agreement and the merger by the Talarian stockholders;

    . the Securities and Exchange Commission declaring the registration statement, of which this proxy statement/prospectus is a part, filed by TIBCO on Form S-4 effective, no stop order suspending the effectiveness of the registration statement being issued and no proceeding intended to suspend the effectiveness of the registration statement is or has been initiated or threatened, in writing, by the Securities and Exchange Commission;

    . no governmental entity enacts, issues, promulgates, enforces or enters any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which makes the merger illegal or otherwise prohibits consummation of the merger; and

    . all waiting periods under the Hart-Scott-Rodino Act relating to the merger expire or terminate early and all material foreign antitrust approvals required to be obtained prior to the merger are obtained.

   In addition, the obligation of Talarian to consummate and effect the merger is subject to the satisfaction of the following conditions, any of which may be waived by Talarian:

    . the representations and warranties of TIBCO contained in the merger agreement (a) were true and correct as of the date of the merger agreement and (b) are true and correct on and as of the closing date of the merger as if made on such date, except for:

       . in each case, or in the aggregate, any items that are not true but do not constitute a material adverse effect, as defined below, on TIBCO;

       .  changes contemplated by the merger agreement; and

       . representations and warranties that address matters only as of a particular date which were true and correct as of the particular date or do not constitute a material adverse effect on TIBCO and Panther Acquisition Corp. as of such particular date;

      and Talarian receives a certificate to such effect signed on behalf of TIBCO by an authorized officer of TIBCO; and

    . TIBCO has performed or complied with all agreements and covenants required by the merger agreement and Talarian receives a certificate to such effect signed on behalf of TIBCO by an authorized officer of TIBCO.

   Further, the obligation of TIBCO to consummate and effect the merger is subject to the satisfaction of the following conditions, any of which may be waived by TIBCO:

    . the representations and warranties of Talarian contained in the merger agreement (a) were true and correct as of the date of the merger agreement, and (b) are true and correct on and as of the closing date as if made on and as of the closing date except for:

       . in each case, or in the aggregate, any items that are not true but do not constitute a material adverse effect on Talarian;

       .  changes contemplated by the merger agreement;

       . representations and warranties that address matters only as of a particular date which were true and correct as of the particular date or do not constitute a material adverse effect on Talarian; and

       . TIBCO receives a certificate to such effect signed on behalf of Talarian by an authorized officer of Talarian; and

    . Talarian has performed or complied with all agreements and covenants required by the merger agreement and TIBCO receives a certificate to such effect signed on behalf of Talarian by the Chief Executive Officer and the Chief Financial Officer of Talarian;

    . Talarian either (a) obtains certain specified third party consents, waivers and approvals or (b) secures rights to functionally similar alternative third party technology with different vendors on terms which will not materially and adversely effect the operating results for Talarian as compared to the terms provided in Talarian's existing agreement and integrates such alternative third party technology into the relevant Talarian products in a manner that would not materially and adversely effect Talarian's continuing business operations;

    . there is no action or proceeding pending or threatened by a governmental entity which:

       . challenges or seeks to restrain or prohibit the consummation of the merger;

       . seeks to prohibit or limit in any material respect the ownership, operation or any portion of the business or assets of Talarian, TIBCO or their respective affiliates or subsidiaries;

       . requires Talarian, TIBCO or their respective affiliates or subsidiaries to dispose or hold separate any portion of their business or assets as a result of the merger;

       . seeks to impose limitations on the ability of TIBCO or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Talarian common stock; or

       . seeks to prohibit TIBCO or any of its affiliates from controlling any material portion of the business or operations of Talarian or its subsidiaries; and

    . Talarian has net working capital at the effective time of the merger of at least $40 million, less all transaction expenses associated with the merger, including legal, accounting, printing, Hart-Scott-Rodino Act filing and financial advisor fees. This amount shall be reduced by $2 million for each full month (pro rated for any portion of a full month) between March 31, 2002 and the effective time of the merger.

   The merger agreement defines "material adverse effect" as any change, event, circumstance or effect that is materially adverse to the business, assets, capitalization, condition, or results of operations of such entity and its subsidiaries taken as a whole. However, none of the following will be deemed in themselves, either alone or in combination, to constitute a material adverse effect, and none of the following will be taken into account in determining whether there has been a material adverse effect:

    . in the case of Talarian only, any adverse change, event, circumstance or effect arising from or relating to the loss of existing or prospective customers or suppliers, except suppliers of intellectual property, of Talarian or Talarian employees due to the effect of the public announcement or pendency of the merger;

    . any adverse change, event, circumstance or effect arising from or relating to changes in general economic conditions or changes affecting the software industry generally; or

    . any change in the trading price or the trading volume of TIBCO common stock or Talarian common stock, as the case may be.

Termination of the Merger Agreement

   The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the requisite approval of the stockholders of Talarian has been obtained:

    . by mutual written consent of TIBCO, Panther Acquisition Corp. and Talarian;

    . by either Talarian or TIBCO if the merger is not consummated by June 30, 2002, except that the right to terminate is not available to any party who has failed to fulfill any obligation under the merger agreement and such failure was the cause of, or resulted in, the failure of the merger to occur by June 30, 2002;

    . by either Talarian or TIBCO if a governmental entity (a) issues a nonappealable or final order, decree or ruling or takes any other action which permanently restrains, enjoins or otherwise prohibits the merger or (b) fails to issue an order, decree or ruling or take any other action which is necessary to fulfill a condition of the merger and the denial has become final and nonappealable;

    . by either Talarian or TIBCO if the required approval of Talarian stockholders is not obtained, although the right to terminate the merger agreement will not be available to Talarian if the failure to obtain

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

       stockholder approval was caused by Talarian's action or failure to act, and the action or failure to act constitutes a breach of the merger agreement by Talarian;

    . by TIBCO if any of the following "triggering events," as defined below, occurs:

       . the Talarian board of directors withholds, withdraws, amends or modifies in a manner adverse to TIBCO its recommendation in favor of the approval and adoption of the merger agreement and the merger;

       . Talarian fails to include in this proxy statement/prospectus the recommendation of the Talarian board of directors in favor of the approval and adoption of the merger agreement and the merger;

       . Talarian's board of directors fails to reaffirm its recommendation in favor of the approval and adoption of the merger agreement and the merger within ten days after TIBCO requests in writing that the recommendation be reaffirmed;

       . Talarian's board of directors approves or publicly recommends an acquisition proposal;

       . the commencement of a tender or exchange offer relating to more than 20% of the outstanding Talarian common stock by a person unaffiliated with TIBCO and Talarian's board of directors fails to send or give a statement to Talarian's common stockholders recommending the rejection of such tender or exchange offer; or

       . Talarian intentionally breaches its non-solicitation obligations under the merger agreement;

    . by Talarian, upon TIBCO's breach of any representation, warranty, covenant or agreement as set forth in the merger agreement, or if any representation or warranty of TIBCO becomes untrue, in either case such that TIBCO is unable to satisfy certain conditions to the completion of the merger; however, TIBCO is entitled to a 20-day cure period provided that such cure will be completed on or prior to June 30, 2002, and that Talarian may not terminate the merger agreement if it materially breaches the merger agreement; or

    . by TIBCO, upon Talarian's breach of any representation, warranty, covenant or agreement set forth in the merger agreement, or if any representation or warranty of Talarian becomes untrue, in either case such that Talarian is unable to satisfy certain conditions to the completion of the merger; however, Talarian is entitled to a 20-day cure period provided that such cure will be completed on or prior to June 30, 2002, and that TIBCO may not terminate the merger agreement if it materially breaches the merger agreement.

Termination Fee and Expenses

   Except as set forth below, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses whether or not the merger is consummated. However, TIBCO and Talarian will share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the filing of the required materials under the Hart-Scott Rodino Act, the printing and filing of this proxy statement/prospectus and the registration statement filed by TIBCO on Form S-4 and any amendments or supplements to such documents.

   If TIBCO terminates the merger agreement because a triggering event has occurred, Talarian will be required to, within one business day after the date of such termination, pay TIBCO a termination fee of $3,850,000 and an amount equal to TIBCO's reasonable, documented, out-of-pocket expenses incurred in connection with the merger up to a maximum of $550,000.

   If either TIBCO or Talarian terminates the merger agreement because the required Talarian stockholder vote is not obtained or TIBCO terminates the merger agreement because Talarian's representations and warranties fail to be true then, within one day after the date of termination Talarian will pay TIBCO an amount equal to TIBCO's reasonable, documented, out-of-pocket expenses incurred in connection with the merger up to a

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

maximum of $550,000. Furthermore, if within six months following the termination Talarian enters into a definitive agreement with respect to another "acquisition transaction," as defined below, or publicly announces its intention to enter into another acquisition transaction with a third party, and the acquisition transaction is subsequently consummated, then contemporaneously with consummation Talarian must pay TIBCO the $3,850,000 termination fee.

   An "acquisition transaction" is defined as:

    . any merger, consolidation, or business combination in which the stockholders of Talarian immediately prior to the transaction hold less than 50% of the equity interest in the surviving entity;

    . any sale or other disposition of all or substantially of the assets of Talarian; or

    . the acquisition by a person or group, including a tender offer or an exchange offer or issuance of stock by Talarian, of more than 50% of the voting power of the outstanding securities of Talarian.

Amendment; Waiver and Extension of the Merger Agreement

   Subject to applicable law, the parties may amend the merger agreement at any time by execution of a written instrument signed on behalf of TIBCO, Panther Acquisition Corp. and Talarian. In addition, at any time prior to the effective time of the merger, any party may, to the extent legally allowed:

    . extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

    . waive any inaccuracies in the representations and warranties made to such party as contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

    . waive compliance with any of the agreements or conditions for the benefit of such party as contained in the merger agreement.

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

               VOTING, NONCOMPETITION AND EMPLOYMENT AGREEMENTS

Voting Agreement

   Concurrently with the execution of the merger agreement, Paul A. Larson, Thomas J. Laffey, Mark G. Mahowald, Michael A. Morgan, David E. Gold, Lawrence, Tyrell, Ortale and Smith, L.P., Nortel Networks, Inc., STF II, L.P. and The Caplan Family Trust dated August 10, 1999, who collectively owned approximately 34.2% of the outstanding common stock of Talarian as of the record date, entered into a voting agreement with TIBCO whereby they agreed to:

    . appear, or cause their respective holders of record to appear, at any meeting, postponement or adjournment of the stockholders of Talarian held for the purpose of voting on the merger; and

    . vote, or cause their respective holders of record to vote, all of the shares of Talarian common stock owned, controlled by or subsequently acquired by them:

       . in favor of the merger agreement, the merger and the transactions contemplated by the merger agreement; and

       . against any acquisition proposal or any amendment to Talarian's charter documents which amendment, proposal, action or other transaction could reasonably be expected to impede or delay the consummation of the merger, or change in any manner the voting rights of the Talarian common stock.

   In addition, with respect to all shares owned of record and all shares acquired by the signing stockholders at any time prior to the effective time of the merger, the signing stockholders have appointed TIBCO as their irrevocable proxy and lawful attorney to demand that the secretary of Talarian call a special meeting of the stockholders of Talarian for the purpose of considering any action related to the merger and to vote each of their shares as their proxy in favor of the merger.

   The voting agreement prohibits the signing stockholders from selling or disposing of any shares or options of Talarian common stock owned directly or indirectly by the signing stockholders, unless the sale or disposition is made to a person who agrees in writing to be bound by the terms and conditions of the voting agreement.

   The voting agreement also prohibits the signing stockholders from soliciting additional acquisition proposals from third parties on behalf of Talarian or from engaging in any discussions or negotiations with third parties regarding any acquisition proposal.

   The voting agreement, including all provisions discussed above, terminates upon the earlier of the termination of the merger agreement or the effective time of the merger. A form of the voting agreement is attached hereto as Annex B.

Noncompetition Agreement

   Concurrently with the execution of the merger agreement, and as a condition and inducement to TIBCO's willingness to enter into the merger agreement, Thomas J. Laffey, a director and chief technical officer and secretary of Talarian, entered into a noncompetition agreement with TIBCO, which agreement will be effective upon the closing of the merger. Under the noncompetition agreement, Mr. Laffey agreed not to enter into, participate in or be connected with any business that is engaged in the business of messaging and enterprise application integration software for a period of two years following the completion of the merger. In addition, Mr. Laffey agreed not to solicit employees of TIBCO or customers of TIBCO or Talarian to leave or terminate their relationship with TIBCO or Talarian during the two-year period covered by the noncompetition agreement.

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

Employment Agreement

   Effective upon consummation of the merger, Thomas J. Laffey, a director and chief technical officer and secretary of Talarian, has signed an employment agreement with TIBCO to serve as a vice president of TIBCO for a term of 18 months following the closing of the merger. Mr. Laffey's employment agreement provides that in addition to his annual salary, he will participate in TIBCO's bonus plan and will receive, subject to the approval of TIBCO's board of directors, an option to purchase 100,000 shares of TIBCO common stock with an exercise price equal to fair market value at the date of grant that will vest at the rate of 25% on the first anniversary of his employment and thereafter, in equal monthly increments over the next thirty-six months. In addition, in the event TIBCO terminates Mr. Laffey's employment for any reason other than for cause, death or disability, or if Mr. Laffey terminates his employment because of an adverse change in his compensation, title, duties or location of employment, the employment agreement provides severance to him including the payment of his annual salary on a monthly basis for the longer of six months or the remaining term of his employment agreement, and the acceleration of vesting of all unvested shares of TIBCO common stock received by Mr. Laffey prior to the closing of the merger.

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          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   On January 4, 2002, TIBCO entered into a merger agreement with Talarian in a transaction to be accounted for as a purchase. Under the terms of the merger agreement, each outstanding share of Talarian common stock will be exchanged for the right to receive $2.65 in cash, without interest, and a fraction of a share of TIBCO common stock. In addition, each outstanding option and warrant to purchase Talarian common stock will be assumed by TIBCO and converted into an option or warrant, as applicable, to receive $2.65 in cash per Talarian share for which such option or warrant was exercisable and to purchase a fraction of a share of TIBCO common stock. For the purposes of the unaudited pro forma combined condensed financial statements, the estimated merger consideration of $110 million includes $51 million in cash and $51 million of stock to be issued in exchange for the outstanding common stock of Talarian, $2 million in cash and $5 million of stock options and warrant in relation to the assumption of Talarian stock options and warrant and estimated expenses of the transaction of $1 million. The estimated merger consideration reflects issuance of an estimated 3.3 million shares of TIBCO common stock at an average market price per share of TIBCO common stock of $15.71. The average market price per share is based on the average closing price for TIBCO common stock for a period of three trading days before and after the announcement date. The actual number of TIBCO common shares to be issued will depend on the actual number of outstanding shares of Talarian common stock at the closing date and on the price of TIBCO common stock.

   The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had TIBCO and Talarian been a combined company during the specified periods. The pro forma combined condensed financial statements are based on the respective historical consolidated financial statements and the notes thereto of TIBCO and Talarian. The historical consolidated financial statements and notes thereto of TIBCO are incorporated by reference elsewhere in this document. The historical consolidated financial statements and notes thereto of Talarian are included elsewhere in this document. The pro forma adjustments are preliminary and based on management's estimates, a preliminary determination of the purchase price and a preliminary third-party valuation of the intangible assets acquired. In addition, TIBCO management is in the process of assessing and formulating its integration plans. Restructuring charges associated with such integration plans and additional adjustments that may be required to reflect acquired assets and liabilities at fair value have not yet been determined and may be material.

   The following unaudited pro forma combined condensed financial statements give effect to the proposed merger of TIBCO and Talarian using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. These pro forma statements were prepared as if the merger had been completed as of December 1, 2000 for purposes of the pro forma statements of operations and as of November 30, 2001 for purposes of the pro forma balance sheet.

   The unaudited pro forma combined condensed financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements and the notes thereto of TIBCO, which are incorporated by reference elsewhere in this document and the historical consolidated financial statements and the notes thereto of Talarian, which are included elsewhere in this document. See "Where You Can Find More Information" on page 2.

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

                              TIBCO SOFTWARE INC.
             Unaudited Pro Forma Combined Condensed Balance Sheet

                                                   TIBCO    Talarian   Pro Forma       Pro Forma
                                                  11/30/01  09/30/01  Adjustments      Combined
                                                  --------  --------  -----------      ---------
ASSETS
Current assets:
   Cash and cash equivalents..................... $100,158  $ 24,461    (52,600)(a)    $ 72,019
   Short-term investments........................  577,182    28,041                    605,223
   Accounts receivable, net......................   59,080     3,380                     62,460
   Accounts receivable from related parties, net.      959        --                        959
   Other current assets..........................   22,272     1,438      9,040 (g)      32,750
                                                  --------  --------                   --------
       Total current assets......................  759,651    57,320                    773,411
Property and equipment, net......................   38,250     2,021                     40,271
Other assets.....................................   30,223       363     (2,920)(b)      27,666
Goodwill and acquired intangibles, net...........   64,003     2,150     47,223 (c)     113,376
                                                  --------  --------                   --------
       Total assets.............................. $892,127  $ 61,854                   $954,724
                                                  ========  ========                   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable.............................. $  4,378  $    270                   $  4,648
   Accrued liabilities...........................    1,773     1,464      1,000 (d)       4,237
   Other accrued liabilities.....................   73,445     2,063                     75,508
   Deferred revenue..............................   41,252     3,135     (1,000)(g)      43,387
                                                  --------  --------                   --------
       Total current liabilities.................  120,848     6,932                    127,780
Noncurrent liabilities...........................       --       965       (400)(g)         565

Stockholders' equity:
   Common stock and additional paid in capital...  839,841   105,638    (49,138)(e)     896,341
   Treasury stock................................       --      (102)       102 (e)          --
   Unearned stock-based compensation.............   (3,796)   (3,411)     2,911 (e)(f)   (4,296)
   Accumulated other comprehensive income........   10,522       149       (149)(e)      10,522
   Note receivable from stockholders.............       --      (100)       100 (e)          --
   Accumulated deficit...........................  (75,288)  (48,217)    47,317 (e)     (76,188)
                                                  --------  --------                   --------
       Total stockholders' equity................  771,279    53,957                    826,379
                                                  --------  --------                   --------
Total liabilities and stockholders' equity....... $892,127  $ 61,854                   $954,724
                                                  ========  ========                   ========

                              TIBCO SOFTWARE INC.
            Unaudited Pro Forma Combined Condensed Income Statement

                                                       TIBCO    Talarian   Pro Forma   Pro Forma
                                                      11/30/01  09/30/01  Adjustments  Combined
                                                      --------  --------  -----------  ---------
Revenue:
   License revenue................................... $216,757  $  8,291               $225,048
   Service and maintenance revenue...................  102,494     6,572                109,066
                                                      --------  --------               --------
       Total revenue.................................  319,251    14,863                334,114
Cost of revenue......................................   64,806     3,963                 68,769
                                                      --------  --------               --------
Gross profit.........................................  254,445    10,900                265,345
                                                      --------  --------               --------
Operating expenses:
   Research and development..........................   78,878     9,787                 88,665
   Sales and marketing...............................  136,818    12,877                149,695
   General and administrative........................   22,799     3,762                 26,561
   Amortization of stock-based compensation..........   25,988     5,414     2,420 (h)   33,822
   Restructuring charges.............................   21,197     2,150                 23,347
   Amortization of goodwill and acquired intangibles.   23,516     3,427    (1,090)(i)   25,853
                                                      --------  --------               --------
       Total operating expenses......................  309,196    37,417                347,943
                                                      --------  --------               --------
Loss on operations...................................  (54,751)  (26,517)               (82,598)
Other income (expense), net..........................   31,040     3,132    (2,840)(j)   31,332
                                                      --------  --------               --------
Loss before income taxes.............................  (23,711)  (23,385)               (51,266)
Benefit for income taxes.............................   10,469        --     8,280 (k)   18,749
                                                      --------  --------               --------
Net loss............................................. $(13,242) $(23,385)              $(32,517)
                                                      ========  ========               ========
Net loss per share:
   Basic and diluted................................. $  (0.07) $  (1.27)              $  (0.16)
   Weighted average common shares outstanding........  195,001    18,467                198,257

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1.  BASIS OF PRO FORMA PRESENTATION

   The unaudited pro forma combined condensed balance sheet assumes that the merger took place on November 30, 2001 and combines TIBCO's November 30, 2001 consolidated balance sheet and Talarian's September 30, 2001 consolidated balance sheet.

   The unaudited pro forma combined condensed statement of operations assumes the merger took place as of December 1, 2000. The pro forma combined condensed statement of operations for the year ended November 30, 2001 combines TIBCO's and Talarian's consolidated statements of operations for the year ended November 30, 2001 and September 30, 2001, respectively.

2.  PRELIMINARY PURCHASE PRICE

   The pro forma information including the allocation of the purchase price is based on management's estimates, a preliminary determination of the purchase price and a preliminary valuation of the intangible assets acquired. TIBCO management is in the process of assessing and formulating its integration plans. Restructuring charges associated with the integration plans and additional adjustments that may be required to reflect acquired assets and liabilities at fair value have not yet been determined and may be material. The pro forma combined condensed financial statements have not been adjusted to reflect any cost savings or operating synergies that may be realized as a result of the merger.

   The unaudited pro forma combined condensed financial statements reflect an estimated total purchase price of approximately $110 million. The preliminary fair value of TIBCO common stock to be issued of $15.71 per share was determined based on the average closing price for TIBCO common stock for a period of three trading days before and after the announcement date. The preliminary fair value of the options to be issued on assumption of Talarian options was determined using the Black-Scholes model using the following assumptions: expected life of 36 months, risk-free interest rate of 4.20%, expected volatility of 128% and no expected dividend yield. The preliminary fair value of the warrant to be issued on assumption of the Talarian warrant was determined using the Black-Scholes model using the following assumptions: expected life of 12 months, risk-free interest rate of 4.20%, expected volatility of 128% and no expected dividend yield. An estimated $4.2 million of additional cash consideration is contingent on the vesting of stock options and stock subject to repurchase and is to be recorded as compensation expense over the vesting period. As the final exchange ratio will not be determined until the day immediately preceeding the closing date of the merger, the final fair value of TIBCO common stock, options and warrant will not be determined until that date. The estimated total purchase price is as follows (in thousands):

   Purchase price:
   Cash............................................................ $ 52,600
   Value of TIBCO common stock to be issued........................   51,200
   Fair value of stock options and warrant to be issued............    5,300
   Merger costs....................................................    1,000
                                                                    --------
      Total consideration..........................................  110,100
   Unearned stock-based compensation...............................     (500)
                                                                    --------
      Purchase price............................................... $109,600
                                                                    ========

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS--(Continued)


   The final total purchase price is dependent on the actual number of shares of common stock and cash to be issued, the actual number of options assumed, and actual direct merger costs. The final purchase price will be determined upon completion of the merger. Under the purchase method of accounting, the total estimated purchase price is allocated to Talarian's net tangible and intangible assets based upon their estimated fair value as of the date of completion of the merger. Based upon the estimated purchase price and the preliminary independent valuation, the preliminary purchase price allocation, which is subject to change based on TIBCO's final analysis, is as follows (in thousands):

        Allocation of purchase price:
        Net tangible assets acquired.......................... $ 51,807
        Fair value adjustments:
           Deferred tax assets................................    9,040
           Deferred revenue...................................    1,400
                                                               --------
               Fair value of net tangible assets acquired.....   62,247
        Intangible assets acquired:
           Completed technology...............................    4,400
           Customer base......................................    1,700
           Trademarks.........................................      100
           OEM Customer royalties.............................      700
           Noncompete agreement...............................      400
                                                               --------
                                                                  7,300
           In-process research and development................      900
        Deferred tax liability................................   (2,920)
        Goodwill..............................................   42,073
                                                               --------
                                                               $109,600
                                                               ========

   The tangible net assets acquired represent the estimated fair value of the net tangible assets of Talarian as of September 30, 2001 of $51.8 million adjusted to eliminate goodwill and intangible assets of $2.2 million arising from Talarian's acquisitions of GlobalCast and WhiteBarn.

   A preliminary estimate of $7.3 million has been allocated to amortizable intangible assets with useful lives of three years for Customer base, Trademarks, Noncompete agreement, Developed technology, and five years for Royalties.

   The preliminary residual purchase price of $42.1 million has been recorded as goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill will be carried at cost and tested for impairment annually and whenever events indicate that impairment may have occurred.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS--(Continued)


3.  PRO FORMA ADJUSTMENTS

   There were no transactions between TIBCO and Talarian during the periods presented.

   Based on the timing of the closing of the merger, the final purchase price, finalization of the valuation, and purchase price allocation, finalization of the integration plans, determination of the fair value of acquired assets and liabilities and other factors, the pro forma adjustments may differ materially from those presented in these pro forma combined condensed financial statements. A change in the value assigned to long-term tangible and intangible assets and liabilities could result in a reallocation of the purchase price and a change in the pro forma adjustments. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

   The unaudited pro forma combined condensed provision for income taxes may not represent the amounts that would have resulted had TIBCO and Talarian filed consolidated income tax returns during the periods presented.

   (a) To record cash portion of the merger consideration.

   (b) To record a deferred tax liability related to identifiable intangible assets.

   (c) To record goodwill and intangible assets including $42.1 million in goodwill and $7.3 million of non-goodwill intangibles (see table in Note
       2) and eliminate Talarian historical goodwill and intangible assets.

   (d) To record direct merger costs of approximately $1.0 million.

   (e) To eliminate the historical stockholders' equity of Talarian, record the preliminary estimate of the fair value of in-process research and development, and record the estimated value of TIBCO shares, options and warrant to be issued in the merger.

   (f) To record unearned stock-based compensation.

   (g) To adjust Talarian deferred revenue and deferred tax assets to estimated fair value.

   (h) To record amortization of deferred stock-based compensation and compensation expense resulting from the vesting of stock options and restricted stock assumed in the merger.

   (i) To record amortization of acquired intangible assets and eliminate amortization of Talarian historical goodwill and intangible assets.

   (j) To record a decrease in interest income attributable to net cash used for the merger.

   (k) To reflect an income tax benefit for the net loss incurred by Talarian and pro forma adjustments to the combined condensed pro forma statement of operations.

4.  UNAUDITED PRO FORMA COMBINED EARNINGS PER COMMON SHARE

   Basic and diluted unaudited pro forma earnings per common share is calculated based on the assumption that TIBCO will issue approximately
3.3 million shares of TIBCO common stock in the merger. Options and warrants outstanding during 2001 were not included in the computation of diluted earnings per common share because inclusion of such options and warrants would have been antidilutive.

                      COMPARISON OF RIGHTS OF HOLDERS OF
                 TALARIAN COMMON STOCK AND TIBCO COMMON STOCK

   This section of this proxy statement/prospectus describes the rights of holders of TIBCO common stock and Talarian common stock. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important or that you deem important do not exist. This summary, therefore, is qualified by reference to the General Corporation Law of the State of Delaware, Talarian's certificate of incorporation and bylaws, and TIBCO's certificate of incorporation and bylaws. You should carefully read this entire proxy statement/prospectus and any other documents to which we refer for a more complete understanding of the differences between being a stockholder of Talarian and being a stockholder of TIBCO.

   Talarian and TIBCO are both incorporated under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Talarian common stock and TIBCO common stock arise primarily from differences in their respective certificates of incorporation and bylaws. Upon the completion of the merger, holders of Talarian common stock will become holders of TIBCO common stock and, consequently, their rights will be governed by TIBCO's certificate of incorporation and bylaws.

Capital Stock

   The authorized capital stock of TIBCO consists of 1,200 million shares of common stock and 25 million shares of preferred stock, and the authorized capital stock of Talarian consists of 50 million shares of common stock and 5 million shares of preferred stock. Both the TIBCO and Talarian certificates of incorporation authorize the respective boards of directors to issue shares of preferred stock in one or more series and to fix the designation, powers, preferences and rights of the shares of each series of preferred stock and any qualifications, limitations or restrictions of such preferred stock.

Special Meeting of Stockholders

   The TIBCO bylaws provide that the board of directors, the chairman of the board, the president or one or more stockholders owning at least 10% of TIBCO's issued and outstanding capital stock and entitled to vote thereon may call a special meeting of the stockholders.

   The Talarian bylaws provide that the board of directors, chairperson of the board, chief executive officer, president or stockholders owning at least 50% of Talarian's issued and outstanding capital stock and entitled to vote thereon may call a special meeting of the stockholders.

Adjournments

   The TIBCO bylaws provide that when a meeting is adjourned to another time or place, unless the bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, TIBCO may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 45 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

   The Talarian bylaws provide any meeting of the stockholders may adjourn from time to time to reconvene at the same or another place, and notice need not be given of any such adjourned meeting if the time, date and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than thirty 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

Action by Written Consent of the Stockholders

   The TIBCO stockholders have the right to take action by written consent of the holders of outstanding shares of TIBCO so long as the action is signed by holders having the minimum number of shares that would be necessary to approve the action if the action were taken at a meeting at which all outstanding shares of common stock were present and voting.

   The Talarian stockholders do not have the right to take action by written consent.

Notice of Board Nomination and Other Stockholder Business

   The TIBCO bylaws provide that at an annual meeting of stockholders, the only business that will be conducted will be business that is (a) specified in the notice of the meeting given by or at the direction of the TIBCO board, (b) otherwise properly brought before the meeting by or at the direction of the TIBCO board or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of TIBCO. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of TIBCO not less than 120 calendar days in advance of the date specified in TIBCO's proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder to be timely must be so received a reasonable time before the solicitation is made. A stockholder's notice to the secretary will set forth each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on TIBCO's books, of the stockholder proposing such business, (c) the class and number of shares of TIBCO which are beneficially owned by the stockholder, (d) any material interest of the stockholder in such business and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act in his or her capacity as a proponent of a stockholder proposal.

   The Talarian bylaws provide that nominations of persons for election to the board of directors and the proposal of business to be considered by the stockholders will be made at the annual meeting of the stockholders (a) pursuant to Talarian's notice of such meeting, (b) by or at the direction of the Talarian board or (c) by any stockholder of Talarian who was a stockholder of record at the time of giving of the notice who is entitled to vote at such meeting and who complies with the notice procedures set forth below. For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the secretary of Talarian and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice must be delivered to the secretary at the principal executive offices of Talarian not later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year's annual meeting, provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of the 75th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by Talarian. Such stockholder's notice will set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected;
(b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such stockholder, as they appear on Talarian's books, and of such beneficial owner, and the class and number of shares of Talarian that are owned beneficially and held of record by such stockholder and such beneficial owner.

Number and Election of Directors

   Under the Delaware General Corporation Law, a corporation may fix the number of directors or the process by which to do so in either its certificate of incorporation or bylaws. In order to be elected as a director, a person must receive a plurality of the votes of shares present and entitled to vote. When electing directors in a Delaware corporation, stockholders do not have cumulative voting rights unless the corporation's certificate of incorporation so provides.

   Pursuant to both TIBCO's and Talarian's respective bylaws, the size of the board of directors of each will be determined by resolution of the board of directors. The size of the TIBCO board is set at 10 members, while the size of Talarian's board is seven members. If TIBCO has nine or less directors, Reuters Group PLC has the right to nominate the following individuals to the board of directors: (a) so long as Reuters Group PLC and its affiliates hold capital stock representing 40% or more of the issued and outstanding voting securities of TIBCO, three directors, (b) so long as Reuters and its affiliates hold less than 40% but at least 25% of the issued and outstanding voting securities of TIBCO, two directors, and (c) so long as Reuters and its affiliate hold less than 25% but at least 15% of the issued and outstanding voting securities of TIBCO, one director. Notwithstanding the foregoing, prior to the nomination of any person as a director designated by Reuters, the person will be approved by the chief executive officer of Reuters and TIBCO. If the total number of directors is increased above nine, TIBCO will cause the election of additional directors selected by Reuters so that the adjusted ratio of Reuters-selected directors to total directors is not less than the ratio set forth above.

   The Delaware General Corporation Law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. The TIBCO board of directors is not divided into classes, while the board of directors for Talarian is divided into three classes with staggered three-year terms.

Removal of Directors

   The TIBCO bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that any director designated by Reuters may be removed from office only for cause by the vote of stockholders representing not less than a majority of the issued and outstanding shares of TIBCO entitled to vote upon the election of directors, or upon Reuters' determination that the director should no longer serve as such, and upon such determination, Reuter and its affiliates will vote their TIBCO voting stock to remove such director.

   The Talarian bylaws provide that any director or the entire board of directors of Talarian may be removed, only for cause and only by the affirmative vote of the holders of 66 2/3% of the shares then entitled to vote at an election of directors.

Notice of Special Meetings of the Board of Directors

   The TIBCO bylaws provide that a special meeting of the board of directors for any purpose may be called at any time by the chairman of the board, the president, any vice president, the secretary or any one director. The bylaws require that notice of the time and place of a special meeting will be delivered personally or by telephone to each director or sent by first-class mail or telegram, charges prepaid, addressed to each director at that director's address as it is shown on the records of TIBCO.

   The Talarian bylaws provide that a special meeting of the board of directors may be called by the chairperson of the board of directors, the president or a majority of the members of the board of directors then in office and may be held at any time, date or place. The bylaws provide that notice of the time, date and place of the special meeting will be given, orally or in writing, by the persons calling the meeting.

Indemnification

   The TIBCO bylaws provide that TIBCO will, to the maximum extent and in the manner permitted by Delaware General Corporation Law, indemnify each of its directors and officers against expenses, including attorney's fees, fines, judgments, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a director or officer of TIBCO, serving at the request of TIBCO as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or a director or officer of a corporation that was a predecessor corporation of TIBCO or of another enterprise at the request of such predecessor corporation. TIBCO will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding all expenses incurred in connection with such proceeding prior to the final disposition of the proceeding.

   The Talarian bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, by reason of the fact that such person, is or was a director or officer of Talarian or a predecessor or is or was serving at the request of Talarian or a predecessor as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, will be indemnified and held harmless by Talarian to the fullest extent permitted by the Delaware General Corporation Law, against all expenses, liability and loss, including attorneys' fees, reasonably incurred or suffered by such person in connection therewith, provided such person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of Talarian, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Notwithstanding the foregoing, Talarian will indemnify any such person seeking indemnity in connection with a proceeding initiated by such person only if such proceeding was authorized by the Talarian board. Talarian will not be required to indemnify a person for amounts paid in settlement of a proceeding unless Talarian consents in writing to such settlement. Talarian will pay all expenses incurred by such a director or officer in defending any such proceeding as such expenses are incurred in advance of its final disposition.

Limitation on Liability

   Both the TIBCO and the Talarian certificates of incorporation provide that a director will not be personally liable to the respective corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted by the Delaware General Corporation Law, as the same exists or may later be amended.

Amendment of Certificate of Incorporation and Bylaws

   Under the Delaware General Corporation Law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation's board of directors and the approval of holders of a majority of the outstanding stock of the corporation entitled to vote.

   The TIBCO bylaws provide that the bylaws of TIBCO may be adopted, amended or repealed by the stockholders entitled to vote, provided that TIBCO may, in its certificate of incorporation, confer the power to adopt, amend or repeal the bylaws upon the board of directors and if such power has been so conferred upon the directors, it will not divest the stockholders of the power, nor limit their power to adopt, amend or repeal the bylaws of TIBCO. The bylaws of TIBCO also provide that so long as Reuters Group PLC and its affiliates own at least 20% of the outstanding voting securities of TIBCO, the bylaw sections governing special meetings, stockholder action by written consent without a meeting, and notice of special meetings of the board of directors cannot be amended by the board of directors of TIBCO without the express written consent of Reuters and the affirmative vote of a majority of the outstanding voting securities, and that so long as Reuters and its affiliates own at least 10% of the outstanding voting securities of TIBCO, the section of the bylaws governing board representation cannot be amended by the board of directors of TIBCO without the express written consent of Reuters and the affirmative vote of a majority of the outstanding voting securities of TIBCO.

   The Talarian bylaws provide that stockholders of Talarian holding a majority of Talarian's outstanding voting stock then entitled to vote at an election of directors have the power to adopt, amend, or repeal Talarian's bylaws. The board of directors of Talarian also has the power to adopt, amend, or repeal the bylaws of Talarian.

Effect of the Delaware Anti-Takeover Statute

   TIBCO and Talarian are subject to Section 203 of the Delaware General Corporation Law, as amended, that prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

    . prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

    . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

    . on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least
       66 2/3% of the outstanding voting shares of the corporation, excluding shares held by the interested stockholder.

   Section 203 defines business combinations to include:

    . any merger or consolidation involving the corporation and any interested stockholder,

    . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder,

    . any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder,

    . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or

    . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

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Stockholder Rights Agreement

   TIBCO is a party to a stockholder rights agreement with, among others, Reuters, Cisco Systems, Inc., Mayfield IX, and Mayfield Associates & Fund III, pursuant to which:

    . Each of the stockholders agrees that it will use its best efforts to not permit the board of directors of TIBCO to approve, not vote or cause to be voted its shares to approve, and not to permit TIBCO to act in any way upon a, fundamental decision, unless such fundamental decision has been first submitted to Reuters and approved in writing by Reuters. A fundamental decision is defined to include a decision of TIBCO with respect to the participation of TIBCO in any merger, consolidation, or share exchange, or any sale, lease, exchange or other dissolution of all or any substantial part of the assets of TIBCO, or any acquisition by TIBCO, whether by merger, stock purchase, asset purchase or otherwise, of any business or entity where the consideration to be paid by TIBCO in the acquisition is in excess of either 15% of the market capitalization of TIBCO or 15% of the total revenues of TIBCO in the last four completed fiscal quarters; provided that in each case such amount exceeds $75 million.

    . On any matter submitted to a vote of the stockholders of TIBCO, Reuters and its affiliates agree to waive their rights to vote their shares of TIBCO capital stock, and these shares will be automatically voted by TIBCO for, against or in abstention in the same proportion as all shares of TIBCO's capital stock entitled to vote are cast for, against or in abstention. The number of shares of capital stock of Reuters and its affiliates for which these TIBCO stockholders will not exercise their voting rights will be equal, at any given time, to the number of shares owned by these stockholders at such time less a number of shares having voting power equal to 49% of the total voting power of TIBCO at that time.

    . Each of the stockholders will have S-3 and piggyback registration rights, which registration rights will terminate with respect to any stockholder who is able to sell all of its registrable securities under Rule 144 under the Securities Act during any one three-month period.

    . Reuters will have information, inspection and audit rights, including the right to discuss the affairs, finances and accounts of TIBCO with its officers and independent accountants and to make any other inspections necessary to permit Reuters to review TIBCO's financial statements.

   Talarian is party to an amended and restated investors' rights agreement with certain stockholders and warrant holders of Talarian, pursuant to which these security holders have registration rights, including demand, S-3 and piggyback registration rights. The Talarian stockholders, who are party to this agreement and have a sufficient number of votes to terminate this agreement, have agreed to terminate this agreement upon the completion of the merger.

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                          INFORMATION REGARDING TIBCO

   The following is a brief description of the business of TIBCO. Additional information regarding TIBCO is contained in its filings with the Securities and Exchange Commission. For information on how you can obtain copies of such filings, please see the section entitled "Where You Can Find More Information" on page 2 of this proxy statement/prospectus.

   TIBCO Software Inc. is a leading provider of business integration solutions. TIBCO develops and delivers software products that give large enterprises the ability to more easily enable and manage interactions between their internal systems, employees, partners and customers. TIBCO products do this by enabling incompatible computer systems to interact with each other in real-time, automating processes that span those systems, and giving people the ability to monitor and interact with information and processes.

   TIBCO's principal executive offices are located at 3165 Porter Drive, Palo Alto, California 94304, and its telephone number is (650) 846-1000.

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                        INFORMATION REGARDING TALARIAN

                             BUSINESS OF TALARIAN

Overview

   Talarian develops and markets infrastructure software that enables businesses to exchange information reliably and securely in real time, both internally and with their partners, suppliers and customers. Talarian's products and services allow software applications to communicate across local or wide area networks, including private networks and the Internet. Talarian's flagship product, SmartSockets, facilitates the real-time distribution of information across virtually any type of network. SmartSockets also enables real-time, two-way communications between distributed computer networks and mobile information devices such as hand-held computers. SmartSockets uses both a publish-subscribe model of communication to deliver information to those applications that need it automatically as it becomes available, and a queuing model of communication to store information and deliver it at a later time if the application cannot currently be reached. Additionally, using Talarian's SmartSockets Multicast product, SmartSockets can now use multicast protocols to deliver data from a few senders to large groups of simultaneous recipients. This capability, termed "adaptive multicast," gives SmartSockets built-in intelligence in order to use whichever data delivery mechanism is more efficient based upon the type of data, the intended recipients, and the sender's and user's network topology.

   Talarian's products use Transmission Control Protocol/Internet Protocol, or TCP/IP, the standard Internet protocol for one-to-one communication, or unicast, and reliable multicast protocols for one-to-many communication. Multicast allows information requested by multiple applications to be sent only once, rather than as multiple separate messages to each application. As a result, multicast can provide information simultaneously to multiple applications and use the existing capacity, or bandwidth, of the network more efficiently. In addition to the foregoing products, Talarian also provides connectivity products that facilitate the exchange of information with external sources, security products that enhance the security of an application, and monitoring and management tools that monitor system and application parameters in local or wide area networks. Talarian's products based upon multicast protocols include SmartPGM, SmartPGM FX, SmartPGM Propagator, SmartSockets for JMS, and SmartSockets Multicast. Talarian's products provide businesses with a robust and easy-to-use method of distributing relevant, time-critical information that continues to operate efficiently, or "scale," with networks as they grow. Talarian also offers professional services that assist its customers in systems planning, architecture and design, custom development and systems integration for the rapid deployment of our products.

   Talarian's products are designed for and implemented in demanding, mission-critical environments with high volumes of users and data. Talarian's products have been deployed by over 300 companies in a variety of markets such as financial services, networking, satellite communications, securities and energy exchanges, telecommunications and transportation, as well as embedded in the products of independent software vendors. Talarian's end-user customers include 3Com, American Stock Exchange, Credit Suisse First Boston, D.E. Shaw, Lockheed Martin, MCI WorldCom, Raytheon Systems, and SIAC (the New York Stock Exchange). Talarian has also entered into agreements with Aspect Telecommunications, BMC Software, Double Click, Micromuse, Nortel Networks, and Novell that allow them to embed Talarian's infrastructure software in their product offerings.

   SmartSockets(R), Propagator(R) and Talarian(R) are Talarian's registered trademarks, and SmartSockets SSL(TM), SmartSockets Gateway(TM), SmartSocketsMQ(TM), SmartSockets LiveDB(TM), SmartSockets Monitor(TM), SmartSockets for JMS(TM), MQadmin(TM), RTie(TM), RTarchive(TM), SmartPGM FX(TM), SmartPGM(TM), RTserver(TM), RThci(TM), RTplayback(TM), RTdaq(TM), The world works in real-time(TM), exchange instantly, distribute globally(TM), the Talarian logo, GlobalCast(TM) and WhiteBarn(TM) are trademarks of Talarian. All other trademarks or trade names appearing elsewhere in this proxy statement/prospectus are the property of their respective owners.

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Products and Services

   Talarian's messaging technology was originally created more than a decade ago and has been further developed over the past 10 years. It originally served as the real-time infrastructure for a number of demanding, high-performance aerospace applications, including network management, satellite operations, launch control systems, large-scale integration and test, and other command and control applications. Almost all of these systems were mission- or life-critical, requiring the highest levels of performance and reliability. Today, Talarian's technology is used in a variety of demanding, high-performance environments, including financial exchanges, telecommunications, and aerospace applications.

   Talarian's infrastructure software enables organizations to communicate and deliver mission-critical information reliably across extended computer networks in real time. Using software "engines," or small, efficient software processes that can be embedded on computers, Talarian's infrastructure software can be used to create what is known in the industry as a "virtual cloud," or network of computers embedded with our software engines. Any application operating within a virtual cloud is able to deliver information quickly, reliably, and efficiently to any other application within this cloud. Talarian's software engines are designed to route and deliver information automatically to any application within a cloud that has subscribed to this information, even if the application, or subscriber, requesting the information uses a different platform or protocol than the application sending the information. In the event of a system or network failure, Talarian's software engines are designed to route information dynamically around failures or blocked paths, minimizing service interruptions or delays. If an application is unable to receive requested information when it is initially delivered, Talarian's engines are able to store the requested information and deliver it at a later time. Furthermore, Talarian's infrastructure software is highly scalable because it is built upon an architecture and global naming scheme similar to that used by the internet. Talarian's software automatically partitions workload among the various engines that are present in a cloud and allows organizations to expand an existing cloud simply by adding additional engines. In addition, Talarian's software can be used to connect multiple clouds and form larger clouds, facilitating reliable, real-time information exchange across local area networks and wide area networks, including the internet.

   Talarian's products fall into the following categories:

   Data Delivery. Talarian's data delivery, or messaging, category of products, form the core of its product lines and provide a variety of message delivery paradigms, including reliable, real-time, and queued delivery of information between applications on a network. It enables organizations to integrate diverse computer applications by connecting each application to a network through a single interface, instead of directly linking each application to all other applications. Applications operating within a network of that type communicate by exchanging messages, or "packets" of data, which can contain many different forms of information, including audio, video, file, HTML, XML, database records, text, numbers and structures. Talarian's messaging technology also supports a wide range of communication models used in organizations for delivery of messages, including:

    . Publish-subscribe, where information is automatically delivered to applications that have previously expressed an interest in that type of information when it becomes available;

    . Multicast, where information requested by several applications can be sent only once, rather than as separate messages to each application, reducing the complexity and cost of information distribution within an organization;

    . Queuing, where information is placed in persistent storage until an application, or another queue, is ready to accept the information;

    . Peer-to-peer, where a message is passed directly between two applications; and

    .  Request-reply, where information is requested and a result is returned.

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   Connectivity.  This category of products is used to connect external sources of information to Talarian's core products. They include:

    . Data base adapters, which integrate databases such as those from Oracle, IBM, and others;

    . Web integration, which provides a way to integrate with the world-wide web, including critical coexistence capabilities such as HTTP-tunneling required to securely pass through corporate firewalls and proxy servers; and

    . Data feed handlers, which integrate financial data feeds with SmartSockets.

   Security. This category covers products that enhance the security of the overall system via encryption, authentication, and entitlement mechanisms.

   Monitoring and Management. Talarian's technology can be configured to monitor system and application parameters in local or wide area networks, including the internet, using intuitive graphical user interfaces and SNMP-based implementations. This technology enables users to monitor, configure, administer, and operate large-scale systems built upon our infrastructure software and ensure reliable operation.

   Talarian's current products are as follows:

Data Delivery Products

   Talarian currently offers the following data delivery, or messaging infrastructure, products:

    . SmartSockets facilitates selective information delivery by enabling messages to be delivered automatically only to interested applications, also called "subscribers." SmartSockets supports publish-subscribe, request-reply, and peer-to-peer messaging. SmartSockets uses both the networking protocols of the Internet and reliable multicast to provide highly efficient one-to-one, one-to-many, and many-to-many communications. SmartSockets can operate over virtually any network type, including the Internet and wireless networks. This product also offers a variety of services that complement the messaging function, such as fault tolerance, guaranteed message delivery, data encryption, authentication, load balancing, and data translation. SmartSockets provides efficient networking and high scalability, and can be embedded in the products of independent software vendors as well as an organization's existing information system. Talarian also offers the following optional add-on modules to SmartSockets that extend its functionality:

       . SmartSockets for JMS is Talarian's implementation of Sun Microsystems' JavaMessage Service (JMS) specification. SmartSockets for JMS offers real-time, enterprise messaging using an industry-standard API. SmartSockets for JMS runs on top of Talarian's SmartSockets high performance, real-time messaging infrastructure.

       . SmartMQ is a message queuing product that provides complementary functionality to SmartSockets. SmartMQ enables a system to store messages and facilitates backup and audit capabilities. This product is designed for use in applications where transactions, in addition to being processed in real time, must be available to be processed if a system fails, and be subject to verification and audit. SmartMQ is tightly integrated with SmartSockets and thus facilitates a seamless integration of the queuing and publish-subscribe communication models. It can also interoperate with IBM's MQSeries message queuing product, allowing companies to leverage their investment in legacy systems.

       . SmartPGM is Talarian's implementation of a real-time, reliable multicast protocol known as Pragmatic General Multicast, or PGM, that was originally specified by Cisco Systems. A network protocol determines how applications communicate with each other across a computer network. The performance of a computer network depends in part upon the protocols used by the network. Talarian uses TCP/IP, the standard internet protocol for one-to-one, or unicast, communication in Talarian's

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          SmartSockets product family. Talarian also provides reliable multicast protocols that enable networks to manage and use existing bandwidth more efficiently. SmartPGM reliably and efficiently sends data from a few senders to large groups of simultaneous recipients. It can be deployed in a wide range of network types, including satellite, wireless, and Internet and enterprise networks. SmartPGM is an automatically configuring protocol that provides flexibility in changing recipient group members. SmartPGM can also support networks that aren't PGM enabled through its SmartPGM network elements. SmartPGM is designed as a service, or daemon, that communicates using a simplified API with applications requiring reliable multicast service. SmartPGM is supported by multiple vendors.

       . SmartSockets Multicast provides more advanced, scalable and efficient one-to-many communications via local and wide area networks, internet and satellite connections. SmartSockets Multicast integrates PGM APIs from Talarian's SmartPGM product. From video and audio conferencing to live transmissions of multimedia training courses to stock tickers, SmartSockets Multicast enables new applications not possible with unicast (i.e. applications that require reliable, scalable and efficient one-to-many transmission of rich multimedia content).

       . SmartPGM FX (formerly SmartTransfer) provides a simple, easy to use command line interface and graphical user interface as well as a powerful set of utilities to simplify the setup and management of file transfers from a single sender to multiple receivers over an IP multicast and PGM capable network. It permits the distribution of any data files including: HTML, video, audio, graphic and data files to multiple sites in a highly efficient manner. SmartTransfer is built on top of SmartPGM, and accordingly allows a file to be efficiently delivered to a large number of recipients.

   These products also include development functionality that Talarian's customers use to permit Talarian's products to interface with their software applications.

   Talarian's data delivery, or messaging infrastructure, products use both unicast and multicast protocols. Talarian's messaging products can be accessed through a variety of platforms, programming interfaces such as C, C++, Java and ActiveX, and operating systems such as Windows, UNIX, Linux, MVS, OpenVMS, VxWorks and IBM mainframes. This cross platform support allows for intercommunication among all of these platforms, programming interfaces and operating systems. For example, the following three processes would be able to communicate directly: a Java process on Linux, an ActiveX process on Windows NT, and an MVS process written in C.

Connectivity Products

   Talarian currently offers the following connectivity products:

    . SmartSockets LiveDB provides a seamless, cost-effective, high performance, off-the-shelf database adapter for large distributed systems. LiveDB extends the capabilities of SmartSockets and is a platform-independent add-on product that enables business-critical information stored in multiple enterprise systems and databases to be accessed, exchanged and distributed in real-time via SmartSockets without rewriting any code, modifying any applications, or learning any new APIs.

    . SmartSockets Gateway (formerly RTgateway) extends the messaging functionality of SmartSockets in several key areas. Using SmartSockets Gateway, organizations can connect diverse message sources and systems, enhance the scalability of their overall messaging infrastructure, implement content-based message routing and filtering schemes, and enjoy greater message routing flexibility with a choice of publish-subscribe or request-reply models.

    . SmartPGM Propagator for Oracle provides a multicast content transport solution for efficient database propagation through an integrated, interoperable addition to the Oracle Advanced Queueing (AQ) interface. SmartPGM Propagator eliminates redundant point-to-point transmissions, decreasing the

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       bandwidth used for propagation and the amount of CPU used. SmartPGM
       Propagator for Oracle has been built around Talarian's PGM technology and Oracle's advanced queuing technology, and allows Oracle database customers requiring efficient and reliable content distribution to propagate business-critical information in a more cost-effective manner.

Security

   Talarian currently offers the following security product:

    . SmartSockets SSL provides private, secure connections between SmartSockets processes. Using the industry-standard Secure Sockets Layer
       (SSL) protocol, SmartSockets SSL enables the highly secure transfer and exchange of information over intranets, extranets and the internet--without any reprogramming of existing SmartSockets applications.

Monitoring and Management Tools

   Talarian offers the following product to monitor and manage networked applications utilizing Talarian's data delivery products:

    . SmartSockets Monitor (formerly RTmonitor) facilitates the monitoring and management of applications utilizing SmartSockets. Through an easy-to-use graphical interface, SmartSockets Monitor can be configured to monitor system and application parameters across both local and wide area networks. System events are viewed through a display application that can operate anywhere on the network and in multiple locations simultaneously without any change in system configuration.

Maintenance and Support

   Talarian offers an array of software maintenance and support services to its customers. Talarian's support organization provides services 24 hours a day, seven days a week. Talarian has a worldwide support organization with key operations centers in Los Altos, California, Warrenville, Illinois and London, England. These centers provide the infrastructure for Talarian's around-the-clock call centers and hotline support. As of December 31, 2001, Talarian had 10 employees involved in its maintenance and support services.

   Talarian offers a range of maintenance support packages that allow its customers to choose the level of support that fits their needs and budgets. Talarian's maintenance programs entitle its customers to receive updates and new versions of Talarian's software, as well as to on-site support that is charged on a time and materials basis. In addition, customers are able to receive support online over the internet, including entering and tracking inquiries, downloading new versions of Talarian's software and accessing Talarian's online knowledge base.

Professional Services and Training

   Talarian's professional services organization offers a wide range of consulting services, including systems planning, architecture and design, custom development and systems integration for the rapid deployment of Talarian's products. Talarian offers professional services with the initial deployment of its products, as well as on an ongoing basis to address the continuing needs of its customers. Talarian's professional services staff is located in several offices in the United States and an office in London, England, enabling Talarian to perform installations and respond to customer demands rapidly across the Americas and Europe. As of December 31, 2001, Talarian's professional services group consisted of 13 employees. These individuals have expertise in the e-business, financial services and telecommunications industries. Many of Talarian's professional service employees have advanced degrees and/or substantial industry expertise in network architecture and design, as well as in networking protocols, including TCP/IP and reliable multicast.

   Talarian provides training for customer personnel at its main office as well as at customer locations. Talarian also develops custom education programs to address the specific needs of individual customers and partners.

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Acquisitions

   Talarian has made two strategic acquisitions that have augmented its technology and provided it with additional consulting and development personnel in the reliable multicast area:

   GlobalCast Communications. Talarian acquired substantially all of the assets of GlobalCast Communications, Inc., a Fremont, California-based company, in September 1999. GlobalCast was a provider of reliable multicast technology, and prior to Talarian's acquisition of GlobalCast, Talarian had licensed a significant portion of GlobalCast's technology and had embedded it in Talarian's SmartSockets product. GlobalCast's primary product was based on RMTP-II technology. RMTP-II adds reliability and scalability to multicast. RMTP-II was developed by GlobalCast over a three-year period in conjunction with Lucent Technologies and academic experts, and was first sold by GlobalCast in 1998. GlobalCast had licensed some of the core algorithms of RMTP-II from Lucent, which has a patent on the technology. The license was assigned to Talarian as a part of the acquisition of GlobalCast and is non-exclusive. While Talarian draws upon the technology of RMTP-II in our multicast development, Talarian is currently focusing its multicast protocol development and sales efforts on the SmartPGM products and is not currently shipping a commercial version of RMTP-II.

   WhiteBarn. Talarian acquired WhiteBarn, Inc., a Warrenville, Illinois-based company, in March 2000. WhiteBarn was a software consulting and development company focused on reliable multicast and network protocols. The principals of WhiteBarn had been involved in the design and development of large scale trading systems and real-time data distribution since 1985. Prior to the acquisition, WhiteBarn was primarily engaged in consulting activities related to the implementation of reliable multicast. WhiteBarn had also developed a commercial implementation of PGM. Talarian maintains WhiteBarn's facility in Illinois, and 13 WhiteBarn employees joined Talarian in connection with the acquisition. Talarian is using former WhiteBarn personnel primarily in consulting and product development activities related to reliable multicast, and have embedded an enhanced version of WhiteBarn's PGM implementation in Talarian's SmartSockets product.

Sales and Marketing

   Talarian promotes and licenses its software and sells its services primarily through a direct sales organization, and also indirectly through system integrators, foreign distributors, original equipment manufacturers and other resellers. As of December 31, 2001, Talarian employed 33 sales and marketing personnel located in several U.S. cities and in the United Kingdom. Talarian plans to prudently add personnel to its direct and indirect sales staff.

   Talarian's sales strategy targets industries, and organizations within those industries, that require high-speed, highly scalable messaging infrastructure for internal use or to integrate efficiently with their customers' and business partners' applications. Talarian's sales team, which typically includes sales people, technical sales engineers and professional services personnel, works together with its customers' personnel to understand the needs and goals of the customer's particular application and its development and deployment environments. Customers are allowed to use a full working copy of Talarian's products on a limited-time basis in order to evaluate Talarian's products in their environment. The level of customer analysis, both technically and financially, results in a sales cycle that typically ranges between three and nine months. For larger opportunities with new customers, these cycles can be longer.

   Talarian focuses its marketing efforts on programs intended to attract potential customers and to increase awareness of and promote Talarian and its products and the benefits they provide. Talarian uses a variety of targeted marketing vehicles including industry analyst updates and communications, market data research, print advertising, trade shows and speaking engagements targeted toward the industries it serves, press relations, electronic customer newsletters and Talarian's web site. Talarian has developed collateral material for use by its direct and indirect sales organizations, including white papers, data sheets, customer case studies, and press releases and coverage.

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Research and Development

   The computer software industry is characterized by rapid technological change and is highly competitive in regard to timely product innovation. Accordingly, Talarian believes that its future success depends on Talarian's ability to enhance current products that meet a wide range of customer needs and to develop new products rapidly to attract new customers and provide additional products to existing customers. In particular, Talarian believes it must continue to respond quickly to users' needs for high-speed, scalable, easy-to-implement infrastructure software to meet the increasing demands of applications being deployed in business-to-business e-commerce systems.

   Talarian addresses the needs of current users through regularly scheduled maintenance and enhancement releases. Talarian's product development organization is focused on enhancing the scalability, performance and ease-of-use of its products. The majority of the work performed by Talarian's research and development organization consists of adding new functionality and enhanced performance capabilities to its existing product line.

   In addition to Talarian's internal proprietary research and development, from time to time Talarian licenses technologies from third parties to embed into its technology. Additionally, Talarian is an active participant in the IETF standards initiative for reliable Internet Protocol multicast. Talarian is also a contributing member of the International Middleware Association, Object Management Group, Securities Industry Middleware Council, Internet Protocol Multicast Initiative, and Business Quality Messaging Forum.

   Talarian has made, and will continue to make, substantial investments in research and development. Research and development expenses were $9.8 million, $5.7 million, and $3.2 million in fiscal 2001, 2000, and 1999, and $2.2 million for the three months ended December 31, 2001. As of December 31, 2001, Talarian had 38 employees divided into five groups: client, server, security and other service, quality assurance and documentation. Talarian plans to maintain its investment in research and development for the foreseeable future. All of Talarian's software development costs have been expensed as incurred. While Talarian has licensed externally developed technology for integration into its products, most of Talarian's products and enhancements to those products have been developed internally. Additionally, Talarian has in the past augmented its research and development efforts through the acquisitions of GlobalCast and WhiteBarn.

Competition

   The market for Talarian's products is intensely competitive, relatively new, rapidly evolving, and subject to rapid technological change. Talarian believes that competition will become more intense in the future and may cause price reductions, reduced gross margins, and loss of market share, any one of which could significantly reduce its future revenue. Current and potential competitors of Talarian include:

   . enterprise application integration vendors such as Sybase (NEON), Level 8, IONA, Mercator, TIBCO, webMethods, seeBeyond and Vitria Technology;

   . infrastructure software and application server providers such as IBM, Microsoft, Oracle, Sun and BEA;

   . vendors of widely used operating system software, including Microsoft and Sun Microsystems, may integrate real-time integration functionality into future versions of their operating system software or introduce directly competing integration functionality; and

   . information technology departments of potential customers, which have developed or may develop systems that provide some or all of the functionality of Talarian's SmartSockets software and related products.

   Talarian believes that customers in its industry make purchasing decisions primarily based on their perception of product performance, perception of the vendor and product price. Talarian believes, based on

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discussions with customers and potential customers, and the results of testing, that the performance of Talarian's product is a significant competitive advantage for Talarian. However, some of Talarian's competitors' products offer some features, such as a greater number of "adaptors" that facilitate connecting their products with third-party applications, and "business logic" that facilitates the routing and delivery of information in a manner different than is used by Talarian's products, that provides them with an advantage with some customers. Talarian also believes that perception of the vendor is currently often a significant advantage for its competitors, as they are generally larger with substantially more resources and name recognition.

Intellectual Property and Other Proprietary Rights

   Talarian's success is highly dependent upon its proprietary software technology, its trademarks, and brand names, and the goodwill associated them. Talarian relies primarily on a combination of copyright, trademark, patent and trade secret laws, contractual provisions, confidentiality agreements with employees and third parties, and other similar measures to protect its proprietary information and intellectual property. Talarian has registered "Talarian" and "SmartSockets" as its trademarks in the United States, and has applied to register "SmartSockets" in the European Community, Canada, and Japan. Talarian acquired the registered trademark "Propagator" through its acquisition of GlobalCast. Talarian has applied to register the Talarian logo in the United Sates, and has applied to register "Talarian" and the Talarian logo in the European Community, Canada, and Japan. Talarian claims as common law trademarks the terms "GlobalCast," "WhiteBarn," "the world works in real time," "exchange instantly, distribute globally," the Talarian logo, and Talarian's product names "SmartPGM," "SmartPGM FX," "SmartSockets MQ," "SmartSockets Monitor," "SmartSockets Gateway," "SmartSockets for JMS," "SmartSockets SSL," "SmartSockets LiveDB," "MQadmin," "RTserver," "RTdaq," "RThci," "RTplayback," "RTie," and "RTarchive." As of the date of this proxy statement/prospectus, Talarian does not own any issued patents, although Talarian has four patent applications pending before the U.S. Patent and Trademark Office involving message transfer. Talarian cannot predict when or whether it will receive any patents with respect to any of these applications.

   Talarian enters into confidentiality agreements with its employees, consultants, distributors, partners and customers, and limits access to its software, documentation and other proprietary information. Additionally each customer, partner and/or distributor enters into a license agreement, in the form of a signed license agreement or a shrink-wrap form of agreement embedded within Talarian's software, with respect to Talarian's software, documentation and other intellectual property. A small number of Talarian's license agreements contain provisions allowing access to Talarian's source code under limited circumstances. Despite Talarian's efforts to protect its intellectual property, unauthorized third parties may attempt to copy or obtain the use of Talarian's technology. The unauthorized reproduction or misappropriation of Talarian's intellectual property could allow third parties to benefit from Talarian's technology without remuneration to Talarian. In addition, as Talarian intends to expand its operations internationally, effective copyright and trade secret protection may not be available, or may be limited, in some foreign countries. If Talarian fails to protect its intellectual property and other proprietary rights, Talarian's business could be adversely affected.

   Talarian does not believe that its products, trademarks, or other proprietary rights infringe the proprietary rights of third parties. However, from time to time, Talarian receives notices from third parties asserting that it has infringed their patents or other intellectual property rights. In addition, Talarian may initiate claims or litigation against third parties for infringement of its proprietary rights or to establish the validity of its proprietary rights. Any claims of these types could be time-consuming, result in costly litigation, cause product shipment delays, or lead Talarian to enter into royalty or licensing agreements rather than disputing the merits of these claims. As the number of software products in the industry increases and the functionality of these products further overlaps, Talarian believes that software developers may become increasingly subject to infringement claims. Any claims of these types, with or without merit, could be time-consuming and expensive to defend. An adverse outcome in litigation or similar proceedings could subject Talarian to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others, or require Talarian to cease the marketing or use of the infringing products, any of which could have a material adverse effect on Talarian's business, operating results and financial condition.

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

   In 1989, Talarian licensed technology from Lockheed that serves as the basis for many of Talarian's products. This license is fully paid and irrevocable.

Employees

   As of December 31, 2001, Talarian employed 110 people in Los Altos, California, in several cities across the United States, and in London, England. Of these employees:

    .  38 were engaged in research and development;

    .  33 in sales and marketing;

    .  20 in professional services and technical support; and

    .  19 in finance and other administrative departments.

   Seven of our employees are located in London, England.

   None of Talarian's employees is subject to any collective bargaining agreements. Talarian believes its employee relations are good.

Properties

   Talarian leases approximately 16,000 square feet and 13,000 square feet in two office buildings located in Los Altos, California under two separate lease agreements that expire in May 2005 and December 2005, respectively. Talarian leases a total of approximately 13,000 square feet in a single office building in Warrenville, Illinois under a lease that expires in December 2005. Talarian also leases office space in London, England and in various cities in the United States and internationally to support its sales and marketing personnel worldwide. These facilities are generally leased on a month-to-month basis or have terms that end in 12 months or less. As of December 31, 2001, Talarian's corporate facilities in California exceed its current and projected needs and Talarian recognized a loss of $1.3 million representing the unused portion of its future lease commitments as of September 30, 2001. Talarian believes that these facilities are adequate for its current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

Legal Proceedings

   On January 8, 2002, an action, Robert Mathiason v. Talarian Corporation, et al. was filed in the Superior Court of the State of California for the County of Santa Clara. In this action, the plaintiff named as defendants Talarian and the directors of Talarian. The complaint purports to assert claims on behalf of all public stockholders of Talarian who are similarly situated with the plaintiff. The complaint generally alleges that Talarian and the directors of Talarian have breached their fiduciary duties to Talarian's stockholders in approving the merger, that the directors engaged in self-dealing in connection with their approval of the merger and that, in approving the merger, the directors failed to take steps to maximize the value of Talarian to its stockholders. The complaint seeks class certification and certain forms of equitable relief, including enjoining the consummation of the merger. Talarian believes that the allegations are without merit and intends to defend against the complaint vigorously. Talarian, however, cannot provide any assurance that Talarian or the other defendants will be successful.

   On August 10, 2001 a stockholder class action complaint was filed in the United States District Court for the Southern District of New York against Talarian, certain of its officers and directors, and three underwriters of its initial public offering. The complaint was brought on behalf of purchasers of Talarian's common stock between July 20, 2000 and December 6, 2000. The complaint has been brought as a purported stockholder class action under Sections 11 and 15 of the Securities Act and Section 10(b) of the Securities Exchange Act. The complaint alleges, among other things, that Talarian and the individual defendants named in the complaint violated the

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

federal securities laws by issuing and selling Talarian's common stock in its initial public offering without disclosing to investors that certain of the underwriters in the offering allegedly solicited and received excessive and undisclosed commissions from certain investors. Talarian is also aware that a similar lawsuit has been filed on September 25, 2001 in the United States District Court for the Southern District of New York against it. Similar complaints have been filed against a number of other companies that had initial public offerings in 1999 and 2000. Talarian has not yet responded to these lawsuits, and no discovery has been conducted. Talarian believes that the allegations in these actions are without merit, and Talarian intends to defend against these actions vigorously, but cannot give any assurance that these actions will not have a material adverse effect on Talarian's business, financial condition, operating results or cash flow.

   In addition, from time to time, Talarian may be involved in litigation relating to claims arising out of its operations in the normal course of business. As of the date of this proxy statement/prospectus, except as described herein, Talarian is not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on Talarian's business, financial condition, operating results or cash flow.

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

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TALARIAN

   The following discussion should be read in conjunction with Talarian's consolidated financial statements and related notes and other financial information appearing elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Talarian's actual results may differ from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this proxy statement/prospectus.

Overview

   Talarian develops and markets infrastructure software products that allow its customers to distribute and share information in real time within and across organizations. Talarian's products enable distributed computer applications to communicate quickly, reliably and securely across virtually any type of network, including the Internet.

   Talarian was incorporated in November 1988. From inception through 1996, Talarian derived a substantial portion of its revenue from a suite of software products used primarily in connection with mission-critical command and control operations in industries such as aerospace. In 1997, leveraging Talarian's technology developed for mission-critical command and control operations, Talarian refocused is business strategy to provide infrastructure software for applications relying heavily upon the use of real-time, distributed systems. Talarian's operating activities during 1997 and 1998 related primarily to developing its SmartSockets messaging infrastructure product line and directing its sales and marketing efforts to increase market awareness of Talarian's SmartSockets product in industries such as finance, telecommunications and computer hardware and services. In 1999, Talarian launched SmartMQ, a message queuing product that provides complementary storage, backup and audit capabilities to SmartSockets. Talarian also added Internet-related applications and industries, such as business-to-business e-commerce, to its sales and marketing focus and began a concerted effort to market its product to third-party partners such as original equipment manufacturers and value-added resellers. Additionally in 1999, Talarian began incorporating reliable multicast capabilities into its SmartSockets product line.

   As part of Talarian's overall multicast initiative, it acquired substantially all of the assets of GlobalCast Communications, Inc. in September 1999, and acquired WhiteBarn, Inc. in March 2000. Later in 2000, Talarian launched its SmartPGM IP multicast product suite based on its implementation of reliable multicast protocol known as Pragmatic General Multicast, or PGM, that was originally specified by Cisco Systems. Talarian's multicast product suite launched in 2000 included SmartPGM and SmartPGM FX, which simplifies the setup and management of file transfers from a single sender to multiple receivers over an IP multicast and PGM-capable network. In 2000, Talarian also launched two products as add-on products to SmartSockets, SmartSocket SSL, which provides private, secure connections between SmartSockets processes, and SmartSockets Gateway, which extends the message functionality of SmartSockets.

   In 2001, Talarian introduced two new SmartSockets add-on products, SmartSockets Multicast and SmartSockets LiveDB, and extended its SmartPGM product line with SmartPGM Propagator for Oracle. Additionally in 2001, in part as a response to overall adverse economic conditions, Talarian made a concerted effort to optimize its organizational structure and applied more aggressive cost containment programs. As a result, Talarian closed remote offices in areas that were not providing adequate returns on its investments. Additionally, Talarian began to focus its sales, marketing, and engineering resources primarily on the finance and aerospace industries, which Talarian believed had the potential for the greatest, and most immediate, returns. Talarian also continued its efforts toward third-party partners such as original equipment manufacturers and value-added resellers, primarily in the computer hardware and software services markets.

   Talarian's critical accounting policy relates to revenue recognition, and is described below. Other significant accounting policies used to prepare the financial statements are discussed in Note 2 to Talarian's consolidated financial statements.

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

   In addition, significant management judgment was necessary as part of Talarian's analysis and assessment of whether Talarian's long-lived assets had suffered impairment. Also, Talarian's determination of the accrual needed to reflect the cost of operating leases on facilities which are considered excess to the requirements of Talarian, required significant judgments and estimates. The basis for the charges Talarian has recorded in the consolidated financial statements relating to these items is also described below.

   Talarian's revenue consists principally of license fees generated from its SmartSockets product line and, to a lesser extent, revenue from maintenance, support, and professional services related to its SmartSockets and SmartPGM product lines. Talarian licenses its products to end users to deploy in their networks and, to a lesser extent, to software applications providers to embed in their products. For end users, Talarian typically ships products with a shrink-wrap license agreement and recognizes revenue from software license fees upon delivery of the software to the customer, provided that the fees are fixed and determinable and that collection is probable. For software application providers and increasingly with Talarian's end-users, Talarian enters into signed license agreements. All of Talarian's original equipment manufacturer and value-added reseller customers enter into signed agreements with Talarian. For customers using a signed license agreement, revenue is recognized after all conditions above have been met and Talarian has received the signed agreement. Talarian recognizes software license revenue ratably over the term of the license if the license requires Talarian to deliver unspecified additional software products during its term.

   Maintenance and support revenue consists of fees for providing software updates and technical support for software products. Talarian recognizes revenue from maintenance and support fees ratably over the period of the maintenance and support agreement, typically twelve months. Payments for maintenance and support are typically paid in advance and are nonrefundable.

   Professional services revenue consists of fees for services, including product and application development, implementation and installation of software products, integration of software, on-site support, consulting and training. Talarian generally recognizes revenue from professional services as the services are performed.

   Payments received in advance of revenue recognition are recorded as deferred revenue. As of December 31, 2001, Talarian had $5.1 million of deferred revenue. Of this amount, $760,000 was classified as long-term deferred revenue, relating primarily to software licenses that require Talarian to deliver software over an extended period and, to a lesser extent, to maintenance and support agreements that have a term in excess of one year.

   Talarian markets its products primarily through its direct sales force and, to a lesser extent, through indirect channels. Talarian also derives revenue from indirect channel relationships with distributors, original equipment manufacturers, value-added resellers and systems integrators. Talarian's third-party relationships have typically been with companies that embed its product within their product, for which Talarian receives a license fee and, in some cases, future royalties based on its reseller's product revenue. Talarian expanded its international presence by opening a sales and support office in London, England in 1998, and added sales offices in Tokyo, Japan and Frankfurt, Germany in 2000. Due to the overall economic slowdown that began in 2001, Talarian has focused its direct international efforts solely in its London offices, augmented through international distributors. Talarian plans to prudently increase its current sales force, focusing its efforts on industry verticals and geographies that provide Talarian the highest return on investment, and continue current campaigns for the market awareness of the company and its products. As a result, Talarian expects to incur only moderate increases in expenditures related to programs designed to achieve those goals.

   In September 1999, Talarian acquired substantially all of the assets of GlobalCast, a provider of reliable multicast technology, for Talarian common stock with an aggregate value of $3.6 million. The acquisition was accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, and $300,000 of the purchase price was allocated to in-process research and development and expensed at the time of the acquisition. Also, in connection with the GlobalCast acquisition, Talarian recorded intangible assets of $2.9 million. During the quarter ended June 30, 2001, Talarian recorded a charge of $1.2 million,

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

representing the balance of the GlobalCast intangible assets, to reflect the impairment of intangibles and other assets, primarily related to Talarian's goodwill associated with its acquisition of GlobalCast.

   In March 2000, Talarian acquired WhiteBarn, a professional services and software development company focused on reliable multicast and network protocols with cash, stock and options to purchase Talarian common stock that had an aggregate value of $4.9 million. The transaction was accounted for as a purchase. In this acquisition, the acquired technology included existing technology, but not in-process research and development. In connection with the WhiteBarn acquisition, Talarian recorded intangible assets of $4.4 million and is amortizing them over a two to three year period.

   During the year ended September 30, 2001, Talarian recorded $2.2 million of excess facilities costs, comprising $900,000 of lease payments related to unused facilities and $1.3 million of estimated sublease losses. A further reduction in Talarian's facilities requirements relative to its commitments could result in additional facility cost accruals being recorded in the future.

   Talarian has incurred significant losses recently as it has spent substantial amounts to develop and enhance its products and has invested heavily in its sales and marketing organizations. Recent economic conditions have also served to slow customers' spending decisions. Talarian believes its success is dependent upon Talarian's ability to continue to expand its customer base and enhance its technology.

   In connection with the granting of stock options to Talarian's employees through July 20, 2000, Talarian recorded deferred stock compensation totaling approximately $22.6 million. This amount represents the difference between the exercise price and the deemed fair value of Talarian's common stock for accounting purposes on the date these stock options were granted. This amount is included as a component of stockholders' equity and is being amortized on an accelerated basis by charges to operations over the vesting period of the options consistent with the method described in Financial Accounting Standards Board Interpretation No. 28. The stock options, or restricted stock purchased pursuant to these options, generally vest at a rate of 12.5% upon the six-month anniversary of the option grant date and 2.083% each month thereafter for the next 42 months. Amortization of the December 31, 2001 balance of deferred stock compensation will result in charges to operations of $1.62 million, $886,000, and $72,000 for the fiscal years 2002, 2003 and for the nine months ended June 30, 2004, respectively.

   Talarian has recorded a $50,000 provision for state and foreign franchise taxes for the period ending September 30, 2001. Talarian has not recorded a provision for federal income taxes for any period since its inception as it has incurred losses in each period. As of September 30, 2001, Talarian had net operating loss carryforwards for federal income tax purposes of approximately $21.1 million and for California income tax purposes of approximately $1.6 million, available to offset income in future years. The federal net operating loss carryforwards expire from 2007 through 2021. The California net operating loss carryforwards expire from 2001 through 2006.

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

Results of Operations

   The following table sets forth results of operations data, expressed as a percentage of total revenue, for the periods indicated.

                                                           Three Months
                                                              Ended
                                                           December 31, Year Ended September 30,
                                                           ----------   ----------------------
                                                           2001  2000    2001       2000   1999
                                                           ----  ----   ----       ----    ----
Revenue:
   Licenses...............................................  59 %   59 %    56 %       67 %  65 %
   Maintenance............................................  35     25      27         19    28
   Professional services..................................   6     16      17         14     7
                                                           ---   ----    ----       ----   ---
       Total revenue...................................... 100    100     100        100   100
                                                           ---   ----    ----       ----   ---
Cost of revenue:
   Licenses...............................................   2      1       1          2     2
   Maintenance............................................   7     11       9          5     7
   Professional services..................................   5      7      11          7     4
   Amortization of deferred stock compensation............   2      8       6          7    --
                                                           ---   ----    ----       ----   ---
       Total cost of revenue..............................  16     27      27         21    13
                                                           ---   ----    ----       ----   ---
       Gross profit.......................................  84     73      73         79    87
                                                           ---   ----    ----       ----   ---
Operating expenses:
   Sales and marketing....................................  59    101      87         58    59
   Research and development...............................  48     82      65         36    36
   General and administrative.............................  20     28      26         15    18
   Amortization of deferred stock compensation:
       Sales and marketing................................   3     24      12         20     4
       Research and development...........................   7     21      14         20     3
       General and administrative.........................   5     14      10         20     3
   Acquired in-process research and development...........  --     --      --         --     3
   Acquisition cost.......................................  10     --      --         --    --
   Excess facilities cost.................................  --     --      14         --    --
   Amortization and impairment of goodwill and intangible
     assets...............................................   8     18      23         11    --
                                                           ---   ----    ----       ----   ---
       Total operating expenses........................... 160    288     251        180   126
                                                           ---   ----    ----       ----   ---
       Loss from operations............................... (76)  (215)   (178)      (101)  (39)
Interest income and other, net............................   9     33      21          6    --
                                                           ---   ----    ----       ----   ---
       Net loss........................................... (67)% (182)%  (157)%      (95)% (39)%
                                                           ===   ====    ====       ====   ===

Three Months Ended December 31, 2001 Compared to Three Months Ended December 31, 2000

  Revenue

   Total revenue increased by $1.2 million, or 36%, to $4.6 million in the three months ended December 31, 2001, from $3.4 million in the three months ended December 31, 2000. Licenses and associated maintenance revenue represented 94% and 84% of total revenue for the three months ended December 31, 2001 and 2000, respectively. The increase in total revenue for the three month period was due equally to increases in software licenses and associated maintenance revenue, offset in part by a decrease in professional services revenue. During the twelve months ended September 30, 2001, Talarian saw a significant decrease in the overall demand for Talarian's products and services that resulted in lower than anticipated license revenue and greater than anticipated net loss. Talarian believes that this decrease in demand was primarily due to general and industry

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

economic conditions. The revenue for the quarter ended December 31, 2001 was affected by this decrease in demand. While Talarian continues to be adversely impacted by the decline in overall economic conditions, Talarian's focus on the financial services and aerospace industries and the resulting increase in revenue from those sectors, has helped mitigate the impact of such conditions relative to the year-ago period. One customer accounted for more than 10% of Talarian's total revenue in the three months ended December 31, 2001. No customers accounted for more than 10% of Talarian's total revenue in the three months ended December 31, 2000. International revenue decreased by $63,000, or 10%, to $552,000 for the three months ended December 31, 2001, from $615,000 in the three months ended December 31, 2000. International revenue was 12% and 18% of Talarian's total revenue in the three months ended December 31, 2001 and 2000, respectively.

   Licenses. License revenue increased by $738,000, or 37%, to $2.8 million in the three months ended December 31, 2001, from $2.0 million in the three months ended December 31, 2000. The increase in license revenue was equally due to an increase in the number of SmartSockets software licenses and new product software licenses that were not offered in the year ago quarter such as SmartCache and SmartSockets JMS. As a percentage of total revenue, license revenue represented 59% in each of the three months ended December 31, 2001 and 2000.

   Maintenance. Maintenance revenue increased by $760,000, or 91%, to $1.6 million in the three months ended December 31, 2001, from $839,000 for the three months ended December 31, 2000. Approximately $701,000 of the increase in maintenance is due to customers whose maintenance periods had previously expired and had re-initiated their maintenance programs and agreed to pay for lapsed maintenance during the quarter. The increase in maintenance revenue was due in part to an aggressive campaign to re-initiate maintenance programs for Talarian's customers for whose maintenance had expired. The balance of the increase in maintenance revenue was due to larger installed base of customers receiving ongoing maintenance. Talarian believes that the majority of Talarian's customers requiring maintenance are now on a current maintenance program and thus future maintenance revenue will reflect ongoing maintenance renewals that are recognized over their maintenance period, typically one year. Accordingly, Talarian expects maintenance revenue to be $1.0 million to $1.2 million for the quarter ending March 31, 2002. As a percentage of total revenue, maintenance revenue represented 35% and 25% in the three months ended December 31, 2001 and 2000, respectively.

   Professional services. Professional services revenue decreased by $267,000, or 48%, to $289,000 in the three months ended December 31, 2001, from $556,000 in the three months ended December 31, 2000. The decrease in professional services revenue during the three months ended December 31, 2001 was primarily a result of services delivered during the quarter under a fixed price contract that requires customer acceptance, which is expected next quarter. As a result, revenue associated with such services has been deferred until final acceptance is received from the customer. In addition, the decline in professional services revenue reflected both a stronger focus on higher margin software sales and the continuing effects of the previously announced reallocation of much of the professional services staff to internal product development and to pre-sales support activities. As a percentage of total revenue, professional services revenue represented 6% and 16% in the three months ended December 31, 2001 and 2000, respectively.

  Cost of revenue

   In the three months ended December 31, 2001, cost of revenue decreased by $139,000, or 15%, to $773,000, from $912,000 in the three months ended December 31, 2000. The decrease in cost of revenue for the three months ended December 31, 2001, was primarily a result of a $178,000 decrease in amortization of deferred stock compensation associated with terminated employees, offset in part by an increase in cost of licenses and maintenance revenue commensurate with the increase in revenue from those elements. As a percentage of total revenue, cost of revenue represented 16% and 27% in the three months ended December 31, 2001 and 2000, respectively. Not including amortization of deferred stock compensation, as a percentage of total revenue, cost of revenue was 14% and 18% in the three months ended December 31, 2001 and 2000, respectively.

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   Licenses.  Cost of license revenue includes royalties due for technology licensed from third parties, product packaging, manuals and documentation, and software media. In the three months ended December 31, 2001, cost of license revenue increased by $59,000, or 328%, to $77,000 from $18,000 in the three months ended December 31, 2000. The increase in cost of license revenue was attributable to an increase in overall license revenue, particularly license revenue from royalty-bearing products. Talarian anticipates the cost of license revenue to fluctuate in absolute dollar amount and as a percentage of total license revenue as the related license revenue, and the mix of license revenue among various products, fluctuates. As a percentage of license revenue, cost of license revenue represented 3% and 1% in the three months ended December 31, 2001 and 2000, respectively.

   Maintenance. Cost of maintenance revenue consists of compensation and related expenses for Talarian's technical support organization. Cost of maintenance revenue decreased by $28,000, or 8%, to $342,000 in the three months ended December 31, 2001, from $370,000 in the three months ended December 31, 2000. The decrease in cost of maintenance revenue was due to cost containment efforts implemented during the second half of the fiscal year ended September 30, 2001. As a percentage of maintenance revenue, cost of maintenance revenue represented 21% and 44% in the three months ended December 31, 2001 and 2000, respectively. The decrease in percentage is due to the one-time increase in maintenance revenue of $701,000 for customers that caught up on lapsed maintenance.

   Professional services. Cost of professional services revenue consists of compensation and related overhead expense for personnel and third-party contractors Talarian uses in performing consulting, implementation and training services for Talarian's customers. Cost of professional services revenue increased by $8,000, or 3%, to $244,000 in the three months ended December 31, 2001, from $236,000 in the three months ended December 31, 2000. The increase in cost of professional services revenue for the three months ended December 31, 2001 was a result of an increase in professional services management, personnel and supporting infrastructure. As a percentage of professional services revenue, cost of professional services revenue represented 84% and 42% in the three months ended December 31, 2001 and 2000, respectively. The increase in the cost of professional services revenue as a percentage of professional services revenue was a result of increasing the management, personnel and other supporting infrastructure associated with delivering Talarian's professional services.

   Amortization of deferred stock compensation. Amortization of deferred stock compensation in cost of revenue decreased by $178,000, to $110,000 in the three months ended December 31, 2001 from $288,000 in the three months ended December 31, 2000 due to cancelled options of terminated employees.

  Operating expenses

   Sales and marketing. Sales and marketing expenses include costs of sales and marketing personnel and related overhead, commissions, field office expenses, advertising and promotion expenses, travel and entertainment expenses and other selling and marketing costs. Sales and marketing expenses decreased by $734,000, or 21%, to $2.7 million in the three months ended December 31, 2001, from $3.5 million in the three months ended December 31, 2000. The decrease in sales and marketing expenses was due to the continued application of cost containment efforts originally implemented during the second half of Talarian's fiscal year ended September 30, 2001, including a reduction in marketing programs and overall headcount associated with sales and marketing. As a percentage of total revenue, sales and marketing expenses represented 59% and 101% in the three months ended December 31, 2001 and 2000, respectively.

   Research and development. Research and development expenses consist of costs of research and development personnel and associated overhead, and costs of short-term independent contractors required in connection with development of new products, enhancements to existing products, technical documentation, and quality assurance. Costs incurred, under Talarian's current engineering processes, the establishment of technological feasibility and general release substantially coincide. As a result, no software development costs

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have been capitalized to date. Research and development expenses decreased by
$570,000, or 20%, to $2.2 million in the three months ended December 31, 2001, from $2.8 million in the three months ended December 31, 2000. The decrease in research and development expenses was due to the continued application of cost containment efforts originally implemented during the second half of Talarian's fiscal year ended September 30, 2001, including a reduction in overall headcount. As a percentage of total revenue, research and development expenses represented 48% and 82% in the three months ended December 31, 2001 and 2000, respectively.

   General and administrative. General and administrative expenses include personnel costs for finance, administration, information systems and general management, as well as professional fees, legal expenses, bad debt expense and other general corporate expenses. General and administrative expenses decreased by $46,000, or 5%, to $925,000 in the three months ended December 31, 2001, from $971,000 in the three months ended December 31, 2000. The decrease is due to the continued application of cost containment efforts originally implemented during the second half of Talarian's fiscal year ended September 30, 2001, including a reduction in overall headcount associated with general and administrative functions. As a percentage of total revenue, general and administrative expenses represented 20% and 28% in the three months ended December 31, 2001 and 2000, respectively.

   Amortization of deferred stock compensation. During the three months ended December 31, 2001, Talarian recorded $675,000 of amortization of deferred stock compensation in operating expenses, representing $131,000 of additional sales and marketing expenses, $334,000 of additional research and development expenses and $210,000 of additional general and administrative expenses. During the three months ended December 31, 2000, Talarian recorded $2.0 million of amortization of deferred stock compensation.

   Direct costs relating to acquisition. During the three months ended December 31, 2001, Talarian recorded $480,000 of legal and professional fees related to the pending acquisition by TIBCO Software.

   Amortization of goodwill and intangible assets. Amortization of goodwill and intangible assets was $379,000 and $608,000 in the three months ended December 31, 2001 and 2000, respectively. This amount represents the amortization of goodwill and other intangible assets acquired in connection with Talarian's acquisition of WhiteBarn in March 2000.

  Interest income and other, net

   Interest income and other, net consists of interest income, net of interest expense, income taxes and losses on foreign currency transactions. Interest income and other, net resulted in income of $404,000 and $1.1 million for the three months ended December 31, 2001 and 2000, respectively. The decrease is attributable to lower interest income related to lower cash balances versus the year-ago period.

Year Ended September 30, 2001 Compared to Year Ended September 30, 2000

  Revenue

   Total revenue decreased by $988,000, or 6%, to $14.9 million for the year ended September 30, 2001, from $15.9 million for the year ended September 30, 2000. Licenses and associated maintenance revenue was 83% and 86% of total revenue in the years ended September 30, 2001 and 2000, respectively. The decrease in total revenue was due primarily to a decrease in software license revenue. The United States and Europe have been experiencing a general decline in economic conditions, which has led to reduced demand for a variety of goods and services, including high technology goods and services. During the twelve months ended September 30, 2001, Talarian saw a significant decrease in the overall demand for its products and services that resulted in lower than anticipated license revenue and greater than anticipated net loss. Talarian believes that this decrease in demand was primarily due to general and industry economic conditions. During 2001, Talarian saw increased

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revenue from the financial services and aerospace vertical markets, which was more than offset by decreased revenue from the telecommunications and high technology (computer hardware/software manufacturers, e-commerce) sectors. One customer accounted for 13% of Talarian's revenue during the year ended September 30, 2001. No customer accounted for more than 10% of Talarian's total revenue in the year ended September 30, 2000. International revenue decreased by $200,000, or 7%, to $2.7 million for the year ended September 30, 2001, from $2.9 million from the year ended September 30, 2000. International revenue was 18% of Talarian's total revenue in the fiscal years ended September 30, 2001 and 2000, respectively.

   Licenses. License revenue decreased by $2.3 million, or 21%, to $8.3 million for the year ended September 30, 2001, from $10.6 million for the year ended September 30, 2000. The decrease in license revenue was due to a decrease in the number of SmartSockets software licenses sales, partially offset by an increase in the number of SmartPGM software license sales. As a percentage of total revenue, license revenue was 56% in the year ended September 30, 2001 and 67% in the year ended September 30, 2000. The decrease in license revenue in absolute dollars and as a percentage of total revenue for both periods was a result of a continued softness in the overall customer demand for software licenses. Talarian has seen a shift from larger initial license transactions to lower dollar transactions as customers become more cautious in their purchasing decisions.

   Maintenance. Maintenance revenue increased by $912,000, or 29%, to $4.0 million in the year ended September 30, 2001, from $3.1 million for the year ended September 30, 2000. The increase in maintenance revenue was due to a larger installed base of customers receiving ongoing maintenance services. As a percentage of total revenue, maintenance revenue was 27% in the year ended September 30, 2001 and 19% in the year ended September 30, 2000. The increase in maintenance revenue as a percentage of overall revenue is due to the reduction in license revenue.

   Professional services. Professional services revenue increased by $362,000, or 16%, to $2.6 million for the year ended September 30, 2001, from $2.2 million for the year ended September 30, 2000. A portion of the increase in professional services revenue was a result of new customers obtained through our acquisition of WhiteBarn on March 13, 2000. The remainder of the increase in professional services revenue was attributable to an increase in training and architectural services associated with large customer installations. As a percentage of total revenue, professional services revenue was 17% in the year ended September 30, 2001 and 14% in the year ended September 30, 2000.

  Cost of Revenue

   Cost of revenue increased by $559,000, or 16%, to $4.0 million for the year ended September 30, 2001, from $3.4 million for the year ended September 30, 2000. The increase in cost of revenue was attributable to increased costs during the first six months of Talarian's fiscal year related to its growing maintenance and professional services departments, some of which resulted from personnel acquired in connection with its acquisition of WhiteBarn. The increase in cost of revenue was offset by a decrease of 24% in the amortization of deferred stock compensation associated with terminated employees. As a percentage of total revenue, cost of revenue was 27% in the year ended September 30, 2001 and 21% in the year ended September 30, 2000. Not including amortization of deferred stock compensation, as a percentage of total revenue, cost of revenue was 21% in the year ended September 30, 2001 and 15% in the year ended September 30, 2000. The increase in cost of revenue as a percentage of total revenue was the result of the increase in costs associated with personnel responsible for delivering additional professional services revenue, which typically has a lower gross margin than other types of revenue, personnel increases associated with customer support to provide increased support capabilities across a wider cross section of product lines, and lower overall software license revenue.

   Licenses. Cost of license revenue includes royalties due for technology licensed from third parties, product packaging, manuals and documentation, and software media. Cost of license revenue decreased by $94,000, or 39%, to $146,000 for the year ended September 30, 2001, from $240,000 for the year ended September 30, 2000. The decrease in cost of license revenue was attributable to a decrease in overall license revenue, particularly

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lower license revenue from royalty-bearing products. As a percentage of license revenue, cost of license revenue was 1% in the year ended September 30, 2001 and 2% in the year ended September 30, 2000.

   Maintenance. Cost of maintenance revenue consists of compensation and related expenses for Talarian's technical support organization. Cost of maintenance revenue increased by $440,000, or 51%, to $1.3 million for the year ended September 30, 2001, from $864,000 for the year ended September 30, 2000. The increase in cost of maintenance revenue was due to increased personnel and contractors hired during the first six months of the fiscal year in order to provide increased support capabilities to Talarian's growing installed base of customers across a broader product line. As a percentage of maintenance revenue, cost of maintenance revenue was 32% in the year ended September 30, 2001 and 28% in the year ended September 30, 2000.

   Professional services. Cost of professional services revenue consists of compensation and related overhead expense for personnel and third-party contractors Talarian uses in performing consulting, implementation, and training services for its customers. Cost of professional services revenue increased by $471,000, or 38%, to $1.7 million for the year ended September 30, 2001, from $1.2 million for the year ended September 30, 2000. A portion of the dollar increase in cost of professional services revenue was a result of consulting personnel acquired in the acquisition of WhiteBarn that were employed for only a portion of fiscal year 2000, but all of 2001. The remainder of the increase in cost of professional services revenue was a result of additional personnel deployed on Talarian's professional services engagements and an increase in management and other infrastructure associated with delivering services. As a percentage of professional services revenue, cost of professional services revenue was 66% in the year ended September 30, 2001 and 56% in the year ended September 30, 2000. The increase in the cost of professional services revenue as a percentage of professional services revenue was a result of increasing the management and other infrastructure associated with delivering Talarian's professional services. Talarian anticipates that the cost of professional services revenue will continue to increase or decrease in terms of absolute dollars commensurate with professional services revenue.

   Amortization of deferred stock compensation. Amortization of deferred stock compensation in cost of revenues decreased by $258,000, to $814,000 for the year ended September 30, 2001, from $1.1 million for the year ended September 30, 2000.

  Operating expenses

   Sales and marketing. Sales and marketing expenses include costs of sales and marketing personnel and related overhead, commissions, field office expenses, advertising and promotion expenses, travel and entertainment expenses and other selling and marketing costs. Sales and marketing expenses increased by $3.7 million, or 40%, to $12.9 million for the year ended September 30, 2001, from $9.2 million for the year ended September 30, 2000. The increase in sales and marketing expenses was due to expansion of Talarian's sales and marketing department personnel and locations and, to a lesser extent, increased promotional programs during the first six months of Talarian's fiscal year. As a percentage of total revenue, sales and marketing expenses were 87% in the year ended September 30, 2001 and 58% in the year ended September 30, 2000.

   Research and development. Research and development expenses consist of costs of research and development personnel and associated overhead, and costs of short-term independent contractors required in connection with development of new products, enhancements to existing products, technical documentation, and quality assurance. Costs incurred in research and development are expensed as incurred until technological feasibility is established. Talarian believes under its current engineering processes that the establishment of technological feasibility and general release substantially coincide. As a result, no software development costs have been capitalized to date. Research and development expenses increased by $4.1 million, or 71%, to $9.8 million for the year ended September 30, 2001, from $5.7 million for the year ended September 30, 2000. A portion of the increase in research and development was a result of engineering personnel acquired in the acquisition of WhiteBarn that were employed for only a portion of fiscal year 2000, but all of 2001. The remainder of the increase in research and development expenses was due to an increase in personnel and

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consultants in Talarian's software development, quality assurance, and documentation departments, hired primarily during the first six months of the fiscal year. As a percentage of total revenue, research and development expenses were 65% in the year ended September 30, 2001 and 36% in the year ended September 30, 2000.

   General and administrative. General and administrative expenses include personnel costs for finance, administration, information systems and general management, as well as professional fees, legal expenses, bad debt expense and other general corporate expenses. General and administrative expenses increased by $1.5 million, or 65%, to $3.8 million for the year ended September 30, 2001, from $2.3 million for the year ended September 30, 2000. The increase in general and administrative expenses was due to increased personnel expenses incurred during the first six months of the fiscal year in finance and administration and in information systems as well as increases in professional fees associated with the additional requirements of being a public company. As a percentage of total revenue, general and administrative expenses were 26% in the year ended September 30, 2001 and 15% in the year ended September 30, 2000.

   Amortization of deferred stock compensation. During the year ended September 30, 2001, Talarian recorded approximately $5.4 million of amortization of deferred stock compensation in operating expenses, representing $1.8 million of additional sales and marketing expenses, $2.2 million of additional research and development expenses and $1.5 million of additional general and administrative expenses. During the year ended September 30, 2000, Talarian recorded $9.4 million of amortization of deferred stock compensation.

   Excess facilities cost. During the year ended September 30, 2001, Talarian recorded approximately $2.2 million of excess facilities costs in operating expenses. This amount represents 900,000 of lease payments related to unused facilities and $1.3 million accrued facility sublease losses for these excess facilities. Talarian had no similar expenses in prior years. Management will continue to monitor its committed facilities requirements which could result in additional excess facility cost accruals.

   Amortization of goodwill and intangible assets. Amortization of goodwill and intangible assets was $3.4 million for the year ended September 30, 2001. This amount represents the amortization of goodwill and other intangible assets acquired in connection with Talarian's acquisition of GlobalCast in September 1999 and WhiteBarn in March 2000. During the year ended September 30, 2000, Talarian recorded $1.8 million of amortization of goodwill and intangible assets. Included in the $3.4 million of amortization of goodwill and intangible assets for the twelve months ended September 30, 2001 was $1.2 million representing a writedown of the carrying value of the goodwill associated with the acquisition of GlobalCast. As of June 30, 2001, Talarian's stock price had declined significantly since the respective valuation dates of the shares issued in connection with each acquisition. Due to these changes, and the changes in the markets in which Talarian competes in the United States and global economy significantly diminishing the market for the proprietary technology from GlobalCast, Talarian began a process to determine whether the respective fair values of its goodwill and other intangible assets may be less than their respective carrying values. This process included a detailed analysis of estimated cash flows that Talarian expects to generate from future operations for purposes of determining whether an impairment of goodwill and other intangible assets has occurred. As a result of Talarian's detailed analysis and investigation, Talarian determined in the third quarter that there was an impairment of goodwill associated with the acquisition of GlobalCast. There was no impairment of goodwill associated with the acquisition of WhiteBarn.

  Interest income, net

   Interest income, net consists of interest income net of interest expense. Interest income, net resulted in income of $3.2 million for the year ended September 30, 2001, compared to $994,000 for the year ended September 30, 2000. The resulting change of $2.2 million was attributable to Talarian's initial public offering in July 2000. Talarian's average cash reserves in interest-bearing accounts were significantly higher as a result of its initial public offering, and its line of credit continued to remain unused during the year ended September 30, 2001.

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  Other expense

   Other expense consists of income tax expenses and losses on foreign currency transactions. Other expenses resulted in losses of $62,000 for the year ended September 30, 2001, compared to $35,000 for the year ended September 30, 2000. This increase of $27,000 was attributable to the expansion of Talarian's foreign operations.

Year Ended September 30, 2000 Compared to Year Ended September 30, 1999

  Revenue

   Total revenue increased by $6.8 million, or 75%, to $15.9 million for the year ended September 30, 2000, from $9.0 million for the year ended September 30, 1999. Licenses and associated maintenance revenue was 86% and 93% of total revenue in the years ended September 30, 2000 and 1999, respectively. The increase in total revenue was due primarily to an increase in software licenses and associated maintenance revenue to new and existing customers and, to a lesser extent, an increase in professional services revenue. No customer accounted for more than 10% of Talarian's total revenue in the year ended September 30, 2000. One customer accounted for 12% of Talarian's revenue during the year ended September 30, 1999. International revenue increased by $500,000, or 21%, to $2.9 million for the year ended September 30, 2000, from $2.4 million from the year ended September 30, 1999. International revenue was 18% and 26% of Talarian's total revenue in the fiscal years ended September 30, 2000 and 1999, respectively.

   Licenses. License revenue increased by $4.6 million, or 79%, to $10.6 million for the year ended September 30, 2000, from $5.9 million for the year ended September 30, 1999. The increase in license revenue was due to an increase in the number of software licenses to new and existing customers. This increase was a result of the expansion of Talarian's sales force, a growing acceptance for its infrastructure product line, and an increase in the average dollar amount of a software license. As a percentage of total revenue, license revenue was 67% in the year ended September 30, 2000 and 65% in the year ended September 30, 1999.

   Maintenance. Maintenance revenue increased by $606,000, or 24%, to $3.1 million for the year ended September 30, 2000, from $2.5 million for the year ended September 30, 1999. The increase in maintenance revenue was due to growth associated with license agreements entered into in earlier periods. As a percentage of total revenue, maintenance revenue was 19% in the year ended September 30, 2000 and 28% in the year ended September 30, 1999. The decrease in maintenance revenue as a percentage of total revenue for the year ended September 30, 2000 when compared to the year ended September 30, 1999, was the result of license and professional services revenue increasing at a significantly greater percentage rate than maintenance revenue.

   Professional services. Professional services revenue increased by $1.6 million, or 244%, to $2.2 million for the year ended September 30, 2000, from $640,000 for the year ended September 30, 1999. Approximately 44% of the increase in professional services revenue was a result of new customers obtained through Talarian's acquisition of WhiteBarn on March 13, 2000. The remainder of the increase in professional services revenue was attributable to the increased license activity discussed above and an increase in training and architectural services associated with an increase in customer installations. In part, the increase in professional services revenue was attributable to an increase in the average rate per hour billed for Talarian's professional services technicians as they were increasingly engaged in senior-level architectural design work as opposed to implementation services and training. As a percentage of total revenue, professional services revenue was 14% in the year ended September 30, 2000 and 7% in the year ended September 30, 1999.

  Cost of revenue

   Cost of revenue increased by $2.2 million, or 191%, to $3.4 million for the year ended September 30, 2000, from $1.1 million for the year ended September 30, 1999. Approximately 46% of the increase in cost of revenue was a result of an increase in amortization of deferred stock compensation for service-related personnel. Approximately 25% of the increase in cost of revenue was a result of increased professional services costs due to

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consulting personnel acquired in Talarian's acquisition of WhiteBarn. The remainder of the increase in cost of revenue was attributable to an increase in royalties to third parties and increased costs related to Talarian's growing maintenance services and other non-WhiteBarn-related professional services revenue. As a percentage of total revenue, cost of revenue was 21% in the year ended September 30, 2000 and 13% in the year ended September 30, 1999. Not including amortization of deferred stock compensation, as a percentage of total revenue, cost of revenue was 14% in the year ended September 30, 2000 and 12% in the year ended September 30, 1999. The increase in cost of revenue as a percentage of total revenue was the result of the increase in costs associated with personnel responsible for delivering additional professional services revenue, which typically has a lower gross margin than other types of revenue.

   Licenses. Cost of license revenue includes royalties due for technology licensed from third parties, product packaging, manuals and documentation, and software media. Cost of license revenue increased by $76,000, or 46%, to $240,000 for the year ended September 30, 2000, from $164,000 for the year ended September 30, 1999. The increase in cost of license revenue was attributable to increased royalties paid to a third party in connection with Talarian's licensing of RMTP-II. As a percentage of license revenue, cost of license revenue was 2% in the year ended September 30, 2000 and 3% in the year ended September 30, 1999.

   Maintenance. Cost of maintenance revenue consists of compensation and related expenses for Talarian's technical support organization. Cost of maintenance revenue increased by $269,000, or 45%, to $864,000 for the year ended September 30, 2000, from $595,000 for the year ended September 30, 1999. The increase in cost of maintenance revenue was due to increased personnel hired in order to provide support to Talarian's growing installed base of customers. As a percentage of maintenance revenue, cost of maintenance revenue was 28% in the year ended September 30, 2000 and 24% in the year ended September 30, 1999.

   Professional services. Cost of professional services revenue consists of compensation and related overhead expense for personnel and third-party contractors Talarian uses in performing consulting, implementation, and training services for its customers. Cost of professional services revenue increased by $870,000, or 243%, to $1.2 million for the year ended September 30, 2000, from $358,000 for the year ended September 30, 1999. Approximately 45% of the increase in cost of professional services revenue was a result of consulting personnel acquired in the acquisition of WhiteBarn. The remainder of the increase in cost of professional services revenue was a result of additional personnel deployed on Talarian's professional services engagements. The cost of professional services revenue generally increased at the same rate as professional services revenue. As a percentage of professional services revenue, cost of professional services revenue was 56% in both the years ended September 30, 2000 and 1999.

   Amortization of deferred stock compensation. Amortization of deferred stock compensation in cost of revenues increased by $1 million, to $1.1 million for the year ended September 30, 2000, from $51,000 for the year ended September 30, 1999.

  Operating expenses

   Sales and marketing. Sales and marketing expenses include costs of sales and marketing personnel and related overhead, commissions, field office expenses, advertising and promotion expenses, travel and entertainment expenses and other selling and marketing costs. Sales and marketing expenses increased by $3.9 million, or 73%, to $9.2 million for the year ended September 30, 2000, from $5.3 million for the year ended September 30, 1999. The increase in sales and marketing expenses was due to expansion of Talarian's sales and marketing department personnel and locations and, to a lesser extent, increased promotional programs. As a percentage of total revenue, sales and marketing expenses were 58% in the year ended September 30, 2000 and 59% in the year ended September 30, 1999.

   Research and development. Research and development expenses consist of costs of research and development personnel and associated overhead, and costs of short-term independent contractors required in

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connection with development of new products, enhancements to existing products, technical documentation and quality assurance. Costs incurred in research and development are expensed as incurred until technological feasibility is established. Talarian believes under its current engineering processes that the establishment of technological feasibility and general release substantially coincide. As a result, no software development costs have been capitalized to date. Research and development expenses increased by $2.5 million, or 78%, to $5.7 million for the year ended September 30, 2000, from $3.2 million for the year ended September 30, 1999. Approximately 32% of the increase in research and development was a result of engineering personnel acquired in the acquisition of WhiteBarn. The remainder of the increase in research and development expenses was due to an increase in personnel and consultants in Talarian's software development, quality assurance, and documentation departments. As a percentage of total revenue, research and development expenses were 36% in the years ended September 30, 2000 and 1999.

   General and administrative. General and administrative expenses include personnel costs for finance, administration, information systems and general management, as well as professional fees, legal expenses and other general corporate expenses. General and administrative expenses increased by $686,000, or 41%, to $2.3 million for the year ended September 30, 2000, from $1.6 million for the year ended September 30, 1999. The increase in general and administrative expenses was due to increased personnel expenses in finance and administration and in information systems. As a percentage of total revenue, general and administrative expenses were 15% in the year ended September 30, 2000 and 18% in the year ended September 30, 1999.

   Amortization of deferred stock compensation. During the year ended September 30, 2000, Talarian recorded approximately $9.4 million of amortization of deferred stock compensation in operating expenses, representing $3.1 million of additional sales and marketing expenses, $3.1 million of additional research and development expenses and $3.2 million of additional general and administrative expenses. During the year ended September 30, 1999, Talarian recorded $902,000 of amortization of deferred stock compensation.

   Amortization of goodwill and intangible assets. Amortization of goodwill and intangible assets was $1.8 million for the year ended September 30, 2000. This amount represents the amortization of goodwill and other intangible assets acquired in connection with Talarian's acquisition of GlobalCast in September 1999 and WhiteBarn in March 2000. Talarian had no similar expenses in any prior period.

  Interest income, net

   Interest income, net consists of interest income net of interest expense. Interest income, net resulted in income of $994,000 for the year ended September 30, 2000, compared to expense of $11,000 for the year ended September 30, 1999. The resulting change of $1.0 million was attributable to higher interest income and lower interest expense in the more recent periods following Talarian's private equity funding in February 2000 and its initial public offering in July 2000. Talarian's average cash reserves in interest-bearing accounts were thus significantly higher, and the outstanding balance on Talarian's line of credit was lower, during the year ended September 30, 2000 than in the prior year.

  Other expense

   Other expense consists of income tax expenses and losses on foreign currency transactions. Other expenses resulted in losses of $35,000 for the year ended September 30, 2000, compared to $6,000 for the year ended September 30, 1999. The resulting change of $29,000 was attributable to Talarian's expansion of sales offices throughout the United States.

  Liquidity and Capital Resources

   Prior to Talarian's initial public offering, Talarian funded its operations through private sales of redeemable convertible preferred stock, internal operations, and, to a lesser extent, through its credit facilities. In February

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2000, Talarian raised $9.9 million through a private sale of redeemable convertible preferred stock. On July 20, 2000, Talarian completed an initial public offering of 4.2 million shares of its common stock at $16.00 per share. Net proceeds from this offering were $60 million, net of underwriters' commissions and offering expenses.

   Net cash used in operating activities was $1.7 million for the three months ended December 31, 2001. For the three months ended December 31, 2001, substantially all of net cash used in operating activities was attributable to Talarian's net loss of $3.1 million, and an increase in accounts receivable of $2.0 million offset in part by $1.5 million in non-cash charges, and an increase in deferred revenue. Net cash used in operating activities was $14.1 million, $1.4 million, and $2.2 million in fiscal 2001, 2000, and 1999, respectively. For the year ended September 30, 2001, substantially all of the net cash used in operating activities was attributable to Talarian's net loss of $23.4 million, which included $10.8 million in non-cash charges. For the year ended September 30, 2000, substantially all of net cash used in operating activities was attributable to Talarian's net loss of $15.0 million, which included $12.7 million in non-cash charges, and an increase in accrued but unpaid liabilities of approximately $1.0 million. For fiscal 1999, net cash used in operating activities was attributable to Talarian's net loss of $3.5 million, which included $1.7 million in non-cash charges, and an increase in accounts receivable of $1.7 million, offset in part by an increase in deferred revenue of $1.3 million.

   Net cash provided by investing activities was $9.3 million for the three months ended December 31, 2001. For the three months ended December 31, 2001, net cash provided by investing activities was primarily related to the sale and purchase of short-term investments. Net cash provided by investing activities was $3.1 million in the year ended September 30, 2001. Net cash provided by investing activities in this period represented net proceeds from the sale of investments of $13.5 million, the purchase of investments of $8.8 million, and the purchase of $1.6 million of property and equipment. Net cash used in investing activities was $34.5 million in the year ended September 30, 2000. Net cash used in investing activities in this period represented net purchases of $34.2 million of short-term investments, the acquisition of WhiteBarn, net of cash, for $713,000 in cash, and the purchase of $1.2 million of property and equipment. Net cash provided by investing activities was $59,000 in 1999. The cash provided was attributable to cash acquired in connection with the GlobalCast acquisition, largely offset by cash used to purchase property and equipment.

   Net cash used in financing activities was $10,000 for the three months ended December 31, 2001. Net cash used in financing activities was primarily attributable to the repurchase of Talarian common stock.

   Net cash provided by financing activities was $326,000, $69.2 million, and $717,000 in fiscal 2001, 2000, and 1999, respectively. For the year ended September 30, 2001, net cash provided by financing activities was attributable to approximately $371,000 in net proceeds from the issuance of common stock. During the year ended September 30, 2000, net cash provided by financing activities was attributable to approximately $70.0 million in net proceeds from Talarian's initial public offering and the sale of redeemable convertible preferred stock. In fiscal 1999, net cash provided by financing activities was attributable to net proceeds from debt incurred plus small amounts from the sale of common stock.

   As of December 31, 2001, Talarian had approximately $50.7 million in cash, cash equivalents, and short term investments, and working capital of $49.0 million. As of that date, Talarian also had a line of credit under which it could borrow up to $2.0 million with a revolving maturity date of February 22, 2002, at an interest rate of prime plus 0.25%. Any borrowing will be collateralized by accounts receivable and other assets. Talarian has no borrowings under this line of credit and is in compliance with all required financial ratios, net loss levels, and other financial covenants. Talarian's commitments consist primarily of amounts due under its operating leases. Talarian has no material commitments for capital expenditures. For the next twelve months, Talarian expects its capital expenditures to be approximately $500,000. Talarian may use cash resources to fund acquisitions or investments in complementary businesses or technologies. Talarian believes that its current cash, cash equivalents, and short-term investments will be sufficient to meet its working capital and operating resource requirements for at least the next 12 months.

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   Cash flows from operations provide Talarian's principal source of funds to finance its operations. Accordingly, a significant reduction in demand for Talarian's products could adversely affect its liquidity.

  Recently Issued Accounting Pronouncements

   On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, "Business Combinations," and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

   SFAS No. 141 addresses the accounting for and reporting of business combinations. SFAS 141 requires that all business combinations be accounted for using the purchase method of accounting for acquisitions, and eliminates the use of the pooling-of-interests method. SFAS 141 is effective for all business combinations initiated after June 30, 2001. Talarian believes SFAS No. 141 will not have a material effect on its consolidated financial statements.

   SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only method. The amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of the SFAS 142. SFAS 142 is effective for all fiscal years beginning after December 15, 2001. Goodwill and intangible assets acquired after June 30, 2001, will be subject to immediate adoption of SFAS 142. As of December 31, 2001, Talarian had recorded goodwill and intangibles of $1.8 million. Talarian believes SFAS No. 142 will not have a material effect on its consolidated financial statements.

   On August 16, 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations". SFAS 143 addresses financial accounting requirements for retirement obligations associated with retirement of tangible long-lived assets and for the associated asset retirement costs. SFAS 143 requires a company to record the fair value of an asset retirement obligation in the period in which it is incurred. When the retirement obligation is initially recorded, the company also records a corresponding increase to the carrying amount of the related tangible long-lived asset and depreciates that cost over the useful life of the tangible long-lived asset. The retirement obligation is increased at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the initial fair value measurement. Upon settlement of the retirement obligation, the company either settles the retirement obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for fiscal years beginning after June 15, 2002 with earlier application encouraged. Accordingly, SFAS 143 will be effective for Talarian beginning October 1, 2002. Talarian is currently in the process of evaluating the impact, if any, SFAS 143 will have on its financial position or results of operations.

   On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 144 supercedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed of," and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 establishes a single accounting model for impairment or disposal by sale of long-lived assets. SFAS 144 is effective for fiscal years beginning after December 15, 2001. Accordingly, SFAS 144 will be effective for Talarian beginning October 1, 2002. Talarian is currently evaluating the potential impact, if any, the adoption of SFAS 144 will have on its financial position and results of operations.

Quantitative and Qualitative Disclosures About Market Risks

   The following discusses Talarian's exposure to market risk related to changes in interest rates, equity prices and foreign currency exchange rates. This discussion contains forward-looking statements that are subject to

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

risks and uncertainties. Actual results could vary materially as a result of a number of factors including those set forth in the section entitled "Risk Factors."

  Foreign Currency Exchange Rate Risk

   To date, all of Talarian's recognized revenue has been denominated in U.S. dollars and primarily from customers in the United States, and Talarian's exposure to foreign currency exchange rate changes has been immaterial. Talarian expects, however, that future product license and services revenue may increasingly be derived from international markets and may be denominated in the currency of the applicable market. As a result, Talarian's operating results may become subject to fluctuations based upon changes in the exchange rates of various currencies in relation to the U.S. dollar. Furthermore, to the extent that Talarian engages in international sales denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could make Talarian's products less competitive in international markets. Although Talarian will continue to monitor its exposure to currency fluctuations, and, when appropriate, may use financial hedging techniques in the future to minimize the effect of these fluctuations, Talarian cannot assure you that exchange rate fluctuations will not adversely affect its financial results in the future.

  Interest Rate Risk

   As of December 31, 2001, Talarian had cash and highly liquid short-term investments totaling $50.7 million. Declines of interest rates will reduce Talarian's interest income from its investments. Based upon Talarian's balance of cash and investments at December 31, 2001, a decrease in interest rates of 0.5% would cause a corresponding decrease in its annual interest income by $253,000. To date, Talarian has not entered into any derivative or hedging activities and as of December 31, 2001, it did not have any short-term or long-term debt outstanding.

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                        SECURITY OWNERSHIP OF PRINCIPAL
              STOCKHOLDERS, DIRECTORS AND MANAGEMENT OF TALARIAN

   The following table provides information regarding the beneficial ownership of Talarian's common stock as of December 31, 2001 by:

    . each person known by Talarian to be the beneficial owner of more than 5% of Talarian common stock;

    .  each director of Talarian;

    . Talarian's chief executive officer and its four other most highly compensated executive officers; and

    .  all current executive officers and directors of Talarian as a group.

   The percentage of beneficial ownership for the following table is based on 19,303,203 shares of common stock outstanding as of December 31, 2001. Beneficial ownership is determined according to the rules of the Securities and Exchange Commission. Except as indicated in the footnotes and subject to community property laws, where applicable, the persons named below have sole voting and investment power with respect to all shares beneficially owned by them. Shares of Talarian common stock that are subject to options that may be exercised within 60 days after December 31, 2001 are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options.

   Unless otherwise noted below, the address of each person listed in the table is c/o Talarian Corporation, 333 Distel Circle, Los Altos, California 94022.

                                                                      Shares Beneficially
                                                                             Owned
                                                                      ------------------
Name of Beneficial Owner                                                Number    Percent
------------------------                                              ---------   -------
Brian T. Horey(1).................................................... 2,146,143    11.1%
  Lawrence, Tyrrell, Ortale and Smith II, L.P.
David E. Gold(2)..................................................... 1,612,916     8.4
  STF II, L.P.
Nortel Networks Inc.(3).............................................. 1,571,055     8.2
Thomas J. Laffey(4)..................................................   540,557     2.8
Paul A. Larson(5)....................................................   494,012     2.5
Mark G. Mahowald(6)..................................................   304,098     1.6
Carl R. Schulenburg(7)...............................................   220,531     1.1
Rodney S. Arbaugh(8).................................................   175,891       *
Steven M. Gimnicher(9)...............................................    83,854       *
David I. Caplan(10)..................................................   150,000       *
Richard A. Nortz(11).................................................    11,979       *
Paul D. Callahan(12).................................................     7,916       *
All executive officers and directors as a group (13 persons) (13).... 7,740,153    39.0

--------
 (1) Includes 2,138,227 shares owned by Lawrence, Tyrrell, Ortale & Smith II, L.P., over which Mr. Horey, one of Talarian's directors, has shared voting and investment power. Mr. Horey disclaims any beneficial interest in these shares except to the extent of any individual interest in these shares. The address of Lawrence, Tyrrell, Ortale & Smith II, L.P. is 515 Madison Avenue, 29th Floor, New York, New York 10022.

 (2) Includes 1,562,500 shares owned by STF II, L.P., of which Mr. Gold, one of Talarian's directors, is a general partner. Mr. Gold disclaims any beneficial interest in these shares except to the extent of any individual interest in these shares. The address of STF II, L.P. is 2180 Sand Hill Road, Suite 450, Menlo Park, California 94025.

 (3) Paul D. Callahan, one of Talarian's directors, was nominated to the Talarian board of directors by Nortel Networks. Mr. Callahan disclaims any beneficial interest in these shares except to the extent of any individual interest in these shares. The address of Nortel Networks Inc. is 200 Athens Way, MS 510/06/A12, Nashville, Tennessee 37228.

 (4) Includes 70,312 shares issuable upon the exercise of options exercisable within 60 days of December 31, 2001. Mr. Laffey is the vice president and chief technical officer and a director of Talarian.

 (5) Represents 311,200 shares held jointly by Mr. Larson and his wife and 182,812 shares issuable upon the exercise of options exercisable within 60 days of December 31, 2001. Mr. Larson is the president and chief executive officer and a director of Talarian.

 (6) Represents 241,703 shares held by Mr. Mahowald and 62,395 shares issuable upon the exercise of options exercisable within 60 days of December 31, 2001. Mr. Mahowald is the chief operating officer of Talarian.

 (7) Represents 211,156 shares held by Mr. Schulenburg, of which, as of December 31, 2001, 94,584 were subject to repurchase by Talarian upon termination of his employment, and 9,375 shares issuable upon the exercise of options exercisable within 60 days of December 31, 2001. Mr. Schulenburg is the vice president, global alliances and strategic accounts of Talarian.

 (8) Represents 100,892 shares held by Mr. Arbaugh, of which, as of December 31, 2001, 3,126 were subject to repurchase by Talarian upon termination of his employment, and 74,999 shares issuable upon the exercise of options exercisable within 60 days of December 31, 2001. Mr. Arbaugh is the vice president, professional services of Talarian.

 (9) Represents shares issuable upon the exercise of options held by Mr. Gimnicher that are exercisable within 60 days of December 31, 2001. As of December 31, 2001, Mr. Gimnicher did not hold any shares of Talarian common stock. Mr. Gimnicher is the vice president, marketing of Talarian.

(10) Represents shares held by David I. Caplan and Elinor R. Caplan, as Trustees for the Caplan Family Trust, dated August 10, 1999. Mr. Caplan is one of Talarian's directors. As of December 31, 2001, 22,500 of these shares were subject to a right of repurchase by Talarian.

(11) Represents shares issuable upon the exercise of options exercisable within 60 days of December 31, 2001. Mr. Nortz is one of Talarian's directors.

(12) Represents shares issuable upon the exercise of options held by Mr. Callahan that are exercisable within 60 days of December 31, 2001. Mr. Callahan is a director of Talarian.

(13) Includes 207,710 shares that, as of December 31, 2001, were subject to repurchase by Talarian upon termination of the employment of their respective owner and 541,974 shares issuable upon the exercise of options exercisable within 60 days of December 31, 2001.

                      ADDITIONAL MATTERS BEING SUBMITTED
                      TO A VOTE OF TALARIAN STOCKHOLDERS

                     Proposal No. 2--Election of Directors

   The board of directors of Talarian is divided into three classes designated Class I, Class II and Class III. The number of directors is determined from time to time by the board of directors of Talarian and is currently fixed at seven members. A single class of directors is elected each year at the Talarian annual meeting. Each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified or until his earlier resignation or removal. At the Talarian annual meeting, Class II directors will stand for re-election. If elected, the Class II directors, as well as the other members of the Talarian board of directors, will resign as directors of Talarian upon the completion of the merger.

  Nominees to the Board of Directors

   The board of directors proposes that each of the Class II director nominees named below, each of whom is currently serving as a Class II director, be re-elected as a Class II director to serve a three-year term, or until his successor has been elected and qualified or until his earlier resignation or removal. If the event that any nominee is unable or declines to serve as a director at the time of the Talarian annual meeting, the proxies for the annual meeting may be voted for such substitute nominee as the persons appointed in the proxy may in their discretion determine. The Company is not aware of any nominee who will be unable, or will decline, to serve as a director. The persons nominated by the Talarian board and information about each of them are set forth below:

                                                                 Director
      Name of Director                                       Age  Since
      ----------------                                       ---  -----
      Paul D. Callahan...................................... 53    2000
      Brian T. Horey(1)(2).................................. 41    1992

      --------
      (1) Member of the audit committee
      (2) Member of the compensation committee

   Paul D. Callahan has served as a member of Talarian's board of directors since February 2000. He is currently writing a book and pursuing investment opportunities. Mr. Callahan served as Vice President, Strategy and Technology Investments of Nortel Networks Inc., a network equipment manufacturer, from September 1998 until August 2001. From October 1997 to September 1998, he was Vice President, Strategy of Bay Networks, Inc., a network equipment company and subsidiary of Nortel Networks Inc. From January 1992 to October 1997, he was Group Director, Research of Forrester Research, Inc., an independent market research company. Mr. Callahan holds a B.A. degree in liberal arts from Hampshire College.

   Brian T. Horey has served as a member of Talarian's board of directors since March 1992. Mr. Horey has been President of Equity Growth Management LLC, an investment management firm, since January 1999, a general partner of Allegra Partners III, L.P., a venture capital firm, since May 1995 and a general partner of LTOS II Partners, a venture capital firm, since July 1990. LTOS II Partners manages Lawrence, Tyrrell, Ortale & Smith II, L.P., one of Talarian's principal stockholders. He was also a general partner of Tontine Associates LLC, an investment management firm, from January 1998 to December 1998. He is also a co-founder and director of the New York New Media Association. Mr. Horey holds a B.A. degree in economics from Colgate University and an M.B.A. degree from Harvard University Graduate School of Business Administration.

  Continuing Directors

                                                                 Director
      Name of Director                                       Age  Since
      ----------------                                       ---  -----
      David I. Caplan(1)(2)................................. 72    1998
      David E. Gold(1)...................................... 58    1994
      Thomas J. Laffey...................................... 46    1989
      Paul A. Larson........................................ 50    1997
      Richard A. Nortz(2)................................... 57    2000

      --------
      (1) Member of the audit committee
      (2) Member of the compensation committee

   David I. Caplan has served as a member of Talarian's board of directors since October 1998. Mr. Caplan has been Chairman of Objectivity, Inc., a software company, since June 1992 and has been its Chief Executive Officer since October 1997. In addition, Mr. Caplan was Objectivity's Chief Executive Officer from June 1992 to October 1996, and was its President from June 1992 to October 1996 and from October 1997 to January 2002. Mr. Caplan holds B.S. and M.S. degrees in mathematics from M.I.T. and an M.S. degree in electrical engineering from the University of Pennsylvania.

   David E. Gold has served as a member of Talarian's board of directors since March 1994. Mr. Gold has been a general partner of Indosuez Ventures, a venture capital firm, since its founding in 1985. Indosuez Ventures manages STF II, L.P., one of Talarian's principal stockholders. Mr. Gold serves on the boards of directors of several private companies. Mr. Gold holds a B.S. degree in electrical engineering and M.S. and Ph.D. degrees in computer science from the University of Illinois.

   Thomas J. Laffey was a co-founder of Talarian and has served as Talarian's Vice President and Chief Technical Officer since October 1997, as Talarian's Secretary since March 1991 and as a member of the Talarian board of directors since February 1989. From February 1989 to September 1997, Mr. Laffey served as Talarian's Vice President, Engineering. From September 1982 to January 1989, Mr. Laffey was a research scientist with Lockheed Palo Alto Research Laboratories, where he was the principal investigator of a project on real-time distributed systems. Mr. Laffey holds a B.S. degree in mathematics from the University of Michigan and an M.S. degree in computer science from Virginia Polytechnic University.

   Paul A. Larson has served as Talarian's President and Chief Executive Officer and as a member of the Talarian board of directors since January 1997. From November 1992 to January 1997, Mr. Larson was Talarian's Vice President, Sales. From August 1985 to October 1992, he held various sales and marketing positions, including European sales manager and North American sales manager, with Integrated Systems, Inc., a design automation company. Mr. Larson holds a B.S. degree in electrical engineering from the University of Minnesota.

   Richard A. Nortz has served as a member of the Talarian board of directors since March 2000. Mr. Nortz was Senior Vice President of Worldwide Sales at Novell, Inc., a network services software company, from May 2000 until his retirement in January 2002 and was its Senior Vice President of Customer Services from October 1995 to May 2000. From August 1991 to September 1995, Mr. Nortz was Senior Vice President for the Worldwide Customer Service Business of Wang Laboratories, a computer hardware manufacturer, and from 1973 to 1991, he was employed by Digital Equipment Corporation, where his last position was Vice President of the 11,000-person U.S. Customer Service Business. He also serves on the board of directors of the Living Planet Aquarium. Mr. Nortz has attended Villanova University, the Harvard University Advanced Management Program and the University of Pittsburgh Executive Management Program.

  Board of Directors Meetings and Committees

   Talarian's board of directors held 13 meetings, including telephone conference meetings, during fiscal 2001. The Talarian board did not take any action by written consent. Each director participated in 75% or more of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which such director served during fiscal 2001, except for Mr. Nortz.

   The board of directors has an audit committee and a compensation committee. The Talarian board does not have a nominating committee or a committee performing similar functions.

   Audit Committee. Messrs. Caplan, Gold and Horey are currently the members of the audit committee. The audit committee met three times in fiscal 2001 and took no actions by written consent. The audit committee reviews the accounting practices and financial controls of Talarian, recommends to the board of directors a firm of independent public accountants, evaluates the effectiveness of the independent audit effort, and reports to the Talarian board on matters discussed in the audit committee meetings, making recommendations to the board and to management concerning these matters and other matters as directed by the board.

   The audit committee is composed of outside directors who are not officers or employees of Talarian. In the opinion of Talarian's board of directors, and as independent is defined by the standards of the National Association of Securities Dealers, these directors are free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The Talarian board has adopted a written charter for the audit committee.

   Compensation Committee. Messrs. Caplan, Horey and Nortz are currently the members of the compensation committee. The compensation committee met 10 times and took action by written consent once during fiscal 2001. The compensation committee reviews and makes recommendations regarding the compensation and benefits for Talarian's officers, employees and consultants. The committee also administers Talarian's stock option plans, equity incentive plans and employee stock purchase plan.

  Director Compensation

   Directors of Talarian do not receive any cash fees for their service on the board or any board committee, but they are entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at board and board committee meetings. All board members are eligible to receive stock options under Talarian's 1991 Stock Option Plan, 1998 Equity Incentive Plan and 2000 Equity Incentive Plan, and outside directors receive stock options pursuant to automatic grants of options under the 2000 Equity Incentive Plan.

   Under Talarian's 2000 Equity Incentive Plan, option grants to directors who are not employees of Talarian, or employees of a parent, subsidiary or affiliate of Talarian, are automatic and non-discretionary, and the exercise price of the options is 100% of the fair market value of the Talarian common stock on the date of grant. Each non-employee director who becomes a member of the Talarian board is granted an option to purchase 20,000 shares of Talarian common stock as of the date the director joins the board. Immediately after each annual meeting of Talarian stockholders, each non-employee director is automatically granted an additional option to purchase 10,000 shares of Talarian common stock; provided, however, if less than 10 months have passed since the last option granted to that director, then the number of shares subject to the option granted after the annual meeting is equal to 10,000 multiplied by a fraction, the numerator of which is the number of days that have elapsed since the last option grant to that director and the denominator of which is 365 days. The options have 10 year terms and terminate 3 months after the date the director ceases to be a director or consultant or 12 months if the termination is due to death or disability. All options granted to non-employee directors vest over a 4 year period at a rate of 25% of the total shares granted on the first anniversary of the date of grant, and 2.083% of the total shares granted at the end of each full succeeding month thereafter, so long as the non-employee director continuously remains a director or consultant of Talarian. In the event of our dissolution or liquidation or a

"change in control" transaction, options granted to Talarian's non-employee directors under the plan will become 100% vested and exercisable in full.

   On March 16, 2001, the date of Talarian's last annual meeting, Talarian granted to each of Messrs. Callahan, Gold and Horey, a nonqualified option to purchase 6,520 shares of Talarian common stock, and to each of Messrs. Caplan and Nortz, a nonqualified option to purchase 10,000 shares of Talarian common stock, all at an exercise price of $2.25 per share.

  Compensation Committee Interlocks and Insider Participation

   During fiscal 2001, Talarian's compensation committee consisted of Messrs. Caplan, Horey and Nortz. None of Messrs. Caplan, Horey and Nortz was an employee of Talarian or its subsidiary during fiscal 2001 or at any time prior to fiscal 2001. None of Talarian's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Talarian's board or compensation committee.

                   The Board of Directors recommends a vote
             FOR the election of each of the nominated directors.

       Proposal No. 3--Ratification of Selection of Independent Auditors

   Talarian has selected KPMG LLP as its independent auditors to perform the audit of its financial statements for the year ending September 30, 2002, and the stockholders of Talarian are being asked to ratify this selection. Representatives of KPMG are expected to be present at the annual meeting, will have the opportunity to make a statement at the annual meeting if they wish to do so, and are expected to be available to respond to appropriate questions from Talarian stockholders.

  Audit Fees

   Audit fees billed to Talarian by KPMG during the fiscal year ended September 30, 2001, for the audit of Talarian's annual financial statements and the review of Talarian's quarterly financial statements totaled $178,000.

  Financial Information Systems Design and Implementation Fees

   Talarian did not engage KPMG to provide advice or services to Talarian regarding financial information design and implementation during the fiscal year ended September 30, 2001.

  All Other Fees

   There were no fees billed to Talarian by KPMG during the fiscal year ended September 30, 2001 for any non-audit services, including accounting advice and tax services.

                   The Board of Directors recommends a vote
                FOR ratification of the selection of KPMG LLP.

                     REPORT OF THE COMPENSATION COMMITTEE
                     OF THE BOARD OF DIRECTORS OF TALARIAN

   The following is the report of the compensation committee of the Talarian board of directors. The information in this report will not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor will such information be incorporated by reference into any filing under the Securities Act or under the Securities Exchange Act, except to the extent that Talarian specifically incorporates it by reference in such filing.

   The Talarian board of directors established a compensation committee in May 2000. The compensation committee makes policy and decisions regarding compensation, including stock option grants, to executive officers of Talarian. Prior to May 2000, these decisions were generally made by the Talarian board. Since May 2000, the compensation committee has been composed of three outside directors of Talarian, none of whom is a current or former Talarian officer or employee. The members of the compensation committee have been and are David I. Caplan, Brian T. Horey and Richard A. Nortz.

General Compensation Policy

   The compensation committee acts on behalf of the Talarian board to establish the general compensation policy of Talarian. The committee reviews base salary levels and target bonuses for Talarian's chief executive officer and other executive officers each year. The committee also administers Talarian's 1991 Stock Option Plan, 1998 Equity Incentive Plan, 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan. From time to time, the committee authorizes the chief executive officer of Talarian to grant stock options to non-executive employees, subject to certain limitations and criteria.

   The committee's overall policy is to offer Talarian's chief executive officer and other executive officers competitive compensation opportunities. For all executive officers other than the chief executive officer and the chief technical officer, this is based upon both their individual performance, and the performance of Talarian. For the chief executive officer and the chief technical officer, their compensation is based more heavily upon the performance of Talarian.

   Each executive officer's compensation package, other than the chief executive officer and the chief financial officer, is comprised of four elements:

      (a) Base salary, which reflects individual performance and is designed to be competitive with salary levels for similar companies;

      (b) Quarterly incentive awards payable in cash and tied to objectives specific to a given executive officer (for the quarter ended September 30, 2001, quarterly incentive awards were tied to Talarian's revenue and net income targets), which awards are established and administered by the chief executive officer, subject to guidelines established by the compensation committee;

      (c) Annual incentive awards payable in cash and based on the attainment of Talarian's revenue and profitability goals for the fiscal year; and

      (d) Long term stock-based incentive awards designed to align the interests of Talarian executive officers and Talarian stockholders.

   The size of the option grant to each executive officer is set at a level which is intended to create a meaningful opportunity for stock ownership based upon the individual's position with Talarian and the base salary associated with that position, the size of comparable grants made to individuals in similar positions in the industry in which Talarian operates, the individual's performance in recent periods and the number of stock options held by the individual at the time of grant. The relative weight given to those factors varies with each individual at the discretion of the compensation committee.

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

   The compensation for Talarian's chief executive officer and chief technical officer is based more heavily on corporate performance. It includes the same compensation elements set forth above for other executive officers, other than the quarterly incentive awards, which are focused on individual performance.

   To assist the compensation committee in gauging comparable compensation, the committee has used, and expects to continue to use, surveys of other companies operating within the industry in which Talarian operates, with an emphasis on those in Talarian's geographical region and of similar size.

Executive Officer Compensation

   Salary and cash incentive award compensation for each executive officer was set by the Talarian board at the beginning of fiscal 2001.

   In April 2001, Mark G. Mahowald was promoted to chief operating officer. In connection with that promotion, the Talarian board increased Mr. Mahowald's compensation and authorized option grants to bring his cash and equity compensation in line with his new position.

   For the first three quarters of fiscal 2001, quarterly incentive awards were paid to executive officers who met individual objectives established for them by Talarian's chief executive officer or chief operating officer. For the quarter ended September 30, 2001, the quarterly incentive award was changed to provide that the payments under the plan would be based on Talarian's revenue and net income targets instead of the achievement of individual objectives by the executive officers. These awards did not exceed $15,000 for any individual in any quarter. At the end of fiscal 2001, the compensation committee reviewed Talarian's financial results as compared to the plan, and determined that Talarian had generally met 25% of Talarian's revenue and profitability targets, and accordingly approximately 25% of annual bonus compensation was earned and paid to executive officers. These awards ranged from approximately $5,000 to approximately $20,000, which amounts do not include the chief executive officer's award discussed below.

Chief Executive Officer Compensation

   The compensation committee intends to review annually the performance and compensation of the president and chief executive officer of Talarian, and to use the criteria and procedures described above in setting his cash and equity compensation.

   Paul A. Larson has served as the president and chief executive officer of Talarian since 1997. The compensation committee reviews and establishes Mr. Larson's base salary based on compensation data of comparable companies and the committee's assessment of his past performance and its expectations as to his future contribution in directing Talarian's long-term goals and objectives. Mr. Larson's base salary was increased from $181,500 in 2000 to $225,000 in 2001. In the beginning of fiscal 2002, the committee elected not to change Mr. Larson's base salary, as part of an overall cost maintenance program.

   Mr. Larson's incentive compensation goal was increased from $80,300 in fiscal 2000 to $113,000 in fiscal 2001. Mr. Larson was awarded 25% of his incentive compensation goal for fiscal 2001. In the beginning of fiscal 2002, the compensation committee did not change Mr. Larson's incentive compensation goal as part of an overall cost maintenance program.

   In the beginning of fiscal 2001, the Talarian board reviewed the performance of Mr. Larson and his equity compensation package. Based on such review, the compensation committee determined that the equity compensation package for Mr. Larson remained competitive with comparable companies and that no additional equity compensation was needed.

Compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended

   Talarian intends to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, for fiscal 2001. The 2000 Equity Incentive Plan is currently in compliance with Section 162(m) of the Internal Revenue Code. Talarian does not expect cash compensation for fiscal 2001 to be affected by the requirements of Section 162(m).

                                          Submitted by the Compensation
                                          Committee of the Talarian Board of
                                          Directors

                                          David I. Caplan
                                          Brian T. Horey
                                          Richard A. Nortz

                         REPORT OF THE AUDIT COMMITTEE
                     OF THE BOARD OF DIRECTORS OF TALARIAN

   The following is the report of the audit committee of the Talarian board of directors with respect to Talarian's audited financial statements for the fiscal year ended September 30, 2001. The information in this report will not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor will such information be incorporated by reference into any filing under the Securities Act or under the Securities Exchange Act except to the extent that Talarian specifically incorporates it by reference in such filing.

   The Talarian audit committee is composed of three independent directors and operates under a written charter approved by the audit committee and adopted by the Talarian board. The members of the audit committee are David I. Caplan, David E. Gold and Brian T. Horey.

   The audit committee of the Talarian board has reviewed and discussed the audited financial statements with management.

   The committee has discussed with KPMG LLP, Talarian's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), which includes, among other items, matters related to the conduct of the audit of Talarian's financial statements.

   The audit committee has also received written disclosures and the letter from KPMG required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), and the committee has discussed with KPMG that firm's independence.

   Based upon the review and discussions referred to above, the audit committee of the Talarian board of directors recommended that the Talarian board include the audited financial statements in Talarian's Annual Report on Form 10-K for the year ended September 30, 2001 filed with the Securities and Exchange Commission.

                                          Submitted by the Audit Committee
                                          of the Talarian Board of Directors

                                          David I. Caplan
                                          David E. Gold
                                          Brian T. Horey

                       TALARIAN STOCK PERFORMANCE GRAPH

   The graph below compares the cumulative total stockholder return on Talarian common stock, the Nasdaq Composite Index and the Nasdaq Computer and Data Processing Stocks Index. The graph assumes that $100 was invested in Talarian common stock, the Nasdaq Composite Index and the Nasdaq Computer and Data Processing Stocks Index on July 21, 2000, the date of the initial public offering of Talarian, and calculates the return through September 30, 2001, and that all dividends were reinvested. The stock price performance on the following graph represents past performance and should not be considered as an indication of future stock performance.

                                    [CHART]

                          Nasdaq Computer
             Talarian   and Data Processing    Nasdaq Stock
           Corporation     Stocks Index         Market (US)
7/21/2000    100.00           100.00              100.00
9/30/2000    119.94            94.59               89.39
9/30/2001      9.81            33.94               36.54

   The graph set forth above is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement/prospectus into any filing under the Securities Act or under the Securities Exchange Act, except to the extent that Talarian specifically incorporates this information by reference, and shall not otherwise be deemed "soliciting material" or "filed" under such laws.

                            MANAGEMENT OF TALARIAN

Executive Officers of Talarian

   The following table sets forth information regarding the executive officers of Talarian as of December 31, 2001:

Name                     Age                                Position
----                     ---                                --------
Paul A. Larson.......... 50  President, Chief Executive Officer and Director
Thomas J. Laffey........ 46  Vice President, Chief Technical Officer, Secretary and Director
Mark G. Mahowald........ 42  Chief Operating Officer
Michael A. Morgan....... 39  Vice President, Finance and Administration and Chief Financial Officer
Rodney S. Arbaugh....... 45  Vice President, Professional Services
Antonio J. Espinosa..... 40  Vice President, Worldwide Sales
Steven M. Gimnicher..... 46  Vice President, Marketing
Carl R. Schulenburg..... 46  Vice President, Global Alliances and Strategic Accounts

   Paul A. Larson has served as Talarian's President and Chief Executive Officer and as a member of the Talarian board of directors since January 1997. From November 1992 to January 1997, Mr. Larson was Talarian's Vice President, Sales. From August 1985 to October 1992, he held various sales and marketing positions, including European sales manager and North American sales manager, with Integrated Systems, Inc., a design automation company. Mr. Larson holds a B.S. degree in electrical engineering from the University of Minnesota.

   Thomas J. Laffey was a co-founder of Talarian and has served as Talarian's Vice President and Chief Technical Officer since October 1997, as Talarian's Secretary since March 1991 and as a member of the Talarian board of directors since February 1989. From February 1989 to September 1997, Mr. Laffey served as Talarian's Vice President, Engineering. From September 1982 to January 1989, Mr. Laffey was a research scientist with Lockheed Palo Alto Research Laboratories, where he was principal investigator of a project on real-time distributed systems. Mr. Laffey holds a B.S. degree in mathematics from the University of Michigan and an M.S. degree in computer science from Virginia Polytechnic University.

   Mark G. Mahowald has served as Talarian's Chief Operating Officer since April 2001. From March 2000 to March 2001, Mr. Mahowald was Talarian's Vice President, Multicast and Networking Technologies. From October 1995 to February 2000, Mr. Mahowald was President and Chief Executive Officer of WhiteBarn, Inc., a software development and network consulting company that Talarian acquired in March 2000. From October 1988 to September 1995, he served in a variety of senior management positions including Vice President and Executive Vice President/General Manager at Lachman Technology Group (acquired by Legent Corporation), Lachman Technology Inc. and Lachman Associates, all software and networking protocol companies. From April 1985 to October 1988, he was Vice President of Advanced Development with Rich, Inc. and with Reuters (an acquirer of Rich, Inc.), a financial trading company. From June 1981 to March 1985 he was a member of the technical staff at Bell Laboratories, a telecommunications equipment supplier. Mr. Mahowald holds a B.S. degree in computer engineering from the University of Illinois and an M.S. degree in electrical and computer engineering from the University of Michigan.

   Michael A. Morgan has served as Talarian's Vice President, Finance and Administration and Chief Financial Officer since August 1999. From May 1991 to July 1999, Mr. Morgan served as Vice President, Finance and Administration, Chief Financial Officer and Secretary of Enlighten Software Solutions, Inc., a systems management software company. From October 1987 to April 1991, Mr. Morgan served in various positions at KPMG LLP, a public accounting firm. Mr. Morgan holds a B.S. degree in business administration and accounting from San Jose State University and is a certified public accountant in California.

   Rodney S. Arbaugh has served as Talarian's Vice President, Professional Services since April 2000. From February 1998 to March 2000, Mr. Arbaugh was Talarian's Vice President of Engineering. From May 1993 to January 1998, Mr. Arbaugh was Western Regional Consulting Manager at Mentor Graphics Corporation, a provider of electronic design automation software for systems and semiconductor companies. From October 1992 to April 1993, he was a Senior Software Consultant with Rational Software Corporation, a supplier of software development tools. From January 1981 to September 1992, he was a software development program manager with ESL Incorporated, a subsidiary of TRW, where he was responsible for the development of distributed, real-time command and control systems. Mr. Arbaugh holds a B.S. degree in electrical engineering from Seattle University and an M.S. degree in electrical engineering from Santa Clara University.

   Antonio J. Espinosa has served as Talarian's Vice President, Worldwide Sales since October 2001. From January 1999 to September 2001, Mr. Espinosa was Vice President of Worldwide Sales for Visionael Corporation, a privately held provider of network knowledge system software. From January 1993 to December 1998, Mr. Espinosa held various sales positions with Centura Software Corporation, a provider of client-server/Internet embedded database products, most recently as Vice President of the Americas Sales and Operations.
Mr. Espinosa holds B.S. and M.S. degrees in electrical engineering and an MBA degree, all from the University of California, Davis.

   Steven M. Gimnicher has served as Talarian's Vice President, Marketing since April 2001. From March 2000 to March 2001, Mr. Gimnicher served as Talarian's Vice President, Product Development. From August 1992 to February 2000, Mr. Gimnicher served in a variety of vice president roles in the areas of marketing, engineering, customer service and professional services for Apertus Technologies and its acquirer, Computer Network Technologies, both publicly traded software companies. From 1988 to 1992, Mr. Gimnicher served as Vice President, Engineering for Interlink Computer Sciences. From 1985 to 1988, Mr. Gimnicher served in a variety of positions in a company he co-founded. From 1976 to 1985, Mr. Gimnicher served in several programming and programming management positions for Tymshare, Incorporated. Mr. Gimnicher holds a B.S. degree in computer science from the University of San Francisco.

   Carl R. Schulenburg has served as Talarian's Vice President, Global Alliances and Strategic Accounts since October 2000. From April 2000 to September 2000, Mr. Schulenburg was our Vice President, Sales and from June 1999 to March 2000, he was our Vice President of Sales and Marketing. From June 1998 to June 1999, Mr. Schulenburg was Senior Vice President of Sales and Marketing at iNetra Technologies, an enterprise software company. From September 1983 to June 1998, he was North American Sales Manager with Hewlett-Packard Company. Mr. Schulenburg holds a B.S. degree in aeronautical engineering and an M.B.A. degree from Purdue University.

Talarian's Executive Compensation

   The following table sets forth summary information concerning the compensation awarded to, earned by or paid for services rendered to Talarian in all capacities during the fiscal years ended September 30, 1999, 2000 and 2001 by Talarian's chief executive officer and the four most highly compensated executive officers, other than the chief executive officer, who were serving as executive officers at the end of fiscal 2001. These officers are referred to together as the "named executive officers".

                          Summary Compensation Table

                                                                               Long-Term
                                                                              Compensation
                                                    Annual Compensation          Awards
-                                             ------------------------------- ------------
                                                                 Other Annual  Securities   All Other
                                       Fiscal                    Compensation  Underlying  Compensation
Name and Principal Position             Year  Salary($) Bonus($)    ($)(1)    Options (#)     ($)(2)
---------------------------            ------ --------- -------- ------------ ------------ ------------
Paul A. Larson........................  2001   225,000   28,250         --            --        702
 President and                          2000   161,250   86,480         --       325,000         38
 Chief Executive Officer                1999   150,000   22,758         --            --         --
Carl R. Schulenburg...................  2001   185,000   55,250         --            --        461
 Vice President, Global Alliances       2000   185,000  111,437         --        16,667         35
 and Strategic Accounts                 1999    53,958   26,406         --       240,000         --
Mark G. Mahowald......................  2001   187,917   45,138         --       150,000        727
 Chief Operating Officer                2000    87,130   27,550         --        65,000         30
                                        1999        --       --         --            --         --
Steven M. Gimnicher...................  2001   178,000   50,344     40,000            --        629
 Vice President, Marketing              2000   103,833   52,533     23,333       175,000         30
                                        1999        --       --         --            --         --
Rodney S. Arbaugh.....................  2001   165,000   50,000         --            --        361
 Vice President, Professional Services  2000   145,000   56,157         --        66,666         28
                                        1999   136,587   36,567         --        50,000         --

--------
(1) Represents the principal amount of loans forgiven in fiscal 2000 and 2001.
(2) Represents payment of life insurance premiums.

                         Option Grants in Fiscal 2001

   The following table sets forth information regarding grants of stock options to the named executive officers during the fiscal year ended September 30, 2001.

   These options are either incentive stock options or nonqualified stock options and generally vest and become exercisable with respect to 12.5% of the shares subject to the option on the six-month anniversary of the date of grant and with respect to an additional 2.083% of these shares each month thereafter, subject to acceleration in some instances upon a change in control of Talarian. Options expire 10 years from the date of grant. Options are granted at an exercise price equal to the fair market value of Talarian common stock, as determined by the Talarian board of directors, on the date of grant.

   Potential realizable values are calculated by:

    . Multiplying the number of shares of common stock subject to a given option by the fair market value at the date of grant;

    . Assuming that the amount derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten-year term of the option; and

    .  Subtracting from that result the aggregate option exercise price.

   The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not reflect Talarian's estimate or projection of future stock price growth. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 1,096,910 shares of Talarian common stock granted to employees during the year ended September 30, 2001.






                                     Individual Grants              Potential Realizable
                         ------------------------------------------   Value at Assumed
                         Shares of  % of Total                          Annual Rates
                           Common    Options                           of Stock Price
                           Stock    Granted to                        Appreciation for
                         Underlying Employees  Exercise                 Option Term
                          Options   in Fiscal    Price   Expiration --------------------
Name                      Granted      Year    Per Share    Date        5%        10%
----                     ---------- ---------- --------- ----------  --------  --------
Mark G. Mahowald........  150,000     13.7%      $3.10    04/12/10  $292,436   $741,090

 Aggregated Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values

   No options were exercised by the named executive officers during fiscal 2001. The following table sets forth for each of the named executive officers the shares of Talarian common stock acquired on exercise of stock options and the value realized on each exercise of stock options held as of September 30, 2001 and the values of unexercised "in-the-money" options, which represent the positive difference between the exercise price of each outstanding stock option and $1.57, the closing price per share of Talarian common stock on September 28, 2001 on the Nasdaq National Market.

                             Number of Securities
                            Underlying Unexercised     Value of Unexercised
                                  Options at           In-the-Money Options
                              September 30, 2001       at September 30, 2001
                           ------------------------- -------------------------
  Name                     Exercisable Unexercisable Exercisable Unexercisable
  ----                     ----------- ------------- ----------- -------------
  Paul A. Larson..........   148,958      176,042      $84,906     $100,344
  Carl R. Schulenburg.....     7,639       39,028        4,354       46,246
  Mark G. Mahowald........    40,000      175,000           --           --
  Steven M. Gimnicher.....    65,625      109,375           --           --
  Rodney S. Arbaugh.......    62,846       53,820       61,655       44,845

   As of December 31, 2001, 3,126 shares issued to Mr. Arbaugh and 94,584 shares issued to Mr. Schulenburg upon exercise of their stock options were subject to repurchase by Talarian upon termination of their employment. These unvested shares are subject to acceleration in some instances upon a change of control of Talarian. See "Talarian's Employment Contracts, Termination of Employment and Change-in-Control Arrangements" below.

Talarian's Employment Contracts, Termination of Employment and
Change-in-Control Arrangements

   Messrs. Larson, Laffey, Mahowald, Morgan, Arbaugh, Gimnicher and Schulenburg have entered into agreements with Talarian that provide that, upon the closing of a merger or consolidation of Talarian in which the Talarian stockholders prior to such transaction own less than a majority of the surviving corporation, a sale of the majority of Talarian's voting power in one transaction or a series of related transactions or a sale of substantially all of the assets of Talarian, 50% of such officer's unvested shares will accelerate and immediately vest. Further, if an officer's employment is terminated by Talarian or its successor, other than for cause, within 60 days prior to or 12 months after any event set forth in the sentence above, if such officer terminates his employment because of an adverse and material change in compensation or duties, or if his stock options do not continue in existence after the change in control on substantially the same or better terms as existed prior to the change in control, any remaining unvested shares will accelerate and immediately vest upon the later of the closing of the change in control or the termination of such officer's employment.

   Talarian also entered into an agreement with Antonio Espinosa, the Vice President, Worldwide Sales, of Talarian, that provides that, upon a merger or consolidation of Talarian in which the Talarian stockholders prior to such transaction own less than a majority of the surviving corporation, a sale of the majority of Talarian's voting power in one transaction or a series of related transactions or a sale of substantially all of the assets of Talarian, 50% of such officer's unvested shares will accelerate and immediately vest. Further, if such officer's employment is terminated by Talarian or its successor, other than for cause, after or in connection with any change in control and such officer is the Vice President, Sales of Talarian or holds another executive officer position with Talarian at the time of the change in control, any remaining unvested shares will accelerate and immediately vest.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16 of the Securities Exchange Act requires Talarian's directors and officers, and persons who own more than 10% of Talarian common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and The Nasdaq National Market. These persons are required by Securities and Exchange Commission regulations to furnish Talarian with copies of all Section 16(a) forms that they file.

   Based solely on Talarian's review of the copies of such forms furnished to Talarian and written representations from Talarian's executive officers and directors, Talarian believes that all Section 16(a) filing requirements for the year ended September 30, 2001 were met, except that Mr. Laffey, the vice president and chief technical officer of Talarian and a member of the Talarian board of directors, reported one transaction late on a Form 4.

                       CERTAIN TRANSACTIONS OF TALARIAN

   Since October 1, 2000, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which Talarian or its subsidiary was or is to be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer or holder of more than 5% of Talarian common stock or any immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than compensation arrangements, which are described in "Proposal No. 2--Election of Directors--Director Compensation," "Management of Talarian--Talarian's Executive Compensation," and the transactions described below.

   Transaction with Nortel Networks Inc. In December 1993, Talarian entered into a Value Added Reseller Agreement with Nortel Networks pursuant to which Talarian granted Nortel a non-exclusive, worldwide license to, with right to sublicense, Talarian's software to develop applications to be incorporated in specified Nortel products. The license is royalty bearing, and Talarian has received $30,000, $100,000, $121,500 and $111,500 in royalties and maintenance and training fees in fiscal 1998, 1999, 2000 and 2001. The agreement has a term of 10 years and automatically renews for one-year terms unless earlier terminated. Nortel nominated Paul D. Callahan, the former Vice President, Strategy and Technology Investments of Nortel, to Talarian's board of directors in February 2000.

   Loans to Executive Officers. On February 26, 2000, Talarian loaned $80,000 to Steven M. Gimnicher, Vice President, Product Development of Talarian, pursuant to the terms and conditions of his employment offer letter with Talarian. This loan will be forgiven at the rate of 1/24th per month commencing with Mr. Gimnicher's initial date of employment. In fiscal 2001, $40,000 of this loan was forgiven by Talarian and in fiscal 2000, $23,333 was forgiven. In the event that Mr. Gimnicher chooses to terminate his employment with Talarian before his two-year anniversary, he is required to reimburse Talarian for the outstanding balance of this loan as of his resignation date. This loan will be fully forgiven by March 1, 2002 in accordance with its terms.

   On July 15, 2001, Talarian loaned $106,816 to Paul Larson, a Director and the President and Chief Executive Officer of Talarian, and his wife, Cheryl Larson. This loan is evidenced by a secured full recourse promissory note with an interest rate of 4.86% per year and a term of two years, and is secured by a stock pledge agreement. Mr. and Mrs. Larson have agreed in a side letter with TIBCO and Talarian to repay this loan in full with all accrued interest on or prior to the closing of the merger.

   Indemnification Agreements. Talarian has entered into an indemnification agreement with each of its executive officers and directors containing provisions that may require it, among other things, to indemnify its executive officers and directors against liabilities that may arise by reason of their service to Talarian, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

   Talarian believes that all of the transactions set forth above were made on terms no less favorable to it than could have been obtained from unaffiliated third parties.

                                    EXPERTS

   The consolidated financial statements of TIBCO Software Inc. incorporated in this proxy statement/prospectus by reference to TIBCO's annual report on Form 10-K for the year ended November 30, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Talarian Corporation as of September 30, 2001 and 2000, and for each of the years in the three-year period ended September 30, 2001, have been included in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere in this proxy statement/prospectus, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   Certain legal matters with respect to the validity of the shares of TIBCO common stock offered hereby and certain tax matters with respect to the merger will be passed upon for TIBCO by Venture Law Group, A Professional Corporation, Menlo Park, California. Certain tax matters with respect to the merger will be passed upon for Talarian by Fenwick & West LLP, Palo Alto, California. Attorneys of Fenwick & West LLP beneficially own an aggregate of approximately 61,000 shares of Talarian common stock.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       INDEX TO FINANCIAL STATEMENTS AND
                         FINANCIAL STATEMENT SCHEDULE

                                                                                                      Page
                                                                                                      ----
Independent Auditors' Report.........................................................................  F-2
Consolidated Balance Sheets as of September 30, 2001 and 2000........................................  F-3
Consolidated Statements of Operations for the Fiscal Years ended September 30, 2001, 2000 and 1999...  F-4
Consolidated Statements of Stockholders' Equity (Deficit) and Comprehensive Loss for the Fiscal Years
  ended September 30, 2001, 2000 and 1999............................................................  F-5
Consolidated Statements of Cash Flows for the Fiscal Years ended September 30, 2001, 2000 and 1999...  F-6
Notes to Consolidated Financial Statements...........................................................  F-7

Condensed Consolidated Balance Sheets as of December 31, 2001 and September 30, 2001................. F-23
Condensed Consolidated Statements of Operations for the three months ended December 31, 2001 and
  2000............................................................................................... F-24
Condensed Consolidated Statements of Cash Flows for the three months ended December 31, 2001 and
  2000............................................................................................... F-25
Notes to Consolidated Financial Statements........................................................... F-26

Schedule II--Valuation and Qualifying Accounts.......................................................  S-1

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
  Talarian Corporation:

   We have audited the accompanying consolidated balance sheets of Talarian Corporation and subsidiary (the Company) as of September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended September 30, 2001. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the index on page F-1. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Talarian Corporation and subsidiary as of September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          /s/  KPMG LLP

Mountain View, California
October 26, 2001

                      TALARIAN CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                                                          September 30,
                                                                                       ------------------
                                                                                         2001      2000
                                                                                       --------  --------
                                       ASSETS
Current assets:
   Cash and cash equivalents.......................................................... $ 24,461  $ 35,144
   Short-term investments.............................................................   28,041    32,594
   Accounts receivable, net of allowance for doubtful accounts of $406 and $245 as of
     September 30, 2001 and 2000, respectively........................................    3,380     2,873
   Prepaid expenses and other current assets..........................................    1,438     1,011
                                                                                       --------  --------
          Total current assets........................................................   57,320    71,622
Property and equipment, net...........................................................    2,021     1,345
Goodwill and other intangible assets, net.............................................    2,150     5,577
Other assets..........................................................................      363        62
                                                                                       --------  --------
          Total assets................................................................ $ 61,854  $ 78,606
                                                                                       ========  ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable................................................................... $    270  $    730
   Accrued payroll and related expenses...............................................    1,464     1,287
   Other accrued expenses.............................................................    2,063     1,471
   Current portion of deferred revenue................................................    3,135     3,078
                                                                                       --------  --------
          Total current liabilities...................................................    6,932     6,566
Deferred rent.........................................................................      173        --
Deferred revenue, less current portion................................................      792     1,401
                                                                                       --------  --------
          Total liabilities...........................................................    7,897     7,967
                                                                                       --------  --------
Commitments and contingencies

Stockholders' equity:
   Preferred stock, $0.001 par value; 5,000,000 shares authorized as of September 30,
     2001 and 2000, respectively; nil issued or outstanding...........................       --        --
   Common stock, $0.001 par value; 50,000,000 shares authorized; 19,315,245 and
     18,986,596 shares issued and outstanding as of September 30, 2001 and 2000,
     respectively.....................................................................       19        19
   Additional paid-in capital.........................................................  105,619   107,495
   Treasury stock, 179,248 and 108,557 shares as of September 30, 2001 and 2000,
     respectively.....................................................................     (102)      (57)
   Deferred stock compensation........................................................   (3,411)  (11,886)
   Note receivable from stockholders..................................................     (100)     (100)
   Accumulated deficit................................................................  (48,217)  (24,832)
   Accumulated other comprehensive income:
       Unrealized gain on investments.................................................      149        --
          Total stockholders' equity..................................................   53,957    70,639
                                                                                       --------  --------
          Total liabilities and stockholders' equity.................................. $ 61,854  $ 78,606
                                                                                       ========  ========

         See accompanying notes to consolidated financial statements.

                      TALARIAN CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                                                Year Ended September 30,
                                                                              ---------------------------
                                                                                2001      2000     1999
                                                                              --------  --------  -------
Revenue:
   Licenses.................................................................. $  8,291  $ 10,553  $ 5,912
   Maintenance...............................................................    4,006     3,094    2,488
   Professional services.....................................................    2,566     2,204      640
                                                                              --------  --------  -------
       Total revenue.........................................................   14,863    15,851    9,040
                                                                              --------  --------  -------
Cost of revenue:
   Licenses..................................................................      146       240      164
   Maintenance...............................................................    1,304       864      595
   Professional services.....................................................    1,699     1,228      358
   Amortization of deferred stock compensation...............................      814     1,072       51
                                                                              --------  --------  -------
       Total cost of revenue.................................................    3,963     3,404    1,168
                                                                              --------  --------  -------
       Gross profit..........................................................   10,900    12,447    7,872
                                                                              --------  --------  -------
Operating expenses:
   Sales and marketing.......................................................   12,877     9,219    5,321
   Research and development..................................................    9,787     5,733    3,214
   General and administrative................................................    3,762     2,343    1,657
   Amortization of deferred stock compensation:
       Sales and marketing...................................................    1,794     3,136      365
       Research and development..............................................    2,161     3,069      303
       General and administrative............................................    1,459     3,177      234
   Acquired in-process research and development..............................       --        --      300
   Excess facilities cost....................................................    2,150        --       --
   Amortization of goodwill and intangible assets............................    3,427     1,769       --
                                                                              --------  --------  -------
       Total operating expenses..............................................   37,417    28,446   11,394
                                                                              --------  --------  -------
       Loss from operations..................................................  (26,517)  (15,999)  (3,522)
Interest income (expense), net...............................................    3,194       994      (11)
Other expense................................................................       62        35        6
                                                                              --------  --------  -------
       Net loss..............................................................  (23,385)  (15,040)  (3,539)
Preferred stock dividends....................................................       --    (6,536)    (498)
                                                                              --------  --------  -------
Net loss attributable to common stockholders................................. $(23,385) $(21,576) $(4,037)
                                                                              ========  ========  =======
Basic and diluted net loss per share attributable to common stockholders..... $  (1.27) $  (3.08) $ (1.30)
                                                                              ========  ========  =======
Shares used in computing basic and diluted net loss per share attributable to
  common stockholders........................................................   18,467     7,005    3,099
                                                                              ========  ========  =======

         See accompanying notes to consolidated financial statements.

                      TALARIAN CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE LOSS
                       (in thousands, except share data)

                                                                   Common Stock
                                                                ------------------
                                                                                                                       Note
                                                                                   Additional            Deferred   Receivable
                                                                                    Paid-in   Treasury    Stock        From
                                                                  Shares    Amount  Capital    Stock   Compensation  Deficit
                                                                ----------  ------ ---------- -------- ------------ ----------
Balances, September 30, 1998...................................  2,902,337   $ 3    $    104   $  --     $     --     $  --
Issuance of common stock for acquisition of GlobalCast.........    605,000     1       3,629      --           --        --
Issuance of common stock in connection with stock option
 exercises.....................................................    302,551    --          43      --           --        --
Accretion for dividends on redeemable preferred stock..........         --    --          --      --           --        --
Deferred stock compensation related to stock option grants.....         --    --       4,351      --       (4,351)       --
Amortization of deferred stock compensation....................         --    --          --      --          915        --
Nonemployee stock compensation.................................         --    --          38      --           --        --
Net loss.......................................................         --    --          --      --           --        --
                                                                ----------   ---    --------   -----     --------     -----
Balances, September 30, 1999...................................  3,809,888     4       8,165      --       (3,436)       --
Issuance of common stock in connection with stock option
 exercises.....................................................  1,892,953     2         724      --           --      (100)
Issuance of common stock in connection with cashless exercise
 of warrants...................................................     16,447    --          --      --           --        --
Issuance of common stock in connection with initial public
 offering, net.................................................  4,200,000     4      59,990      --           --        --
Issuance of common stock in connection with conversion of
 preferred stock...............................................  8,827,650     9      15,337      --           --        --
Beneficial conversion feature on issuance of Series D preferred
 stock.........................................................         --    --          --      --           --        --
Accretion for dividends on redeemable preferred stock to date
 of conversion.................................................         --    --          --      --           --        --
Issuance of common stock for acquisition of WhiteBarn..........    348,215    --       4,179      --         (713)       --
Issuance of stock options for acquisition of WhiteBarn.........         --    --         746      --           --        --
Nonemployee stock compensation.................................         --    --         515      --           --        --
Issuance of options in connection with office lease............         --    --         163      --           --        --
Deferred stock compensation related to stock option grants.....         --    --      17,676      --      (17,676)       --
Amortization of deferred stock compensation....................         --    --          --      --        9,939        --
Repurchase of common stock.....................................   (108,557)   --          --     (57)          --        --
Net loss.......................................................         --    --          --      --           --        --
                                                                ----------   ---    --------   -----     --------     -----
Balances, September 30, 2000................................... 18,986,596    19     107,495     (57)     (11,886)     (100)
Issuance of common stock in connection with stock option
 exercises.....................................................    103,438    --          40      --           --        --
Issuance of common stock in connection with cashless exercise
 of warrants...................................................     68,888    --          --      --           --        --
Issuance of common stock in connection with ESPP...............    227,014    --         331      --           --        --
Deferred stock compensation related to stock option
 cancellations.................................................         --    --      (2,247)     --        2,247        --
Amortization of deferred stock compensation....................         --    --          --      --        6,228        --
Repurchase of common stock.....................................    (70,691)   --          --     (45)          --        --
Unrealized gain on investments.................................         --    --          --      --           --        --

Net loss.......................................................         --    --          --      --           --        --
                                                                ----------   ---    --------   -----     --------     -----
Balances, September 30, 2001................................... 19,315,245   $19    $105,619   $(102)    $ (3,411)    $(100)
                                                                ==========   ===    ========   =====     ========     =====


                                                                             Accumulated      Total
                                                                                Other     Stockholder's
                                                                Accumulated Comprehensive    Equity     Comprehensive
                                                                 (Deficit)     Income       (Deficit)       Loss
                                                                ----------- ------------- ------------- -------------
Balances, September 30, 1998...................................  $ (8,984)      $           $ (8,877)     $     --
Issuance of common stock for acquisition of GlobalCast.........        --          --          3,630            --
Issuance of common stock in connection with stock option
 exercises.....................................................        --          --             43            --
Accretion for dividends on redeemable preferred stock..........      (498)         --           (498)           --
Deferred stock compensation related to stock option grants.....        --          --             --            --
Amortization of deferred stock compensation....................        --          --            915            --
Nonemployee stock compensation.................................        --          --             38            --
Net loss.......................................................    (3,539)         --         (3,539)       (3,539)
                                                                 --------       -----       --------      --------
Balances, September 30, 1999...................................   (13,021)         --         (8,288)           --
Issuance of common stock in connection with stock option
 exercises.....................................................        --          --            626            --
Issuance of common stock in connection with cashless exercise
 of warrants...................................................        --          --             --            --
Issuance of common stock in connection with initial public
 offering, net.................................................        --          --         59,994            --
Issuance of common stock in connection with conversion of
 preferred stock...............................................     9,765          --         25,111            --
Beneficial conversion feature on issuance of Series D preferred
 stock.........................................................    (5,719)         --         (5,719)           --
Accretion for dividends on redeemable preferred stock to date
 of conversion.................................................      (817)         --           (817)           --
Issuance of common stock for acquisition of WhiteBarn..........        --          --          3,466            --
Issuance of stock options for acquisition of WhiteBarn.........        --          --            746            --
Nonemployee stock compensation.................................        --          --            515            --
Issuance of options in connection with office lease............        --          --            163            --
Deferred stock compensation related to stock option grants.....        --          --             --            --
Amortization of deferred stock compensation....................        --          --          9,939            --
Repurchase of common stock.....................................        --          --            (57)           --
Net loss.......................................................   (15,040)         --        (15,040)      (15,040)
                                                                 --------       -----       --------      --------
Balances, September 30, 2000...................................   (24,832)         --         70,639            --
Issuance of common stock in connection with stock option
 exercises.....................................................        --          --             40            --
Issuance of common stock in connection with cashless exercise
 of warrants...................................................        --          --             --            --
Issuance of common stock in connection with ESPP...............        --          --            331            --
Deferred stock compensation related to stock option
 cancellations.................................................        --          --             --            --
Amortization of deferred stock compensation....................        --          --          6,228            --
Repurchase of common stock.....................................        --          --            (45)           --
Unrealized gain on investments.................................        --         149            149           149
                                                                                                          --------
Net loss.......................................................   (23,385)         --        (23,385)     $(23,385)
                                                                 --------       -----       --------      ========
Balances, September 30, 2001...................................  $(48,217)      $ 149       $ 53,957
                                                                 ========       =====       ========      ========

         See accompanying notes to consolidated financial statements.

                      TALARIAN CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                                   Year Ended September 30,
                                                                                 ---------------------------
                                                                                   2001      2000     1999
                                                                                 --------  --------  -------
Cash flows from operating activities:
   Net loss..................................................................... $(23,385) $(15,040) $(3,539)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization.............................................      940       467      455
      Acquired in-process research and development..............................       --        --      300
      Provision for doubtful accounts...........................................      161        --       --
      Amortization of goodwill and other intangible assets......................    3,427     1,769       --
      Amortization of deferred stock compensation...............................    6,228     9,939      915
      Non-employee stock compensation...........................................       --       515       38
      Changes in assets and liabilities:
         Accounts receivable....................................................     (668)     (183)  (1,654)
         Prepaid expenses and other assets......................................     (728)     (455)      66
         Accounts payable.......................................................     (460)      524       97
         Accrued payroll and related expenses...................................      177       569       75
         Other accrued expenses.................................................      592     1,026     (164)
         Deferred rent..........................................................      173        --       --
         Deferred revenue.......................................................     (552)     (502)   1,251
                                                                                 --------  --------  -------
            Net cash used in operating activities...............................  (14,095)   (1,371)  (2,160)
                                                                                 --------  --------  -------
Cash flows from investing activities:
   Purchases of investments.....................................................   (8,772)  (34,244)      --
   Proceeds from sales of investments...........................................   13,474     1,650       --
   Purchase of property and equipment...........................................   (1,616)   (1,198)    (341)
   Cash acquired as part of GlobalCast acquisition..............................       --        --      400
   Acquisition of WhiteBarn, net of cash........................................       --      (713)      --
                                                                                 --------  --------  -------
            Net cash provided by (used in) investing activities.................    3,086   (34,505)      59
                                                                                 --------  --------  -------
Cash flows from financing activities:
   Proceeds from issuance of common stock.......................................      371    60,620       43
   Repurchase of common stock...................................................      (45)      (57)      --
   Proceeds from debt...........................................................       --        --    1,353
   Proceeds from issuance of preferred stock, net...............................       --     9,934       --
   Payments on debt.............................................................       --    (1,297)    (679)
            Net cash provided by financing activities...........................      326    69,200      717
                                                                                 --------  --------  -------
Net increase (decrease) in cash and cash equivalents............................  (10,683)   33,324   (1,384)
Cash and cash equivalents at beginning of year..................................   35,144     1,820    3,204
                                                                                 --------  --------  -------
Cash and cash equivalents at end of year........................................ $ 24,461  $ 35,144  $ 1,820
                                                                                 ========  ========  =======
Supplemental disclosures of cash flow information:
   Cash paid during the year:
      Interest.................................................................. $     --  $     87  $   108
                                                                                 ========  ========  =======
   Noncash financing and investing activities:
      Accretion for dividends on redeemable preferred stock..................... $     --  $    817  $   498
                                                                                 ========  ========  =======
      Unrealized gain on investments............................................ $    149  $     --  $    --
                                                                                 ========  ========  =======
      Common stock and vested options issued for acquisition.................... $     --  $  4,212  $ 3,630
                                                                                 ========  ========  =======
      Deferred stock compensation............................................... $ (2,247) $ 18,389  $ 4,351
                                                                                 ========  ========  =======
      Common stock issued in exchange for notes receivable...................... $     --  $    100  $    --
                                                                                 ========  ========  =======
      Beneficial conversion feature on redeemable preferred stock............... $     --  $  5,719  $    --
                                                                                 ========  ========  =======
      Conversion of redeemable preferred stock.................................. $     --  $ 25,111  $    --
                                                                                 ========  ========  =======

         See accompanying notes to consolidated financial statements.

                      TALARIAN CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2001, 2000 and 1999

(1)  Nature of Operations

   Talarian Corporation (the Company) is a supplier of infrastructure software that enables businesses to exchange information reliably and securely in real time, both internally and with their partners, suppliers, and customers. The Company's products and services allow software applications to communicate across local or wide area networks, including private networks and the Internet. The benefits of the Company's proprietary product SmartSockets are reduced development effort, time to market and maintenance costs. The Company markets and sells its software primarily through its direct sales organization, value-added resellers (VARs), and original equipment manufacturers (OEMs) in North America, the United Kingdom and Japan, and through distributors internationally outside of the United Kingdom and Japan.

(2)  Summary of Significant Accounting Policies

  (a)  Basis of Consolidation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Talarian Limited. All intercompany transactions and balances have been eliminated in consolidation.

  (b)  Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions. These assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  (c)  Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and highly liquid investments with remaining maturities of less than 90 days at the date of purchase. The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent of the amounts recorded on the balance sheet in excess of amounts that are insured by the Federal Deposit Insurance Corporation. As of September 30, 2001, cash equivalents consisted of money market accounts and auction rate instruments. As of September 30, 2000, cash equivalents consisted principally of money market accounts.

  (d)  Accounting for Certain Investments in Debt and Equity Securities

   The Company classifies its investments in debt securities as available-for-sale. Available-for-sale securities are carried at fair market value. Any unrealized gains or losses are recorded within comprehensive income/loss as a component of stockholders' equity. As of September 30, 2001, all investments were considered available-for-sale securities and consisted of the following (in thousands):

                                                       Unrealized  Estimated
                                                Cost   Gain/(Loss) Fair Value
                                               ------- ----------- ----------
  Cash........................................ $ 3,090    $  --     $ 3,090
  Money market funds..........................   7,821       --       7,821
  Market auction instruments..................  13,550       --      13,550
  U.S. government obligations.................  27,892      149      28,041
                                               -------    -----     -------
                                               $52,353    $ 149     $52,502
                                               =======    =====     =======

                      TALARIAN CORPORATION AND SUBSIDIARY

                       September 30, 2001, 2000 and 1999


   As of September 30, 2001, the investments were classified on the consolidated balance sheet as follows (in thousands):

    Cash and cash equivalents....................................... $24,461
    Short-term investments..........................................  28,041
                                                                     -------
                                                                     $52,502
                                                                     =======

   As of September 30, 2000, all investments were considered available-for-sale securities and consisted of the following (in thousands):

                                                                    Cost and
                                                                   Estimated
                                                                   Fair Value
                                                                   ----------
  Cash............................................................  $    62
  Money market funds..............................................    2,353
  Commercial paper................................................   47,282
  Municipal bonds.................................................   12,350
  U.S. government obligations.....................................    5,691
                                                                    -------
                                                                    $67,738
                                                                    =======

   As of September 30, 2000, all of these investments had contractual maturities within one year. These investments were classified on the consolidated balance sheet as follows (in thousands):

    Cash and cash equivalents....................................... $35,144
    Short-term investments..........................................  32,594
                                                                     -------
                                                                     $67,738
                                                                     =======

  (e)  Property and Equipment

   Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives of between three and five years. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over the shorter of the lease term or their estimated useful lives.

  (f)  Goodwill and Other Intangible Assets

   Goodwill and other intangible assets, primarily comprising acquired technology, are being amortized on a straight-line basis over their estimated useful lives ranging from two to four years.

  (g)  Impairment of Long-Lived Assets

   The Company evaluates its long-lived assets, including goodwill and certain identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       September 30, 2001, 2000 and 1999

  (h)  Derivative investments and Hedging Activities

   The Company has adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." As amended by SFAS 138, SFAS 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities and requires the Company to recognize all derivatives as either assets or liabilities on the balance sheet and measure them at fair value. Gains and losses resulting from change in fair value would be accounted for depending on the use of the derivative and whether it is designated and qualifies for hedge accounting. To date, the Company has not entered into any investments in derivative instruments and has not engaged in any hedging activities.

  (i)  Revenue Recognition

   The Company has adopted Statement of Position (SOP) 97-2, "Software Revenue Recognition," as amended by SOP 98-9. SOP 97-2, as amended, generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the vendor specific objective evidence of the fair value.

   The Company licenses its products to end-user customers, OEMs and VARs. Software license revenue is generally recognized upon receipt of a signed contract or purchase order and delivery of the software, provided the related fee is fixed and determinable, collectibility of the fee is probable and vendor-specific objective evidence for all undelivered elements has been established. The Company has established sufficient vendor-specific objective evidence to ascribe a value to consulting services and post-contract customer support based on the price charged when these elements are sold separately. Accordingly, license revenue is recorded under the residual method described in SOP 98-9 for arrangements in which licenses are sold with consulting services, post-contract customer support, or both. However, the entire fee related to arrangements that require the Company to deliver specified additional features or upgrades is deferred until delivery of the feature and/or upgrade has occurred, unless the Company has sufficient vendor-specific objective evidence of fair value to allocate revenue to the various elements in these arrangements. Fees related to arrangements that require the Company to deliver unspecified additional products or in arrangements in which the Company grants a time-based license, bundled with post contract support, for a period of one year or less are deferred and recognized ratably over the term of the contract. All of the contract software revenue related to arrangements involving consulting services that are essential to the functionality of the software at the customer site is deferred and recognized as the services are performed. Contract software revenue related to arrangements to maintain the compatibility of the Company's software products with the software products or platforms of the customer or other vendor is recognized ratably over the term of the arrangement. License revenue from OEM arrangements in which the Company earns a royalty based on a specified percentage of OEM sales to end users incorporating the Company's software is recognized upon delivery to the end user. Nonrefundable royalty fees received by the Company from OEM customers are recognized as long as all other conditions of SOP 97-2, as amended, have been satisfied.

   Professional services revenue consists of fees for services including integration of software, application development, training and software installation. The Company bills professional services fees either on a time and materials basis or on a fixed-price schedule. The Company generally recognizes professional services fees as the services are performed. The Company's customers typically purchase maintenance agreements annually, and we price maintenance based on a percentage of the product license fee. The Company recognizes revenue from maintenance and support agreements ratably over the term of the agreements, which is typically one year.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       September 30, 2001, 2000 and 1999

  (j)  Cost of Revenue

   Cost of license revenue includes royalties due to third parties for integrated technology, the cost of manuals and product documentation, and the cost of production media used to deliver the Company's products. Cost of maintenance revenue primarily represents salaries and related expenses for technical support operations and an allocation of the Company's facilities, communications and depreciation expenses and attributable stock compensation cost. Cost of professional services revenue includes salaries and related expenses for consulting services, implementation and training services, costs of contracting with third parties to provide consulting services to customers and an allocation of the Company's facilities, communications and depreciation expenses and attributable stock compensation cost.

  (k)  Software Development Costs

   Costs related to research, design and development of products are charged to research and development expenses as incurred until technological feasibility has been established. To date, the establishment of technological feasibility of the Company's products and general release of these products have coincided. As a result, the Company has not capitalized any software development costs since these costs have not been significant.

   The Company has adopted the Emerging Issues Task Force (the "EITF") published consensus on Issue No. 00-2, "Accounting for Web Site Development Costs," which requires that costs incurred during the development of web site applications and infrastructure, involving developing software to operate the web site, including graphics that affect the "look and feel" of the web page and all costs relating to software used to operate a web site should be accounted for under Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." However, if a plan exists or is being developed to market the software externally, the costs relating to the software should be accounted for pursuant to FASB Statement No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed."

  (l)  Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

  (m)  Fair Value of Financial Instruments and Concentration of Credit Risk

   The carrying amounts for cash and cash equivalents, investments, accounts receivable, and other financial instruments approximate fair value due to their short maturities.

   Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents, investments and accounts receivable. At September 30, 2001, cash equivalents consisted of money market accounts and auction rate instruments. Short-term investments at September 30, 2001 consisted of government obligations. As of September 30, 2000, the Company's cash and cash equivalents, which consisted

                      TALARIAN CORPORATION AND SUBSIDIARY

                       September 30, 2001, 2000 and 1999

of money market accounts, were on deposit with a commercial bank. The Company sells its software products to large well-established companies throughout the world, directly and through distributors, and generally does not require collateral on accounts receivable.

  (n)  Stock-Based Compensation

   The Company accounts for stock-based awards to employees using the intrinsic value method. Expense associated with stock-based compensation is being amortized on an accelerated basis over the vesting period of the individual awards consistent with the method described in FASB Interpretation No. 28. Pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation," the Company discloses the pro forma effect of using the fair value method of accounting for employee stock-based compensation arrangements. See Note 7(g).

   For nonemployees, the Company computes the fair value of the stock-based compensation in accordance with SFAS No. 123.

  (o)  Advertising Expense

   Advertising costs are expensed as incurred. In fiscal 2001, 2000, and 1999, advertising expense was $1.3 million, $946,000, and $147,000, respectively.

  (p)  Foreign Currency Transactions

   The functional currency of the Company's foreign subsidiary is the U.S. dollar. Accordingly, monetary assets and liabilities in this entity are remeasured at exchange rates in effect as of each reporting date. Nonmonetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during each such period. Remeasurement adjustments and transaction gains and losses are recognized in the statements of operations in the period of occurrence and have not been significant to date.

  (q)  Comprehensive Income

   Total comprehensive loss includes, in addition to net loss, unrealized gains and losses excluded from the consolidated and combined statements of operations that are recorded directly into a separate section of stockholders' equity (deficit) on the consolidated balance sheets. These unrealized gains and losses are referred to as other comprehensive income (loss). The Company's accumulated other comprehensive income shown on the consolidated balance sheets consists of unrealized investment holding gains and losses which are not adjusted for income taxes. For the years ended September 30, 2001, 2000, and 1999, the Company had $149,000, $nil, and $nil of other comprehensive income (loss) which was recorded as a component of stockholders' equity.

  (r)  Net Loss Per Share Attributable to Common Stockholders

   Basic net loss per share attributable to common stockholders is computed using the weighted-average number of outstanding shares of common stock. Diluted net loss per share attributable to common stockholders is computed using the weighted-average number of shares of common stock outstanding and, when dilutive, potential common shares from options and warrants to purchase common stock using the treasury stock method and from convertible securities using the "as-if-converted" basis. The following potential common shares have been excluded from the computation of diluted net loss per share attributable to common stockholders for all periods presented because the effect would have been antidilutive.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       September 30, 2001, 2000 and 1999

                                                                  Year Ended September 30,
                                                                 ---------------------------
                                                                  2001     2000      1999
                                                                 ------- --------- ---------
Shares issuable under stock options............................. 808,302 2,665,573 1,773,604
Shares of restricted stock subject to repurchase................ 425,273   960,760        --
Shares issuable pursuant to warrants to purchase common stock...  17,367    97,367   162,985
Shares of redeemable convertible preferred stock on an
  "as-if-converted" basis.......................................      --        -- 7,239,827

   The weighted-average exercise price of common stock options outstanding was $3.31, $3.55, and $0.17 for the years ended September 30, 2001, 2000, and 1999, respectively. The weighted-average exercise price of unvested common stock subject to repurchase was $0.39 for the year ended September 30, 2001. The weighted-average exercise price of warrants to purchase common stock was $0.90, $0.67, and $0.77 for the years ended September 30, 2001, 2000, and 1999, respectively.

  (s)  Recent Accounting Pronouncements

   On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations," and Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets." SFAS No. 141 addresses the accounting for and reporting of business combinations.

   SFAS 141 requires that all business combinations be accounted for using the purchase method of accounting for acquisitions, and eliminates the use of the pooling-of-interests method. SFAS 141 is effective for all business combinations initiated after June 30, 2001. The Company believes SFAS No. 141 will not have a material effect on its consolidated financial statements.

   SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only method. The amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of the SFAS 142. For goodwill acquired by June 30, 2001, SFAS 142 is effective for all fiscal years beginning after December 15, 2001. Goodwill and intangible assets acquired after June 30, 2001, will be subject to immediate adoption of SFAS 142. As of September 30, 2001, the Company had recorded goodwill and intangibles of $2.1 million. The Company believes SFAS No. 142 will not have a material effect on its consolidated financial statements.

   On August 16, 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations." SFAS 143 addresses financial accounting requirements for retirement obligations associated with retirement of tangible long-lived assets and for the associated asset retirement costs. SFAS 143 requires a company to record the fair value of an asset retirement obligation in the period in which it is incurred. When the retirement obligation is initially recorded, the company also records a corresponding increase to the carrying amount of the related tangible long-lived asset and depreciates that cost over the useful life of the tangible long-lived asset. The retirement obligation is increased at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the initial fair value measurement. Upon settlement of the retirement obligation, the company either settles the retirement obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for fiscal years beginning after June 15, 2002 with earlier application encouraged. Accordingly, SFAS 143 will be effective for the Company beginning October 1, 2002. The Company is currently in the process of evaluating the impact, if any, SFAS 143 will have on its financial position or results of operations.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       September 30, 2001, 2000 and 1999


   On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets," SFAS 144 supercedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed of," and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 establishes a single accounting model for impairment or disposal by sale of long-lived assets. The company is currently evaluating the potential impact, if any, the adoption of SFAS 144 will have on its financial position and results of operations.

(3)  Property and Equipment

   Property and equipment consisted of the following (in thousands):

                                                               September 30,
                                                               -------------
                                                                2001   2000
                                                               ------ ------
   Computer equipment and software............................ $3,270 $3,206
   Furniture and equipment....................................    493    323
   Leasehold improvements.....................................    506     34
                                                               ------ ------
                                                                4,269  3,563
   Less accumulated depreciation and amortization.............  2,248  2,218
                                                               ------ ------
                                                               $2,021 $1,345
                                                               ====== ======

(4)  Acquisitions

   In September 1999, we acquired substantially all of the assets of GlobalCast, a provider of reliable multicast technology, for common stock with an aggregate value of $3.6 million. The acquisition was accounted for using the purchase method of accounting in accordance with APB Opinion No. 16, and $300,000 of the purchase price was allocated to in-process research and development and expensed at the time of the acquisition. Also, in connection with the GlobalCast acquisition, we recorded intangible assets of $2.9 million. During the quarter ended June 30, 2001, we recorded a charge of $1.2 million to reflect the impairment of intangibles and other assets, primarily related to our goodwill associated with our acquisition of GlobalCast.

   On March 13, 2000, the Company acquired WhiteBarn, Inc. (WhiteBarn), a privately held company in Chicago, Illinois. WhiteBarn is a software consulting and development company. The Company issued 348,215 shares of its common stock and cash of approximately $581,000 for all outstanding WhiteBarn stock, and issued 71,783 fully vested stock options for all outstanding options of WhiteBarn. An escrow has been established for 59,490 of the issued shares, which will be released contingent upon the continued employment of one of WhiteBarn's officers.

   The transaction has been accounted for as a purchase. The purchase price of approximately $4,940,000 was allocated $515,000 to acquired net tangible assets and $4,425,000 to intangible assets including goodwill.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       September 30, 2001, 2000 and 1999


(5)  Commitments and Contingencies

  (a)  Lease Commitments

   The Company leases approximately 16,000 square feet and 13,000 square feet in two office buildings located in Los Altos, California under two separate lease agreements that expire in May 2005 and December 2005, respectively. The Company leases a total of approximately 13,000 square feet in a single office building in Warrenville, Illinois under a lease that expires in December 2005. The Company also leases office space in London, England and in various cities in the United States and internationally to support its sales and marketing personnel worldwide. These facilities are generally leased on a month-to-month basis or have terms that end in 12 months or less. Rent expense charged to operations was $3.3 million, $798,000, and $531,000 for the years ended September 30, 2001, 2000, and 1999, respectively. Included in the $3.3 million expense for the year ended September 30, 2001 is an accrual of $1.3 million in excess facility lease costs, of which $907,000 and $392,000 represent future minimum lease commitments in fiscal years 2002 and 2003 respectively. Future minimum lease payments under noncancelable operating leases as of September 30, 2001, are as follows (in thousands):

    Year Ending September 30,
    -------------------------
    2002............................................................ $2,416
    2003............................................................  2,241
    2004............................................................  2,220
    2005............................................................  1,943
    2006............................................................    347
                                                                     ------
       Total minimum lease payments................................. $9,167
                                                                     ======

  (b)  Legal Actions

   On August 10, 2001, a stockholder class action complaint was filed in the United States District Court for the Southern District of New York against the Company, certain of its officers and directors, and three underwriters of the Company's initial public offering. The complaint was brought on behalf of purchasers of Common Stock between July 20, 2000 and December 6, 2000. The complaint has been brought as a purported stockholder class action under Sections 11 and 15 of the Securities Act and Section 10(b) of the Securities Exchange Act. The complaint alleges, among other things, that the Company and the individual defendants named in the complaint violated the federal securities laws by issuing and selling its Common Stock in its initial public offering without disclosing to investors that certain of the underwriters in the offering allegedly solicited and received excessive and undisclosed commissions from certain investors. Similar complaints have been filed against a number of other companies that had initial public offerings in 1999 and 2000. The Company has not yet responded to this lawsuit, and no discovery has been conducted. The Company believes that the allegations in this action are without merit, and intends to defend against this action vigorously. Any legal proceeding is subject to inherent uncertainty, and it is not possible to predict how the court will rule. Therefore, it is the position of the Company's management based on a review, including a review by outside counsel, that it is not possible to estimate the amount of a probable loss, if any, to the Company that might result from some adverse aspects of a judgment in this complaint. Accordingly, no provision for this matter has been made in the Company's consolidated financial statements.

   In addition, from time to time, we may be involved in other litigation relating to claims arising out of our operations in the normal course of business. As of the date of this proxy statement/prospectus, none of these legal proceedings are expected, individually or in the aggregate, to have a material adverse effect on our business, financial condition, operating results or cash flow.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       September 30, 2001, 2000 and 1999


(6)  Borrowings and Debt

   The Company has a credit facility available from a financial institution for working capital, collateralized by accounts receivable and other assets of the Company. Under the facility, the Company may borrow up to the lesser of $2,000,000 or 75% of eligible accounts receivable. Borrowings would bear interest at prime rate plus 0.25%. Under the facility, which was renewed on February 22, 2001 and expires on February 22, 2002, if the Company has any amounts outstanding the Company is required to maintain certain financial ratios, and its losses may not exceed certain quarterly amounts. As of September 30, 2001 and 2000, the Company had no amounts outstanding under this facility.

(7)  Stockholders' Equity and Redeemable Convertible Preferred Stock

  (a)  Initial Public Offering

   On July 20, 2000, the Company completed an IPO of 4,200,000 shares of its common stock at a price of $16.00 per share and received net proceeds of approximately $59,994,000.

  (b)  Reincorporation

   On July 10, 2000, the Company completed its reincorporation in the State of Delaware. The accompanying financial statements reflect this reincorporation, and the resulting recognition of par value for all periods presented.

  (c)  Common Stock

   The Company has authorized 50,000,000 shares of common stock. Each share of common stock has voting rights of one vote per share.

  (d)  Redeemable Convertible Preferred Stock

   Since inception, the Company issued 8,920,970 shares of convertible preferred stock. All outstanding convertible preferred stock automatically converted into Common Stock upon the completion of the Company's initial public offering. Conversion of the Series A, C and D preferred stock was on a 1:1 basis; conversion of the Series B preferred stock was on a 1:1.04204 basis.

   In February 2000, the Company issued 1,571,055 shares of Series D preferred shares on which a beneficial conversion feature arose, due to the difference at the issuance date between the issuance price for the shares ($6.36 per share) and their underlying fair value ($10.00 per share). The beneficial conversion totaling $5,719,000 was recorded in the financial statements as analogous to a preferred stock dividend and accordingly recognized as a component of net loss attributable to common stockholders.

   Following the completion of the Company's Initial Public Offering (IPO), and the automatic conversion of all the Company's preferred shares into common shares, the amounts relating to the beneficial conversion, together with cumulative accrued dividends on the preferred shares totaling $9.8 million were reclassified from retained deficit to additional paid in capital.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       September 30, 2001, 2000 and 1999


  (e)  Stock Option Plans

   The number of shares of common stock reserved for issuance under the 1998 Equity Incentive Plan (the Incentive Plan) is 2,800,000. Under the Incentive Plan, the Board of Directors may grant options to selected employees, officers, directors, and consultants of the Company at an exercise price of not less than 100% of the fair market value of the shares on the date of grant, except that nonqualified options may be granted at 85% of this fair market value and option grants to a 10% stockholder will not be less than 110% of this fair market value. Options expire no later than ten years from the date of grant and generally vest ratably over four years. Unexercised options expire 90 days after termination of employment from the Company.

   The number of shares of common stock reserved for issuance under the 1991 Stock Option Plan (the Stock Plan) is 2,050,000. Under the Stock Plan, the Board of Directors may grant either incentive or nonqualified stock options to key employees, consultants, directors and officers to purchase common stock at an exercise price of not less than 100% of the fair market value of the shares on the date of grant, except that nonqualified options may be granted at 85% of this fair market value. Options expire no later than ten years from the date of grant and generally vest ratably over four years. Unexercised options expire 90 days after termination of employment from the Company.

   The Company has the right to repurchase any unvested stock purchased at the original issuance cost upon the termination of the purchaser's employment. The Company's repurchase right lapses ratably over four years. Prior to September 30, 2001, the Company issued 1,279,171 shares that are subject to repurchase. As of September 30, 2001, 179,248 of these shares had been repurchased and 674,605 had vested, leaving 425,318 shares still subject to repurchase at a weighted-average price of $0.39 per share. Of the restricted shares, 100,000 were issued to an employee of the Company for a full recourse promissory note with an interest rate of 6.45% and term of 5 years.

   In March 2000, the Company's Board of Directors approved, subject to stockholder approval, the 2000 Equity Incentive Plan (the 2000 Plan). The Company has reserved 3,000,000 shares of common stock for issuance under the 2000 Plan. The number of shares reserved under the 2000 Plan will automatically be increased on January 1 of each year, commencing in 2001, by an amount equal to 5% of the shares outstanding as of the immediately preceding December 31. The increase in reserved shares as of January 1, 2001 was 948,822 shares. If not terminated earlier, the 2000 Plan will terminate in March 2010.

   Under the 2000 Plan, the exercise price of all incentive stock options will be at least 100% of the stock's fair market value on the date of grant for employees owning 10% or less of the voting power of all classes of stock and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock.

   Under the 2000 Plan, options generally will expire after ten years. However, the term of the options must be limited to five years in the case of an incentive stock option granted to an option holder representing more than 10% of the voting power of all classes of stock.

   Options granted under the 2000 Plan generally become exercisable at the rate of 12.5% of the total number of shares subject to the options on the date six months from the grant date, and 2.083% of the total number of shares subject to the options each month thereafter.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       September 30, 2001, 2000 and 1999


   A summary of the status of the Company's options under the Incentive Plan and the Stock Plan is as follows:

                                                                     Year Ended           Year Ended            Year Ended
                                                                 September 30, 2001   September 30, 2000    September 30, 1999
                                                                -------------------- --------------------- --------------------
                                                                           Weighted-             Weighted-            Weighted-
                                                                 Number     average    Number     average   Number     average
                                                                   of      Exercise      of      Exercise     of      Exercise
                                                                 Shares      Price     Shares      Price    Shares      Price
                                                                ---------  --------- ----------  --------- ---------  ---------
Outstanding at beginning of period............................. 2,665,573    $3.55    1,773,604   $ 0.17   1,277,676    $0.14
Granted........................................................ 1,096,910     4.01    2,994,783     3.41   1,080,500     0.20
Exercised......................................................  (103,438)    0.38   (1,892,953)    0.38    (302,551)    0.14
Canceled.......................................................  (940,535)    5.13     (209,861)    1.48    (282,021)    0.16
                                                                ---------            ----------            ---------
Outstanding at end of period................................... 2,718,510    $3.31    2,665,573   $ 3.55   1,773,604    $0.17
                                                                =========            ==========            =========
Options exercisable at end of period...........................   808,302    $3.30      420,932   $ 1.75     554,431    $0.14
                                                                =========            ==========            =========
Weighted-average fair value of options granted during the
  period with exercise prices equal to fair value at date of
  grant........................................................ 1,096,910    $4.01      186,000   $12.69
Weighted-average fair value of options granted during the
  period with exercise prices less than fair value at date of
  grant........................................................        --       --    2,808,783   $ 8.51   1,080,500    $4.10

   The options outstanding and currently exercisable by exercise price at September 30, 2001 were as follows:

                                 Options Outstanding        Options Exercisable
                           -------------------------------- -------------------
                                      Weighted-
                                       average    Weighted-           Weighted-
                            Number    Remaining    average   Number    average
                              of     Contractual  Exercise     of     Exercise
  Exercise Prices           Shares   Life (years)   Price    Shares     Price
  ---------------          --------- ------------ --------- -------   ---------
  $0.15 to 0.20...........   153,267     7.69      $ 0.20    44,211    $ 0.20
   1.00 to 1.83........... 1,025,854     8.68        1.22   315,258      1.01
   2.06 to 3.78........... 1,014,606     8.84        3.05   284,122      3.16
   4.94 to 5.63...........   260,783     8.99        5.12    81,469      5.09
   9.00...................    82,000     8.79        9.00    24,120      9.00
   12.06 to 16.00.........   182,000     8.94       13.92    59,122     13.68
                           ---------                        -------
                           2,718,510     8.73      $ 3.31   808,302    $ 3.30
                           =========                        =======

   As of September 30, 2001, there were 4,089,664 additional shares available for grant under the 2000 Plan.

  (f)  2000 Employee Stock Purchase Plan

   In March 2000, the Company's Board of Directors approved, subject to stockholder approval, the 2000 Employee Stock Purchase Plan (the Purchase Plan) and reserved a total of 300,000 shares of common stock for issuance under the Purchase Plan. The number of shares reserved for issuance under the Purchase Plan will automatically increase on January 1 of each year commencing in 2001 by an amount equal to 1% of the total shares outstanding on the immediately preceding December 31. The increase in reserved shares effective January 1, 2001 was 189,764.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       September 30, 2001, 2000 and 1999


   Generally, each offering period will be 24 months in length. The Purchase Plan will permit eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's base salary, commissions and bonus. The purchase price will be equal to the lower of 85% of the fair market value of the common stock (i) at the beginning of the applicable offering period or (ii) at the end of the applicable purchase period.

   As of September 30, 2001, 227,014 shares have been issued under the Purchase Plan and 262,750 shares were reserved for future issuances under the plan.

  (g)  Stock-Based Compensation

   The Company uses the intrinsic-value method in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized for any stock options granted because the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option, except for stock options granted from October 1, 1998 to July 20, 2000. With respect to the stock options granted in the period from October 1, 1998 to July 20, 2000, the Company recorded deferred stock compensation of $22.1 million for the difference at the grant or issuance date between the exercise price of each stock option granted and the fair value of the underlying common stock. This amount is being amortized on an accelerated basis over the vesting period, generally four years, consistent with the method described in FASB Interpretation No. 28. Amortization of the September 30, 2001 balance of deferred stock compensation for the fiscal years ended 2002, 2003, and the nine months ended June 30, 2004, is expected to approximate $2.439 million, $899,000, and $73,000, respectively.

   Had compensation costs been determined in accordance with SFAS No. 123 for all of the Company's stock-based compensation plans, net loss attributable to common stockholders, and basic and diluted net loss per share attributable to common stockholders would have been as follows (in thousands, except per share data):

                                                                            Year Ended September 30,
                                                                          ---------------------------
                                                                            2001      2000     1999
                                                                          --------  --------  -------
Net loss attributable to common stockholders (in thousands):
   As reported........................................................... $(23,385) $(21,576) $(4,037)
   Pro forma............................................................. $(27,323) $(22,591) $(4,051)
Basic and diluted net loss per share attributable to common stockholders:
   As reported........................................................... $  (1.27) $  (3.08) $ (1.30)
   Pro forma............................................................. $  (1.48) $  (3.22) $ (1.30)

   The fair value of each option grant was estimated on the date of grant using the minimum value method prior to the IPO and the Black Scholes Option Pricing model after the IPO with the following assumptions, no dividends and the following risk-free interest rates, expected lives and volatilities:

                                                Year Ended September 30,
                                            -------------------------------
                                              2001       2000       1999
                                            ---------  ---------  ---------
    Risk-free interest rate................      4.82%      6.37%      5.56%
    Expected life.......................... 3.5 years  3.6 years  3.5 years
    Volatility.............................       127%       161%        --

                      TALARIAN CORPORATION AND SUBSIDIARY

                       September 30, 2001, 2000 and 1999


   The weighted-average expected life was calculated based on the vesting period and the expected exercise behavior. Stock options issued generally vest at a rate of 12.5% upon the six month anniversary of the option grant date and 2.083% each month thereafter for the next 42 months. The risk-free interest rate was calculated in accordance with the grant date and expected life.

  (h)  Warrants

   Prior to 1993, the Company granted warrants to purchase an aggregate of 135,140 and 33,334 shares of Series A and B preferred stock, respectively. The Series A warrants are exercisable at prices of $0.63 and $0.80 per share and all of the Series B warrants are exercisable at $0.90 per share. The Series A and B warrants are immediately exercisable and expire in the years 2000 through 2002. These warrants were issued to a number of individuals and a bank in consideration for the provision of cash advances and a line of credit, respectively, necessary to fund the Company's working capital requirements during the early years following its formation. At the closing of the Company's IPO, these warrants became exercisable for common stock. At September 30, 2001, warrants to purchase an aggregate of 17,367 shares of common stock remained outstanding with a weighted average exercise price of $0.90 per share. The Company has reserved 17,367 shares of common stock for issuance upon the exercise and conversion of these warrants. The value of these warrants, computed using the Black-Scholes option pricing model, was not significant.

(8)  Segment Information

   The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," for the year ended September 30, 1999. SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operational decisions and assessments of financial performance.

   The Company's chief operating decision maker is considered to be the Company's Chief Executive Officer (CEO). The CEO reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance. The consolidated financial information reviewed by the CEO is identical to the information presented in the accompanying consolidated statements of operations.

   The Company maintains significant operations in the United States, with direct sales and marketing offices located in the United Kingdom and other European cities. The Company does not measure net revenue by geographical area, and accordingly no analysis has been provided. There were no significant assets maintained by the Company outside the United States for the years ended September 30, 2001, 2000, or 1999.

   Therefore, the Company has determined that it operates in a single operating segment: real-time infrastructure software. Disaggregated information on its products and services is as follows (in thousands):

                                                Year Ended September 30,
                                                ------------------------
                                                  2001     2000    1999
                                                -------  -------  ------
        Revenue:
           Licenses............................ $ 8,291  $10,553  $5,912
           Maintenance.........................   4,006    3,094   2,488
           Professional services...............   2,566    2,204     640
                                                -------  -------  ------
               Total revenue................... $14,863  $15,851  $9,040
                                                =======  =======  ======

                      TALARIAN CORPORATION AND SUBSIDIARY

                       September 30, 2001, 2000 and 1999


   Revenue from sales made to customers in Europe aggregated 14%, 15%, and 22% for the years ended September 30, 2001, 2000, and 1999, respectively, and 10% represent a combination of export sales made from the United States to European customers and sales originated by the United Kingdom sales subsidiary to European customers. The primary geographic location of customers by country were the United Kingdom, France and Germany. Revenue from sales in the United Kingdom was 10% in the year ended September 30, 2001.

   One customer accounted for 13%, 6%, and 12% of total revenue for the fiscal years ended September 30, 2001, 2000, and 1999, and 4% of accounts receivable outstanding as of September 30, 2001. No other customer accounted for more than 10% of total revenue or accounts receivable for any of the last three fiscal years.

(9)  Income Taxes

   Income tax expense for the year ended September 30, 2001, September 30, 2000, and September 30, 1999 consisted of:

                                                        2001  2000  1999
                                                        ----- ----- -----
      Current:
         Federal tax................................... $  -- $  -- $  --
         State tax.....................................    22     2     2
         Foreign tax...................................    28    11     4
                                                        ----- ----- -----
             Total current tax expense.................    50    13     6
      Deferred:
         Federal tax...................................    --    --    --
         State tax.....................................    --    --    --
         Foreign tax...................................    --    --    --
                                                        ----- ----- -----
             Total tax expense......................... $  50 $  13 $   6
                                                        ===== ===== =====

                      TALARIAN CORPORATION AND SUBSIDIARY

                       September 30, 2001, 2000 and 1999


   The September 30, 2001, September 30, 2000 and September 30, 1999 income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

                                                             2001     2000     1999
                                                            -------  -------  -------
Federal tax at statutory rate.............................. $(7,934) $(5,111) $(1,127)
State income tax, no federal benefit.......................      22        2        2
Foreign tax................................................      28       --       --
Amortization of stock compensation.........................   2,118    3,553      253
Amortization of goodwill and intangibles...................     935      494       --
Other......................................................      16       18       10
Net operating loss and credits not currently benefited.....   4,865    1,057      868
                                                            -------  -------  -------
   Total tax provision..................................... $    50  $    13  $     6
                                                            =======  =======  =======

   As of September 30, 2001 and September 30, 2000, the types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set forth below (in thousands):

                                                           2001     2000
                                                          -------  -------
     Deferred tax assets:
        Depreciation..................................... $    --  $   185
        Accrued liabilities..............................      96      336
        Allowance for doubtful accounts..................     160       96
        Net operating loss carryforwards.................   7,331    2,773
        Research and development and other credits.......   1,441      794
        Deferred revenues................................     312      570
                                                          -------  -------
     Gross deferred tax assets...........................   9,340    4,754
     Valuation allowance.................................  (9,040)  (4,052)
                                                          -------  -------
               Total deferred tax assets.................     300      702
     Deferred tax liabilities:
        Depreciation.....................................     (53)      --
        Intangibles......................................    (247)    (702)
                                                          -------  -------
               Total deferred tax liabilities............ $  (300) $  (702)
                                                          =======  =======
               Net deferred tax asset (liability)........ $    --  $    --
                                                          =======  =======

   Management has established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The change in the valuation allowance for deferred tax assets for the years ended September 30, 2001 and September 30, 2000 was an increase of $5.0 million and a decrease of $78,000, respectively.

   As of September 30, 2001, the Company had net operating loss carryforwards for federal and California income tax purposes of approximately $21.1 million and $1.6 million, respectively, available to offset income in future years. The federal net operating loss carryforwards expire from 2007 through 2021. The California net operating loss carryforwards expire from 2001 through 2006.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       September 30, 2001, 2000 and 1999


   As of September 30, 2001, the Company had research and experimentation credit carryforwards for federal and California income tax purposes of approximately $791,000 and $603,000 available to reduce future income taxes. The federal research credit carryforwards expire in various years from 2005 through 2021. The California research credit carries forward indefinitely until utilized. California has a manufacturing investment credit of $16,000. In addition, the Company had $7,000 and $4,000 of tax credit carryforwards related to the Alternative Minimum Tax (AMT) for federal and state purposes, respectively. The federal and state AMT credit carries forward indefinitely until utilized.

   Federal and California tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code.

(10)  Quarterly Financial Data (Unaudited)

   Summarized quarterly supplemental unaudited consolidated financial information for the years ended September 30, 2001 and 2000 are as follows (in thousands, except per share data):

                                                                             Fiscal Quarters
                                                                   ----------------------------------
                                                                    First   Second    Third   Fourth
                                                                   -------  -------  -------  -------
For the year ended September 30, 2001:
   Net sales...................................................... $ 3,417  $ 4,123  $ 2,773  $ 4,550
   Gross Profit...................................................   2,505    3,066    1,793    3,536
   Net Loss.......................................................  (6,222)  (5,493)  (6,623)  (5,047)
   Basic and diluted loss per common share........................ $ (0.34) $ (0.30) $ (0.36) $ (0.27)
   Shares used to compute basic and diluted loss per common share.  18,168   18,391   18,558   18,752

For the year ended September 30, 2000:
   Net sales...................................................... $ 2,794  $ 3,634  $ 4,442  $ 4,981
   Gross Profit...................................................   2,392    2,930    3,209    3,916
   Net Loss.......................................................  (2,157)  (9,622)  (5,321)  (4,476)
   Basic and diluted loss per common share........................ $ (0.57) $ (2.20) $ (0.99) $ (0.30)
   Shares used to compute basic and diluted loss per common share.   3,813    4,366    5,350   14,949

   During the fourth quarter ending September 30, 2001, the Company recorded a $1.3 million accrual for excess facility lease costs. The amount represents expenses related to real estate commitments in excess of projected needs. There were no similar expenses in prior years. The lease accrual covers a period of 19 months out of the remaining lease term of 33 months.

                      TALARIAN CORPORATION AND SUBSIDIARY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)
                                  (unaudited)

                                                              December 31, September 30,
                                                                  2001         2001
                                                              ------------ -------------
                           ASSETS
Current assets:
   Cash and cash equivalents.................................   $ 32,065     $ 24,461
   Short-term investments....................................     18,600       28,041
   Accounts receivable, less allowance for doubtful accounts.      5,279        3,380
   Prepaid expenses and other assets.........................        948        1,438
                                                                --------     --------
          Total current assets...............................     56,892       57,320
   Property and equipment, net...............................      1,797        2,021
   Goodwill and other intangible assets, net.................      1,771        2,150
   Other long-term assets....................................        266          363
                                                                --------     --------
          Total assets.......................................   $ 60,726     $ 61,854
                                                                ========     ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable..........................................   $    215     $    270
   Accrued payroll and related expenses......................      1,747        1,464
   Other accrued expenses....................................      1,954        2,063
   Current portion of deferred revenue.......................      4,334        3,135
                                                                --------     --------
          Total current liabilities..........................      8,250        6,932
   Deferred rent.............................................        204          173
   Deferred revenue, less current portion....................        760          792
                                                                --------     --------
          Total liabilities..................................      9,214        7,897
                                                                --------     --------
Stockholders' equity:
   Common stock..............................................         19           19
   Additional paid-in capital................................    105,574      105,619
   Treasury stock............................................       (114)        (102)
   Deferred stock compensation...............................     (2,578)      (3,411)
   Note receivable from stockholder..........................       (100)        (100)
   Accumulated deficit.......................................    (51,358)     (48,217)
   Accumulated other comprehensive income:
       Unrealized gain on investments........................         69          149
                                                                --------     --------
          Total stockholders' equity.........................     51,512       53,957
                                                                --------     --------
          Total liabilities and stockholders' equity.........   $ 60,726     $ 61,854
                                                                ========     ========

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                      TALARIAN CORPORATION AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)
                                  (unaudited)

                                                                  Three Months Ended
                                                                     December 31,
                                                                  -----------------
                                                                    2001     2000
                                                                  -------   -------
Revenue:
   Licenses...................................................... $ 2,760   $ 2,022
   Maintenance...................................................   1,599       839
   Professional services.........................................     289       556
                                                                  -------   -------
          Total revenue..........................................   4,648     3,417
                                                                  -------   -------
Cost of revenue:
   Licenses......................................................      77        18
   Maintenance...................................................     342       370
   Professional services.........................................     244       236
   Amortization of deferred stock compensation...................     110       288
                                                                  -------   -------
          Total cost of revenue..................................     773       912
                                                                  -------   -------
          Gross profit...........................................   3,875     2,505
                                                                  -------   -------
Operating expenses:
   Sales and marketing...........................................   2,739     3,473
   Research and development......................................   2,222     2,792
   General and administrative....................................     925       971
   Amortization of deferred stock compensation:
       Sales and marketing.......................................     131       810
       Research and development..................................     334       723
       General and administrative................................     210       468
   Direct costs relating to acquisition (Note 10)................     480        --
   Amortization of goodwill and intangible assets................     379       608
                                                                  -------   -------
          Total operating expenses...............................   7,420     9,845
                                                                  -------   -------
          Loss from operations...................................  (3,545)   (7,340)
Interest income and other, net...................................     404     1,118
                                                                  -------   -------
          Net loss............................................... $(3,141)  $(6,222)
                                                                  =======   =======
Basic and diluted net loss per share............................. $ (0.17)  $ (0.34)
                                                                  =======   =======
Shares used in computing basic and diluted net loss per share....  18,933    18,168
                                                                  =======   =======

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                      TALARIAN CORPORATION AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)
                                  (unaudited)

                                                                                Three Months Ended
                                                                                   December 31,
                                                                                -----------------
                                                                                  2001     2000
                                                                                -------   -------
Cash flows from operating activities:
   Net loss.................................................................... $(3,141)  $(6,222)
   Adjustments to reconcile net loss to net cash used in operating activities:
       Depreciation and amortization...........................................     243       189
       Amortization of goodwill and other intangible assets....................     379       608
       Amortization of deferred stock compensation.............................     785     2,289
       Change in allowance for doubtful accounts...............................      85        60
       Changes in operating assets and liabilities:
          Accounts receivable..................................................  (1,984)     (124)
          Prepaid expenses and other assets....................................     587      (260)
          Accounts payable.....................................................     (55)     (288)
          Accrued payroll and related expenses.................................     283       349
          Other accrued expenses...............................................    (109)     (191)
          Deferred rent........................................................      31        --
          Deferred revenue.....................................................   1,167       (47)
                                                                                -------   -------
              Net cash used in operating activities............................  (1,729)   (3,637)
                                                                                -------   -------
Cash flows from investing activities:
   Sale and maturity of short-term investments.................................  12,911        --
   Purchases of short-term investments.........................................  (3,550)   (1,591)
   Purchases of property and equipment.........................................     (18)     (348)
                                                                                -------   -------
              Net cash provided by (used in) investing activities..............   9,343    (1,939)
                                                                                -------   -------
Cash flows from financing activities:
   Proceeds from sale of common stock, net of issuance cost....................       3         5
   Repurchase of common stock..................................................     (13)       (9)
                                                                                -------   -------
              Net cash used in financing activities............................     (10)       (4)
                                                                                -------   -------
Net increase (decrease) in cash and cash equivalents...........................   7,604    (5,580)
Cash and cash equivalents at beginning of period...............................  24,461    35,144
                                                                                -------   -------
Cash and cash equivalents at end of period..................................... $32,065   $29,564
                                                                                =======   =======
Supplemental disclosures of cash flow information:
Additional IPO costs accrued................................................... $    --   $   175
                                                                                =======   =======
Deferred stock compensation on stock option cancellations...................... $   (48)  $  (301)
                                                                                =======   =======

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                      TALARIAN CORPORATION AND SUBSIDIARY

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

Note 1  Basis of Presentation

   The accompanying unaudited condensed consolidated financial statements have been prepared in accordance, not only with accounting principles generally accepted in the United States of America for interim financial information but also with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes necessary for a complete presentation of the financial statements in conformity with accounting principles generally accepted in the United States of America. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position as of December 31, 2001, and the results of its operations and cash flows for the interim periods ended December 31, 2001 and 2000. These financial statements should be read in conjunction with the Company's audited financial statements as of September 30, 2001 and 2000 and for each of the years in the three-year period ended September 30, 2001, including notes thereto, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 21, 2001. The condensed consolidated balance sheet at September 30, 2001 has been derived from the audited financial statements as of that date.

   The results of operations for the interim periods ended December 31, 2001 and 2000 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year ending September 30, 2002.

Note 2  Comprehensive Income (Loss)

   Total comprehensive loss includes, in addition to net loss, unrealized gains and losses excluded from the consolidated and combined statements of operations that are recorded directly into a separate section of stockholders' equity (deficit) on the consolidated balance sheets. These unrealized gains and losses are referred to as other comprehensive income (loss). The Company's accumulated other comprehensive income shown on the consolidated balance sheets consists of unrealized investment holding gains and losses which are not adjusted for income taxes. For the quarters ended December 31, 2001 and 2000, the Company had $69,000 and $149,000 of other comprehensive income (loss) which was recorded as a component of stockholders' equity.

Note 3  Cash and Cash Equivalents and Short-term Investments

   Cash and cash equivalents consist of cash and highly liquid investments with remaining maturities of less than 90 days at the date of purchase. The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent of the amounts recorded on the balance sheet in excess of amounts that are insured by the Federal Deposit Insurance Corporation. As of December 31, 2001 and September 30, 2001, cash equivalents consisted primarily of money market accounts and auction rate instruments.

   The Company classifies its investments in debt securities as available-for-sale and as such these investments are classified as short-term investments. Any unrealized gains or losses are recorded as a component of other comprehensive income/loss as a component of stockholders' equity.

Note 4  Net Loss per Share Attributable to Common Stockholders

   Basic net loss per share attributable to common stockholders is computed using the weighted-average number of outstanding shares of common stock excluding shares of restricted stock subject to repurchase.

                      TALARIAN CORPORATION AND SUBSIDIARY

                                  (unaudited)

Diluted net loss per share attributable to common stockholders is computed using the weighted-average number of shares of common stock outstanding plus, when dilutive, potential shares of restricted common stock subject to repurchase and common stock from exercise of options and warrants, using the treasury stock method, and from convertible securities on an "as if converted" basis. The following potential shares of common stock have been excluded from the computation of diluted net loss per share attributable to common stockholders for all periods presented because the effect would have been antidilutive:

                                                                 December 31,
                                                                ---------------
                                                                 2001    2000
                                                                ------- -------
Shares issuable under stock options............................ 935,756 563,820
Shares of restricted stock subject to repurchase............... 338,530 732,994
Shares issuable pursuant to warrants to purchase common stock..  17,367  97,367

   The weighted-average exercise price of stock options outstanding was $3.07 and $3.95 as of December 31, 2001 and 2000, respectively. The weighted-average purchase price of restricted stock subject to repurchase was $0.37 and $0.41 as of December 31, 2001 and 2000, respectively. The weighted-average exercise price of outstanding warrants to purchase common stock was $0.90 and $0.67 as of December 31, 2001 and 2000, respectively.

Note 5  Recent Accounting Pronouncements

   On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations," and Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets." SFAS No. 141 addresses the accounting for and reporting of business combinations.

   SFAS 141 requires that all business combinations be accounted for using the purchase method of accounting for acquisitions, and eliminates the use of the pooling-of-interests method. SFAS 141 is effective for all business combinations initiated after June 30, 2001. The Company believes SFAS No. 141 will not have a material effect on its consolidated financial statements.

   SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only method. The amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of the SFAS 142. SFAS 142 is effective for all fiscal years beginning after December 15, 2001. Goodwill and intangible assets acquired after June 30, 2001, will be subject to immediate adoption of SFAS 142. As of December 31, 2001, the Company had recorded goodwill and intangibles of $1.8 million. The Company believes SFAS No. 142 will not have a material effect on its consolidated financial statements.

   On August 16, 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations." SFAS 143 addresses financial accounting requirements for retirement obligations associated with retirement of tangible long-lived assets and for the associated asset retirement costs. SFAS 143 requires a company to record the fair value of an asset retirement obligation in the period in which it is incurred. When the retirement obligation is initially recorded, the Company also records a corresponding increase to the carrying amount of the related tangible long-lived asset and depreciates that cost over the useful life of the tangible long-lived asset. The retirement obligation is increased at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the initial fair value measurement. Upon settlement of the retirement obligation, the Company either settles the retirement

                      TALARIAN CORPORATION AND SUBSIDIARY

                                  (unaudited)

obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for fiscal years beginning after June 15, 2002 with earlier application encouraged. Accordingly, SFAS 143 will be effective for the Company beginning October 1, 2002. The Company is currently in the process of evaluating the impact, if any, SFAS 143 will have on its financial position or results of operations.

   On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144, ("SFAS 144") Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 supercedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed of," and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 establishes a single accounting model for impairment or disposal by sale of long-lived assets. SFAS 144 is effective for fiscal years beginning after December 15, 2001. Accordingly, SFAS 144 will be effective for the Company beginning October 1, 2002. The Company is currently evaluating the potential impact, if any, the adoption of SFAS 144 will have on its financial position and results of operations.

Note 6  Impairment of Long Lived Assets

   The Company evaluates its long-lived assets, including goodwill and certain identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Note 7  Balance Sheet Components

  Intangible Assets

   On March 13, 2000, the Company acquired WhiteBarn, Inc. for total consideration of approximately $4.9 million. Approximately $4.4 million of the purchase price was allocated to intangible assets including goodwill. The goodwill and intangible assets acquired in connection with the acquisition of WhiteBarn are being amortized on a straight-line basis over their estimated useful lives of between two and three years.

Note 8  Segment Information

     The Company has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes segments within the Company for making operating decisions and assessments of financial performance.

   The Company's chief operating decision maker is considered to be the Company's Chief Executive Officer (CEO). The CEO reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance. The consolidated financial information reviewed by the CEO is identical to the information presented in the accompanying condensed consolidated statements of operations. The Company has determined that it operates in a single operating segment: real-time infrastructure software.

                      TALARIAN CORPORATION AND SUBSIDIARY

                                  (unaudited)


   The Company maintains significant operations in the United States, with direct sales and marketing offices located in the United Kingdom, Germany and Japan. The Company does not measure revenue by geographical area, and, accordingly, no analysis has been provided. There were no significant assets maintained by the Company outside the United States as of December 31, 2001 or 2000. Revenue from sales made to customers outside the United States aggregated 12% and 20% of the Company's total revenue for the three months ended December 31, 2001 and 2000, respectively. Customers were primarily concentrated in the United Kingdom, Germany, Australia and Japan.

   Significant customer information is as follows:

                                                Percentage of
                                                Total Revenue
                                                -------------
                                                Three Months  Percentage of
                                                    Ended     Total Accounts
                                                December 31,    Receivable
                                                ------------- --------------
                                                               December 31,
                                                2001     2000      2001
                                                ----     ---- --------------
        Customer A.............................  11%      --        12%

Note 9  Legal Actions

   On January 8, 2002, an action, Robert Mathiason v. Talarian Corporation, et al. was filed in the Superior Court of the State of California for the County of Santa Clara. In this action, the plaintiff named as defendants the Company and the Company's directors. The complaint purports to assert claims on behalf of all of the Company's public stockholders who are similarly situated with the plaintiff. The complaint alleges, among other things, that the Company and the members of the Company's board of directors have breached their fiduciary duties to the Company's stockholders in approving the merger with TIBCO, that the directors engaged in self-dealing in connection with their approval of the merger and that the directors failed to take steps to maximize the value of the Company to the Company's stockholders. The complaint seeks class certification and certain forms of equitable relief, including enjoining the consummation of the merger. The Company believes that the allegations are without merit and intends to vigorously contest the action. There can, however, be no assurance that the Company or the other defendants will be successful in the defense of the action.

   On August 10, 2001 a stockholder class action complaint was filed in the United States District Court for the Southern District of New York against the Company, certain of the Company's officers and directors, and three underwriters of the Company's initial public offering. The complaint was brought on behalf of purchasers of the Company's common stock between July 20, 2000 and December 6, 2000. The complaint has been brought as a purported stockholder class action under Sections 11 and 15 of the Securities Act and
Section 10(b) of the Securities Exchange Act. The complaint alleges, among other things, that the Company and the individual defendants named in the complaint violated the federal securities laws by issuing and selling the Company's common stock in the Company's initial public offering without disclosing to investors that certain of the underwriters in the offering allegedly solicited and received excessive and undisclosed commissions from certain investors. The Company is also aware that a similar lawsuit has been filed on September 25, 2001 in the United States District Court for the Southern District of New York against the Company. Similar complaints have been filed against a number of other companies that had initial public offerings in 1999 and 2000. The Company has not yet responded to these lawsuits, and no discovery has been conducted. The Company believes that the allegations in these actions are without merit, and the Company intends to defend against these actions vigorously, but the Company cannot give any assurance that it will not have a material adverse effect on the Company.

                      TALARIAN CORPORATION AND SUBSIDIARY

                                  (unaudited)


Note 10  Subsequent Events

   As of January 4, 2002, the Company entered into an Agreement and Plan of Merger with TIBCO Software Inc. and Panther Acquisition Corp., a wholly owned subsidiary of TIBCO. Pursuant to the merger agreement, the Company and Panther Acquisition will merge, and the surviving corporation will become a wholly owned subsidiary of TIBCO. In connection with the merger, each share of the Company's outstanding common stock will be converted into the right to receive $2.65 in cash and a fraction of a share of TIBCO common stock equal to the exchange ratio. The exchange ratio will be determined by dividing $2.65 by the average of the closing sale prices for one share of TIBCO common stock as reported on The Nasdaq National Market for the 10 consecutive trading days ending with and including one day prior to the closing date of the merger, provided that if this average trading price is greater than $16.21, or less than $12.16, then for purposes of calculating the exchange ratio the average trading price will be deemed to be $16.21 if it is greater than $16.21, or $12.16 if it is less than $12.16. The merger is subject to various terms, conditions and covenants, and this summary is necessarily incomplete. The merger agreement is attached to this proxy statement/prospectus as Annex A. The Company urges you to read the merger agreement carefully. The Company has expensed approximately $480,000 of direct costs (professional service fees) incurred in connection with this transaction in the three months ended
December 31, 2001.

                      TALARIAN CORPORATION AND SUBSIDIARY

               SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                 Years ended December 31, 2001, 2000 and 1999

                                                     Year Ended September 30,
                                                    --------------------------
                                                      2001     2000     1999
                                                    -------- -------- --------
  Allowance for doubtful accounts:
     Balance, beginning of period.................. $245,000 $245,000 $185,000
     Additions charged to expense..................  262,000       --   60,000
     Accounts written off..........................  101,000       --       --
                                                    -------- -------- --------
     Balance, end of period........................ $406,000 $245,000 $245,000
                                                    ======== ======== ========

                                                                        Annex A

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                              TIBCO SOFTWARE INC.

                           PANTHER ACQUISITION CORP.

                                      AND

                             TALARIAN CORPORATION

                          Dated as of January 4, 2002

                               TABLE OF CONTENTS

                                                                              Page
                                                                              ----
ARTICLE I  THE MERGER........................................................    1
  1.1   The Merger...........................................................    1
  1.2   Effective Time; Closing..............................................    2
  1.3   Effect of the Merger.................................................    2
  1.4   Certificate of Incorporation; Bylaws.................................    2
  1.5   Directors and Officers...............................................    2
  1.6   Effect on Capital Stock..............................................    3
  1.7   Surrender of Certificates............................................    3
  1.8   No Further Ownership Rights in Talarian Common Stock.................    5
  1.9   Lost, Stolen or Destroyed Certificates...............................    5
  1.10  Taking of Necessary Action; Further Action...........................    5

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF TALARIAN.......................    6
  2.1   Organization of Talarian.............................................    6
  2.2   Talarian Capital Structure...........................................    6
  2.3   Obligations With Respect to Capital Stock............................    7
  2.4   Authority............................................................    7
  2.5   SEC Filings; Talarian Financial Statements...........................    8
  2.6   Absence of Certain Changes or Events.................................    9
  2.7   Taxes................................................................    9
  2.8   Title to Properties; Absence of Liens and Encumbrances...............   11
  2.9   Intellectual Property................................................   11
  2.10  Compliance; Permits; Restrictions....................................   14
  2.11  Litigation...........................................................   15
  2.12  Employee Benefit Plans...............................................   15
  2.13  Environmental Matters................................................   18
  2.14  Agreements, Contracts and Commitments................................   19
  2.15  Statements; Proxy Statement/Prospectus...............................   20
  2.16  Section 203 Not Applicable...........................................   20
  2.17  Board Approval.......................................................   20
  2.18  Brokers' and Finders' Fees...........................................   20
  2.19  Fairness Opinion.....................................................   20

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF TIBCO AND MERGER SUB..........   21
  3.1   Organization of TIBCO and Merger Sub.................................   21
  3.2   TIBCO and Merger Sub Capital Structure...............................   21
  3.3   Authority............................................................   21
  3.4   SEC Filings; TIBCO Financial Statements..............................   22
  3.5   Valid Issuance.......................................................   22
  3.6   Proxy Statement/Prospectus...........................................   23
  3.7   Absence of Changes...................................................   23
  3.8   Financing............................................................   23

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME..............................   23
  4.1   Conduct of Business by Talarian......................................   23

ARTICLE V  ADDITIONAL AGREEMENTS.............................................   26
  5.1   Proxy Statement/Prospectus; Registration Statement; Other Filings....   26
  5.2   Meeting of Talarian Stockholders.....................................   26

                                                                              Page
                                                                              ----
  5.3   Confidentiality: Access to Information...............................   27
  5.4   No Solicitation......................................................   27
  5.5   Public Disclosure....................................................   29
  5.6   Regulatory Filings; Reasonable Efforts; Notification.................   29
  5.7   Third Party Consents.................................................   31
  5.8   Stock Options, Warrants and Restricted Stock.........................   31
  5.9   Certain Employee Benefit Matters.....................................   32
  5.10  Indemnification......................................................   33
  5.11  Affiliates...........................................................   34
  5.12  Letter of Talarian's Accountants.....................................   34
  5.13  Tax Matters..........................................................   34
  5.14  Closing Date Balance Sheet...........................................   35
  5.15  Silicon Valley Bank Loan.............................................   35
  5.16  Nasdaq Listing.......................................................   35

ARTICLE VI  CONDITIONS TO THE MERGER.........................................   35
  6.1   Conditions to Obligations of Each Party to Effect the Merger.........   35
  6.2   Additional Conditions to Obligations of Talarian.....................   36
  6.3   Additional Conditions to the Obligations of TIBCO and Merger Sub.....   36

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER...............................   37
  7.1   Termination..........................................................   37
  7.2   Notice of Termination Effect of Termination..........................   38
  7.3   Fees and Expenses....................................................   39
  7.4   Amendment............................................................   39
  7.5   Extension; Waiver....................................................   39

ARTICLE VIII  GENERAL PROVISIONS.............................................   40
  8.1   Non-Survival of Representations and Warranties.......................   40
  8.2   Notices..............................................................   40
  8.3   Interpretation; Certain Defined Terms................................   41
  8.4   Counterparts.........................................................   41
  8.5   Entire Agreement; Third Party Beneficiaries..........................   41
  8.6   Severability.........................................................   42
  8.7   Other Remedies; Specific Performance.................................   42
  8.8   Governing Law........................................................   42
  8.9   Rules of Construction................................................   42
  8.10  Assignment...........................................................   42
  8.11  No Waiver; Remedies Cumulative.......................................   42
  8.12  Waiver of Jury Trial.................................................   42

                         AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of January 4, 2002 (this "Agreement"), among TIBCO Software Inc., a Delaware corporation ("TIBCO"), Panther Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of TIBCO ("Merger Sub"), and Talarian Corporation, a Delaware corporation ("Talarian").

                                   RECITALS

   A. The Board of Directors of Talarian (i) has determined that the Merger (as defined in Section 1.1) is advisable and fair to, and in the best interests of, Talarian and its stockholders, (ii) has approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Talarian adopt this Agreement.

   B. The Board of Directors of TIBCO (i) has determined that the Merger is advisable and fair to, and in the best interests of, TIBCO and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

   C. Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to TIBCO's willingness to enter into this Agreement, certain stockholders of Talarian are entering into a Voting Agreement with TIBCO in substantially the form attached hereto as Exhibit A (the "Talarian Voting Agreement").

   D. TIBCO, Merger Sub and Talarian desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

   NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

   1.1 The Merger.

   (a) At the Effective Time and subject to and upon the terms and conditions of this Agreement, including the terms of subsection (b) below, and the applicable provisions of the Delaware General Corporation Law (the "DGCL"), Talarian shall be merged with and into Merger Sub (the "Forward Merger"), the separate corporate existence of Talarian shall cease and Merger Sub shall continue as the surviving corporation. Subject to subsections (b) and (c) below, Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

   (b) In lieu of Talarian being merged with and into Merger Sub, if all of the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing Date (as defined in Section 1.2)) have been satisfied or waived, and if either (i) TIBCO cannot obtain the Tax Opinion (as defined in Section 5.13), or (ii) TIBCO reasonably determines in good faith that the combination of (A) the trading price of TIBCO Common Stock immediately prior to the Effective Time, and (B) the aggregate Cash Consideration (as defined in Section 1.6(a) below) payable to the Talarian stockholders as a result of the Merger, would be reasonably likely to result in the cash payable to or for the benefit of Talarian stockholders as a result of the Merger exceeding 55% of the total fair market value of the cash and TIBCO Common Stock payable and deliverable to Talarian stockholders as a result of the Merger, then, in either case, TIBCO shall have the right, to be exercised only on the business day immediately prior to, or on the day of, any proposed Closing Date following satisfaction of the conditions referred to above, to irrevocably elect by written notice delivered to Talarian, and upon the terms and subject to the conditions set forth in this Agreement, to cause Merger Sub to be merged with and into Talarian at the Effective Time (the "Reverse Merger"). Following the Reverse Merger, the separate corporate existence of Merger Sub shall cease and Talarian shall continue as the Surviving Corporation. If the Reverse Merger shall be consummated, then, if requested in writing by Talarian, as soon as reasonably practicable following the consummation thereof, TIBCO shall cause Talarian, as the surviving corporation in such Reverse Merger, to be merged (the "Second-Step Forward Merger") with and into another direct wholly owned subsidiary of TIBCO (the "Second-Step Sub"). Following the Second-Step Forward Merger, the separate corporate existence of Talarian shall cease and Second-Step Sub shall continue as the Surviving Corporation.

   (c) The Forward Merger or the Reverse Merger, as the case may be, is referred to herein as the "Merger." In the event that the Reverse Merger is consummated, and Talarian elects to have TIBCO consummate the Second-Step Forward Merger, then, as appropriate, "Merger" shall refer to the Reverse Merger and the Second-Step Forward Merger, collectively or seriatim, as appropriate.

   1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto, or in the case of the Second-Step Merger, TIBCO, shall cause each of the Forward Merger, Reverse Merger and Second-Step Merger, as appropriate, to be consummated by filing a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") (the time of such filing of the Certificate of Merger for the Forward Merger or the Reverse Merger, as the case may be (or such later time as may be agreed in writing by Talarian and TIBCO and specified in such Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Venture Law Group, 2775 Sand Hill Road, Menlo Park, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time all of the property, rights, privileges, powers and franchises of Talarian and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Talarian and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Without limiting the generality of the foregoing, at the effective time of the Second-Step Forward Merger, all of the property, rights, privileges, powers and franchises of Talarian and the Second-Step Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Talarian and the Second-Step Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Certificate of Incorporation; Bylaws.

   (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read: "The name of the corporation is Talarian Corporation."

   (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof or as provided by law.

   1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial corporate officers of the Surviving Corporation shall be the corporate officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

   1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Talarian or the holders of any of the following securities:

   (a) Conversion of Talarian Common Stock.  Subject to Sections 1.6(d) and
(e), each share of common stock, par value $0.001 per share, of Talarian ("Talarian Common Stock") issued and outstanding immediately prior to the Effective Time, other than shares of Talarian Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares as defined in and to the extent provided in Section 1.7(g), will be automatically converted into the right to receive (i) $2.65 in cash, without interest (the "Cash Consideration"), and (ii) that fraction (rounded to five decimal places) of a share (the "Merger Exchange Ratio") of common stock, par value $0.001 per share, of TIBCO ("TIBCO Common Stock") as shall equal the quotient obtained by dividing $2.65 by the Closing Trading Price (as defined below) (the "Stock Consideration"). For purposes of this Agreement, "Closing Trading Price" shall be the average of the closing sales prices for one share of TIBCO Common Stock as reported on the Nasdaq National Market for the ten consecutive trading days ending (and including) one day prior to the Closing Date; provided, however, that if such calculation yields a Closing Trading Price that is greater than $16.21, then the Closing Trading Price shall be deemed to be $16.21; and provided further, however, that if such calculation yields a Closing Trading Price that is less than $12.16, then the Closing Trading Price shall be deemed to be $12.16. The Cash Consideration and the Stock Consideration are sometimes collectively referred to herein as the "Merger Consideration."

   (b) Cancellation of Talarian-Owned and TIBCO-Owned Stock. Each share of Talarian Common Stock held by Talarian or owned by Merger Sub, TIBCO or any direct or indirect wholly owned subsidiary of Talarian or of TIBCO immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

   (c) Capital Stock of Merger Sub. Each share of common stock, $0.0l par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of the common stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

   (d) Adjustments to Merger Exchange Ratio. The Merger Exchange Ratio and the Cash Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into TIBCO Common Stock or Talarian Common Stock), reorganization, recapitalization, reclassification or other like change with respect to TIBCO Common Stock or Talarian Common Stock occurring on or after the date hereof and prior to the Effective Time.

   (e) Fractional Shares. No fraction of a share of TIBCO Common Stock will be issued by virtue of the Merger or upon the exercise of any assumed Talarian Option, any assumed Additional Talarian Option or any assumed Talarian Warrant (as each such term is defined in Section 2.2), but in lieu thereof each holder of shares of Talarian Common Stock or other such equity security who would otherwise be entitled to a fraction of a share of TIBCO Common Stock (after aggregating all fractional shares of TIBCO Common Stock that otherwise would be received by such holder) shall receive from TIBCO an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing sales prices for one share of TIBCO Common Stock as reported on the Nasdaq National Market for the ten consecutive trading days ending (and including) one day prior to the Closing Date or the date of exercise, as the case may be.

   1.7 Surrender of Certificates.

   (a) Exchange Agent. TIBCO shall select a bank or trust company reasonably acceptable to Talarian to act as the exchange agent (the "Exchange Agent") in the Merger.

   (b) TIBCO to Provide Merger Consideration. Promptly after the Effective Time, TIBCO shall make available to the Exchange Agent for exchange in accordance with this Article I, the Merger Consideration issuable pursuant to
Section 1.6 in exchange for outstanding shares of Talarian Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(e) and any dividends or distributions to which holders of shares of Talarian Common Stock may be entitled pursuant to Section 1.7(d).

   (c) Exchange Procedures. Promptly after the Effective Time, TIBCO shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Talarian Common Stock, whose shares were converted into the Merger Consideration pursuant to
Section 1.6 (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as TIBCO may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to
Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by TIBCO, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the Cash Consideration and certificates representing the number of whole shares of TIBCO Common Stock into which their shares of Talarian Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of TIBCO Common Stock into which such shares of Talarian Common Stock shall have been so converted and the right to receive the Cash Consideration and an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d).

   (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to TIBCO Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of TIBCO Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of TIBCO Common Stock issued in exchange therefor along with payment of the Cash Consideration and payment in lieu of fractional shares pursuant to Section 1.6(e) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such shares of TIBCO Common Stock.

   (e) Transfers of Ownership. If certificates representing shares of TIBCO Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to TIBCO or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of TIBCO Common Stock or the payment of the Cash Consideration in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of TIBCO or any agent designated by it that such tax has been paid or is not payable.

   (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, TIBCO, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of TIBCO Common Stock or Talarian Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (g) Dissenting Shares. Each outstanding share of Talarian Common Stock as to which a written demand for appraisal is duly made in accordance with Section 262 of the DGCL at or prior to the Talarian Stockholders' Meeting (as defined in Section 2.15) and not withdrawn at or prior to the Talarian Stockholders' Meeting and which is not voted (or consented in writing) in favor of adoption of this Agreement shall not be converted into or represent a right to receive the Merger Consideration unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost, such appraisal rights under said Section 262, at which time each such share shall be converted into the right to receive the Merger Consideration (and any cash paid in respect thereof pursuant to Sections 1.6(e) and 1.7(d)). All such shares of Talarian Common Stock as to which such a written demand for appraisal is so filed and not withdrawn at or prior to the Talarian Stockholders' Meeting and which are not voted (or consented in writing) in favor of adoption of this Agreement, except any such shares of Talarian Common Stock the holder of which shall have effectively withdrawn or lost such appraisal rights under said Section 262, are herein referred to as "Dissenting Shares." Talarian shall give TIBCO prompt notice upon receipt by Talarian of any written demands for appraisal, withdrawal of such demands, and any other written communications delivered to Talarian pursuant to said Section 262, and Talarian shall give TIBCO the opportunity, to the extent permitted by law, to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of TIBCO, Talarian shall not voluntarily make any payment with respect to any demands for appraisal and shall not settle or offer to settle any such demands.

   1.8 No Further Ownership Rights in Talarian Common Stock. All shares of TIBCO Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(e) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Talarian Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Talarian Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

   1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Cash Consideration, certificates representing the number of whole shares of TIBCO Common Stock into which the shares of Talarian Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that TIBCO may, in its discretion and as a condition precedent to the payment of the Cash Consideration, the issuance of certificates representing shares of TIBCO Common Stock, cash for fractional shares, if any, and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum and with customary provisions as it may reasonably direct as indemnity against any claim that may be made against TIBCO, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

   1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Talarian and Merger Sub, the officers and directors of Talarian and Merger Sub will take all such lawful and necessary action. TIBCO shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                                  ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF TALARIAN

   Talarian represents and warrants to TIBCO and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure schedules delivered by Talarian to TIBCO dated as of the date hereof and certified by a duly authorized officer of Talarian (in such person's capacity as an officer and not as an individual) (the "Talarian Disclosure Schedules"), as follows:

   2.1 Organization of Talarian.

   (a) Talarian and each of its subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to Talarian, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

   (b) Talarian has set forth in the Talarian Disclosure Schedules a true and complete list of all of Talarian's subsidiaries as of the date of this Agreement, together with a list of each partnership, joint venture or other business entity in which Talarian holds an interest, whether voting, equity or otherwise (collectively, the "Joint Ventures" ), indicating the jurisdiction of organization of each such entity and Talarian's equity interest therein. Except as set forth on such list, neither Talarian nor any of its subsidiaries owns any equity interest in any corporation, partnership or joint venture arrangement or other business entity that is material to Talarian.

   (c) Talarian has delivered or made available to TIBCO a true and correct copy of the Certificate of Incorporation and Bylaws of Talarian and similar governing instruments of each of its subsidiaries and each Joint Venture, each as amended to date, and each such instrument is in full force and effect. Neither Talarian nor any of its subsidiaries nor, to the knowledge of Talarian, any Joint Venture is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

   2.2 Talarian Capital Structure. The authorized capital stock of Talarian consists of 50,000,000 shares of Common Stock, par value $0.001 per share, of which there were 19,303,203 shares issued and outstanding as of November 30, 2001 (none of which were held by Talarian in its treasury), and 5,000,000 shares of Preferred Stock, par value $0.001 per share, none of which are issued or outstanding. All outstanding shares of Talarian Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Talarian or any agreement or document to which Talarian is a party or by which it or its assets is bound. As of November 30, 2001: (i) Talarian had reserved an aggregate of 3,948,822 shares of Talarian Common Stock for issuance pursuant to Talarian's 2000 Equity Incentive Plan; (ii) Talarian had reserved an aggregate of 1,782,500 shares of Talarian Common Stock for issuance pursuant to Talarian's 1998 Equity Incentive Plan; and (iii) there were options ("Talarian Options") outstanding to purchase (A) an aggregate of 1,168,926 shares of Talarian Common Stock pursuant to Talarian's 2000 Equity Incentive Plan, (B) an aggregate of 735,241 shares of Talarian Common Stock pursuant to Talarian's 1998 Equity Incentive Plan, (C) an aggregate of 250 shares of Talarian Common Stock pursuant to Talarian's 1991 Stock Option Plan, (D) an aggregate of 18,242 shares of Talarian Common Stock pursuant to the WhiteBarn, Inc. Stock Option Plan, (E) an aggregate of 236,250 shares of Talarian Common Stock pursuant to the WhiteBarn, Inc. 2000 Equity Incentive Plan, and (F) an aggregate of 740,000 shares of Talarian Common Stock pursuant to non-plan grants. As of the date of this Agreement, there is one warrant (the "Talarian Warrant") outstanding to purchase 17,367 shares of Talarian Common Stock. As of November 30, 2001, Talarian had reserved an aggregate of 384,000 shares of Talarian Common Stock for issuance pursuant to Talarian's 2000 Employee Stock Purchase Plan (the "ESPP"). Since November 30, 2001 through the date of this Agreement, Talarian has granted additional options to purchase an aggregate of 45,000 shares of Talarian Common Stock (the "Additional Talarian Options") pursuant to Talarian's 2000 Equity Incentive Plan and

Talarian has reserved a sufficient number of shares of Talarian Common Stock for issuance upon the exercise of such Additional Talarian Options. All shares of Talarian Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Talarian Disclosure Schedules list for each person who held Talarian Options or the Talarian Warrant as of November 30, 2001 and for each person who holds the Additional Talarian Options as of the date of this Agreement the name of the holder of such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant had vested as of November 30, 2001, in the case of the Talarian Options and the Talarian Warrant, and as of the date of this Agreement, in the case of the Additional Talarian Options, the vesting schedule for such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration, if any. Except as set forth in Sections
2.2 and 4.1(a) of the Talarian Disclosure Schedules, consummation of the Merger, whether coupled with a termination of employment or not, will not result in the acceleration of any vesting of any of the Talarian Options, Additional Talarian Options or Talarian Warrant.

   2.3 Obligations With Respect to Capital Stock.  Except as set forth in
Section 2.2 and reserved for issuance pursuant to outstanding Talarian Options, there are no equity securities, partnership interests or similar ownership interests of any class of Talarian equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Talarian owns free and clear of all claims and encumbrances, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Talarian or any Joint Venture, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Talarian or any of its subsidiaries or, to the knowledge of Talarian, any Joint Venture is a party or by which it is bound obligating Talarian or any of its subsidiaries or, the knowledge of Talarian, any Joint Venture to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Talarian or any of its subsidiaries or any Joint Venture or obligating Talarian or any of its subsidiaries or any Joint Venture to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, except as otherwise contemplated by the Voting Agreement, there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Talarian is a party or by which it is bound with respect to any equity security of any class of Talarian or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries or any Joint Venture.

   2.4 Authority.

   (a) Talarian has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Talarian, subject only to the a doption of this Agreement by Talarian's stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Talarian Common Stock is sufficient for Talarian's stockholders to adopt this Agreement. This Agreement has been duly executed and delivered by Talarian and, assuming the due execution and delivery by TIBCO and Merger Sub, constitutes the valid and binding obligation of Talarian, enforceable against Talarian in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. By executing the Voting Agreement, the signatories thereto have taken all sufficient action necessary to cause the termination of the registration rights granted pursuant to the Amended and Restated Investor Rights Agreement dated as of February 3, 2000 (the "Investor Rights Agreement") effective as of the time of the Effective Time and contingent in all respects upon the occurrence of the Closing. Talarian hereby consents to the termination of such registration rights under such Investor Rights Agreement effective as of the time of the Effective Time and contingent in all respects upon the occurrence of the Closing.

   (b) The execution and delivery of this Agreement by Talarian does not, and the performance of this Agreement by Talarian will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Talarian or the equivalent organizational documents of any of its subsidiaries, (ii) subject to the adoption of this Agreement by Talarian's stockholders as contemplated in
Section 5.2 and compliance with the requirements set forth in Section 2.4(c) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Talarian or any of its subsidiaries or by which Talarian or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Talarian's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the material properties or assets of Talarian or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation, in each case that is material to Talarian, to which Talarian or any of its subsidiaries is a party or by which Talarian or any of its subsidiaries or its or any of their respective assets are bound or affected.

   (c) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required to be obtained or made by Talarian in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.15) with the Securities and Exchange Commission ("SEC"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any similar foreign antitrust or competition filings, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Talarian or TIBCO or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

   2.5 SEC Filings; Talarian Financial Statements.

   (a) Talarian has filed all forms, reports and documents required to be filed by Talarian with the SEC since July 13, 2000, and has made available to TIBCO such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Talarian may file subsequent to the date hereof) are referred to herein as the "Talarian SEC Reports." As of their respective dates, the Talarian SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Talarian SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Talarian's subsidiaries or Joint Ventures is required to file any forms, reports or other documents with the SEC or similar regulatory body.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Talarian SEC Reports (the "Talarian Financials"), including each Talarian SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Talarian and its subsidiaries as at the respective dates thereof and the consolidated results of Talarian's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Talarian as of September 30, 2001 contained in Talarian's Form 10-K filed with the SEC for the fiscal year ended September 30, 2001 is hereinafter referred to as the "Talarian Balance Sheet." Except as set forth in the Talarian SEC Reports filed and publicly available prior to the date of this Agreement, neither Talarian nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Talarian and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Talarian Balance Sheet incurred in connection with the negotiation and performance of the transactions contemplated by this Agreement.

   (c) Talarian has heretofore furnished to TIBCO a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Talarian with the SEC pursuant to the Securities Act or the Exchange Act.

   2.6 Absence of Certain Changes or Events. Since the date of the Talarian Balance Sheet, there has not been: (i) any Material Adverse Effect with respect to Talarian and its subsidiaries and Joint Ventures, taken as a whole, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Talarian's capital stock, or any purchase, redemption or other acquisition by Talarian of any of Talarian's capital stock or any other securities of Talarian or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Talarian's capital stock, (iv) any granting by Talarian or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers, directors or managers or employees who earn more than $50,000 per year, or any payment by Talarian or any of its subsidiaries of any bonus to any of their officers, directors or managers or employees who earn more than $50,000 per year, or any granting by Talarian or any of its subsidiaries of any increase in severance or termination pay or any entry by Talarian or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Talarian of the nature contemplated hereby, (v) any material change or alteration in the policy of Talarian relating to the granting of stock options to its employees and consultants, (vi) any entry by Talarian or any of its subsidiaries or, to the knowledge of Talarian, any Joint Venture into, or material modification, amendment or cancellation of, any licensing, distribution, sponsorship, advertising, merchant program or other similar agreement which either is not terminable by Talarian or its subsidiaries or Joint Venture, as the case may be, without penalty upon no more than 45 days' prior notice or provides for payments by or to Talarian or its subsidiaries or a Joint Venture in an amount in excess of $100,000 over the term of the agreement, (vii) any material change by Talarian in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any revaluation by Talarian of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business.

   2.7 Taxes.

   (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

   (b) Tax Returns and Audits.

      (i) Talarian and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by or on behalf of Talarian and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Talarian and each of its subsidiaries have paid (where required by law or otherwise accrued) all Taxes shown to be due on such Returns.

      (ii) Talarian and each of its subsidiaries have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

      (iii) There is no material Tax deficiency outstanding, proposed or assessed against Talarian or any of its subsidiaries, nor has Talarian or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is still in effect.

      (iv) No audit or other examination of any Return of Talarian or any of its subsidiaries by any Tax authority is presently in progress, nor has Talarian or any of its subsidiaries been notified of any request for such an audit or other examination.

      (v) No adjustment of Tax relating to any Returns filed by Talarian or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Talarian or any of its subsidiaries or any representative thereof.

      (vi) Neither Talarian nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Talarian Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Talarian, other than any liability for unpaid Taxes that may have accrued since the date of the Talarian Balance Sheet in connection with the operation of the business of Talarian and its subsidiaries in the ordinary course.

      (vii) There is no contract, agreement, plan or arrangement to which Talarian is a party, including but not limited to the provisions of this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Talarian or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

      (viii) Neither Talarian nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Talarian.

      (ix) Neither Talarian nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

      (x) Except as may be required as a result of the Merger, Talarian and its subsidiaries have not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

      (xi) Talarian has made available to TIBCO or its legal or accounting representatives copies of all foreign, federal and state income tax and all state sales and use tax Returns for Talarian and each of its subsidiaries filed for all periods since its inception.

      (xii) There are no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of Talarian or any of its subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

   2.8 Title to Properties; Absence of Liens and Encumbrances.

   (a) Neither Talarian nor any of its subsidiaries presently owns or has at any time in the past owned any real property interests. Section 2.8(a) of the Talarian Disclosure Schedules list all real property leases to which Talarian or any of its subsidiaries is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against Talarian or any of its subsidiaries in an amount greater than $50,000.

   (b) Talarian and its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in their respective business, free and clear of any Liens, except as reflected in the Talarian Financials and except for Liens for Taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

   2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

      "Intellectual Property" shall mean any or all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world;
   (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

      "Talarian Intellectual Property" shall mean any Intellectual Property (inclusive of Registered Intellectual Property, as defined below) used in the conduct of Talarian's business and its subsidiaries' businesses as currently conducted.

      "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

   (a)(i) Section 2.9(a)(i) of the Talarian Disclosure Schedules lists, as of the date hereof, all patents and Registered Intellectual Property owned by, filed in the name of, or applied for by, Talarian or any of its subsidiaries and which is used in connection with the business of Talarian or its subsidiaries (the "Talarian Registered Intellectual Property"), including the jurisdictions in which each item of such Talarian Registered Intellectual Property has been issued or registered or in which any such application for such issuance or registration has been filed. Each material item of Talarian Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Talarian Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Talarian Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Talarian Registered Intellectual Property, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect on Talarian.

      (ii) Section 2.9(a)(ii) of the Talarian Disclosure Schedules lists, as of the date hereof, all written licenses, sublicenses and other agreements to which Talarian or any of its subsidiaries is a party and pursuant to which any person is authorized to use any Talarian Intellectual Property rights and as to which Talarian has recognized any revenue subsequent to January 1, 1997 or which would be material on an individual basis to Talarian, including object code, nonexclusive end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses").

      (iii) Section 2.9(a)(iii) of the Talarian Disclosure Schedules lists, as of the date hereof, all written licenses, sublicenses and other agreements to which Talarian or any of its subsidiaries is a party and pursuant to which Talarian or any such subsidiary is authorized to use any third party Intellectual Property ("Third Party Intellectual Property") which is incorporated ("Embedded Third Party Intellectual Property") in any existing software, hardware, product or service of Talarian or any of its subsidiaries that is currently supported by Talarian, or any software, hardware, product or service currently under development by Talarian (the "Talarian Products") or which is used in the development or support of its products and indicates each of the Talarian Products in which the Third Party Intellectual Property or Embedded Third Party Intellectual Property is used or employed.

      (iv) Section 2.9(a)(iv) of the Talarian Disclosure Schedules lists, as of the date hereof, all written agreements or other arrangements under which Talarian or any of its subsidiaries has provided or agreed to provide source code of any Talarian Product to any third party.

   Talarian has made available to TIBCO correct and complete copies of all patents, registrations, applications (owned by Talarian or any of its subsidiaries), and all licenses, sublicenses and agreements referred to in this
Section 2.9(a), each as amended to date. Except for retail purchases of software, neither Talarian nor any of its subsidiaries is a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 2.9 of the Talarian Disclosure Schedules under the terms of this Section 2.9(a).

   (b) No Talarian Intellectual Property or Talarian Product is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any material manner the use, transfer, or licensing thereof by Talarian, or which may affect the validity, use or enforceability of such Talarian Intellectual Property.

   (c) With respect to each item of Third Party Intellectual Property listed in
Section 2.9(a)(iii): (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect with respect to Talarian or such subsidiary, and, to Talarian's knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (ii) neither Talarian nor any of its subsidiaries is in material breach or default thereunder, and, to Talarian's knowledge, no other party to such license, sublicense or other agreement is in material breach or default thereunder, and, to Talarian's knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default by Talarian or any of its subsidiaries or permit termination, modification or acceleration thereunder by the other party thereto; (iii) to Talarian's knowledge, the underlying item of Third Party Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction to which Talarian or any of is subsidiaries is a party or has been specifically named that interferes with the conduct of Talarian's or any of its subsidiaries' business as currently conducted, nor, to Talarian's knowledge, subject to any other outstanding judgment, order, decree, stipulation or injunction that interferes with the conduct of Talarian's or any of its subsidiaries' business as currently conducted.

   (d) Neither Talarian nor any of its subsidiaries has (i) been named in any suit, action or proceeding as to which it has been served with process which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, or (ii) received any written notice alleging any such claim of infringement or misappropriation or unfair competition or trade practices, or (iii) knows of any such claim or infringement or misappropriation or unfair competition or trade practices. Talarian has made available to TIBCO correct and complete copies of all such suits, actions or proceedings or written notices. The manufacturing, marketing, licensing, use or sale of the products or the performance of the services offered by Talarian and its subsidiaries do not currently infringe or misappropriate, and have not infringed or misappropriated, any Intellectual Property right of any third party; and, to the knowledge of Talarian, do not constitute unfair competition or trade practices under the laws of any jurisdiction. To the knowledge of Talarian, none of the Talarian Intellectual Property rights are being infringed by activities, products or services of any third party.

   (e) The execution and delivery of this Agreement by Talarian, and the consummation of the transactions contemplated hereby, will neither cause Talarian nor any of its subsidiaries to be in violation or default under any license, sublicense or other agreement relating to Intellectual Property, nor terminate nor modify nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, nor limit in any way Talarian's or any of its subsidiaries' ability to conduct its business as currently conducted or use or provide the use of Talarian Intellectual Property or any Intellectual Property rights of others. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Talarian's rights under such licenses, sublicenses and other agreements to the same extent Talarian would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Talarian would otherwise be required to pay.

   (f) Except for (i) Embedded Third Party Intellectual Property and other licenses listed or referenced on the Talarian Disclosure Schedules, in each case for which Talarian has valid non-exclusive licenses and which are adequate for each of Talarian's and its subsidiaries' businesses as presently conducted, and (ii) usual and customary rights retained by the United States government with respect to Intellectual Property developed under research contracts with the Federal government (the "Retained Fed Rights"), Talarian is the sole and exclusive owner of (with all right, title and interest in and to) or the sole and exclusive licensee all Talarian Intellectual Property (free and clear of any liens or encumbrances), and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use and distribution thereof or the material covered thereby in connection with the services or products in respect of which Talarian Intellectual Property is being used. To Talarian's knowledge, the United States government has never exercised, and Talarian has no notice that the government intends to exercise, its rights to use or provide to others the use of the Retained Fed Rights with respect to any Talarian Intellectual Property in a manner that would be material to Talarian's non-governmental business. The Retained Fed Rights do not materially interfere with the conduct of Talarian's business.

   (g) Talarian has made available to TIBCO copies of Talarian's and each of its subsidiaries' standard forms of End-User Licenses (collectively, the "Standard End-User Licenses"). Section 2.9(g) of the Talarian Disclosure Schedules attaches a copy of such form of Standard End-User License and lists those End-User Licenses containing terms materially different from the terms set forth in Standard End-User Licenses.

   (h) Talarian and each of its subsidiaries has taken reasonable security measures to safeguard and maintain the secrecy, confidentiality and value of, and its property rights in, all Talarian Intellectual Property. All officers, employees and consultants of Talarian or any of its subsidiaries who have access to proprietary information or Talarian Intellectual Property have executed and delivered to Talarian or such subsidiary an agreement regarding the protection of proprietary information and the assignment to Talarian or any of its subsidiaries of all Intellectual Property arising from the services performed for Talarian or any of its subsidiaries by such persons. No current or prior officers, employees or consultants of Talarian or any of its subsidiaries claim any ownership interest in any Talarian Intellectual Property as a result of having been involved in the development of such property while employed by or consulting to Talarian or any of its subsidiaries, or otherwise. Except for the Embedded Third Party Intellectual Property, all Talarian Intellectual Property has been developed by employees or consultants of Talarian or its subsidiaries, within the course and scope of their employment or consultancy.

   (i) To Talarian's knowledge, there are no material defects in Talarian's or any of its subsidiaries' Products, and there are no errors in any technical documentation, specifications, manuals, user guides, promotional material, internal notes and memos, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Talarian Products (collectively, the "Design Documentation"), which defects or errors would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talarian.

   (j) No government funding or university or college facilities were used in the development of the Talarian Products and the Talarian Products were not developed pursuant to any contract or other agreement with any person or entity.

   (k) Section 2.9(k) of the Talarian Disclosure Schedules lists all warranty claims (including any pending claims) related to the Talarian Products and the nature of such claims, except for customary product support and maintenance claims that are not material to Talarian or any of its subsidiaries. Neither Talarian nor any of its subsidiaries has made any material oral or written representations or warranties with respect to the Talarian Products.

   (l) Talarian and its subsidiaries have been and are in compliance with the Export Administration Act of 1979, as amended, and all regulations promulgated thereunder.

   (m) Section 2.9(m) of the Talarian Disclosure Schedules sets forth a list of those parties that have paid maintenance fees to Talarian during the twelve-month period preceding the date of this Agreement. Except for any nonstandard maintenance agreements specified in Section 2.9(m) of the Talarian Disclosure Schedules (the "Nonstandard Maintenance Agreements"), all of the agreements or other arrangements pursuant to which Talarian or any subsidiary is obligated to provide support services ("Maintenance Agreements") are in all material respects in the form of the license agreement identified as the Standard Maintenance Agreement set forth in the Talarian Disclosure Schedules (the "Standard Maintenance Agreement"). The versions of the products currently supported by Talarian or any subsidiary are set forth in the Talarian Disclosure Schedules. Section 2.9(m) of the Talarian Disclosure Schedules sets forth and indicates the agreements listed in the Talarian Disclosure Schedules with source code escrow provisions relative to the Talarian Products. Except for any nonstandard source code escrow provisions specified in Section 2.9(m) of the Talarian Disclosure Schedules, all of such source code escrow provisions relative to the Talarian Products are in all material respects in the form of the source code escrow provision identified in Section 2.9(m) of the Talarian Disclosure Schedules as the standard provision. Talarian is not a party to any agreement not listed in the Tiger Disclosure Schedules which permits access to Talarian source code (whether or not tied to the occurrence of certain events) and permits use of such source code for any purpose other than support to the end use of any Talarian Product by the other party to such agreement.

   (n) All products licensed by Talarian to N2 Broadband pursuant to a Reliable Multicast Transport Interface PGM Integration Services Agreement, as amended, were accepted by N2 Broadband prior to September 30, 2001.

   2.10 Compliance with Laws; Permits; Restrictions.

   (a) Neither Talarian nor any of its subsidiaries nor, to the knowledge of Talarian, any Joint Venture is in any material respect in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Talarian or any of its subsidiaries or any Joint Venture or by which Talarian or any of its subsidiaries or any Joint Venture or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Talarian or any of its subsidiaries or any Joint Venture is a party or by which Talarian or any of its subsidiaries or any Joint Venture or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not be reasonably likely to result in a Material Adverse Effect on Talarian. No investigation or review by any Governmental Entity is pending or, to Talarian's knowledge, has been threatened in a writing delivered to Talarian against Talarian or any of its subsidiaries or, to the knowledge of Talarian, any Joint Venture, nor, to the knowledge of Talarian, has any Governmental Entity indicated an intention to conduct an investigation of Talarian or any of its subsidiaries or any Joint Venture. There is no material agreement, judgment, injunction, order or decree binding upon Talarian or any of its subsidiaries or, to the knowledge of Talarian, any Joint Venture which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Talarian or any of its subsidiaries or any Joint Venture, any acquisition of material property by Talarian or any of its subsidiaries or any Joint Venture or the conduct of business by Talarian as currently conducted. Talarian has complied in all material respects with all applicable federal, state and local laws and regulations relating to the collection and use of user information gathered in the course of Talarian's operations, and Talarian has at all times complied with the rules, policies and procedures established by Talarian from time to time with respect to the foregoing. All content distributed through Talarian's website is being distributed in compliance in all material respects with applicable law.

   (b) Talarian and its subsidiaries and, to the knowledge of Talarian, the Joint Ventures hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of Talarian and its subsidiaries and the Joint Ventures as currently conducted (collectively, the "Talarian Permits"). Talarian and its subsidiaries and, to the knowledge of Talarian, the Joint Ventures are in compliance in all material respects with the terms of the Talarian Permits.

   2.11 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Talarian, threatened against Talarian or any of its subsidiaries or any Joint Venture, before any Governmental Entity or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Talarian or the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Talarian the legal right of Talarian to design, offer or sell any of its services or products in the present manner or style thereof.

   2.12 Employee Benefit Plans.

   (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

      (i) "Affiliate" shall mean any other person or entity under common control with Talarian within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

      (ii) "Talarian Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Talarian or any Affiliate for the benefit of any Employee and pursuant to which Talarian or any Affiliate has any material liability;

      (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

      (iv) "DOL" shall mean the Department of Labor;

      (v) "Employee" shall mean any current, former, or retired employee, officer, or director of Talarian or any Affiliate;

      (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Talarian or any Affiliate and any Employee or consultant;

      (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

      (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

      (ix) "HIPAA" shall mean the Health Insurance Portability Amendments Act, as amended;

      (x) "IRS" shall mean the Internal Revenue Service;

      (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

      (xii) "Multiple Employer Plan" shall mean a multiple employer plan, as described in Section 413(c) of the Code;

      (xiii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

      (xiv) "Pension Plan" shall mean each Talarian Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

   (b) Schedule. The Talarian Disclosure Schedules contain an accurate and complete list of each Talarian Employee Plan and each Employee Agreement. Talarian does not have any intention or commitment to establish any new Talarian Employee Plan, to modify any Talarian Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Talarian Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to TIBCO in writing, or as required by this Agreement), or to adopt any Talarian Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing. The Talarian Disclosure Schedules also contain a list of all Talarian employees as of the date hereof, each such person's date of hire and each such person's annual compensation.

   (c) Documents. Talarian has provided or made available to TIBCO: (i) correct and complete copies of all material documents embodying to each Talarian Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Talarian Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Talarian Employee Plan or related trust; (iv) if the Talarian Employee Plan is funded, the most recent annual and periodic accounting of Talarian Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Talarian Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Talarian Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Talarian Employee Plan; (vii) all material written agreements and contracts relating to each Talarian Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;
(viii) all communications material to any Employee or Employees relating to any Talarian Employee Plan and any proposed Talarian Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Talarian; and (ix) all registration statements and prospectuses prepared in connection with each Talarian Employee Plan.

   (d) Employee Plan Compliance. (i) Talarian has performed in all material respects all obligations required to be performed by it under, is not in default or violation of; and has no knowledge of any material default or violation by any other party to each Talarian Employee Plan, and each Talarian Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code;
(ii) each Talarian Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified, and has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination effective as of the adoption of the Plan, and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan;
(iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Talarian Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Talarian, threatened or reasonably anticipated (other than routine claims for benefits) against any Talarian Employee Plan or against the assets of any Talarian Employee Plan; (v) each Talarian Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to TIBCO, Talarian or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Talarian, threatened by the IRS or DOL with respect to any Talarian Employee Plan; and (vii) neither Talarian nor any Affiliate is subject to any penalty or tax with respect to any Talarian Employee Plan under
Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

   (e) Pension Plans. Talarian does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

   (f) Multiemployer Plans. At no time has Talarian contributed to or been requested to contribute to any Multiemployer Plan or any Multiple Employer Plan.

   (g) No Post-Employment Obligations. No Talarian Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Talarian has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

   (h) COBRA; FMLA. Neither Talarian nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA, or any similar provisions of state law applicable to its Employees.

   (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Talarian Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

   (j) Employment Matters. Talarian: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees;
(ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, exercise of options and other payments to Employees;
(iii) is not liable in any material respect for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Talarian's knowledge, threatened claims or actions against Talarian under any worker's compensation policy or long-term disability policy which would be reasonably likely to have a Material Adverse Effect on Talarian. To Talarian's knowledge, no Employee of Talarian has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Talarian and disclosing to Talarian or using trade secrets or proprietary information of any other person or entity. Section 2.12(j) of the Talarian Disclosure Schedules lists each employee who is currently on leave for any reason, the reason for such leave, and the date such employee is expected to return to active duty. Section 2.12(j) of the Talarian Disclosure Schedules also lists each employment dispute or claim against Talarian which has been filed with any government agency, the date thereof, and the nature of such claim.

   (k) Labor. No work stoppage or labor strike against Talarian is pending or, to Talarian's knowledge, threatened. To Talarian's knowledge, there are no activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Talarian, threatened relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Talarian. Neither Talarian nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Talarian is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Talarian.

   (l) International Employee Plan. No Employee Plan has been adopted or maintained by Talarian, whether informally or formally, for the benefit of Employees outside the United States.

   (m) Change of Control Payments. The Talarian Disclosure Schedules sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees of Talarian as a result of or in connection with the Merger.

   2.13 Environmental Matters.

   (a) Hazardous Material. Except as would not result in material liability to Talarian, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "Hazardous Material") are present, as a result of the actions of Talarian or any of its subsidiaries or any affiliate of Talarian, or, to Talarian's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Talarian or any of its subsidiaries has at any time owned, operated, occupied or leased.

   (b) Hazardous Materials Activities. Except as would not result in a material liability to Talarian (in any individual case or in the aggregate) (i) neither Talarian nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law, and (ii) neither Talarian nor any of its subsidiaries has disposed of; transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

   (c) Permits. Talarian and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Talarian Environmental Permits") material to and necessary for the conduct of Talarian's and its subsidiaries' Hazardous Material Activities and other businesses of Talarian and its subsidiaries as such activities and businesses are currently being conducted.

   2.14 Agreements, Contracts and Commitments. Except as otherwise set forth in the Talarian Disclosure Schedules, neither Talarian nor any of its subsidiaries is a party to or is bound by:

   (a) any employment agreement, contract or commitment with any employee or member of Talarian's Board of Directors, other than those that are terminable by Talarian or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Talarian's or any of its subsidiaries' ability to terminate employees at will, or any consulting agreement;

   (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

   (c) any agreement of indemnification outside the ordinary course of Talarian's business or any guaranty;

   (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Talarian or any of its subsidiaries or a Joint Venture to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

   (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Talarian or any of its subsidiaries or a Joint Venture after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Talarian has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Talarian's subsidiaries or a Joint Venture;

   (f) other than the End-User Licenses set forth in Section 2.9(a)(ii) of the Talarian Disclosure Schedules and End User Licenses not listed in the Talarian Disclosure Schedules under which Talarian has not recognized revenue subsequent to January 1, 1997 and which are not material on an individual basis to Talarian, any licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other similar agreement currently in effect to which Talarian or one of its subsidiaries or a Joint Venture is a party which may not be canceled by Talarian or its subsidiaries or a Joint Venture, as the case may be, without penalty in excess of $50,000 upon notice of 45 days or less or which provides for payments by or to Talarian or its subsidiaries or a Joint Venture in an amount in excess of $50,000 over the term of the agreement;

   (g) other than the End-User Licenses set forth in Section 2.9(a)(ii) of the Talarian Disclosure Schedules and End User Licenses not listed in the Talarian Disclosure Schedules under which Talarian has not recognized revenue subsequent to January 1, 1997 and which are not material on an individual basis to Talarian, any agreement, contract or commitment currently in force, or that may be triggered upon the completion of the transactions contemplated by this Agreement, to provide source code to any third party for any product or technology; or

   (h) other than the End-User Licenses set forth in Section 2.9(a)(ii) of the Talarian Disclosure Schedules, any other agreement, contract or commitment currently in effect that is material to Talarian's business as presently conducted.

   Neither Talarian nor any of its subsidiaries, nor to Talarian's knowledge any Joint Venture or any other party to a Talarian Contract (as defined below), is in breach, violation or default under, and neither Talarian nor any of its subsidiaries nor, to the knowledge of Talarian, any Joint Venture has received written notice (or to its knowledge, any other form of notice) that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Talarian or any of its subsidiaries or a Joint Venture is a party or by which it is bound that are required to be disclosed in the Talarian Disclosure Schedules pursuant to clauses (a) through (h) above or pursuant to Section 2.9 hereof (any such agreement, contract or commitment, a "Talarian Contract") in such a manner as would permit any other party to cancel or terminate any such Talarian Contract or seek damages or other remedies the effect of which would reasonably be expected to have a Material Adverse Effect on Talarian.

   2.15 Statements; Proxy Statement/Prospectus. The information supplied by Talarian for inclusion in the Registration Statement (as defined in Section 3.3(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Talarian for inclusion in the proxy statement/prospectus to be sent to the stockholders of Talarian in connection with the meeting of Talarian's stockholders to consider the adoption of this Agreement (the "Talarian Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is first mailed to Talarian's stockholders or at the time of the Talarian Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Talarian Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Talarian or any of its affiliates, officers or directors should be discovered by Talarian which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Talarian shall promptly inform TIBCO and provide the necessary information for inclusion in any such amendment or supplement. Notwithstanding the foregoing, Talarian makes no representation or warranty with respect to any information supplied by TIBCO or Merger Sub which is contained in any of the foregoing documents.

   2.16 Section 203 Not Applicable. The Board of Directors of Talarian has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the Voting Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement and the Voting Agreement.

   2.17 Board Approval. The Board of Directors of Talarian has, as of the date of this Agreement, unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is advisable and fair to, and in the best interests of Talarian and its stockholders and (iii) determined to recommend that the stockholders of Talarian adopt this Agreement.

   2.18 Brokers' and Finders' Fees. Except for fees payable to Lehman Brothers Inc. ("Lehman"), Talarian has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. A copy of the engagement letter between Lehman and Talarian has been provided to TIBCO.

   2.19 Fairness Opinion. Talarian's Board of Directors has received an opinion from Lehman dated January 3, 2002, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to Talarian's stockholders (the "Fairness Opinion"). Upon Talarian's receipt of the written version of the Fairness Opinion from Lehman, Talarian shall promptly provide TIBCO a copy of such written version.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF TIBCO AND MERGER SUB

   TIBCO and Merger Sub represent and warrant to Talarian as follows:

   3.1 Organization of TIBCO and Merger Sub.

   (a) Each of TIBCO and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to TIBCO, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

   (b) TIBCO has delivered or made available to Talarian a true and correct copy of the Certificate of Incorporation and Bylaws of TIBCO, each as amended to date, and each such instrument is in full force and effect. Neither TIBCO nor any of its subsidiaries is in violation of any of the provisions of its respective Certificate of Incorporation or Bylaws or equivalent governing instruments.

   3.2 TIBCO and Merger Sub Capital Structure. The authorized capital stock of TIBCO consists of 1,200,000,000 shares of TIBCO Common Stock, of which there were 201,817,139 shares issued and outstanding as of November 30, 2001, and 75,000,000 shares of Preferred Stock, none of which are issued and outstanding. All outstanding shares of TIBCO Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of TIBCO or any agreement or document to which TIBCO is a party or by which it is bound. As of November 30, 2001, there were options outstanding to purchase an aggregate of 34,011,112 shares of TIBCO Common Stock under TIBCO's stock option plans. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.01 par value, all of which, as of the date hereof, are duly authorized, validly issued, fully paid and nonassessable, and are outstanding and held by TIBCO. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

   3.3 Authority.

   (a) Each of TIBCO and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TIBCO and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to the DGCL. No vote of TIBCO's stockholders is required under TIBCO's Certificate of Incorporation, Bylaws, applicable law or securities exchange listing agreement in order for TIBCO to enter into or perform its obligations under this Agreement or consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of TIBCO and Merger Sub and, assuming the due authorization, execution and delivery by Talarian, constitutes the valid and binding obligation of TIBCO and Merger Sub, enforceable against TIBCO and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of TIBCO and Merger Sub does not, and the performance of this Agreement by each of TIBCO and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of TIBCO or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to TIBCO or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair TIBCO's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of a material lien or encumbrance on any of the material properties or assets of TIBCO or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, in each case that is material to TIBCO, to which TIBCO or Merger Sub is a party or by which TIBCO or Merger Sub or any of their respective properties are bound or affected (except for the required consent of Reuters Limited, which consent has been obtained on or prior to the date hereof).

   (b) No consent, approval, order or authorization of; or registration, declaration or filing with any Governmental Entity is required to be obtained or made by TIBCO or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 (or any similar successor form thereto) Registration Statement (the "Registration Statement") with the SEC in accordance with the Securities Act,
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and any similar foreign antitrust or competition filings, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to TIBCO or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

   (c) Neither TIBCO nor any of its subsidiaries, including Merger Sub, owns any Talarian Common Stock, and during the period three years prior to the date hereof (other than by reason of the execution of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby), neither TIBCO nor any of its subsidiaries, including Merger Sub, was an "interested stockholder" of Talarian, as such term is defined in Section 203 of the DGCL.

   3.4 SEC Filings; TIBCO Financial Statements.

   (a) TIBCO has filed all forms, reports and documents required to be filed by TIBCO with the SEC since July 1, 1999, and has made available to Talarian such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that TIBCO may file subsequent to the date hereof) are referred to herein as the "TIBCO SEC Reports." As of their respective dates, the TIBCO SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such TIBCO SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of TIBCO's subsidiaries is required to file any forms, reports or other documents with the SEC.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the TIBCO SEC Reports (including those that TIBCO may file subsequent to the date hereof) (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of TIBCO and its subsidiaries as at the respective dates thereof and the consolidated results of TIBCO's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

   (c) TIBCO has heretofore furnished to Talarian a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by TIBCO with the SEC pursuant to the Securities Act or the Exchange Act.

   3.5 Valid Issuance. The TIBCO Common Stock to be issued in the Merger and upon the exercise of assumed Talarian Options, Additional Talarian Options and the Talarian Warrant, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, free of all liens and encumbrances and not subject to preemptive rights, and will be registered in compliance with the Securities Act and registered or exempt from registration under applicable blue sky laws.

   3.6 Proxy Statement/Prospectus. The information supplied by TIBCO for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by TIBCO for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to Talarian's stockholders or at the time of the Talarian Stockholders' Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Talarian Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to TIBCO or any of its affiliates, officers or directors should be discovered by TIBCO which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, TIBCO shall promptly inform Talarian and provide the necessary information for inclusion in any such amendment or supplement. Notwithstanding the foregoing, TIBCO makes no representation or warranty with respect to any information supplied by Talarian which is contained in any of the foregoing documents.

   3.7 Absence of Changes. Since November 30, 2000, there has not been any Material Adverse Effect with respect to TIBCO and its subsidiaries, taken as a whole.

   3.8 Financing. TIBCO possesses and will possess sufficient cash funds and has and will have available to it adequate financial resources to pay all required cash amounts to the Talarian stockholders pursuant to Section 1.6 of this Agreement.

                                  ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

   4.1 Conduct of Business by Talarian. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Talarian and each of its subsidiaries shall, except as permitted by the terms of this Agreement, as provided in Section 4.1 of the Talarian Disclosure Schedules, and to the extent that TIBCO shall otherwise consent in writing (which consent shall not be unreasonably withheld), carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

   In addition, except as permitted by the terms of this Agreement and except as provided in Section 4.1 of the Talarian Disclosure Schedules, without the prior written consent of TIBCO (which consent shall not be unreasonably withheld), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Talarian shall not do any of the following and shall not permit its subsidiaries or any Joint Venture to do any of the following:

   (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

   (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to TIBCO, or adopt any new severance plan;

   (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Talarian Intellectual Property, other than Standard End-User Licenses in the ordinary course of business and consistent with past practice (a "Permitted Standard End-User License");

   (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

   (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Talarian or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

   (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Talarian Common Stock pursuant to the exercise of stock options or warrants therefor, (ii) shares of Talarian Common Stock issuable to participants in the ESPP consistent with the terms thereof and (iii) stock options granted to newly hired or promoted employees, consistent in amounts with Talarian's past practices, not to exceed under this clause (iii) in the aggregate, options to purchase 50,000 shares of Talarian Common Stock, which options shall have an exercise price equal to the trading price for Talarian Common Stock at the time of such grant and shall have vesting schedules that are consistent with Talarian's past practices except that all such options shall have a one-year cliff vesting term and none of them shall be entitled to the vesting acceleration benefits that Talarian Options issued prior to the date of this Agreement have been provided;

   (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

   (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Talarian or enter into any joint ventures, strategic partnerships or alliances;

   (i) Sell, lease, license (other than Permitted Standard End-User Licenses), encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Talarian;

   (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Talarian, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

   (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

   (l) Modify, amend or terminate any material contract or agreement to which Talarian or any subsidiary thereof is a party, including any joint venture agreement, or waive, release or assign any material rights or claims thereunder;

   (m) Other than Permitted Standard End-User Licenses entered into in the ordinary course of business consistent with past practice, enter into any licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other contracts, agreements, or obligations (including agreements relating to the purchase of capital assets) which may not be canceled without penalty by Talarian or its subsidiaries upon notice of 45 days or less or which provide for payments by or to Talarian or its subsidiaries in an amount in excess of $50,000 over the term of the Agreement or which involve any exclusive terms of any kind;

   (n) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

   (o) Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

   (p) Renew the agreement listed on Section 4.1(p) of the Talarian Disclosure Schedules following its expiration in accordance with its terms;

   (q) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

   (r) Agree in writing or otherwise to take any of the actions described in
Section 4.1 (a) through (q) above.

   All requests for a waiver by TIBCO of any of the foregoing provisions shall be directed to an employee of TIBCO designated in writing by TIBCO to Talarian. TIBCO will use its commercially reasonable efforts to respond to any such request for waiver within two complete business days following receipt of such request. In the event that no response is received by Talarian within such two complete business day period, it will be deemed that the requested waiver was given by TIBCO.

   In addition to the foregoing, Talarian shall give TIBCO at least two complete business days' notice, in the manner provided for in the preceding paragraph, of its intent to enter into any agreement, contract or commitment for the purchase of capital assets, or its intent to purchase capital assets, if such assets would have a purchase price in excess of $25,000 in a single transaction or in total for a related series of transactions.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

   5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings. As promptly as practicable after the execution of this Agreement, Talarian and TIBCO will prepare, and file with the SEC, the Proxy Statement/Prospectus and TIBCO will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Talarian and TIBCO will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and Talarian will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Talarian and TIBCO will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of Talarian and TIBCO will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Talarian and TIBCO will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this
Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Other Filing, Talarian or TIBCO, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Talarian, such amendment or supplement.

   5.2 Meeting of Talarian Stockholders.

   (a) Promptly after the date hereof, Talarian will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene the Talarian Stockholders' Meeting to be held as promptly as practicable after the declaration of effectiveness of the Registration Statement for the purpose of voting upon this Agreement. Subject to Section 5.2(c), Talarian will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NASD or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Talarian may adjourn or postpone Talarian Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Talarian's stockholders in advance of a vote on this Agreement or, if as of the time for which Talarian Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Talarian Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Talarian's Stockholders' Meeting. Talarian shall ensure that the Talarian Stockholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.2(c) that all proxies solicited by Talarian in connection with the Talarian Stockholders' Meeting are solicited, in compliance with applicable law, its Certificate of Incorporation and Bylaws, the rules of the NASD and all other applicable legal requirements. Talarian's obligation to call, give notice of, convene and hold the Talarian Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Talarian of any Acquisition Proposal (as defined in Section 5.4(a)), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Talarian with respect to the Merger.

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   (b) Subject to Section 5.2(c): (i) the Board of Directors of Talarian shall recommend that Talarian's stockholders vote in favor of adoption of this Agreement at the Talarian Stockholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Talarian has recommended that Talarian's stockholders vote in favor of adoption of this Agreement at the Talarian Stockholders' Meeting; and
(iii) neither the Board of Directors of Talarian nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to TIBCO, the recommendation of the Board of Directors of Talarian that Talarian's stockholders vote in favor of adoption of this Agreement.

   (c) Notwithstanding any of the foregoing to the contrary, nothing in this Agreement shall prevent the Board of Directors of Talarian from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if the Board of Directors of Talarian concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary obligations to Talarian's stockholders under applicable law. Nothing contained in this
Section 5.2(c) shall limit Talarian's obligation to hold and convene the Talarian Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Talarian shall have been withdrawn, amended or modified).

   5.3 Confidentiality; Access to Information.

   (a) The parties acknowledge that Talarian and TIBCO have previously executed a Mutual Nondisclosure Agreement dated July 30, 2001 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

   (b) Talarian will afford TIBCO and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Talarian during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Talarian, as TIBCO may reasonably request. TIBCO will afford Talarian and its representatives reasonable access to information concerning TIBCO's business that Talarian may reasonably request in order to permit, and solely for the purpose of permitting, Talarian to confirm the accuracy of the representations and warranties made by TIBCO in Article III. No information or knowledge obtained by TIBCO or Talarian in any investigation pursuant to this
Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

   5.4 No Solicitation.

   (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Talarian and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the adoption of this Agreement by the required Talarian stockholder vote, this Section 5.4(a) shall not prohibit Talarian from furnishing nonpublic information regarding Talarian and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer (as defined below) or any offer or proposal that the Board of Directors of Talarian reasonably determines in good faith is reasonably likely to lead to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither Talarian nor any representative of Talarian or its subsidiaries shall have violated any of the restrictions set forth in this
Section 5.4, (2) the Board of Directors of Talarian concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Talarian to comply with its fiduciary obligations to Talarian's stockholders under the DGCL, (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such person or group, Talarian gives TIBCO written notice of the identity of such person or group and of Talarian's intention to furnish nonpublic information to, or enter into discussions with, such person or group and Talarian receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Talarian, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Talarian furnishes such nonpublic information to TIBCO (to the extent such nonpublic information has not been previously furnished by Talarian to TIBCO); provided, further, that nothing in this Agreement shall prevent the Board of Directors of Talarian from taking, and disclosing to Talarian's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Talarian and its subsidiaries will, and will cause their respective officers, directors, affiliates, employees, investment bankers, attorneys and other advisors and representatives to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Talarian or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Talarian or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by Talarian. In addition to the foregoing, Talarian shall (i) provide TIBCO with at least twenty-four (24) hours prior notice of any meeting of Talarian's Board of Directors at which Talarian's Board of Directors is reasonably expected to consider the matters described in clause (2) of the first proviso to the first sentence of this subsection, (ii) provide TIBCO with at least forty-eight (48) hours prior written notice of a meeting of Talarian's Board of Directors at which Talarian's Board of Directors is reasonably expected to consider withholding, withdrawing, amending or modifying its recommendation in favor of the Merger and together with such notice a copy of the documentation relating to any Superior Offer that exists at such time and (iii) provide TIBCO with reasonable notice of the material terms of the Superior Offer and reasonable opportunity (which shall not be required to exceed such same forty-eight hour period) to make a counter-offer prior to any commitment by Talarian with respect to the Superior Offer.

   For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide offer or proposal (other than an offer or proposal by TIBCO) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Talarian by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of Talarian or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of the total outstanding voting securities of Talarian or any of its subsidiaries; (B) any merger, consolidation, business combination or similar transaction involving Talarian in which subsequent to such transaction the prior stockholders shall own less than 80% of the total outstanding voting securities of the surviving entity in such transaction; (C) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 20% of the assets of Talarian; or (D) any liquidation or dissolution of Talarian.

   For purposes of this Agreement, the term "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Talarian pursuant to which the stockholders of Talarian immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Talarian of all or substantially all of its assets, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Talarian), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Talarian, in each case on terms that the Board of Directors of Talarian determines, in its reasonable judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to Talarian stockholders than the terms of the Merger (after taking into account all relevant factors, including all conditions to the offer, the timing of the transaction contemplated by the offer, the risk of nonconsummation thereof and the need for any required governmental or other consents, filings or approvals); provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Talarian's Board of Directors to be obtained by such third party on a timely basis.

   (b) In addition to the obligations of Talarian set forth in subsection (a) of this Section 5.4, Talarian as promptly as practicable shall advise TIBCO orally and in writing of any request for non-public information or other inquiry which Talarian reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (to the extent known), and the identity of the person or group making any such request, inquiry or Acquisition Proposal. Talarian will keep TIBCO informed on a current basis of the status and details (including any material amendments or proposed amendments) of any such request, inquiry or Acquisition Proposal.

   5.5 Public Disclosure. TIBCO and Talarian will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the execution of this Agreement.

   5.6 Regulatory Filings; Reasonable Efforts; Notification.

   (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all reasonable efforts to cause any ultimate parent entities to provide all necessary information and make all necessary filings and give its consent to the inclusion of information regarding it in all necessary filings and using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the making of all necessary filings with respect to the Merger and this Agreement under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (iii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity;
(iii) the obtaining of all necessary consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, including those required under the HSR Act; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Talarian and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby.

   (b) Each of TIBCO and Talarian shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or, to Talarian's or TIBCO's knowledge, threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of TIBCO and Talarian shall cooperate and use all reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual written agreement TIBCO and Talarian decide that litigation in not in their respective best interests. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that TIBCO shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond June 30, 2002. Each of TIBCO and Talarian shall use all reasonable efforts to take such action as may be required to cause the expiration of the waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement; provided, however, that nothing contained herein shall require either party to seek early termination of any such waiting period under the Antitrust Laws.

   (c) Notwithstanding anything to the contrary in Section 5.6(a) or (b), (i) neither TIBCO nor any of its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to adversely affect TIBCO or adversely affect TIBCO as combined with the Surviving Corporation after the Effective Time and (ii) nothing in this Agreement shall be deemed to require TIBCO or any of its affiliates to make proposals, execute or carry out agreements or submit to orders providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of TIBCO, any of its affiliates or Talarian or the holding separate of the shares of Talarian Common Stock or imposing or seeking to impose any limitation on the ability of TIBCO or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Talarian Common Stock.

   (d) Talarian shall give prompt notice to TIBCO of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Talarian to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   (e) TIBCO shall give prompt notice to Talarian of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of TIBCO or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   5.7 Third Party Consents. As soon as practicable following the date hereof, TIBCO and Talarian will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby. In addition, Talarian shall use its commercially reasonable efforts to cause the agreements listed on Section 5.7 of the Talarian Disclosure Schedules to be extended at least through December 31, 2003 on terms substantially similar to those under such existing agreements, and to obtain the consent to the assignment of such extended agreements in connection with the transactions contemplated by this Agreement.

   5.8 Stock Options, Warrants and Restricted Stock.

   (a) At the Effective Time, each outstanding Talarian Option and Additional Talarian Option, whether or not exercisable, will be assumed by TIBCO. Each Talarian Option and Additional Talarian Option so assumed by TIBCO under this Agreement will continue to have, and be subject to, the same terms and conditions applicable to such option immediately prior to the Effective Time as set forth in the plans and agreements under which such option was granted (including, without limitation, any repurchase rights or vesting provisions), except that each Talarian Option and each Additional Talarian Option will be exercisable (or will become exercisable in accordance with its terms) for, calculated on a per share of Talarian Common Stock basis, (A) cash in the amount of the Cash Consideration and (B) a fraction of a share of TIBCO Common Stock equal to the Stock Consideration. Accordingly, (i) the exercise price per each share of TIBCO Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Talarian Common Stock at which such option was exercisable immediately prior to the Effective Time by the Merger Exchange Ratio, rounded to the nearest whole cent, and (ii) each share of TIBCO Common Stock issued upon the exercise of any such assumed option following the Effective Time shall be issued together with the pro rata portion of the Cash Consideration attributable to the option, and (iii) the pro rata portion of the Cash Consideration that will be issued together with each share of TIBCO Common Stock acquired upon the exercise of an assumed option following the Effective Time shall be equal to the quotient obtained by dividing (x) the aggregate amount of Cash Consideration that would have been issued in the Merger in respect of the shares of Talarian Common Stock issuable upon exercise of such option had such option been exercised in full immediately prior to the Effective Time, by (y) the aggregate number of shares of TIBCO Common Stock that would be issuable in respect of such option pursuant to clause (i) above had it been exercised in full immediately following the Effective Time. TIBCO shall (A) on or prior to the Effective Time, reserve for issuance the number of shares of TIBCO Common Stock that will become subject to assumed Talarian Options and Additional Talarian Options pursuant to this Section 5.8(a), and
(B) from and after the Effective Time, upon exercise of the assumed Talarian Options and Additional Talarian Options in accordance with the respective terms thereof, make available for issuance all cash and shares of TIBCO Common Stock covered thereby

   (b) [Intentionally omitted.]

   (c) TIBCO agrees to file a registration statement on Form S-8 for the shares of TIBCO Common Stock issuable with respect to assumed Talarian Stock Options, assumed Additional Talarian Options and the Talarian ESPP as soon as is reasonably practicable after the Effective Time, and in any event within 20 business days after the Effective Time, and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options, shares or other rights remain outstanding.

   (d) The Talarian Warrant, to the extent it survives the Merger by its terms and remains outstanding at the Effective Time, whether or not exercisable and whether or not vested at the Effective Time, shall remain outstanding at the Effective Time. At the Effective Time, the Talarian Warrant shall, by virtue of the Merger and without any further action on the part of Talarian or the holder of the Talarian Warrant (unless further action may be required by its terms), be assumed by TIBCO and shall be exercisable upon the same terms and conditions as under the warrant agreement that governs the Talarian Warrant, except that each Talarian Warrant will be exercisable (or will become exercisable in accordance with its terms) for, calculated on a per share of Talarian

Common Stock basis, (A) cash in the amount of the Cash Consideration and (B) a fraction of a share of TIBCO Common Stock equal to the Stock Consideration. Accordingly, (i) the exercise price per each share of TIBCO Common Stock issuable upon exercise of such assumed warrant will be equal to the quotient determined by dividing the exercise price per share of Talarian Common Stock at which such warrant was exercisable immediately prior to the Effective Time by the Merger Exchange Ratio, rounded to the nearest whole cent, and (ii) each share of TIBCO Common Stock issued upon the exercise of any such assumed warrant following the Effective Time shall be issued together with the pro rata portion of the Cash Consideration attributable to the warrant, and (iii) the pro rata portion of the Cash Consideration that will be issued together with each share of TIBCO Common Stock acquired upon the exercise of an assumed warrant following the Effective Time shall be equal to the quotient obtained by dividing (x) the aggregate amount of Cash Consideration that would have been issued in the Merger in respect of the shares of Talarian Common Stock issuable upon exercise of such warrant had such warrant been exercised in full immediately prior to the Effective Time, by (y) the aggregate number of shares of TIBCO Common Stock that would be issuable in respect of such warrant pursuant to clause (i) above had it been exercised in full immediately following the Effective Time. From and after the Effective Time, all references to Talarian in the warrant agreement underlying the Talarian Warrant shall be deemed to refer to TIBCO. TIBCO further agrees that, notwithstanding any other term of this Section 5.8(d) to the contrary, if required (or if otherwise appropriate) under the terms of the Talarian Warrant, it will execute a supplemental agreement with the holder of the Talarian Warrant to effectuate the foregoing. TIBCO shall (A) on or prior to the Effective Time, reserve for issuance the number of shares of TIBCO Common Stock comprising the Stock Consideration issuable upon the exercise in full of the Talarian Warrant to be assumed by TIBCO pursuant to this Section 5.8(d) (as so assumed, the "TIBCO Warrant"), and (B) from and after the Effective Time, upon exercise of the TIBCO Warrant in accordance with its terms, make available for payment and issuance the Cash Consideration and Stock Consideration covered thereby.

   (e) Each share of Talarian Common Stock that, as of the Effective Time remains subject to repurchase by Talarian in the event a Talarian employee ceases to be employed by Talarian ("Talarian Restricted Stock") shall be converted into the right to receive the Merger Consideration pursuant to
Section 1.6(a) hereof; provided, however, that (i) the payment of the Cash Consideration in exchange for such share of Talarian Restricted Stock shall occur only upon the satisfaction of the applicable vesting schedules and acceleration terms pursuant to existing agreements in effect at the Effective Time and (ii) the Stock Consideration shall be registered in such holder's name, but shall be held by the Surviving Corporation or TIBCO pending the satisfaction of the applicable vesting periods and acceleration terms pursuant to existing agreements in effect at the Effective Time. Talarian hereby assigns to the Surviving Corporation all repurchase rights relating to the Talarian Restricted Stock, effective at the Effective Time. A listing of the holders of Talarian Restricted Stock as of November 30, 2001, together with the number of shares of Talarian Restricted Stock held by each, is set forth in Section 5.8(e) of the Talarian Disclosure Schedules.

   (f) Holders of assumed Talarian Options, assumed Additional Talarian Options and assumed Talarian Warrants will also be entitled to receive upon exercise thereof in accordance with the foregoing following the Effective Time cash in lieu of fractional shares of TIBCO Common Stock in the manner set forth in
Section 1.6(e) hereof.

   5.9 Certain Employee Benefit Matters.

   (a) Tiger shall prior to the Closing Date take all actions necessary pursuant to the terms of the ESPP in order to accelerate the Purchase Date for the Purchase Period that includes the Effective Time of the Offering Period that commenced on August 1, 2001 under such plan (the "2001 Offering Period") such that a new Purchase Date for the 2001 Offering Period shall occur on the day prior to the Closing Date and shares shall be purchased by ESPP participants prior to the Effective Time. The 2001 Offering Period shall expire immediately following such new Purchase Date and the ESPP shall terminate immediately prior to the Effective Time. Tiger shall amend the ESPP prior to the Closing Date to provide that the Offering Period scheduled to commence on February 1, 2002 (the "February Offering Period") shall terminate on the earlier of the Closing Date or

January 31, 2004 and that if terminated on the Closing Date, each participant shall receive a full refund of all contributions made in the February Offering Period. Capitalized terms in this Section if not otherwise defined in this Agreement, have the meanings ascribed to them in the ESPP.

   (b) Talarian shall take all necessary action to cause any 401(k) plan sponsored or maintained by Talarian to be terminated at least one day prior to the Closing Date, and shall use commercially reasonable efforts to cause such 401(k) plan to be amended prior to or as of such termination so as to comply with all requirements of the Retirement Protection Act of 1994, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, and the Internal Revenue Service Restructuring and Reform Act of 1998.

   (c) The Talarian shall take or cause to be taken all reasonable steps as may be required to cause the transactions relating to the Merger by each individual who is a director or officer of the Talarian to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the Interpretive Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP. Furthermore, the Board of Directors of TIBCO shall prior to the Effective Time, to the extent permitted by applicable law, take or cause to be taken all actions necessary to obtain approval in the form required by Rule 16b-3 of the Exchange Act so that, with respect to persons who will or may become officers or directors of TIBCO, the transactions relating to the Merger that may be considered acquisitions under such Rule for such persons will be exempt thereunder. The TIBCO Board of Directors' actions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of each subject person, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 16b-3(d).

   (d) As soon as practicable after the execution of this Agreement, Talarian and TIBCO shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate Talarian Employee Plans immediately prior to the Closing Date if appropriate). To the extent permitted under the governing plan documents, Employees of Talarian and its subsidiaries will be granted credit for all service with Talarian, its subsidiaries or its affiliates under each Talarian employee benefit plan, program or arrangement of TIBCO or its affiliates in which such Employees are eligible to participate for all purposes, except for purposes of benefit accrual under a defined benefit pension plan. TIBCO and Talarian shall each perform and undertake all acts as may be necessary to comply with the applicable provisions of the Workers Adjustment and Retaining Act ("WARN") and laws for all of their respective employees. TIBCO shall be responsible for any pay any liability for severance payments, pursuant to WARN or otherwise, to any TIBCO employee that accrues or becomes payable during the period of such employee's employment or service with TIBCO or arises out of the termination of such person's employment with TIBCO. Talarian shall be responsible for and pay any liability for severance payments, pursuant to WARN or otherwise, to any Talarian employee that accrues or becomes payable during the period of such employee's employment or service with Talarian or arises out of the termination of such persons employment with Talarian.

   5.10 Indemnification.

   (a) For a period of six years after the Effective Time, TIBCO will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Talarian pursuant to any indemnification agreements between Talarian and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Talarian's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Talarian as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors or officers of Talarian, unless such modification is required by law. Notwithstanding any provision of this Section 5.10 to the contrary, nothing in this Section 5.10 shall be construed to restrict the ability of TIBCO to cause the merger of the Surviving Corporation with and into TIBCO at any time following consummation of the Merger.

   (b) For a period of six years after the Effective Time, TIBCO shall, or shall cause the Surviving Corporation to, use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Talarian's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Talarian; provided, however, that in no event will TIBCO or the Surviving Corporation be required to expend in respect of any year in excess of 125% of the annual premium currently paid by Talarian for such coverage (or such coverage as is available for 125% of such annual premium), which annual premium for the policy year ended July 20, 2002 is $667,980.

   (c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit Talarian, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and TIBCO, and shall be enforceable by the Indemnified Parties.

   5.11 Affiliates. TIBCO will be entitled to place appropriate legends on the certificates evidencing any TIBCO Common Stock to be received by an affiliate of Talarian within the meaning of Rule 145 promulgated under the Securities Act pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the TIBCO Common Stock. Section 5.11 of the Talarian Disclosure Schedules sets forth a list of those persons reasonably deemed by Talarian to be an affiliate of Talarian as of the date of this Agreement.

   5.12 Letter of Talarian's Accountants. Talarian shall use all reasonable efforts to cause to be delivered to TIBCO a letter of KPMG LLP, dated no more than two (2) business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to TIBCO and its representatives), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

   5.13 Tax Matters.

   (a) The parties acknowledge their respective desire to structure the Merger to constitute a reorganization within the meaning of Section 368(a) of the Code; provided, however, such tax treatment shall not be a condition to either parties' obligation to close the transactions contemplated herein; provided, further, that in no event shall the parties be required to amend or otherwise modify the terms of this Agreement to achieve such tax treatment. Subject to the qualifications set forth in the preceding sentence, (i) TIBCO and Talarian will use their reasonable good faith efforts to achieve such tax treatment, and
(ii) the parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a). TIBCO shall use its reasonable best efforts to obtain an opinion of Venture Law Group, A Professional Corporation, or a "Big Five" accounting firm (based on the facts and customary representations and assumptions) that the Forward Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code (the "Tax Opinion"). TIBCO, Talarian, Merger Sub and Second-Step Sub (if applicable) agree to provide certifications reasonably requested by counsel issuing such Tax Opinion or an opinion that the combined Reverse Merger and Second-Step Forward Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

   (b) In Talarian's sole discretion, it may request Fenwick & West LLP to provide Talarian with an opinion that either the Forward Merger or the combined Reverse Merger and Second-Step Forward Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. TIBCO, Talarian, Merger Sub and Second-Step Sub (if applicable) agree to provide certifications reasonably requested by such counsel in the event that such counsel has been requested to issue such tax opinion.

   5.14 Closing Date Balance Sheet. Talarian shall prepare and deliver to TIBCO prior to Closing (i) an unaudited consolidated balance sheet of Talarian as of the last business day of the most recently completed full month ending immediately preceding the Closing Date (or, if the Closing Date is before the 15th day of the month, as of the last business day of the month immediately preceding the most recently completed full month ending immediately preceding the Closing Date), which balance sheet shall be prepared in accordance with GAAP (except as permitted by Form 10-Q of the SEC) and on a basis consistent with the unaudited balance sheets of Talarian included in the SEC Documents and shall fairly present in all material respects the consolidated financial position of Talarian and its consolidated subsidiaries as of the date thereof, and (ii) Talarian's best estimate (using actual data through at least the end of the third business day immediately preceding the Closing Date) of closing account information for all line items that would appear on a consolidated balance sheet of Talarian as of the business day immediately preceding the Closing Date. Talarian shall provide to TIBCO any information and back-up materials (including bank account information) reasonably requested by TIBCO with respect thereto.

   5.15 Silicon Valley Bank Loan. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Talarian shall not make any borrowings under its revolving credit facility with Silicon Valley Bank pursuant to the Amended and Restated Loan and Security Agreement dated August 6, 1998, as amended on February 22, 2001, between Talarian and Silicon Valley Bank (the "SVB Loan Agreement"). Talarian shall use its commercially reasonable efforts to cause the SVB Loan Agreement to be terminated and all collateral (including intellectual property collateral) and guaranties securing Talarian's obligations thereunder to be released and terminated prior to the Closing.

   5.16 Nasdaq Listing. To the extent required, TIBCO shall authorize for listing on the Nasdaq Stock Market the shares of TIBCO Common Stock issuable, and those required to the reserved for issuance, in connection with the Merger, effective upon official notice of issuance.

                                  ARTICLE VI
                           CONDITIONS TO THE MERGER

   6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

   (a) Talarian Stockholder Approval. This Agreement shall have been adopted by the requisite vote under applicable law and Talarian's Certificate of Incorporation and Bylaws by the stockholders of Talarian.

   (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

   (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

   6.2 Additional Conditions to Obligations of Talarian. The obligation of Talarian to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Talarian:

   (a) Representations and Warranties. Each representation and warranty of TIBCO and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, for purposes of each of clauses (i) and (ii), (A) individually or in the aggregate, as does not constitute a Material Adverse Effect on TIBCO and Merger Sub, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on TIBCO and Merger Sub as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the TIBCO Disclosure Schedules made or purported to have been made after the date of this Agreement shall be disregarded). Talarian shall have received a certificate with respect to the foregoing signed on behalf of TIBCO by an authorized officer of TIBCO.

   (b) Agreements and Covenants. TIBCO and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Talarian shall have received a certificate to such effect signed on behalf of TIBCO by an authorized officer of TIBCO.

   6.3 Additional Conditions to the Obligations of TIBCO and Merger Sub. The obligations of TIBCO and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
TIBCO:

   (a) Representations and Warranties. Each representation and warranty of Talarian contained in this Agreement (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except, for purposes of each of clauses (i) and (ii), (A) individually or in the aggregate, as does not constitute a Material Adverse Effect on Talarian,
(B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Talarian as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Talarian Disclosure Schedules made or purported to have been made after the date of this Agreement shall be disregarded). TIBCO shall have received a certificate with respect to the foregoing signed on behalf of Talarian by an authorized officer of Talarian.

   (b) Agreements and Covenants. Talarian shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and TIBCO shall have received a certificate to such effect signed on behalf of Talarian by the Chief Executive Officer and the Chief Financial Officer of Talarian.

   (c) Consents. Talarian shall have obtained all consents, waivers and approvals identified on Section 6.3(c) of the Talarian Disclosure Schedules or alternatively Talarian shall secure rights to functionally similar alternative Third Party Technology with different vendors on terms which will not materially and adversely affect the operating results for Talarian as compared to the terms provided for in the agreements set on such Section 6.3(c) of the Talarian Disclosure Schedules and shall have integrated such alternative Third Party Technology into the relevant Talarian Products in a manner that would not materially and adversely affect Talarian's continuing business operations.

   (d) No Litigation. There shall not be pending or threatened in writing any suit, action or proceeding brought by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger; or (ii) seeking to prohibit or limit in any material respect the ownership or operation by Talarian, TIBCO or any of their respective affiliates of any portion of the business or assets of Talarian or its subsidiaries or TIBCO or its subsidiaries, or to require any such person to dispose of or hold separate any portion of the business or assets of the Talarian or its subsidiaries, or TIBCO or its subsidiaries as a result of the Merger; or (iii) seeking to impose limitations on the ability of TIBCO or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Talarian Common Stock, including the right to vote Talarian Common Stock on all matters properly presented to the stockholders of Talarian; or (iv) seeking to prohibit TIBCO or any of its affiliates from effectively controlling any material portion of the business or operations of Talarian or its subsidiaries.

   (e) Closing Net Working Capital Amount. Talarian shall have net working capital at the Effective Time, as reflected on the estimated Balance Sheet as of the Closing Date contemplated by Section 5.14, of at least $40,000,000 less all out-of-pocket transaction expenses associated with the Merger, including legal, accounting, printing, HSR and financial advisor fees incurred by Talarian in connection with the Merger if the Effective Time shall occur on or prior to March 31, 2002, which amount shall be reduced by $2,000,000 for each full month (pro rated for any portion of a full month) that elapses between March 31, 2002 and the Effective Time. For purposes of this Section 6.3(d), "net working capital" shall mean current assets less current liabilities (excluding the current portion of deferred revenue).

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

   7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the terminating party or parties, whether before or after the adoption of this Agreement by the stockholders of Talarian or of Merger Sub:

   (a) by mutual written consent of TIBCO, Merger Sub and Talarian;

   (b) by either Talarian or TIBCO if the Effective Time shall not have occurred on or before June 30, 2002 (the "Termination Date"); provided; however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.6) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

   (c) by either Talarian or TIBCO if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.6) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree or ruling or other action such party shall have used its reasonable best efforts to obtain, in accordance with
Section 5.6), in the case of each of clauses (i) and (ii) which is necessary to fulfill the condition set forth in Section 6.1(c) and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.6 has been the cause of such action or inaction;

   (d) by either Talarian or TIBCO if the required approval of the stockholders of Talarian contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Talarian stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Talarian where the failure to obtain Talarian stockholder approval shall have been caused by the action or failure to act of Talarian and such action or failure to act constitutes a breach by Talarian of this Agreement);

   (e) by TIBCO if any of the following events shall have occurred: (i) the Board of Directors of Talarian or any committee thereof having authority to bind the Board shall for any reason have withheld or withdrawn or shall have amended or modified in a manner adverse to TIBCO its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Talarian shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Talarian in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Talarian shall have failed to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) days after TIBCO requests in writing that such recommendation be reaffirmed; (iv) the Board of Directors of Talarian or any committee thereof having authority to bind the Board shall have approved or publicly recommended any Acquisition Proposal; (v) a tender or exchange offer relating to securities of Talarian in excess of 20% of its outstanding voting securities shall have been commenced by a person unaffiliated with TIBCO and Talarian shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Talarian's Board of Directors recommends rejection of such tender or exchange offer; or (vi) Talarian shall have intentionally breached its obligations under Section 5.4;

   (f) by Talarian, upon a breach of any representation, warranty, covenant or agreement on the part of TIBCO set forth in this Agreement, or if any representation or warranty of TIBCO shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in TIBCO's representations and warranties or breach by TIBCO is curable by TIBCO through the exercise of its commercially reasonable efforts, then Talarian may not terminate this Agreement under this Section 7.1(f) for twenty (20) days after delivery of written notice from Talarian to TIBCO of such breach, provided TIBCO continues to exercise commercially reasonable efforts to cure such breach (it being understood that Talarian may not terminate this Agreement pursuant to this Section 7.1(f) if it shall have materially breached this Agreement or if such breach by TIBCO is cured during such 20-day period, provided that such cure shall be completed on or prior to the Termination Date); or

   (g) by TIBCO, upon a breach of any representation, warranty, covenant or agreement on the part of Talarian set forth in this Agreement, or if any representation or warranty of Talarian shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Talarian's representations and warranties or breach by Talarian is curable by Talarian through the exercise of its commercially reasonable efforts, then TIBCO may not terminate this Agreement under this Section 7.1(g) for twenty (20) days after delivery of written notice from TIBCO to Talarian of such breach, provided Talarian continues to exercise commercially reasonable efforts to cure such breach (it being understood that TIBCO may not terminate this Agreement pursuant to this Section 7.1(g) if it shall have materially breached this Agreement or if such breach by Talarian is cured during such 20-day period, provided that such cure shall be completed on or prior to the Termination Date).

   7.2 Notice of Termination Effect of Termination. Any termination of this Agreement properly made under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability hereunder on the part of Talarian, TIBCO, Merger Sub or their respective officers or directors, except (i) as set forth in this Section 7.2, Section 7.3 and Article VIII (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

   7.3 Fees and Expenses.

   (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that TIBCO and Talarian shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the filing of the required materials under the HSR Act and the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

   (b) Talarian Payments.

      (i) In the event that this Agreement is terminated by TIBCO pursuant to
   Section 7.1(e), Talarian shall promptly, but in no event later than one business day after the date of such termination, pay TIBCO a fee equal to $3,850,000 (the "Termination Fee") and pay TIBCO an amount equal to TIBCO's reasonable, documented out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement (up to a maximum of $550,000), in each case, in immediately available funds.

      (ii) In the event that this Agreement is terminated (A) by TIBCO or Talarian, as the case may be, pursuant to Section 7.1(d) or (B) by TIBCO pursuant to Section 7.1(g), Talarian shall promptly, but in no event later than one business day after the date of such termination, pay TIBCO an amount equal to TIBCO's reasonable, documented expenses incurred in connection with the transactions contemplated by this Agreement (up to a maximum of $550,000), and furthermore, in the event that within six (6) months following such termination Talarian shall enter into a definitive agreement with a third party with respect to a Talarian Acquisition (as defined below) or shall publicly announce its intention to enter into a Talarian Acquisition, Talarian shall contemporaneously with the consummation of such Talarian Acquisition (and only upon such consummation, if ever) pay TIBCO a fee equal to the Termination Fee. For purposes of this Section, "Talarian Acquisition" shall mean (i) a merger, consolidation or business combination involving Talarian pursuant to which the stockholders of Talarian immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction;
   (ii) a sale or other disposition by Talarian of all or substantially all of its assets, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Talarian), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Talarian.

      (iii) Talarian acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, TIBCO would not enter into this Agreement. Accordingly, if Talarian fails promptly to pay the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, TIBCO commences a suit which results in a judgment against Talarian for the amounts set forth in this Section 7.3(b), Talarian shall pay to TIBCO its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

   7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time, whether before or after adoption of this Agreement by the stockholders of Talarian or of Merger Sub, by execution of an instrument in writing signed on behalf of each of TIBCO, Merger Sub and Talarian.

   7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                 ARTICLE VIII
                              GENERAL PROVISIONS

   8.1 Non-Survival of Representations and Warranties. The representations and warranties of Talarian, TIBCO and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

   8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

      (a) if to TIBCO or Merger Sub:

          TIBCO Software Inc.
          3165 Porter Avenue
          Palo Alto, California 94304
          Attention: Chief Financial Officer
          Telephone No.: (650) 846-1000
          Facsimile No.: (650) 846-1250

          with a copy to:

          Venture Law Group
          2775 Sand Hill Road
          Menlo Park, California 94025
          Attention:  Donald M. Keller, Jr.
                    Steven J. Tonsfeldt
          Telephone No.: (650) 854-4488
          Facsimile No.: (650) 233-8386

      (b) if to Talarian:

          Talarian Corporation
          333 Distel Circle
          Los Altos, California 94022
          Attention: Chief Executive Officer
          Telephone No.: (650) 965-8050
          Facsimile No.: (650) 965-9077

          with a copy to:

          Fenwick & West LLP
          Two Palo Alto Square
          Palo Alto, California 94306
          Attention:  Barry J. Kramer
                    Douglas N. Cogen
          Telephone No.: (650) 494-0600
          Facsimile No.: (650) 494-1417

   8.3 Interpretation; Certain Defined Terms.

   (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

   (b) For purposes of this Agreement the term "knowledge" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter.

   (c) For purposes of this Agreement, the term "Material Adverse Effect" when used with respect to an entity means any change, event, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, condition (financial or otherwise), or results of operations of such entity and its subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) in the case of Talarian only, any adverse change, event, circumstance or effect arising from or relating to the loss of existing or prospective customers or suppliers (other than suppliers of intellectual property) of Talarian or employees of Talarian, in each case due to the effect of the public announcement or pendency of the transactions contemplated by this Agreement, or
(ii) any adverse change, event, circumstance or effect arising from or relating to changes in general economic conditions or changes affecting the software industry generally, or (iii) any change in the trading price or the trading volume of TIBCO Common Stock or Talarian Common Stock, as the case may be.

   (d) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

   (e) For purposes of this Agreement, "subsidiary" of a specified entity will be any corporation, partnership, limited liability Talarian, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

   8.4 Counterparts. This Agreement may be executed in one or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

   8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Talarian Disclosure Schedules and the TIBCO Disclosure Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

   8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

   8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

   8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

   8.11 No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

   8.12 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.12.

                                   * * * * *

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          TIBCO SOFTWARE INC.

                                               /S/  RAJESH U. MASHRUWALA
                                          By: _______________________________
                                                    Rajesh U. Mashruwala
                                                 Executive Vice President,
                                                  Marketing & Engineering

                                          PANTHER ACQUISITION CORP.

                                              /S/  CHRISTOPHER G. O'MEARA
                                          By: _______________________________
                                                   Christopher G. O'Meara
                                                Chief Financial Officer and
                                                         Treasurer

                                          TALARIAN CORPORATION

                                                  /s/  PAUL A. LARSON
                                          By: _______________________________
                                                       Paul A. Larson
                                             President & Chief Executive Officer

                    **** AGREEMENT AND PLAN OF MERGER ****

                                                                        Annex B
                               VOTING AGREEMENT

   THIS VOTING AGREEMENT (this "Voting Agreement") is entered into as of January 4, 2002, by and among TIBCO Software Inc., a Delaware corporation ("TIBCO"), and the stockholders of Talarian Corporation, a Delaware corporation ("Talarian"), identified on the signature page hereto (each a "Stockholder" and, collectively, the "Stockholders").

                                   RECITALS

   A. TIBCO, Panther Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of TIBCO ("Merger Sub"), and Talarian have contemporaneously with the execution of this Voting Agreement entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") which provides, among other things, that Merger Sub shall be merged (the "Merger") with Talarian pursuant to the terms and conditions thereof.

   B. As an essential condition and inducement to TIBCO to enter into the Merger Agreement and in consideration therefor, the Stockholders have agreed to enter into this Voting Agreement.

   C. As of the date hereof, each Stockholder owns of record and beneficially the shares of common stock, par value $0.001 per share, of Talarian ("Talarian Common Stock") set forth on the signature page hereto and desires to enter into this Voting Agreement with respect to such shares of Talarian Common Stock.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE I

1. Voting of Shares.

   1.1 Voting Agreement. Each Stockholder hereby agrees to (a) appear, or cause the holder of record on any applicable record date (the "Record Holder") to appear, for the purpose of obtaining a quorum at any annual or special meeting of stockholders of Talarian and at any postponement or adjournment thereof at which matters relating to the Merger, the Merger Agreement or any transaction contemplated thereby, or any Acquisition Proposal or Frustrating Transaction (as defined below), are considered and (b) vote, or cause the Record Holder to vote, in person or by proxy, all of the shares of Talarian Common Stock owned by such Stockholder, or with respect to which such Stockholder has or shares voting power or control, and all of the shares of Talarian Common Stock which shall, or with respect to which voting power or control shall, hereafter be acquired by such Stockholder (collectively, the "Shares") (i) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and (ii) against any Acquisition Proposal or any amendment of Talarian's Second Amended and Restated Certificate of Incorporation or Bylaws or other proposal, action or transaction involving Talarian or any of its subsidiaries or stockholders which amendment or other proposal, action or transaction could reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Voting Agreement, or change in any manner the voting rights of the Talarian Common Stock (collectively, the "Frustrating Transactions"). In the event written consents are solicited or otherwise sought from stockholders of Talarian with respect to approval or adoption of the Merger Agreement, with respect to the approval of the Merger or with respect to any of the other actions contemplated by the Merger Agreement, each Stockholder shall (unless otherwise directed by TIBCO) execute, or cause the Record Holder to execute, with respect to all Shares a written consent or written consents to such proposed action. In the event written consents are solicited or otherwise sought from stockholders of Talarian with respect to approval or adoption of any Acquisition Proposal or Frustrating Transaction, no Stockholder shall (unless otherwise directed by TIBCO) execute, or cause the Record Holder to execute, with respect to any Shares any written consent or written consents to such proposed action. No agreement to vote or provide a written consent is hereby made with respect to any action not enumerated above.

   1.2 Grant of Proxy. In furtherance of the foregoing, each Stockholder, by this Agreement, with respect to all Shares now owned of record or that may hereafter be acquired by such Stockholder at anytime prior to the Effective Time, does hereby constitute and appoint TIBCO and Merger Sub, or any nominee of TIBCO and Merger Sub, with full power of substitution, from the date hereof to the earlier to occur of the termination of this Voting Agreement or the Effective Time, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to demand that the Secretary of Talarian call a special meeting of stockholders of Talarian for the purpose of considering any action related to the Merger Agreement and to vote each of such Shares as its Proxy at every annual, special or adjourned meeting of stockholders of Talarian, including the right to sign its name (as stockholder) to any consent relating to Talarian that the law of the State of Delaware may permit or require, in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and against any Acquisition Proposal or Frustrating Transaction. This Proxy and power of attorney is irrevocable to the fullest extent permitted by the law of the State of Delaware and is coupled with an interest. No proxy is hereby given with respect to any matters other than those enumerated above.

   1.3 Further Assurances. Each Stockholder shall use his, her or its best efforts to perform such further acts and execute such further documents and instruments as may reasonably be required to vest in TIBCO and Merger Sub the power to carry out and give effect to the provisions of this Voting Agreement.

   1.4 No Ownership Interest. Nothing contained in this Voting Agreement shall be deemed to vest in TIBCO any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Stockholders, and TIBCO shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Talarian or exercise any power or authority to direct the Stockholders in the voting of any of the Shares, except as otherwise provided herein, or the performance of any Stockholder's duties or responsibilities as a stockholder of Talarian.

   1.5 No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Voting Agreement and the Merger Agreement, such Stockholder (a) has not entered, and shall not enter at any time while this Voting Agreement remains in effect, into any voting agreement relating to the subject matter hereof and (b) has not granted, and shall not grant at any time while this Voting Agreement remains in effect, a proxy or power of attorney, in either case which is inconsistent with this Voting Agreement.

   1.6 Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal, or rights to dissent from the Merger, that each such Stockholder may have.

   1.7 Investors Rights Agreement. If Stockholder is party to the Amended and Restated Investors Rights Agreement dated as of February 3, 2000, as amended March 10, 2000 (the "Investors Rights Agreement"), Stockholder hereby approves of, and consents to, the termination of such agreement, conditioned upon, and effective concurrently with, the Effective Time of the Merger. This approval and consent shall be of no force and effect in the event that the Merger does not close or this Agreement is terminated in accordance with its terms.

                                  ARTICLE II

2. Restrictions on Transfer.

   (a) Each Stockholder hereby covenants and agrees that such Stockholder will not, prior to the termination of this Voting Agreement, either directly or indirectly, sell, assign, pledge, hypothecate, transfer, exchange, or dispose ("Transfer") of any Shares or options to purchase Talarian Common Stock ("Options") or any other securities or rights convertible into or exchangeable for shares of Talarian Common Stock, owned either directly or indirectly by such Stockholder or with respect to which such Stockholder has the power of disposition, whether now or hereafter acquired, without the prior written consent of TIBCO; provided that nothing contained herein will be deemed to restrict (i) the exercise of Options, (ii) the entry by Stockholder into "hedging" or similar economic transactions with respect to the Shares so long as such "hedging" or similar economic transactions do not restrict or otherwise inhibit Stockholder's ability to vote the Shares in accordance with the requirements of this Voting Agreement, or (iii) the Transfer of any Shares to any person who agrees in writing to be bound by the terms and conditions of this Voting Agreement.

   (b) Each Stockholder hereby agrees and consents to the entry of stop transfer instructions by Talarian against the transfer of any Shares consistent with the terms of Section 2.1(a) hereof.

                                  ARTICLE III

3. Representations and Warranties of Stockholder. Each Stockholder hereby represents and warrants to TIBCO as follows:

   3.1 Authority Relative to This Agreement. Stockholder is competent to execute and deliver this Voting Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Voting Agreement has been duly and validly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by TIBCO, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as the same may be limited by bankruptcy and similar laws affecting the rights of creditors generally and the application of principles of equity and equitable remedies.

   3.2 No Conflict. The execution and delivery of this Voting Agreement by Stockholder does not, and the performance of this Voting Agreement by Stockholder shall not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance, on any of the Shares or Options pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or Options are bound or affected.

   3.3 Title to the Shares. The Shares and Options held by Stockholder are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Stockholder's voting rights, charges and other encumbrances of any nature that would adversely affect the exercise or fulfillment of the rights and obligations of the parties to this Voting Agreement (other than rights of Talarian to repurchase Shares under certain circumstances), and Stockholder has not appointed or granted any proxy, which appointment or grant remains effective, with respect to the Shares (other than under this Voting Agreement).

   3.4 Scope of Representations. TIBCO acknowledges that the representations made in this Article III are made by each Stockholder only as to himself or itself, as the case may be.

                                  ARTICLE IV

4. Miscellaneous.

   4.1 No Solicitation. From the date hereof until the Effective Time or, if earlier, the termination of the Merger Agreement, and subject in all respects to Section 4.14 below and Sections 5.2 and 5.4 of the Merger

Agreement (as to a Stockholder's actions as an officer or director of Talarian), no Stockholder shall (whether directly or indirectly through advisors, agents or other intermediaries) (a) solicit, initiate or encourage any Acquisition Proposal or Frustrating Transaction or (b) engage in discussions or negotiations with, or disclose any non-public information relating to Talarian or its subsidiaries to any person that has made an Acquisition Proposal or proposed a Frustrating Transaction or has advised Stockholder, or to its knowledge, Talarian or any other stockholder of Talarian, that such person is interested in making an Acquisition Proposal or proposing a Frustrating Transaction.

   4.2 Termination. This Agreement shall terminate upon the earliest to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder, provided that no such termination shall relieve any party from liability for any breach of this Voting Agreement prior to such termination.

   4.3 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement were not performed in accordance with its specified terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Voting Agreement and to specific performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

   4.4 Successors and Affiliates. This Voting Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives and permitted assigns. If any Stockholder shall at any time hereafter acquire ownership of, or voting power with respect to, any additional Shares in any manner, whether by the exercise of any Options or any securities or rights convertible into or exchangeable for shares of Talarian Common Stock, by operation of law or otherwise, such Shares shall be held subject to all of the terms and provisions of this Voting Agreement. Without limiting the foregoing, each Stockholder specifically agrees that the obligations of such Stockholder hereunder shall not be terminated by operation of law, whether by death or incapacity of such Stockholder or otherwise.

   4.5 Entire Agreement. This Voting Agreement constitutes the entire agreement among TIBCO and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among TIBCO and the Stockholders with respect to the subject matter hereof.

   4.6 Captions and Counterparts. The captions in this Voting Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Voting Agreement. This Voting Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

   4.7 Amendment. This Voting Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   4.8 Waivers. Except as provided in this Voting Agreement, no action taken pursuant to this Voting Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Voting Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a wavier of any prior or subsequent breach of the same or any other provision hereunder.

   4.9 Severability. If any term or other provision of this Voting Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Voting Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Voting Agreement remain as originally contemplated to the fullest extent possible.

   4.10 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made and shall be effective upon receipt, if delivered personally, upon receipt of a transmission confirmation if sent by facsimile (with a confirming copy sent by overnight courier) and on the next business day if sent by Federal Express, United Parcel Service, Express Mail or other reputable overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by notice):

      If to a Stockholder:

          At the address set forth opposite such Stockholder's name on the signature page hereto with a copy to:

          Fenwick & West LLP
          Two Palo Alto Square
          Palo Alto, California 94306
          Attention: Barry J. Kramer
                  Douglas N. Cogen
          Telephone No.: (650) 494-0600
          Facsimile No.: (650) 494-1417

      If to TIBCO or Merger Sub:

          TIBCO Software Inc.
          3165 Porter Avenue
          Palo Alto, California 94304
          Attention: Chief Financial Officer
          Telephone No.: (650) 846-1000
          Facsimile No.: (650) 846-1250

          with a copy to:

          Venture Law Group
          2775 Sand Hill Road
          Menlo Park, California 94025
          Attention: Donald M. Keller, Jr.
                  Steven J. Tonsfeldt
          Telephone No.: (650) 854-4488
          Facsimile No.: (650) 233-8386

   4.11 Governing Law. This Voting Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

   4.12 Interpretation. The parties have participated jointly in the negotiation of this Voting Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Voting Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of the provisions of this Voting Agreement.

   4.13 Definitions. Capitalized terms used and not defined herein shall have the meaning set forth in the Merger Agreement.

   4.14 Officers and Directors. No person who is or becomes (during the term hereof) a director or officer of Talarian makes any agreement or understanding herein in his or her capacity as such director or officer, and nothing herein will limit or affect, or give rise to any liability to any Stockholder by virtue of, any actions taken by such Stockholder in his or her capacity as an officer or director of Talarian in exercising his or her rights or obligations under the Merger Agreement or applicable law.

                          [Signature page to follow]

   IN WITNESS WHEREOF, each of the parties hereto have caused this Voting Agreement to be duly executed as of the date first written above.

                                          TIBCO SOFTWARE INC.

                                          By: _______________________________

                                          Name: _____________________________

                                          Title: ____________________________

                                              _________________________________

                                          STOCKHOLDER

                                          By: _______________________________

                                          Name: _____________________________

                                          Title: ____________________________

                                              _________________________________

                                          Address: ____________________________

                                                 ______________________________

Number of Shares of Talarian
Common Stock owned: _________________________________________________________

Number of Shares of Talarian
Common Stock as to which options
issued to Stockholder are
exercisable:  _______________________________________________________________

                           ****VOTING AGREEMENT****

                                                                        Annex C
                                LEHMAN BROTHERS

                                                                January 3, 2002

Board of Directors
Talarian Corporation
333 Distel Circle
Los Altos, CA 94022

Members of the Board:

   We understand that Talarian Corporation ("Talarian" or the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with TIBCO Software Inc. ("TIBCO") pursuant to which Talarian will be merged with a wholly-owned subsidiary of TIBCO. We further understand that pursuant to the Agreement, each share of common stock of Talarian will be exchanged for total consideration of $5.30 per share (the "Proposed Transaction"), subject to adjustment up or down as described below, in cash and stock as follows: (i) $2.65 in cash (the "Cash Consideration") plus (ii) that fraction of a share of common stock of TIBCO equal to (a) $2.65 divided by (b) the average of the closing sales prices of TIBCO common stock as reported on the Nasdaq National Market for the ten consecutive trading days ending (and including) one day prior to the closing date of the Proposed Transaction (the "Closing Trading Price"); provided, however, that if such calculation yields a Closing Trading Price that is greater than $16.21, then the Closing Trading Price shall be deemed to be $16.21; and provided further, however, that if such calculation yields a Closing Trading Price that is less than $12.16, then the Closing Trading Price shall be deemed to be $12.16 (the value of such fraction of a share of TIBCO common stock, the "Stock Consideration Value" and together with the Cash Consideration, the "Total Consideration"). In addition, all outstanding options and warrants to purchase shares of common stock of Talarian will be assumed by TIBCO, and each such option and warrant will be exercisable (or will become exercisable in accordance with its terms) for the Total Consideration, calculated on a per share of Talarian common stock basis. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

   We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the Total Consideration to be received in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

   In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2000, March 31, 2001 and June 30, 2001, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) publicly available estimates of the future financial performance of the Company prepared by Lehman Brothers' research analyst, (5) publicly available information concerning TIBCO that we believe to be relevant to our analysis, including TIBCO's Annual Report on Form 10-K for the fiscal year ended November 30, 2000, TIBCO's Quarterly Reports on Form 10-Q for the quarters ended February 28, May 31, and August 31, 2001, and TIBCO's earnings release for the quarter and fiscal year ended November 30, 2001, (6) publicly available estimates of the future financial performance of TIBCO prepared by third party research analysts, (7) a trading history of the Company's common stock from January 2, 2001 to the present and a comparison of that trading history with that of TIBCO and of other companies that we deemed relevant, (8) a trading history of TIBCO's common stock from January 2, 2001 to the present and a comparison of that trading history with that of the Company and of other companies that we deemed relevant, (9) a comparison of the historical financial results and present financial condition of the

Company and TIBCO with those of other companies that we deemed relevant, (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (11) the potential pro forma financial effects of the Proposed Transaction on TIBCO and a comparison of the relative contributions of the Company and TIBCO to the combined company following the consummation of the Proposed Transaction, and
(12) the results of our efforts to solicit indications of interest in an acquisition of the Company. In addition, we have had discussions with the management of the Company and TIBCO concerning their respective businesses, operations, assets, financial conditions and prospects, including the cost savings, operating synergies and strategic benefits expected by the management of the Company and TIBCO to result from a combination of the businesses of the Company and TIBCO, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

   In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and TIBCO that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. However, for purposes of our analysis, we also have considered certain somewhat more conservative assumptions and estimates which resulted in certain adjustments to the projections of the Company. We have discussed these adjusted projections with the management of the Company and they have agreed with the appropriateness of the use of such adjusted projections in performing our analysis. With respect to the financial projections of TIBCO, we have not been provided with, and did not have any access to, financial projections of TIBCO prepared by management of TIBCO. However, upon advice of TIBCO, we have assumed that the published estimates of third party research analysts are a reasonable basis upon which to evaluate the financial performance of TIBCO and that TIBCO will perform substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and TIBCO and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company and TIBCO.

   While we have assumed that the Proposed Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, we understand that, under certain circumstances as set forth in the Agreement, the structure of the Proposed Transaction would be changed and the Proposed Transaction might not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Despite such a change in structure, however, the Total Consideration to be received by the stockholders of the Company would not change. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

   Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Total Consideration to be received by the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

   We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past including acting as lead underwriter for the Company's initial public offering of common stock on July 20, 2000 and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                                                        Annex D

                       DELAWARE GENERAL CORPORATION LAW

                                  SECTION 262

   (S)262.  Appraisal Rights.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to (S)228 or
   (S)253 of this title, then, either constituent corporation, before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
   (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall also be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 82, L. '01, eff. 7-1-01.)

                             TALARIAN CORPORATION

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                April 23, 2002

    This proxy is solicited on behalf of the board of directors of Talarian
                                  Corporation

   The undersigned hereby appoints Paul A. Larson and Michael A. Morgan, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, $0.001 par value per share, of Talarian Corporation, held of record by the undersigned on March 14, 2002, at the Annual Meeting of Stockholders to be held at the principal executive offices of Talarian located at 333 Distel Circle, Los Altos, California 94022 on Tuesday, April 23, 2002, at 10:00 a.m., Pacific Time, and at any adjournment or postponement of the Annual Meeting, with all powers that the undersigned would have if personally present.

1. APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 4, 2002, AMONG TIBCO SOFTWARE INC., PANTHER ACQUISITION CORP., AND TALARIAN CORPORATION, AND THE MERGER CONTEMPLATED BY THAT AGREEMENT PURSUANT TO WHICH TIBCO SOFTWARE INC. WILL ACQUIRE ALL OF THE OUTSTANDING SHARES OF CAPITAL STOCK OF TALARIAN CORPORATION.

 [_]  FOR                  [_]  AGAINST              [_]  ABSTAIN

2. ELECTION OF TWO CLASS II DIRECTORS, EACH TO SERVE UNTIL THE EARLIER OF THE EXPIRATION OF A THREE YEAR TERM (OR UNTIL HIS SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED OR UNTIL HIS EARLIER RESIGNATION OR REMOVAL) OR THE CONSUMMATION OF THE MERGER.

[_] FOR all nominees listed      [_] WITHHOLDING AUTHORITY
    below (except as indicated       to vote for all nominees
    to the contrary below)           listed below

Nominees:  Paul D. Callahan
           Brian T. Horey        Instruction: To withhold authority to vote for
                                              any individual nominee, write that
                                              nominee's name in the space
                                              provided below.

                                 ------------------------------------

                                 ------------------------------------

3. RATIFICATION OF THE SELECTION OF KPMG LLP AS TALARIAN CORPORATION'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2002.

 [_]  FOR                  [_]  AGAINST              [_]  ABSTAIN

 IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING.

                 (Continued and to be signed on reverse side)

                          (Continued from other side)

The board of directors recommends that you vote FOR the proposal to approve and adopt the merger agreement and the merger, FOR the election of the two nominees identified in Proposal No. 2 and FOR Proposal No. 3.

   THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR APPROVAL OF ALL PROPOSALS BEFORE THE STOCKHOLDERS, OR, IN THE CASE OF PROPOSAL NO. 2, AS A VOTE FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.


             -----------------------------------------------------
             (Print Stockholder(s) name)

             -----------------------------------------------------
             (Signature(s) of Stockholder or Authorized Signatory)

             -----------------------------------------------------

             Dated: ______________________________________________


Please sign exactly as your name(s) appear(s) on your stock certificate(s). If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by an authorized officer of the corporation who should state his or her title. If the shares of stock are held of record by a partnership, the proxy should be executed by an authorized person of the partnership who should state his or her title. Executors, administrators, trustees or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN
        ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.